Filed Pursuant to Rule 424(b)(3)
Registration Statement No. 333-153454

SYNDICATED COMMUNITY OFFERING

PROSPECTUS

Ocean Shore Holding Co.

(Proposed holding company for Ocean City Home Bank)

Up to 5,663,750 Shares of Common Stock

$8.00 per Share

Ocean Shore Holding Co., a newly formed New Jersey corporation, is offering common stock for sale in connection with the conversion of Ocean City Home Bank from the mutual holding company form of organization to the stock form.

The shares we are offering represent the 57.3% ownership interest in Ocean Shore Holding Co., a federal corporation, now owned by OC Financial MHC. The remaining 42.7% interest in Ocean Shore Holding currently owned by the public will be exchanged for shares of common stock of new Ocean Shore Holding so that Ocean Shore Holding’s existing public shareholders will own approximately the same percentage of new Ocean Shore Holding common stock as they owned of Ocean Shore Holding’s common stock immediately prior to the conversion. The present Ocean Shore Holding and OC Financial MHC will cease to exist upon completion of the conversion and offering. Ocean Shore Holding’s common stock is currently listed on the Nasdaq Global Market under the symbol “OSHC.” We expect that new Ocean Shore Holding’s common stock will trade on the Nasdaq Global Market under the trading symbol OSHCD for a period of 20 trading days after the completion of the offering. Thereafter, the trading symbol will revert to OSHC.

We are offering up to 5,663,750 shares of common stock for sale on a best efforts basis, subject to certain conditions. We must sell a minimum of 4,186,250 shares to complete the offering. All shares are offered at a price of $8.00 per share. The amount of capital being raised is based on an independent appraisal of new Ocean Shore Holding Co. Most of the terms of this offering are required by regulations of the Office of Thrift Supervision. Purchasers will not pay a commission to purchase shares of common stock in the offering.

This offering represents a resolicitation and extension of an offering that we originally commenced in November 2008. We are offering the shares of common stock first in a subscription offering to depositors of Ocean City Home Bank who had priority subscription rights to purchase our common stock and who subscribed for shares in the original offering and did not cancel their orders in our first resolicitation. Subject to the priority rights of these former subscribers, the shares are being concurrently offered to certain other depositors of Ocean City Home Bank, shareholders of Ocean Shore Holding and members of the local community in a direct community offering. The subscription and direct community offerings are scheduled to terminate at 5:00 p.m., Eastern time, on December 10, 2009. We may extend this termination date without notice to subscribers until January 22, 2010, unless the Office of Thrift Supervision approves a later date. No single extension can exceed 90 days, and the offering must be completed by January 8, 2011.

Shares of common stock not subscribed for in the subscription and direct community offering are being offered to the general public in a syndicated community offering being conducted through a syndicate of broker dealers. Sandler O’Neill & Partners, L.P. is acting as lead manager and Janney Montgomery Scott LLC is acting as co-manager for the syndicated community offering. The syndicated community offering is being commenced concurrently with the subscription and direct community offerings. We have not set an expiration date for the syndicated community offering and the syndicated community offering may expire at any time on or after December 10, 2009.

We retain the right to accept or reject, in part or in whole, any order received in the direct community offering or the syndicated community offering. Neither Sandler O’Neill & Partners, L.P., Janney Montgomery Scott LLC nor any other member of the syndicate group is required to purchase any shares in the offering.

This investment involves a degree of risk, including the possible loss of principal.

Please read “Risk Factors” beginning on page 16.

OFFERING SUMMARY

Price Per Share: $8.00

	Minimum	Maximum
Number of shares	4,186,250	5,663,750
Gross offering proceeds	$33,490,000	$45,310,000
Estimated offering expenses, excluding selling agent fees and expenses	$1,650,000	$1,650,000
Estimated selling agent fees and expenses (1)	$1,580,784	$2,143,119
Estimated net proceeds	$30,259,000	$41,517,000
Estimated net proceeds per share	$7.23	$7.33

(1)	Please see “The Conversion and Offering-Marketing Arrangements” for a discussion of the compensation to be paid to Sandler O’Neill & Partners, L.P., Janney Montgomery Scott LLC and other broker/dealers selling shares in the offering.

These securities are not deposits or savings accounts and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other government agency.

Neither the Securities and Exchange Commission, the Office of Thrift Supervision nor any state securities regulator has approved or disapproved of these securities or determined if this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

SANDLER O’NEILL + PARTNERS, L.P.	Janney Montgomery Scott

The date of this prospectus is November 12, 2009

Albany
Boston
NY
MA
Providence
RI
Hartford
CT
New York
Newark
Harrisburg
Trenton
NJ
Philadelphia
MD
Dover
DE
Baltimore
Annapolis
Richmond
GALLOWAY
ATLANTIC COUNTY
ABSECON
NORTHFIELD
LINWOOD
VENTNOR
MAYS LANDING
MARGATE
EGG HARBOR TWP.
MARMORA
OCEAN CITY
CAPE MAY COUNTY
OCEAN CITY
HOME BANK
SINCE 1887

Summary

This summary highlights material information from this document and may not contain all the information that is important to you. To understand the conversion and offering fully, you should read this entire document carefully.

Our Company

Ocean Shore Holding Co. is, and new Ocean Shore Holding Co. following the completion of the conversion and offering will be, the unitary savings and loan holding company for Ocean City Home Bank, a federally chartered savings bank. Ocean City Home Bank is headquartered in Ocean City, New Jersey and has provided community banking services to its customers for over 120 years. We currently operate ten full-service locations in Atlantic and Cape May counties in southern New Jersey. Our common stock is traded on the NASDAQ Global Select Market under the symbol “OSHC.”

Our mission is to continue to be a profitable community-oriented financial institution. Our strategy for achieving this goal is to continue to meet the banking needs of consumers, small businesses and municipalities in our market area, with an emphasis on relationship banking and superior customer service that we believe differentiates us from our competitors. Our primary lending activity has been, and following the offering will continue to be, the origination of residential mortgage loans secured by homes in our market area. At June 30, 2009, residential mortgage loans comprised 78.1% of the loan portfolio, with home equity loans and residential construction loans comprising an additional 9.9% and 1.3%, respectively. We believe that strong asset quality is a key to long-term financial success, and our ratio of non-performing assets to total assets at June 30, 2009 was 0.63%. We recorded no loan charge-offs in 2008 or the first six months of 2009. We fund our lending operations primarily through our deposits and place a strong emphasis on core deposits. At June 30, 2009, demand and savings accounts comprised 57.6% of our total deposits, with demand deposits representing 44.4% of total deposits.

At June 30, 2009, Ocean Shore Holding had consolidated total assets of $724.2 million, total loans of $636.8 million, total deposits of $490.5 million and total stockholders’ equity of $65.9 million. At June 30, 2009, Ocean City Home Bank exceeded all regulatory capital requirements and has not participated in any of the U.S. Treasury’s capital raising programs for financial institutions. Our principal executive offices are located at 1001 Asbury Avenue, Ocean City, New Jersey 08226 and our telephone number is (609) 399-0012. Our web site address is www.ochome.com. Information on our website should not be considered a part of this prospectus.

For a description of important provisions in new Ocean Shore Holdings’ certificate of incorporation and bylaws, see “Restrictions on Acquisition of New Ocean Shore Holding.”

Description of the Conversion (page 115)

In 1998, we reorganized Ocean City Home Bank into a stock savings bank with a mutual holding company structure. As a part of that reorganization, we formed Ocean Shore Holding as the mid-tier holding company for Ocean City Home Bank. In 2004, we sold a minority interest in Ocean Shore Holding common stock to our depositors and our employee stock ownership plan in a subscription offering. The majority of Ocean Shore Holding’s shares were issued to OC Financial MHC, a mutual holding company organized under federal law. As a mutual holding company, OC Financial MHC does not hold any significant assets other than the stock of Ocean Shore Holding and does not engage in any significant business activity. Our current ownership structure is as follows:

The “second-step” conversion process that we are now undertaking involves a series of transactions by which we will convert our organization from the partially public mutual holding company form to the fully public stock holding company structure. In the stock holding company structure, all of Ocean City Home Bank’s common stock will be owned by new Ocean Shore Holding, and all of new Ocean Shore Holding’s common stock will be owned by the public. Upon completion of the conversion and offering, the present Ocean Shore Holding and OC Financial MHC will cease to exist.

After the conversion and offering, our ownership structure will be as follows:

As part of the conversion, we are offering for sale common stock representing the 57.3% ownership interest of Ocean Shore Holding that is currently held by OC Financial MHC. At the conclusion of the conversion and offering, existing public shareholders of Ocean Shore Holding will receive shares of common stock in new Ocean Shore Holding in exchange for their existing shares of common stock of Ocean Shore Holding, based upon an exchange ratio of 0.8793 to 1.1896. The actual exchange ratio will be determined at the closing of the conversion and the offering based on the total number of shares sold in the offering, and is intended to result in Ocean Shore Holding’s existing public shareholders owning the same percentage interest, 42.7%, of new Ocean Shore Holding common stock as they currently own of Ocean Shore Holding common stock.

We may cancel the conversion and offering with the concurrence of the Office of Thrift Supervision. If canceled, orders for common stock already submitted will be canceled, subscribers’ funds will be promptly returned with interest calculated at Ocean City Home Bank’s passbook savings rate and all deposit account withdrawal holds will be cancelled.

The normal business operations of Ocean City Home Bank will continue without interruption during the conversion and offering, and the same officers and directors who currently serve Ocean City Home Bank in the mutual holding company structure will serve the new holding company and Ocean City Home Bank in the fully converted stock form.

Reasons for the Conversion and Offering (page 116)

Our primary reasons for the conversion and offering are the following:

•

While Ocean City Home Bank currently exceeds all regulatory capital requirements, the proceeds from the sale of common stock will increase our capital, which will support our continued growth. Our board of directors considered current market conditions, the amount of capital needed for continued growth, the fact that the offering will not raise excessive capital, and the interests of existing shareholders in deciding to conduct the conversion and offering at this time.

•

The larger number of shares that will be outstanding after completion of the conversion and offering is expected to result in a more liquid and active market than currently exists for Ocean Shore Holding common stock. A more liquid and active market would make it easier for our shareholders to buy and sell our common stock. See “Market for the Common Stock.”

•

The stock holding company structure is a more familiar form of organization, which we believe will make our common stock more appealing to investors, and will give us greater flexibility to access the capital markets through possible future equity and debt offerings and to conduct merger and acquisition transactions. Our current mutual holding structure limits our ability to raise capital or issue stock in an acquisition transaction because OC Financial MHC must own at least 50.1% of the shares of Ocean Shore Holding. Currently, however, we have no plans, agreements or understandings regarding any additional securities offerings or acquisitions.

•

As a mutual holding company, we are currently regulated by the Office of Thrift Supervision. Proposed financial regulatory reforms may result in changes to our primary bank regulator and holding company regulator, as well as changes in regulations applicable to us, including, but not limited to, capital requirements, payment of dividends and conversion to full stock form. While it is impossible to predict whether such reforms will be enacted or the form they may take, our Board of Directors believes that the reorganization will eliminate some of the uncertainties associated with the proposed legislation, and better position us to meet all future regulatory requirements.

Conditions to Completing the Conversion and Offering

We are conducting the conversion and offering under the terms of our plan of conversion and reorganization (which is referred to as the “plan of conversion”). The plan of conversion has been approved by the members of OC Financial MHC and the shareholders of Ocean Shore Holding. We cannot complete the conversion and offering unless:

•	we sell at least the minimum number of shares offered; and

•	we receive the final approval of the Office of Thrift Supervision to complete the conversion and offering.

Purchase Price and Number of Shares to be Sold

The purchase price is $8.00 per share. You will not pay a commission to buy any shares in the offering. We are offering for sale between 4,186,250 and 5,663,750 shares of new Ocean Shore Holding common stock in this offering. Most of the terms of this offering are required by regulations of the Office of Thrift Supervision.

How We Intend to Use the Proceeds of this Offering (page 30)

The following table summarizes how we will use the proceeds of this offering, based on the sale of shares at the minimum and maximum of the offering range.

(In thousands)	4,186,250 Shares at $8.00 Per Share	5,663,750 Shares at $8.00 Per Share
Offering proceeds	$33,490	$45,310
Less: offering expenses	3,231	3,793

Net offering proceeds	30,259	41,517
Less:
Proceeds contributed to Ocean City Home Bank	15,129	20,758
Proceeds used for loan to employee stock ownership plan	2,261	3,059

Proceeds remaining for new Ocean Shore Holding	$12,869	$17,700

Initially, we intend to invest the proceeds of the offering in short-term investments. In the future, new Ocean Shore Holding may use the funds it retains to, among other things, invest in securities, pay cash dividends, or repurchase its capital securities or shares of its common stock, subject to regulatory restrictions. Over time, Ocean City Home Bank intends to use the portion of the proceeds that it receives to fund new loans or to repay outstanding Federal Home Loan Bank advances. Ocean City Home Bank may also use the proceeds to further expand its branch network. The amount of time that it will take to deploy the proceeds of the offering into loans will depend primarily on the level of loan demand. We may also use the proceeds of the offering to diversify our business or acquire other companies, although we have no specific plans to do so at this time.

How We Determined the Offering Range and Exchange Ratio (page 129)

Federal regulations require that the aggregate purchase price of the securities sold in the offering be based upon our estimated pro forma market value as converted (i.e., taking into account the expected receipt of proceeds from the sale of securities in the offering), as determined by an independent appraisal. We have retained RP Financial, LC., which is experienced in the evaluation and appraisal of financial institutions, to prepare the appraisal. RP Financial has indicated that in its opinion as of October 9, 2009, our common stock’s estimated full market value ranged from $58.5 million to $79.1 million, with a midpoint of $68.8 million. In the offering, we are selling the number of shares representing the 57.3% of Ocean Shore Holding currently owned by OC Financial MHC. This results in an offering range of $33.5 million to $45.3 million, with a midpoint of $39.4 million. The appraisal was based in part upon Ocean Shore Holding’s financial condition and results of operations and the effect of the additional capital we will raise from the sale of common stock in this offering. RP Financial will receive fees totaling $50,000 for its appraisal report, plus $5,000 for any appraisal updates (of which there have been three and will be at least one more) and reimbursement of out-of-pocket expenses.

In preparing its appraisal, RP Financial considered the information in this prospectus, including our financial statements. RP Financial also considered the following factors, among others:

•

our historical and projected operating results and financial condition, including, but not limited to, net interest income, the amount and volatility of interest income and interest expense relative to changes in market conditions and interest rates, asset quality, levels of loan loss provisions, the amount and sources of non-interest income, and the amount of non-interest expenses;

•

the economic, demographic and competitive characteristics of our market area, including, but not limited to, employment by industry type, unemployment trends, size and growth of the population, trends in household and per capita income, and deposit market share;

•

a comparative evaluation of our operating and financial statistics with those of other similarly-situated, publicly-traded savings associations and savings association holding companies, which included a comparative analysis of balance sheet composition, income statement and balance sheet ratios, credit and interest rate risk exposure;

•

the effect of the capital raised in this offering on our net worth and earnings potential, including, but not limited to, the increase in consolidated equity resulting from the offering, the estimated increase in earnings resulting from the investment of the net proceeds of the offering, and the estimated impact on consolidated equity and earnings resulting from adoption of the proposed employee stock benefit plans; and

•	the trading market for Ocean Shore Holding common stock and securities of comparable institutions and general conditions in the market for such securities.

Two measures that some investors use to analyze whether a stock might be a good investment are the ratio of the offering price to the issuer’s “book value” and “tangible book value” and the ratio of the offering price to the issuer’s core earnings. RP Financial considered these ratios in preparing its appraisal, among other factors. Book value is the same as total equity and represents the difference between the issuer’s assets and liabilities. Tangible book value is equal to total equity minus intangible assets. Core earnings, for purposes of the appraisal, was defined as net earnings after taxes, excluding the after-tax portion of income from nonrecurring items. RP Financial’s appraisal also incorporates an analysis of a peer group of publicly traded companies that RP Financial considered to be comparable to us. In applying each of the valuation methods, RP Financial considered adjustments to our pro forma market value based on a comparison of Ocean Shore Holding with the peer group. RP Financial made slight upward adjustments for financial condition, profitability, growth and viability of earnings, and asset growth, and made a moderate downward adjustment for marketing of the issue. No adjustments were made for primary market area, dividends, liquidity of the shares, management, and effect of government regulations and regulatory reform.

The following table presents a summary of selected pricing ratios for the peer group companies utilized by RP Financial in its appraisal and the pro forma pricing ratios for us as calculated by RP Financial in its appraisal report, based on financial data as of and for the 12 months ended June 30, 2009. The pricing ratios for Ocean Shore Holding are based on financial data as of or for the 12 months ended September 30, 2009.

	Price to Earnings Multiple	Price to Core Earnings Multiple	Price to Book Value Ratio	Price to Tangible Book Value Ratio
New Ocean Shore Holding (pro forma):
Minimum	13.87x	11.16x	61.97%	61.97%
Midpoint	15.92x	12.87x	69.22%	69.22%
Maximum	17.87x	14.52x	75.77%	75.77%
Peer group companies as of October 9, 2009:
Average	16.25x	13.93x	83.05%	90.21%
Median	11.59x	10.42x	87.80%	98.37%

Compared to the average pricing ratios of the peer group, at the maximum of the offering range our common stock would be priced at a premium of 10.0% to the peer group on a price-to-earnings basis, a premium of 4.2% on a price-to-core earnings basis, a discount of 8.8% to the peer group on a price-to-book basis, and a discount of 16.0% to the peer group on a price-to-tangible book basis. This means that, at the maximum of the offering range, a share of our common stock would be more expensive than the peer group on an earnings and core earnings basis and less expensive than the peer group on a book value and tangible book value basis.

Compared to the average pricing ratios of the peer group, at the minimum of the offering range our common stock would be priced at a discount of 14.7% to the peer group on a price-to-earnings basis, a discount of 19.9% on a price-to-core earnings basis, a discount of 25.4% to the peer group on a price-to-book basis, and a discount of 31.3% to the peer group on a price-to-tangible book basis. This means that, at the minimum of the offering range, a share of our common stock would be less expensive than the peer group on an earnings and core earnings basis and less expensive than the peer group on a book value and tangible book value basis.

Because of differences in important factors such as operating characteristics, location, financial performance, asset size, capital structure, and business prospects between us and other fully converted institutions, you should not rely on these comparative valuation ratios as an indication as to whether or not our common stock is an appropriate investment for you. The appraisal is not intended, and must not be construed, as a recommendation of any kind as to the advisability of purchasing the common stock. The appraisal does not indicate market value. You should not assume or expect that the appraisal described above means that our common stock will trade at or above the $8.00 purchase price after the offering.

RP Financial will update its appraisal before we complete the conversion and offering. If our pro forma market value at that time is either below $58.5 million or above $79.1 million, then, after consulting with the Office of Thrift Supervision, we may: terminate the offering and promptly return all funds; promptly return all funds, set a new offering range and give all subscribers the opportunity to place a new order; or take such other actions as may be permitted by the Office of Thrift Supervision and the Securities and Exchange Commission.

Our board of directors makes no recommendation of any kind as to the advisability of purchasing shares of common stock in the offering.

Possible Termination of the Offering

We must sell a minimum of 4,186,250 shares to complete the conversion and offering. Purchases by our directors and executive officers and our employee stock ownership plan will count towards the minimum number of shares we must sell to complete the offering. If we terminate the offering because we fail to sell the minimum number of shares or for any other reason, we will promptly return your funds with interest calculated at Ocean City Home Bank’s passbook savings rate, which is currently .995% per annum.

After-Market Performance of “Second-Step” Conversion Offerings

The following table provides information regarding the after-market performance of the “second-step” conversion offerings completed from January 1, 2007 through October 9, 2009. “Second-step” conversion offerings are public offerings by companies that are converting from the mutual holding company form of organization to the stock holding company form.

	Initial Trade Date	Gross Proceeds	Change From Initial Offering Price
Issuer (Market/Symbol)			After 1 Day	After 1 Week	After 4 Weeks	Through 10/09/09
		(In millions)
Exchange Listed:

BCSB Bancorp, Inc. (Nasdaq:BCSB)	04/11/08	$19.8	10.4%	13.5%	13.5%	(14.0)%
Home Federal Bancorp, Inc. (Nasdaq:HOME)	12/20/07	102.0	(1.2)	1.7	4.7	20.4
United Financial Bancorp, Inc. (Nasdaq:UBNK)	12/04/07	95.6	3.0	4.7	7.5	19.5
Abington Bancorp, Inc. (Nasdaq:ABBC)	06/28/07	139.7	(4.0)	(1.6)	(6.6)	(20.6)
People’s United Financial, Inc. (Nasdaq:PBCT)	04/16/07	3,444.5	3.8	2.0	0.9	(21.6)
Osage Bancshares, Inc. (Nasdaq:OSBK)	01/18/07	25.1	(0.5)	(0.5)	(2.5)	(25.0)
Westfield Financial, Inc. (Amex:WFD)	01/04/07	184.0	7.0	7.5	9.9	(15.0)

OTC Bulletin Board:

North Penn Bancorp, Inc. (OTCBB:NPBP)	10/02/07	8.5	2.8	2.0	0.0	(12.5)

This table is not intended to be indicative of how our common stock may perform. Data in this table reflects a small number of transactions and is not necessarily indicative of general stock market performance trends or of price performance trends of all companies that have undertaken “second-step” conversions. The most recent second-step transaction was completed on April 11, 2008; accordingly, the transactions listed above do not necessarily reflect current market conditions for new offerings. Furthermore, this table presents only short-term price performance with respect to several companies that only recently completed their second-step conversion and may not be indicative of the longer-term stock price performance of these companies. Stock price is affected by many factors, including, but not limited to: general market and economic conditions; the interest rate environment; the amount of proceeds a company raises in its offering; and numerous factors relating to the specific company, including the experience and ability of management, historical and anticipated operating results, the nature and quality of the company’s assets, and the company’s market area. The companies listed in the table above may not be similar to Ocean Shore Holding, the pricing ratios for their offerings were in some cases different from the pricing ratios for new Ocean Shore Holding’s common stock and the market conditions in which these offerings were completed were different from current market conditions. Any or all of these differences may cause our common stock to perform differently from these other offerings. Before you make an investment decision, we urge you to carefully read this prospectus, including, but not limited to, the “Risk Factors” section beginning on page 16.

You should be aware that, in certain market conditions, stock prices of second-step conversion offerings have decreased. For example, as the above table illustrates, the stocks of several companies traded at or below their initial offering price at the various dates shown. We can give you no assurance that our common stock will not trade below the $8.00 purchase price or that our common stock will perform similarly to other recent second-step conversions.

The Exchange of Existing Shares of Ocean Shore Holding Common Stock (page 117)

If you are a shareholder of Ocean Shore Holding on the date we complete the conversion and offering, your existing shares will be cancelled and exchanged for shares of new Ocean Shore Holding. The number of shares you will receive will be based on an exchange ratio determined as of the closing of the conversion and offering that is intended to result in Ocean Shore Holding’s existing public shareholders owning approximately 42.7% of new Ocean Shore Holding’s common stock, which is the same percentage of Ocean Shore Holding common stock currently owned by existing public shareholders. The following table shows how the exchange ratio will adjust, based on the number of shares sold in our offering. The table also shows how many shares a hypothetical owner of 100 shares of Ocean Shore Holding common stock would receive in the exchange, based on the number of shares sold in the offering.

	Shares to be Sold in the Offering		Shares to be Exchanged for Existing Shares of Ocean Shore Holding		Total Shares of Common Stock to be Outstanding	Exchange Ratio	Shares to be Received for 100 Existing Shares (1)
	Amount	Percent	Amount	Percent
Minimum	4,186,250	57.3%	3,121,868	42.7%	7,308,118	0.8793	87
Midpoint	4,925,000	57.3%	3,672,786	42.7%	8,597,786	1.0344	103
Maximum	5,663,750	57.3%	4,223,704	42.7%	9,887,454	1.1896	118

(1)	Cash will be paid instead of issuing any fractional shares.

No fractional shares of new Ocean Shore Holding common stock will be issued in the conversion and offering. For each fractional share that would otherwise be issued, we will pay cash in an amount equal to the product obtained by multiplying the fractional share interest to which the holder would otherwise be entitled by the $8.00 per share offering price.

We also will convert options previously awarded under the 2005 Equity Incentive Plan into options to purchase new Ocean Shore Holding common stock. At June 30, 2009, there were outstanding options to purchase 424,874 shares of Ocean Shore Holding common stock. The number of outstanding options and related per share exercise prices will be adjusted based on the exchange ratio. The aggregate exercise price, term and vesting period of the outstanding options will remain unchanged. If any options are exercised before we complete the offering, the number of shares of Ocean Shore Holding common stock outstanding will increase and the exchange ratio could be adjusted.

Benefits of the Conversion to Management (page 82)

We intend to adopt the stock benefit plans described below. We will recognize additional compensation expense related to the expanded employee stock ownership plan and the new equity incentive plan. The actual expense will depend on the market value of our common stock and will increase as the value of our common stock increases. As reflected under “Pro Forma Data,” based upon assumptions set forth therein, the annual expense related to the employee stock ownership plan and the new equity incentive plan would have been $421,000 for the year ended December 31, 2008, assuming shares are sold at the maximum of the offering range. If awards under the new equity incentive plan are funded from authorized but unissued stock, your ownership interest would be diluted by up to approximately 1.9%. See “Pro Forma Data” for an illustration of the effects of each of these plans.

Employee Stock Ownership Plan. Our employee stock ownership plan intends to purchase an amount of shares equal to 6.8% of the shares sold in the offering. The plan will use the proceeds from a 20-year loan from new Ocean Shore Holding to purchase these shares. As the loan is repaid and shares are released from collateral, the shares will be allocated to the accounts of employee participants. Allocations will be based on a participant’s individual compensation as a percentage of total plan compensation. Non-employee directors are not eligible to participate in the employee stock ownership plan. We will incur additional compensation expense as a result of this plan. See “Pro Forma Data” for an illustration of the effects of this plan.

New Equity Incentive Plan. We intend to implement a new equity incentive plan no earlier than six months after completion of the conversion and offering. We will submit this plan to our shareholders for their approval. Under this plan, we may grant stock options in an amount up to 8.5% of the number of shares sold in the offering and restricted stock awards in an amount equal to 3.4% of the shares sold in the offering. Stock options will be granted at an exercise price equal to 100% of the fair market value of our common stock on the option grant date. Shares of restricted stock will be awarded at no cost to the recipient. We will incur additional compensation expense as a result of this plan. See “Pro Forma Data” for an illustration of the effects of this plan. The new equity incentive plan will comply with all applicable Office of Thrift Supervision regulations. The new equity incentive plan will supplement our existing 2005 Equity Incentive Plan, which will continue as a plan of new Ocean Shore Holding.

The following table summarizes, at the maximum of the offering range, the total number and value of the shares of common stock that the employee stock ownership plan expects to acquire and the total value of all restricted stock awards and stock options that are expected to be available under the new equity incentive plan. At the maximum of the offering range, we will sell 5,663,750 shares and have 9,536,123 shares outstanding. The number of shares reflected for the benefit plans in the table below assumes that Ocean City Home Bank’s tangible capital will be 10% or more following the completion of the offering and the application of the net proceeds as described under “Use of Proceeds.”

	Number of Shares to be Granted or Purchased
(Dollars in thousands)	At Maximum of Offering Range	As a % of Common Stock Sold	As a % of Common Stock Outstanding	Dilution Resulting from Issuance of Additional Shares	Total Estimated Value
Employee stock ownership plan (1)	382,370	6.8%	3.9%	3.7%	$3,059
Restricted stock awards (1)	191,186	3.4%	1.9%	1.9%	1,529
Stock options (2)	477,962	8.5%	4.8%	4.6%	808

Total	1,051,518	18.7%	10.6%	10.2%	$5,396

(1)	Assumes the value of new Ocean Shore Holding common stock is $8.00 per share for purposes of determining the total estimated value.
(2)	Assumes the value of a stock option is $1.69. See “Pro Forma Data.”

The following table presents information regarding our existing employee stock ownership plan, options and restricted stock previously awarded or available for future awards under our 2005 Equity Incentive Plan, additional shares purchased by our employee stock ownership plan and our proposed new equity incentive plan. The table below assumes that 9,887,454 shares are outstanding after the offering, which includes the sale of 5,663,750 shares in the offering at the maximum of the offering range and the issuance of 4,223,704 shares in exchange for shares of Ocean Shore Holding using an exchange ratio of 1.1896. It is also assumed that the value of the stock is $8.00 per share.

Existing and New Stock Benefit Plans	Eligible Participants	Number of Shares at Maximum of Offering Range		Estimated Value of Shares		Percentage of Shares Outstanding After the Conversion and Offering
				(Dollars in thousands)
Employee Stock Ownership Plan:	Employees
Shares purchased in 2004 offering (1)		408,626	(2)	$3,269		4.1%
Shares to be purchased in this offering		382,370		3,059		3.9

Total employee stock ownership plan		790,996		6,328		8.0
Restricted Stock Awards:	Directors and officers
2005 Equity Incentive Plan (1)		204,313	(3)	1,635	(4)	2.1
New shares of restricted stock		191,186		1,529	(4)	1.9

Total shares of restricted stock		395,498		3,164		4.0
Stock Options:	Directors and officers
2005 Equity Incentive Plan (1)		510,783	(5)	863	(6)	5.2
New stock options		477,962		808	(7)	4.8

Total stock options		988,745		1,671		10.0

Total stock benefit plans		2,175,239		$11,163		22.0%

(1)	Number of shares has been adjusted for the 1.1896 exchange ratio at the maximum of the offering range.
(2)	As of June 30, 2009, of these shares, 130,022 (109,299 prior to adjustment) have been allocated to the accounts of participants.
(3)	As of June 30, 2009, of these shares, 203,778 (171,300 prior to adjustment) have been awarded and 534 (449 prior to adjustment) remain available for future awards. As of June 30, 2009, awards covering 102,780 shares have vested and the shares have been distributed.
(4)	The actual value of restricted stock grants will be determined based on their fair value as of the date grants are made. For purposes of this table, fair value is assumed to be the same as the offering price of $8.00 per share.
(5)	As of June 30, 2009, of these shares, options for 505,430 shares (424,874 shares prior to adjustment) have been awarded and options for 5,353 shares (4,500 shares prior to adjustment) remain available for future grants. As of June 30, 2009, no options had been exercised. It is our intention to fund these options through open market purchases. However, if any options previously granted under the 2005 Equity Incentive Plan are exercised during the first year following the completion of the conversion and offering, they will be funded with newly issued shares, as Office of Thrift Supervision regulations do not permit us to repurchase our shares during the first year following completion of the conversion and offering except to fund restricted stock grants or under extraordinary circumstances.
(6)	The fair value of stock options granted and outstanding under the 2005 Equity Incentive Plan has been estimated using the Black-Scholes option pricing model. Prior to the adjustment for the exchange ratio, there were 424,874 outstanding options with a weighted average fair value of $2.30 per option. Using this value and adjusting for the exchange ratio at the maximum of the offering range, the fair value of stock options granted or available for grant under the 2005 Equity Incentive Plan has been estimated at $1.69 per option.

(footnotes continue on the following page)

(7)	For purposes of this table, the fair value of stock options to be granted under the new equity incentive plan has been estimated at $1.69 per option using the Black-Scholes option pricing model with the following assumptions: exercise price, $8.00; trading price on date of grant, $8.00; dividend yield, 2.0%; expected life, 5.0 years; expected volatility, 26.9%; and risk-free interest rate, 2.76%.

Persons Who Can Order Stock in the Subscription Offering (page 120)

We have returned all funds received, with interest, and canceled all withdrawal authorizations of persons who submitted subscriptions for shares of common stock during the original offering. We are offering shares of new Ocean Shore Holding common stock in a subscription offering to the following persons in the following order of priority, provided such persons subscribed for shares of our common stock in the original offering and did not cancel their orders in the first resolicitation:

1.	Persons with $50 or more on deposit at Ocean City Home Bank as of the close of business on June 30, 2007.

2.	Our employee stock ownership plan.

3.	Persons with $50 or more on deposit at Ocean City Home Bank as of the close of business on September 30, 2008.

4.	Ocean City Home Bank’s depositors as of the close of business on November 10, 2008, who were not eligible to subscribe for shares under categories 1 and 3 above and borrowers as of April 22, 1998 whose loans continues to be outstanding at November 10, 2008.

If we receive subscriptions for more shares than are to be sold in this offering, we may be unable to fill or may only partially fill your order. Shares will be allocated in order of the priorities described above under a formula outlined in the plan of conversion. See “The Conversion and Offering—Subscription Offering and Subscription Rights” for a description of the allocation procedure.

Only eligible subscribers in the original offering that did not cancel their order in our first resolicitation have subscription rights. We are offering shares not sold in the subscription offering to the general public in a direct community offering concurrently with the subscription offering. Depositors and borrowers who did not previously subscribe for shares or who canceled their orders in our first resolicitation may subscribe for shares and those orders will be considered to be received in the direct community offering. Orders received in the direct community offering will be subordinate to subscription offering orders. Natural persons and trusts of natural persons who are residents of Atlantic and Cape May Counties, New Jersey will have first preference to purchase shares in the direct community offering and shareholders of Ocean Shore Holding will have second preference in the direct community offering. Shares of common stock not purchased in the subscription offering or the direct community offering will be offered for sale through a syndicated community offering. Sandler O’Neill & Partners, L.P. is acting as lead manager and Janney Montgomery Scott LLC is acting as co-manager for the syndicated community offering. We have the right to accept or reject, in our sole discretion, orders we receive in the direct community offering and syndicated community offering.

Subscription Rights are Not Transferable

You are not allowed to transfer your subscription rights and we will act to ensure that you do not do so. You will be required to certify that you are purchasing shares solely for your own account and that you have no agreement or understanding with another person to sell or transfer subscription rights or the shares that you purchase. We will not accept any stock orders that we believe involve the transfer of subscription rights. Eligible depositors who enter into agreements to allow ineligible investors to participate in the subscription offering may be violating federal and state law and may be subject to civil enforcement actions or criminal prosecution.

How to Purchase Common Stock (page 127)

In the subscription offering and the direct community offering, you may pay for your shares by:

1.	personal check, bank check or money order made payable directly to “Ocean Shore Holding Co.” (third-party checks of any type will not be accepted); or

2.	authorizing us to withdraw money from your Ocean City Home Bank deposit account(s).

Ocean City Home Bank is not permitted to lend funds (including funds drawn on an Ocean City Home Bank line of credit) to anyone for the purpose of purchasing shares of common stock in the offering.

Checks and money orders will be immediately cashed, so the funds must be available within the account when your stock order form is received by us. Subscription funds will be held in a segregated account at Ocean City Home Bank or, at our discretion, in an escrow account at an independent insured depository institution. We will pay interest calculated at Ocean City Home Bank’s passbook savings rate from the date those funds are processed until completion or termination of the offering. Withdrawals from certificate of deposit accounts at Ocean City Home Bank for the purpose of purchasing common stock in the offering may be made without incurring an early withdrawal penalty. All funds authorized for withdrawal from deposit accounts with Ocean City Home Bank must be available within the deposit accounts at the time the stock order form is received. A hold will be placed on the amount of funds designated on your stock order form. Those funds will be unavailable to you during the offering; however, the funds will not be withdrawn from the accounts until the offering is completed and will continue to earn interest at the applicable contractual deposit account rate until the completion of the offering.

You may deliver your stock order form in one of three ways: by mail, using the stock order return envelope provided, or by hand delivery or overnight courier to the address indicated on the stock order form. Once submitted, your order is irrevocable. We are not required to accept copies or facsimiles of order forms.

Using IRA Funds to Purchase Shares in the Offering (page 129)

You may be able to subscribe for shares of common stock using funds in your individual retirement account(s), or IRA. If you wish to use some or all of the funds in your Ocean City Home Bank IRA, the applicable funds must first be transferred to a self-directed IRA account maintained by an unaffiliated institutional trustee or custodian, such as a brokerage firm. An annual fee may be payable to the new trustee. If you do not have such an account, you will need to establish one and transfer your funds before placing your stock order. Our Conversion Center can give you guidance in this regard. Because processing this type of order takes additional time, we recommend that you contact our Conversion Center promptly, preferably at least two weeks before the December 10, 2009 offering deadline. Whether you may use retirement funds for the purchase of shares in the offering will depend on timing constraints and, possibly, limitations imposed by the institution where the funds are held.

Purchase Limitations (page 124)

Pursuant to our plan of conversion, our board of directors has established limitations on the purchase of common stock in the offering. These limitations include the following:

•	The minimum purchase is 25 shares.

•

No individual (or individuals exercising subscription rights through a single qualifying deposit account held jointly) may purchase more than $2,923,247 of common stock (which equals 365,405 shares) in the offering, subject to the restriction that orders for common stock exceeding 5% of the shares sold in the offering (209,312 shares at the minimum of the offering range) may not exceed in the aggregate 10% of the total shares of common stock sold in the offering.

•

No individual together with any associates and no group of persons acting in concert may purchase more than $2,923,247 of common stock (which equals 365,405 shares) in the offering, subject to the restriction that orders for common stock exceeding 5% of the shares sold in the offering (209,312 shares at the minimum of the offering range) may not exceed in the aggregate 10% of the total shares of common stock sold in the offering. For purposes of applying this limitation, your associates include:

•	Any person who is related by blood or marriage to you and who either lives in your home or who is a director or officer of Ocean City Home Bank;

•	Companies or other entities in which you are an officer or partner or have a 10% or greater beneficial ownership interest; and

•	Trusts or other estates in which you have a substantial beneficial interest or as to which you serve as a trustee or in another fiduciary capacity.

Unless we determine otherwise, persons having the same address and persons exercising subscription rights through qualifying deposit accounts registered to the same address will be subject to this overall purchase limitation. We have the right to determine, in our sole discretion, whether prospective purchasers are associates or acting in concert.

•

No individual together with any associates and no group of persons acting in concert may purchase shares of common stock so that, when combined with shares of new Ocean Shore Holding common stock received in exchange for shares of Ocean Shore Holding common stock, such person or persons would hold more than 5% of the number of shares of new Ocean Shore Holding common stock outstanding upon completion of the conversion and offering. No person will be required to divest any shares of Ocean Shore Holding common stock or be limited in the number of shares of new Ocean Shore Holding to be received in exchange for shares of Ocean Shore Holding common stock as a result of this purchase limitation.

Subject to the Office of Thrift Supervision’s approval, we may increase or decrease the purchase limitations at any time. Our tax-qualified employee benefit plans, including our employee stock ownership plan, are authorized to purchase up to 6.8% of the shares sold in the offering, without regard to these purchase limitations.

Deadline for Ordering Stock

The subscription offering will end at 5:00 p.m., Eastern time, on December 10, 2009. If you wish to purchase shares, a properly completed and signed original stock order form, together with full payment for the shares of common stock, must be received by Ocean Shore Holding Co. (not postmarked) no later than this time. We expect that the direct community offering will terminate at the same time, although it may continue until January 22, 2010, or longer if regulators approve a later date. No single extension may be for more than 90 days. If we extend the offering beyond January 22, 2010, all subscribers will be notified and given the opportunity to confirm, change or cancel their orders. If you do not respond to this notice, we will promptly return your funds with interest calculated at Ocean City Home Bank’s passbook savings rate or cancel your deposit account withdrawal authorization. If we intend to sell fewer than 4,186,250 shares or more than 5,663,750 shares, we will promptly return all funds and set a new offering range. All subscribers will be notified and given the opportunity to place a new order.

Purchases by Directors and Executive Officers (page 107)

We expect that our directors and executive officers, together with their associates, will subscribe for 51,000 shares. Our directors and executive officers will pay the same $8.00 per share price as everyone else who purchases shares in the offering. Like all of our depositors, our directors and executive officers have subscription rights based on their deposits and, in the event of an oversubscription, their orders will be subject to the allocation provisions set forth in our plan of conversion. Purchases by our directors and executive officers will count towards the minimum number of shares we must sell to close the offering. Following the conversion and offering, and including shares received in exchange for shares of Ocean Shore Holding, our directors and executive officers, together with their associates, are expected to own 324,140 shares of new Ocean Shore Holding common stock, which would equal 3.8% of our outstanding shares if shares are sold at the midpoint of the offering range.

Market for New Ocean Shore Holding’s Common Stock (page 32)

Ocean Shore Holding common stock is listed on the Nasdaq Global Market under the symbol “OSHC.” We expect that new Ocean Shore Holding’s common stock will trade on the Nasdaq Global Market under the trading symbol OSHCD for a period of 20 trading days after the completion of the offering. Thereafter, the trading symbol will revert to OSHC. After shares of the common stock begin trading, you may contact a stock broker to buy or sell shares. There can be no assurance that persons purchasing the common stock in the offering will be able to sell their shares at or above the $8.00 offering price, and brokerage firms typically charge commissions related to the purchase or sale of securities.

Ocean Shore Holding’s Dividend Policy (page 31)

Ocean Shore Holding currently pays a cash dividend of $0.05 per share per quarter, which equals $0.20 on an annualized basis. After the conversion and offering, we intend to continue to pay a cash dividend of $0.05 per share per quarter. However, the dividend rate and the continued payment of dividends will depend on a number of factors, including our capital requirements, our financial condition and results of operations, tax considerations, statutory and regulatory limitations and general economic conditions. No assurance can be given that we will continue to pay dividends or that they will not be reduced in the future. Additionally, we cannot guarantee that the amount of dividends that we pay after the conversion and offering will be equal to the per share dividend amount that Ocean Shore Holding shareholders currently receive, as adjusted to reflect the exchange ratio.

Tax Consequences (page 134)

As a general matter, the conversion will not be a taxable transaction for purposes of federal or state income taxes to us or persons who receive or exercise subscription rights. Existing shareholders of Ocean Shore Holding who receive cash in lieu of fractional share interests in shares of new Ocean Shore Holding will recognize gain or loss equal to the difference between the cash received and the tax basis of the fractional share. Kilpatrick Stockton LLP and Grant Thornton LLP have issued us opinions to this effect, which are summarized on pages 134 through 136 of this prospectus.

Delivery of Prospectus

To ensure that each purchaser in the subscription and community offering receives a prospectus at least 48 hours before the offering deadline, we may not mail prospectuses any later than five days prior to such date or hand-deliver prospectuses later than two days prior to that date. Stock order forms may only be delivered if accompanied or preceded by a prospectus. We are not obligated to deliver a prospectus or order form by means other than U.S. mail.

We will make reasonable attempts to provide a prospectus and offering materials to holders of subscription rights. The subscription offering and all subscription rights will expire at 5:00 p.m., Eastern time, on December 10, 2009 whether or not we have been able to locate each person entitled to subscription rights.

Delivery of Stock Certificates (page 132)

Certificates representing shares of common stock issued in the offering will be delivered as soon as practicable following completion of the offering and receipt of all necessary regulatory approvals. Until certificates for common stock are available and delivered to subscribers, subscribers may not be able to sell their shares, even though trading of the common stock will have commenced. Certificates will be mailed to purchasers in the subscription and direct community offerings at the address provided by them on the order form. Shares purchased in the syndicated community offering will be delivered in accordance with brokers’ instructions.

Conversion Center

If you have any questions regarding the conversion and offering, please call our Conversion Center. The toll-free telephone number is (866) 338-2649. The Conversion Center is open Monday through Friday, excluding holidays, from 10:00 a.m. to 4:00 p.m., Eastern time.

Risk Factors

You should consider carefully the following risk factors before purchasing shares of new Ocean Shore Holding common stock.

Risks Related to Our Business

A continuation of recent turmoil in the financial markets could have an adverse effect on our financial position or results of operations.

Beginning in 2008, United States and global financial markets have experienced severe disruption and volatility, and general economic conditions have declined significantly. Adverse developments in credit quality, asset values and revenue opportunities throughout the financial services industry, as well as general uncertainty regarding the economic, industry and regulatory environment, have had a marked negative impact on the industry. Dramatic declines in the U.S. housing market over the past two years, with falling home prices, increasing foreclosures and increasing unemployment, have negatively affected the credit performance of mortgage loans and resulted in significant write-downs of asset values by many financial institutions. The United States and the governments of other countries have taken steps to try to stabilize the financial system, including investing in financial institutions, and have also been working to design and implement programs to improve general economic conditions. The U.S. Department of the Treasury created the Capital Purchase Program under the Troubled Asset Relief Program, pursuant to which the Treasury Department provided additional capital to participating financial institutions through the purchase of preferred stock or other securities. Other measures include homeowner relief that encourages loan restructuring and modification; the establishment of significant liquidity and credit facilities for financial institutions and investment banks; the lowering of the federal funds rate; regulatory action against short selling practices; a temporary guaranty program for money market funds; the establishment of a commercial paper funding facility to provide back-stop liquidity to commercial paper issuers; and coordinated international efforts to address illiquidity and other weaknesses in the banking sector. Notwithstanding the actions of the United States and other governments, there can be no assurances that these efforts will be successful in restoring industry, economic or market conditions to their previous levels and that they will not result in adverse unintended consequences. Factors that could continue to pressure financial services companies, including Ocean Shore Holding, are numerous and include (1) worsening credit quality, leading among other things to increases in loan losses and reserves, (2) continued or worsening disruption and volatility in financial markets, leading among other things to continuing reductions in asset values, (3) capital and liquidity concerns regarding financial institutions generally, (4) limitations resulting from or imposed in connection with governmental actions intended to stabilize or provide additional regulation of the financial system, or (5) recessionary conditions that are deeper or last longer than currently anticipated.

The current economic recession could result in increases in our level of non-performing loans and/or reduce demand for our products and services, which would lead to lower revenue, higher loan losses and lower earnings.

Our business activities and earnings are affected by general business conditions in the United States and in our local market area. These conditions include short-term and long-term interest rates, inflation, unemployment levels, monetary supply, consumer confidence and spending, fluctuations in both debt and equity capital markets, and the strength of the economy in the United States generally and in our market area in particular. The national economy has recently experienced general economic downturns, with rising unemployment levels, declines in real estate values and an erosion in consumer confidence. At the onset of the national downturn, New Jersey and our local market area did not experience a significant downturn. However, as the downturn has persisted, our local economy is mirroring the overall economy. A prolonged or more severe economic downturn, continued elevated levels of unemployment, further declines in the values of real estate, or other events that affect household and/or corporate incomes could impair the ability of our borrowers to repay their loans in accordance with their terms. Nearly all of our loans are secured by real estate or made to businesses in Atlantic or Cape May

Counties in New Jersey. As a result of this concentration, a prolonged or more severe downturn in the local economy, which is heavily dependent on the gaming and tourism industries, could result in significant increases in nonperforming loans, which would negatively impact our interest income and result in higher provisions for loan losses, which would hurt our earnings. The economic downturn could also result in reduced demand for credit or fee-based products and services, which would hurt our revenues.

Our emphasis on residential mortgage loans exposes us to a risk of loss due to a decline in property values.

At June 30, 2009, $497.2 million, or 78.1%, of our loan portfolio consisted of one- to four-family residential mortgage loans, and $63.3 million, or 9.9%, of our loan portfolio consisted of home equity loans. Recent declines in the housing market have resulted in declines in real estate values in our market areas. These declines in real estate values could cause some of our mortgage and home equity loans to be inadequately collateralized, which would expose us to a greater risk of loss in the event that we seek to recover on defaulted loans by selling the real estate collateral. Because of our location on the South Jersey shore, many of the properties securing our residential mortgages are second homes or rental properties. At June 30, 2009, 40.2% of our one- to four-family mortgage loans were secured by second homes and 10.2% were secured by rental properties. These loans generally are considered to be more risky than loans secured by the borrower’s permanent residence, since the borrower is typically dependent upon rental income to meet debt service requirements, in the case of a rental property, and when in financial difficulty is more likely to make payments on the loan secured by the borrower’s primary residence before a vacation home.

Commercial lending may expose us to increased lending risks.

At June 30, 2009, $67.0 million, or 10.5%, of our loan portfolio consisted of commercial and multi-family real estate loans, commercial construction loans and commercial business loans. These types of loans generally expose a lender to greater risk of non-payment and loss than one- to four-family residential mortgage loans because repayment of the loans often depends on the successful operation of the property and the income stream of the borrowers. Such loans typically involve larger loan balances to single borrowers or groups of related borrowers compared to one- to four-family residential mortgage loans. Also, many of our commercial borrowers have more than one loan outstanding with us. Consequently, an adverse development with respect to one loan or one credit relationship can expose us to a significantly greater risk of loss compared to an adverse development with respect to a one- to four-family residential mortgage loan.

Higher loan losses could require us to increase our allowance for loan losses through a charge to earnings.

When we loan money we incur the risk that our borrowers do not repay their loans. We reserve for loan losses by establishing an allowance through a charge to earnings. The amount of this allowance is based on our assessment of loan losses inherent in our loan portfolio. The process for determining the amount of the allowance is critical to our financial results and condition. It requires subjective and complex judgments about the future, including forecasts of economic or market conditions that might impair the ability of our borrowers to repay their loans. We might underestimate the loan losses inherent in our loan portfolio and have loan losses in excess of the amount reserved. We might increase the allowance because of changing economic conditions. For example, in a rising interest rate environment, borrowers with adjustable-rate loans could see their payments increase. There may be a significant increase in the number of borrowers who are unable or unwilling to repay their loans, resulting in our charging off more loans and increasing our allowance. In addition, when real estate values decline, the potential severity of loss on a real estate-secured loan can increase significantly, especially in the case of loans with high combined loan-to-value ratios. The recent decline in the national economy and the local economies of the areas in which our loans are concentrated could result in an increase in loan delinquencies, foreclosures or repossessions resulting in increased charge-off amounts and the need for additional loan loss provisions in future periods. In addition, our determination as to the amount of our allowance for loan losses is subject to review by our primary regulator, the Office of Thrift Supervision, as part of its examination process, which may result in the establishment of an additional allowance based upon the judgment of the Office of Thrift Supervision after a review of the information available at the time of its examination. Our allowance for loan losses amounted to 0.49% of total loans outstanding and 67.6% of nonperforming loans at June 30, 2009. Our allowance for loan losses at June 30, 2009, may not be sufficient to cover future loan losses. A large loss could deplete the allowance and require increased provisions to replenish the allowance, which would negatively affect earnings.

If we conclude that the decline in value of any of our investment securities is other than temporary, we are required to write down the value of that security through a charge to earnings.

We evaluate our securities portfolio for other-than-temporary impairment throughout the year. Each investment that has a fair value less than book value is reviewed on a quarterly basis. An impairment charge is recorded against individual securities if management’s review concludes that the decline in value is other than temporary. As of June 30, 2009, our investment portfolio included six corporate debt securities with a book value of $8.2 million and an estimated fair value of $4.8 million. Changes in the expected cash flows of these securities and/or prolonged price declines may result in our concluding in future periods that the impairment of these securities is other than temporary, which would require a charge to earnings to write down the value of these securities. At June 30, 2009, we had an investment of $7.6 million in capital stock of the Federal Home Loan Bank of New York. If the Federal Home Loan Bank of New York is unable to meet minimum regulatory capital requirements or is required to aid the remaining Federal Home Loan Banks, our holding of Federal Home Loan Bank stock may be determined to be other than temporarily impaired and may require a charge to our earnings, which could have a material impact on our financial condition, results of operations and cash flows. Any charges for other-than-temporary impairment would not impact cash flow, tangible capital or liquidity.

Increased and/or special FDIC assessments will hurt our earnings.

Beginning in late 2008, the economic environment caused higher levels of bank failures, which dramatically increased FDIC resolution costs and led to a significant reduction in the Deposit Insurance Fund. As a result, the FDIC has significantly increased the initial base assessment rates paid by financial institutions for deposit insurance. The base assessment rate was increased by seven basis points (7 cents for every $100 of deposits) for the first quarter of 2009. Effective April 1, 2009, initial base assessment rates were changed to range from 12 basis points to 45 basis points across all risk categories with possible adjustments to these rates based on certain debt-related components. These increases in the base assessment rate have increased our deposit insurance costs and negatively impacted our earnings. In addition, in May 2009, the FDIC imposed a special assessment on all insured institutions due to recent bank and savings association failures. The emergency assessment amounted to 5 basis points on each institution’s assets minus Tier 1 capital as of June 30, 2009, subject to a maximum equal to 10 basis points times the institution’s assessment base. Our special assessment, which was reflected in earnings for the quarter ended June 30, 2009, was $324,000. In addition, the FDIC may impose additional emergency special assessments after June 30, 2009, of up to 5 basis points per quarter on each institution’s assets minus Tier 1 capital if necessary to maintain public confidence in federal deposit insurance or as a result of deterioration in the deposit insurance fund reserve ratio due to institution failures. The latest date possible for imposing any such additional special assessment is December 31, 2009, with collection on March 30, 2010. Any additional emergency special assessment imposed by the FDIC will further hurt our earnings.

In lieu of imposing a special assessment, the FDIC has proposed that all institutions prepay their assessments for the fourth quarter of 2009 and all of 2010, 2011 and 2012. This pre-payment would be due on December 30, 2009. Under the proposal, the assessment rate for the fourth quarter of 2009 and for 2010 would be based on each institution’s total base assessment rate for the third quarter of 2009, modified to assume that the assessment rate in effect on September 30, 2009 had been in effect for the entire third quarter, and the assessment rate for 2011 and 2012 would be equal to the modified third quarter assessment rate plus an additional 3 basis points. In addition, each institution’s base assessment rate for each period would be calculated using its third quarter assessment base, adjusted quarterly for an estimated 5% annual growth rate in the assessment base through the end of 2012. If the FDIC adopts this proposal, we would be required to make a payment of approximately $2.8 million to the FDIC on December 30, 2009. We would record this payment as a prepaid expense and amortize the expense over three years.

Changes in interest rates could reduce our net interest income and earnings.

Our net interest income is the interest we earn on loans and investments less the interest we pay on our deposits and borrowings. Our net interest spread is the difference between the yield we earn on our assets and the interest rate we pay for deposits and our other sources of funding. Changes in interest rates—up or down—could adversely affect our net interest spread and, as a result, our net interest income and net interest margin. Although the yield we earn on our assets and our funding costs tend to move in the same direction in response to changes in interest rates, one can rise or fall faster than the other, causing our net interest margin to expand or contract. Our liabilities tend to be shorter in duration than our assets, so they may adjust faster in response to changes in interest rates. As a result, when interest rates rise, our funding costs may rise faster than the yield we earn on our assets, causing our net interest margin to contract until the yield catches up. This contraction could be more severe following a prolonged period of lower interest rates, as a larger proportion of our fixed rate residential loan portfolio will have been originated at those lower rates and borrowers may be more reluctant or unable to sell their homes in a higher interest rate environment. Changes in the slope of the “yield curve”—or the spread between short-term and long-term interest rates—could also reduce our net interest margin. Normally, the yield curve is upward sloping, meaning short-term rates are lower than long-term rates. Because our liabilities tend to be shorter in duration than our assets, when the yield curve flattens or even inverts, we could experience pressure on our net interest margin as our cost of funds increases relative to the yield we can earn on our assets.

Participation in the U.S. Treasury’s Temporary Liquidity Guarantee Program will hurt our earnings.

As part of its regulatory initiatives to restore confidence and encourage liquidity in the banking system, the FDIC implemented the Temporary Liquidity Guarantee Program (“TLGP”). As part of the TLGP, the FDIC will guaranty certain newly issued senior unsecured debt of certain financial institutions issued on or before October 31, 2009. In addition, the FDIC will also provide full coverage of non-interest bearing deposit transaction accounts until June 30, 2010. Eligible entities that did not opt out of participation in TLGP were automatically considered participants in the program. Ocean City Home Bank and Ocean Shore Holding are participants in the TLGP. Participants in the deposit portion of the TLGP are assessed, on a quarterly basis, an annualized fee of 10 basis points on balances of non-interest bearing transaction accounts that exceed the existing deposit insurance limit of $250,000. Beginning January 1, 2010, the fee will increase to 15 basis points for most institutions. These additional deposit insurance assessments will reduce our earnings. Participants issuing debt under the TLGP will be charged an annualized fee based on the amount and term of the debt issued. Ocean Shore Holding Co. did not issue any FDIC-guaranteed debt under the TLGP.

Strong competition within our market area could reduce our profits and slow growth.

We face intense competition both in making loans and attracting deposits. This competition has made it more difficult for us to make new loans and at times has forced us to offer higher deposit rates. Price competition for loans and deposits might result in us earning less on our loans and paying more on our deposits, which would reduce net interest income. Competition also makes it more difficult to grow loans and deposits. As of June 30, 2008, which is the most recent date for which information is available, we held 5.2% of the deposits in Atlantic County, New Jersey, which was the 8th largest share of deposits out of 16 financial institutions with offices in the county, and 8.5% of the deposits in Cape May County, New Jersey, which was the 6th largest share of deposits out of 14 financial institutions with offices in this county. Some of the institutions with which we compete have substantially greater resources and lending limits than we have and may offer services that we do not provide. We expect competition to increase in the future as a result of legislative, regulatory and technological changes and the continuing trend of consolidation in the financial services industry. Our profitability depends upon our continued ability to compete successfully in our market area.

We operate in a highly regulated environment and we may be adversely affected by changes in laws and regulations.

We are subject to extensive regulation, supervision and examination by the Office of Thrift Supervision, our primary federal regulator, and by the Federal Deposit Insurance Corporation, as our insurer of our deposits. Such regulation and supervision governs the activities in which an institution and its holding company may engage and are intended primarily for the protection of the insurance fund and the depositors and borrowers of Ocean City Home Bank rather than for holders of our common stock. Regulatory authorities have extensive discretion in their supervisory and enforcement activities, including the imposition of restrictions on our operations, the classification of our assets and determination of the level of our allowance for loan losses. Any change in such regulation and oversight, whether in the form of regulatory policy, regulations, legislation or supervisory action, may have a material impact on our operations.

Proposed regulatory reform may have a material impact on our operations.

The Obama Administration has published a comprehensive regulatory reform plan that is intended to modernize and protect the integrity of the United States financial system and has offered proposed legislation to accomplish these reforms. The President’s plan contains several elements that would have a direct effect on Ocean Shore Holding and Ocean City Home Bank. Under the proposed legislation, the federal thrift charter and the Office of Thrift Supervision would be eliminated and all companies that control an insured depository institution must register as a bank holding company. Existing federal thrifts, such as Ocean City Home Bank, would become a national bank or could choose to adopt a state charter. Registration as a bank holding company would represent a significant change, as there currently exist significant differences between savings and loan holding company and bank holding company supervision and regulation. For example, the Federal Reserve imposes leverage and risk-based capital requirements on bank holding companies whereas the Office of Thrift Supervision does not impose any capital requirements on savings and loan holding companies. The Administration has also proposed the creation of a new federal agency, the Consumer Financial Protection Agency, that would be dedicated to protecting consumers in the financial products and services market. The creation of this agency could result in new regulatory requirements and raise the cost of regulatory compliance. In addition, legislation stemming from the reform plan could require changes in regulatory capital requirements, loan loss provisioning practices, and compensation practices. If implemented, the foregoing regulatory reforms may have a material impact on our operations. However, because the final legislation may differ significantly from the reform plan proposed by the President, we cannot determine the specific impact of regulatory reform at this time.

Risks Related to the Offering

Our share price will fluctuate.

The market price of our common stock could be subject to significant fluctuations due to changes in sentiment in the market regarding our operations or business prospects. Factors that may affect market sentiment include:

•	operating results that vary from the expectations of our management or of securities analysts and investors;

•	developments in our business or in the financial services sector generally;

•	regulatory or legislative changes affecting our industry generally or our business and operations;

•	operating and securities price performance of companies that investors consider to be comparable to us;

•	changes in estimates or recommendations by securities analysts;

•	announcements of strategic developments, acquisitions, dispositions, financings and other material events by us or our competitors; and

•	changes in financial markets and national and local economies and general market conditions, such as interest rates and stock, commodity, credit or asset valuations or volatility.

Beginning in 2008 and through the present, the business environment for financial services firms has been extremely challenging. Unprecedented developments in financial markets throughout 2008 and continuing through 2009 have undermined global confidence in financial markets, including in the stability of financial services firms. Many publicly traded financial services companies have recently experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance or prospects of such companies. We may experience market fluctuations that are not directly related to our operating performance but are influenced by the market’s perception of the state of the financial services industry in general and, in particular, the market’s assessment of general credit quality conditions, including default and foreclosure rates in the industry.

While the U.S. and other governments continue efforts to restore confidence in financial markets and promote economic growth, we cannot assure you that continued or further market and economic turmoil will not occur in the near- or long-term, negatively affecting our business, financial condition and results of operations, as well as the price, trading volume and volatility of our common stock.

Additional expenses following the offering from new equity benefit plans will adversely affect our profitability.

Following the offering, we will recognize additional annual employee compensation expenses stemming from options and shares granted to employees, directors and executives under new benefit plans. Stock options and restricted stock may be granted under a new equity incentive plan adopted following the offering, if approved by shareholders. These additional expenses will adversely affect our profitability. We cannot determine the actual amount of these new stock-related compensation expenses at this time because applicable accounting practices generally require that these expenses be based on the fair market value of the options or shares of common stock at the date of the grant; however, they may be material. We recognize expenses for our employee stock ownership plan when shares are committed to be released to participants’ accounts and will recognize expenses for restricted stock awards and stock options over the vesting period of awards made to recipients. Pro forma benefits expenses for the year ended December 31, 2008 were $421,000 at the maximum of the offering range, as set forth in the pro forma financial information under “Pro Forma Data” assuming the $8.00 per share purchase price as fair market value. Actual expenses, however, may be higher or lower, depending on the price of our common stock, the number of shares awarded under the plans and the timing of the implementation of the plans. For further discussion of these plans, see “Our Management—Benefit Plans.”

Our stock price may decline when trading commences.

If you purchase shares in the offering, you might not be able to sell them later at or above the $8.00 purchase price. After the shares of our common stock begin trading, the trading price of the common stock will be determined by the marketplace, and will be influenced by many factors outside of our control, including prevailing interest rates, investor perceptions, securities analyst research reports and general industry, geopolitical and economic conditions.

There may be a limited market for our common stock, which may adversely affect our stock price.

Although our common stock is listed on the Nasdaq Global Market and will continue to be listed following the conversion and offering, the shares might not be actively traded. If an active trading market for our common stock does not develop, you may not be able to sell all of your shares of common stock on short notice, and the sale of a large number of shares at one time could temporarily depress the market price. There also may be a wide spread between the bid and ask price for our common stock. When there is a wide spread between the bid and ask price, the price at which you may be able to sell our common stock may be significantly lower than the price at which you could buy it at that time.

Our return on equity will initially be low compared to other publicly traded financial institutions. A low return on equity may negatively impact the trading price of our common stock.

Net income divided by average equity, known as “return on equity,” is a ratio used by many investors to compare the performance of a financial institution with its peers. For the year ended December 31, 2008, our return on equity was 4.55%. Although we expect that our net income will increase following the offering, we expect that our return on equity will remain low as a result of the additional capital that we will raise in the offering. For example, our pro forma return on equity for the year ended December 31, 2008 is 3.64%, assuming the sale of shares at the maximum of the offering range. In comparison, the peer group used by RP Financial in its appraisal had an average return on equity of 3.51% for the 12 months ended June 30, 2009. Over time, we intend to use the net proceeds from the offering to increase earnings per share and book value per share, without assuming undue risk, with the goal of achieving a return on equity that is competitive with other similarly situated publicly held companies. This goal could take a number of years to achieve, and we might not attain it. Consequently, you should not expect a competitive return on equity in the near future. Failure to achieve a competitive return on equity might make an investment in our common stock unattractive to some investors and might cause our common stock to trade at lower prices than comparable companies with higher returns on equity. See “Pro Forma Data” for an illustration of the financial impact of the offering.

We have broad discretion in allocating the proceeds of the offering. Our failure to effectively utilize such proceeds would reduce our profitability.

We intend to contribute approximately 50% of the net proceeds of the offering to Ocean City Home Bank and to use approximately 6.8% of the net proceeds to fund the loan to the employee stock ownership plan. We may use the proceeds retained by the holding company to, among other things, invest in securities, pay cash dividends or repurchase capital securities or shares of common stock, subject to regulatory restrictions. Ocean City Home Bank may use the portion of the proceeds that it receives to fund new loans, repay outstanding borrowings, invest in securities and expand its business activities. We may also use the proceeds of the offering to open new branches, diversify our business and acquire other companies, although we have no specific plans to do so at this time. We have not allocated specific amounts of proceeds for any of these purposes, and we will have significant flexibility in determining how much of the net proceeds we apply to different uses and the timing of such applications. Our failure to utilize these funds effectively would reduce our profitability.

Issuance of shares for benefit programs may dilute your ownership interest.

We intend to adopt a new equity incentive plan following the offering, subject to shareholder approval. We may fund the equity incentive plan through the purchase of common stock in the open market (subject to regulatory restrictions) or by issuing new shares of common stock. If we fund the awards under the equity incentive plan with new shares of common stock, your ownership interest would be diluted by approximately 6.4%, assuming we award all of the shares and options available under the plan. We currently have outstanding options and shares available for future stock options under our 2005 Equity Incentive Plan. If we fund the awards under our existing plan with new shares of stock, your ownership interest would be diluted by approximately 4.9%, assuming we award all of the shares and options available under the plan. See “Pro Forma Data” and “Our Management—Benefit Plans.”

The certificate of incorporation and bylaws of new Ocean Shore Holding and certain laws and regulations may prevent or make more difficult certain transactions, including a sale or merger of new Ocean Shore Holding.

Provisions of the certificate of incorporation and bylaws of new Ocean Shore Holding, state corporate law and federal banking regulations may make it more difficult for companies or persons to acquire control of new Ocean Shore Holding. As a result, our shareholders may not have the opportunity to participate in such a transaction and the trading price of our common stock may not rise to the level of other institutions that are more vulnerable to hostile takeovers. The factors that may discourage takeover attempts or make them more difficult include:

•

Certificate of incorporation and bylaws. Provisions of the certificate of incorporation and bylaws of new Ocean Shore Holding may make it more difficult and expensive to pursue a takeover attempt that the board of directors opposes. Some of these provisions currently exist in the charter and bylaws of Ocean Shore Holding. These provisions also make more difficult the removal of current directors or management, or the election of new directors. These provisions include:

•	supermajority voting requirements for certain business combinations and changes to some provisions of the certificate of incorporation and bylaws;

•	limitation on the right to vote shares;

•	the election of directors to staggered terms of three years;

•	provisions regarding the timing and content of shareholder proposals and nominations;

•	provisions restricting the calling of special meetings of shareholders;

•	the absence of cumulative voting by shareholders in the election of directors; and

•	the removal of directors only for cause.

•

New Jersey anti-takeover statute. Under New Jersey law, any person who acquires more than 10% of a New Jersey corporation without approval of its board of directors is prohibited from engaging in any type of business combination with the corporation for a five-year period.

•

Office of Thrift Supervision regulations. Office of Thrift Supervision regulations prohibit, for three years following the completion of a mutual-to-stock conversion, including a second-step conversion, the offer to acquire or the acquisition of more than 10% of any class of equity security of a converted institution without the prior approval of the Office of Thrift Supervision. See “Restrictions on Acquisition of New Ocean Shore Holding.”

A Warning About Forward-Looking Statements

This prospectus contains forward-looking statements, which can be identified by the use of words such as “believes,” “expects,” “anticipates,” “estimates” or similar expressions. Forward-looking statements include, but are not limited to:

•	statements of our goals, intentions and expectations;

•	statements regarding our business plans, prospects, growth and operating strategies;

•	statements regarding the quality of our loan and investment portfolios; and

•	estimates of our risks and future costs and benefits.

These forward-looking statements are subject to significant risks and uncertainties. Actual results may differ materially from those contemplated by the forward-looking statements due to, among others, the following factors:

•	general economic conditions, either nationally or in our market area, that are worse than expected;

•	changes in the interest rate environment that reduce our interest margins or reduce the fair value of financial instruments;

•	increased competitive pressures among financial services companies;

•	changes in consumer spending, borrowing and savings habits;

•	legislative or regulatory changes that adversely affect our business;

•	adverse changes in the securities markets; and

•	changes in accounting policies and practices, as may be adopted by the bank regulatory agencies or the Financial Accounting Standards Board.

Any of the forward-looking statements that we make in this prospectus and in other public statements we make may later prove incorrect because of inaccurate assumptions, the factors illustrated above or other factors that we cannot foresee. Consequently, no forward-looking statement can be guaranteed.

Recent Developments

The following tables contain certain information concerning the financial position and results of operations of Ocean Shore Holding. The information at September 30, 2009 and for the three and nine month periods ended September 30, 2009 and 2008 was not audited, but in the opinion of management, reflects all adjustments necessary for a fair presentation. The information at December 31, 2008 is derived in part from the audited consolidated financial statements that appear in this prospectus. All of these adjustments are normal and recurring. The results of operations for the three and nine months ended September 30, 2009 are not necessarily indicative of the results of operations that may be expected for the entire year.

(Dollars in thousands, except per share amounts)	At September 30, 2009	At December 31, 2008
Financial Condition Data:
Total assets	$742,630	$678,474
Investment securities	30,336	37,405
Loans receivable, net	655,532	594,452
Deposits	532,843	455,955
Borrowings	133,364	149,264
Total equity	67,402	64,387

	Three Months Ended September 30,		Nine Months Ended September 30,
	2009	2008	2009	2008
Operating Data:
Interest and dividend income	$9,502	$9,092	$27,639	$26,904
Interest expense	3,745	4,222	11,352	13,083

Net interest income	5,757	4,870	16,287	13,821
Provision for loan losses	490	114	895	273

Net interest income after provision for loan losses	5,267	4,756	15,392	13,548
Other income (loss)	790	733	2,248	2,025
Impairment charge on AFS securities	—	(1,296)	(1,077)	(1,610)
Other expenses	3,939	3,530	11,886	10,320

Income before taxes	2,118	663	4,677	3,643
Provision for income taxes	805	322	1,780	1,483

Net income	$1,313	$341	$2,897	$2,160

Per Share Data:
Earnings per share, basic	$0.16	$0.04	$0.36	$0.27
Earnings per share, diluted	$0.16	$0.04	$0.36	$0.27
Dividends	$0.05	$0.05	$0.15	$0.10

Performance Ratios (1):
Return on average assets	0.71%	0.21%	0.54%	0.44%
Return on average equity	7.70	2.12	5.84	4.49
Interest rate spread (2)	3.12	2.73	2.99	2.63
Net interest margin (3)	3.40	3.15	3.29	3.02
Noninterest expense to average assets	2.14	2.12	2.23	2.10
Efficiency ratio	60.16	63.00	64.13	64.92
Average interest-earning assets to average interest-bearing liabilities	112.36	115.26	112.96	113.40
Average equity to average assets	9.27	9.70	9.30	9.78

(footnotes on the following page)

	At or For Nine Months Ended September 30,
	2009	2008
Capital Ratios (4)
Tangible capital	9.32%	9.39%
Core capital	9.32	9.39
Total risk-based capital	16.34	17.00

Asset Quality Ratios:
Allowance for loan losses as a percent of total loans	0.53	0.45
Allowance for loan losses as a percent of nonperforming loans	137.70	636.21
Net charge-offs (recoveries) to average outstanding loans during the period	0.02	N/M
Non-performing loans as a percent of total loans	0.41	0.07
Non-performing assets as percent of total assets	0.36	0.06

(1)	Performance ratios are annualized.
(2)	Represents the difference between the tax-equivalent weighted average yield on average interest-earning assets and the weighted average cost of interest-bearing liabilities.
(3)	Represents net interest income as a percent of average interest-earning assets.
(4)	Capital ratios are for Ocean City Home Bank.

Change in Financial Condition

Total assets increased $64.1 million, or 9.5%, to $742.6 million at September 30, 2009 from December 31, 2008. Loans receivable, net, increased $61.1 million, or 10.3%, to $655.5 million on steady loan activity. Cash and cash equivalents increased $7.9 million, or 92.3%, to $16.5 million, while investment and mortgage-backed securities decreased $7.1 million, or 18.9%, to $30.3 million. The increase in loans receivable reflected growth in all loan categories: real estate loans increased $57.6 million, consumer loans increased $2.3 million, commercial loans increased $1.7 million and construction loans increased $2.7 million.

Nonperforming assets totaled $2.7 million, or 0.36%, of total assets, at September 30, 2009, and consisted of $2.5 million in one-to-four family residential mortgage loans, $40,000 in consumer loans and $157,000 in real estate owned. Loans 30 to 59 days past due totaled $642,000 at September 30, 2009, and consisted of $508,000 in real estate loans and $134,000 in consumer loans. We had no loans 60 to 89 past due and still accruing at September 30, 2009. Charge-offs for the three and nine months ended September 2009 totaled $102,000 compared to no activity for the same periods in 2008. The allowance for loan losses was 0.53% of total loans and 137.7% of non-performing loans at September 30, 2009, compared to 0.45% of total loans and 136.0% of non-performing loans at December 31, 2008.

Deposits grew $76.5 million, or 16.8%, to $532.8 million at September 30, 2009 from December 31, 2008. Total borrowings decreased $15.9 million, or 10.7%, to $133.4 million. The proceeds from the additional deposits were used to fund the growth in the loan portfolio and pay off short-term borrowings.

Total stockholders’ equity increased $3.0 million, or 4.7%, to $67.4 million at September 30, 2009 from December 31, 2008. The increase was the result of year to date net income of $2.9 million.

Results of Operations for the Three and Nine Months Ended September 30, 2009

General. Net income for the three months ended September 30, 2009 increased $972,000 to $1.3 million ($0.16 per share, basic and diluted) from $341,000 ($0.04 per share, basic and diluted) for the three months ended September 30, 2008. The increase was the result of higher net interest income and other income, partially offset by higher provision for loan losses, other expense and income taxes. For the nine months ended September 30, 2009, net income increased $737,000 to $2.9 million ($0.36 per share, basic and diluted) from $2.2 million ($0.27 per share, basic and diluted) for the same period in the prior year.

Net Interest Income. Net interest income increased $887,000, or 18.2%, to $5.8 million for the third quarter of 2009 compared to $4.9 million in the third quarter of 2008. Net interest margin increased 25 basis points in the quarter ended September 30, 2009 to 3.40% from 3.15% for the quarter ended September 30, 2008. The growth in interest income for the third quarter was the result of an increase in the average balance of interest-earning assets of $59.5 million and a decrease of 67 basis points in the average cost of interest-bearing liabilities to 2.48% from 3.15%, offset by an increase in the average balance of interest-bearing liabilities of $66.9 million and a decrease of 27 basis points in the average yield on earning assets to 5.61% from 5.88%.

Net interest income increased $2.5 million, or 17.8%, for the first nine months of 2009 to $16.3 million compared to $13.8 million for the same period in the prior year. Net interest margin increased 27 basis points to 3.29% from 3.02% due to a 65 basis point decrease in the cost of interest-bearing liabilities, which was partially offset by a 28 basis point decrease in the yield on interest-earning assets.

Provision for Loan Losses. The provision for loan losses was $490,000 in the third quarter of 2009 compared to $114,000 in the third quarter of 2008 and $895,000 in the nine months ended September 30, 2009 compared to $273,000 for the same period in the prior year. The increase in the provision resulted from reserves deemed necessary due to loan growth as well as the increase in non-performing loans.

Other Income (Loss). Other income (loss) was $790,000 for the third quarter of 2009 compared to ($563,000) for the third quarter of 2008. For the nine months ended September 30, 2009, other income was $1.2 million, compared to $415,000 million for the same period in the prior year. Included in other income in the three and nine months ended September 30, 2009 were impairment charges of $0 and $1.1 million, respectively, compared with $1.3 million and $1.6 million for the three and nine months ended September 30, 2008. Other income increased for both the three and nine-month periods due primarily to increases in visa check card commissions and fees collected from checking accounts.

Other Expenses. Other expenses increased $408,000, or 11.6%, in the third quarter and $1.6 million, or 15.2%, year to date over the same periods last year primarily as a result of increased FDIC deposit insurance expense and additional expenses associated with the opening of a new branch in the fourth quarter of 2008.

Income Taxes. Income taxes increased $483,000 for the third quarter of 2009 and $297,000 for the nine months ended September 30, 2009, compared to the same periods in 2008. The changes resulted primarily from changes in taxable income. The effective tax rate for the third quarter of 2009 was 38.1% compared to 48.5% for 2008. For the nine months ended September 30, 2009, the effective tax rate was 38.1% compared to 40.7% for 2008. The higher tax rate in 2009 was the result of non-deductibility of other-than-temporary impairment charges for state tax purposes.

Selected Consolidated Financial and Other Data

The summary financial information presented below is derived in part from our consolidated financial statements. The following is only a summary and you should read it in conjunction with the consolidated financial statements and notes beginning on page F-1. The information at December 31, 2008 and 2007 and for the years ended December 31, 2008, 2007 and 2006 is derived in part from the audited consolidated financial statements that appear in this prospectus. The information presented below does not include the financial condition, results of operations or other data of OC Financial MHC. The information at June 30, 2009 and 2008 and for the six months ended June 30, 2009 and 2008 was not audited, but in the opinion of management, reflects all adjustments necessary for a fair presentation. All of these adjustments are normal and recurring. The results of operations for the six months ended June 30, 2009 are not necessarily indicative of the results of operations that may be expected for the entire year.

	At or For the Six Months Ended June 30,		At or For the Year Ended December 31,
	2009	2008	2008	2007	2006	2005	2004
	(Dollars in thousands, except per share amounts)
Financial Condition Data:
Total assets	$724,246	$657,837	$678,474	$629,523	$562,260	$543,846	$528,444
Investment securities	32,325	43,420	37,405	58,916	68,131	94,191	116,802
Loans receivable, net	636,559	567,312	594,452	528,058	433,342	412,005	340,585
Deposits	490,469	413,735	455,955	415,231	417,024	416,914	415,328
Borrowings	158,364	171,904	149,264	143,694	76,554	60,924	48,304
Total equity	65,859	63,551	64,387	63,047	62,551	60,568	59,795

Operating Data:
Interest and dividend income	$18,136	$17,812	$35,919	$32,619	$29,839	$26,272	$22,722
Interest expense	7,606	8,861	17,093	17,481	14,620	11,017	9,398

Net interest income	10,530	8,951	18,826	15,138	15,219	15,255	13,324
Provision for loan losses	404	159	373	261	300	300	360

Net interest income after provision for loan losses	10,126	8,792	18,453	14,877	14,919	14,955	12,964
Other income	1,458	1,290	2,768	2,622	2,331	2,316	2,389
Impairment charge on AFS securities	(1,077)	(313)	(2,235)	—	—	—	—
Other expenses	7,947	6,789	14,265	13,069	12,806	12,201	13,002

Income before taxes	2,559	2,980	4,721	4,430	4,445	5,070	2,352
Provision for income taxes	975	1,161	1,792	1,639	1,296	1,994	1,045

Net income	$1,584	$1,819	$2,929	$2,791	$3,149	$3,076	$1,306

Per Share Data:
Earnings per share, basic	$0.20	$0.23	$0.37	$0.34	$0.38	$0.37	N/M	(1)
Earnings per share, diluted	$0.20	$0.22	$0.36	$0.34	$0.37	$0.36	N/M	(1)
Dividends	$0.10	$0.05	$0.15	—	—	—	—

(1)	N/M—Earnings per share for year ended December 31, 2004 was not meaningful because Ocean Shore Holding Co. completed its stock offering on December 21, 2004.

	At or For the Six Months Ended June 30,		At or For the Year Ended December 31,
	2009	2008	2008	2007	2006	2005	2004
Performance Ratios (1):
Return on average assets	0.45%	0.56%	0.44%	0.47%	0.56%	0.57%	0.26%
Return on average equity	4.82	5.69	4.55	4.42	5.08	5.07	4.95
Interest rate spread (2)	2.93	2.59	2.70	2.40	2.56	2.75	2.79
Net interest margin (3)	3.24	2.95	3.07	2.78	2.94	3.06	2.90
Noninterest expense to average assets	2.27	2.09	2.15	2.22	2.30	2.24	2.59
Efficiency ratio (4)	66.31	65.97	65.90	73.59	72.97	69.44	82.74
Average interest-earning assets to average interest-bearing liabilities	113.28	112.46	113.14	111.79	113.51	114.05	105.26
Average equity to average assets	9.39	9.82	9.69	10.74	11.10	11.16	5.25

Capital Ratios (5):
Tangible capital	9.38%	9.77%	9.74%	9.97%	10.71%	10.47%	10.67%
Core capital	9.38	9.77	9.74	9.97	10.71	10.47	10.67
Total risk-based capital	16.42	17.26	16.95	17.60	19.24	18.92	20.40

Asset Quality Ratios:
Allowance for loan losses as a percent of total loans	0.49%	0.44%	0.45%	0.44%	0.47%	0.42%	0.43%
Allowance for loan losses as a percent of nonperforming loans	67.6	129.1	136.0	779.9	385.3	N/M	N/M
Net charge-offs (recoveries) to average outstanding loans during the period	N/M	N/M	N/M	N/M	N/M	N/M	N/M
Non-performing loans as a percent of total loans	0.72	0.34	0.33	0.06	0.12	0.02	N/M
Non-performing assets as a percent of total assets	0.63	0.29	0.29	0.05	0.09	0.02	N/M

Other Data:
Number of:
Real estate loans outstanding	2,324	2,206	2,257	2,139	1,954	1,961	1,849
Deposit accounts	36,444	34,982	35,346	35,156	34,701	33,628	32,547
Offices (6)	9	8	9	8	8	7	6

(1)	Performance ratios for the six-month periods have been annualized.
(2)	Represents the difference between the weighted average yield on average interest-earning assets and the weighted average cost of interest-bearing liabilities.
(3)	Represents net interest income as a percent of average interest-earning assets.
(4)	Represents noninterest expense divided by the sum of net interest income and noninterest income, excluding gains or losses on the sale of securities.
(5)	Ratios are for Ocean City Home Bank.
(6)	We opened our tenth full service office in the fourth quarter of 2009.

N/M—not meaningful as nonperforming loans are not material enough to allow for meaningful calculations.

Use of Proceeds

The following table shows how we intend to use the net proceeds of the offering. The actual net proceeds will depend on the number of shares of common stock sold in the offering and the expenses incurred in connection with the offering. Payments for shares made through withdrawals from deposit accounts at Ocean City Home Bank will reduce Ocean City Home Bank’s deposits and will not result in the receipt of new funds for investment. See “Pro Forma Data” for the assumptions used to arrive at these amounts.

	Minimum of Offering Range		Midpoint of Offering Range		Maximum of Offering Range
(Dollars in thousands)	4,186,250 Shares at $8.00 Per Share	Percent of Net Proceeds	4,925,000 Shares at $8.00 Per Share	Percent of Net Proceeds	5,663,750 Shares at $8.00 Per Share	Percent of Net Proceeds
Offering proceeds	$33,490		$39,400		$45,310
Less: offering expenses	3,231		3,512		3,793

Net offering proceeds	30,259	100%	35,888	100%	41,517	100%
Less:
Proceeds contributed to Ocean City Home Bank (1)	15,129	50	17,944	50	20,758	50
Proceeds used for loan to employee stock ownership plan	2,261	7.5	2,660	7.4	3,059	7.4

Proceeds remaining for new Ocean Shore Holding	$12,869	42.5%	$15,284	42.6%	$17,700	42.6%

(1)	Does not include $67,000 of assets to be received from OC Financial MHC.

We intend to invest the proceeds retained from the offering at new Ocean Shore Holding in short-term investments, such as U.S. treasury and government agency securities, mortgage-backed securities and cash and cash equivalents. The actual amounts to be invested in different instruments will depend on the interest rate environment and new Ocean Shore Holding’s liquidity requirements. In the future, new Ocean Shore Holding may liquidate its investments and use those funds:

•	to pay dividends to shareholders;

•	to pay interest on Ocean Shore Holding’s outstanding debt securities;

•	to repurchase its capital securities and/or shares of its common stock, subject to regulatory restrictions;

•	to finance the possible acquisition of financial institutions or other businesses that are related to banking; and

•	for general corporate purposes, including contributing additional capital to Ocean City Home Bank.

Under current Office of Thrift Supervision regulations, we may not repurchase shares of our common stock during the first year following completion of the conversion and offering, except to fund equity benefit plans other than stock options or, with prior regulatory approval, when extraordinary circumstances exist. For a discussion of our dividend policy and regulatory matters relating to the payment of dividends, see “Our Dividend Policy.”

Ocean City Home Bank initially intends to invest the proceeds it receives from the offering, which is shown in the table above as the amount contributed to Ocean City Home Bank, in short-term investments. Over time, Ocean City Home Bank may use the proceeds that it receives from the offering:

•	to fund new loans;

•	to repay outstanding Federal Home Loan Bank advances;

•	to invest in securities;

•	to finance the possible expansion of its business activities, including developing new branch locations; and

•	for general corporate purposes.

We may need regulatory approvals to engage in some of the activities listed above.

We currently anticipate that the proceeds of the offering contributed to Ocean City Home Bank initially will be used to fund new loans. The amount of time that it will take to deploy the proceeds of the offering into loans will depend primarily on the level of loan demand. During the six months ended June 30, 2009, we originated $95.2 million of loans and had a net increase in the loan portfolio of $42.1 million. We expect loan originations to continue at this level, which will enable us to deploy the proceeds of the offering in a relatively short period of time. In the absence of loan demand, we anticipate that we will use a portion of the proceeds contributed to Ocean City Home Bank to repay outstanding overnight advances from the Federal Home Loan Bank.

We currently do not have any specific plans for any expansion or diversification activities that would require funds from this offering. Except as described above, we have no specific plans for the investment of the proceeds of the offering and have not allocated a specific portion of the proceeds to any particular use. For a discussion of our business reasons for undertaking the offering, see “The Conversion and Offering—Reasons for the Conversion and Offering.”

Our Dividend Policy

Ocean Shore Holding currently pays a cash dividend of $0.05 per quarter, which equals $0.20 per share on an annualized basis. After the conversion and offering, we intend to continue to pay a cash dividend of $0.05 per share per quarter. However, in determining the amount of any dividends, the board of directors will take into account our financial condition and results of operations, tax considerations, capital requirements and alternative uses for capital, industry standards and economic conditions. We cannot guarantee that we will pay dividends or that, if paid, we will not reduce or eliminate dividends in the future.

New Ocean Shore Holding is subject to New Jersey law, which generally permits a corporation to pay dividends on its common stock unless, after giving effect to the dividend, the corporation would be unable to pay its debts as they become due in the usual course of its business or the total assets of the corporation would be less than its total liabilities. Pursuant to Office of Thrift Supervision regulations, new Ocean Shore Holding may not make a distribution that would constitute a return of capital during the three years following the completion of the conversion and offering.

New Ocean Shore Holding’s ability to pay dividends may depend, in part, upon its receipt of dividends from Ocean City Home Bank. Any payment of dividends by Ocean City Home Bank to new Ocean Shore Holding that would be deemed to be drawn out of Ocean City Home Bank’s bad debt reserves would require the payment of federal income taxes by Ocean City Home Bank at the then current income tax rate on the amount deemed distributed. See “Federal and State Taxation—Federal Income Taxation” and note 9 of the notes to consolidated financial statements included elsewhere in this prospectus. New Ocean Shore Holding does not contemplate any distribution by Ocean City Home Bank that would result in this type of tax liability.

Market for the Common Stock

The common stock of Ocean Shore Holding is currently quoted on the Nasdaq Global Market under the symbol “OSHC.” Upon completion of the conversion and offering, the shares of common stock of new Ocean Shore Holding will replace Ocean Shore Holding’s common stock. We expect that new Ocean Shore Holding’s shares of common stock will trade on the Nasdaq Global Market under the trading symbol “OSHCD” for a period of 20 trading days after completion of the offering. Thereafter, our trading symbol will revert to “OSHC.” In order to list our common stock on the Nasdaq Global Market we are required to have at least three broker-dealers who will make a market in our common stock. Ocean Shore Holding currently has approximately 17 registered market makers.

The development of a public market having the desirable characteristics of depth, liquidity and orderliness depends on the existence of willing buyers and sellers, the presence of which is not within our control or that of any market maker. The number of active buyers and sellers of our common stock at any particular time may be limited, which may have an adverse effect on the price at which our common stock can be sold. There can be no assurance that persons purchasing the common stock will be able to sell their shares at or above the $8.00 price per share in the offering. Purchasers of our common stock should recognize that there are risks involved in their investment and that there may be a limited trading market in the common stock.

The following table sets forth high and low sales prices for Ocean Shore Holding’s common stock and dividends paid per share for the periods indicated.

	High	Low	Dividends Paid Per Share
Year Ending December 31, 2009:
Fourth Quarter (through November 6, 2009)	7.70	6.75	—	(1)
Third Quarter	8.24	6.75	0.05
Second Quarter	9.20	6.75	0.05
First Quarter	7.59	5.85	0.05
Year Ended December 31, 2008:
Fourth Quarter	9.75	6.55	0.05
Third Quarter	10.22	8.20	0.05
Second Quarter	10.67	8.50	0.05
First Quarter	10.49	9.53	—
Year Ended December 31, 2007:
Fourth Quarter	11.35	9.76	—
Third Quarter	13.00	10.00	—
Second Quarter	13.50	12.37	—
First Quarter	13.69	13.06	—

(1)	On November 4, 2009, the Board of Directors declared a dividend of $0.05 per share to be paid on November 27, 2009.

At September 30, 2009, Ocean Shore Holding had approximately 763 shareholders of record, not including those who hold shares in “street name.” On the effective date of the conversion, all publicly held shares of Ocean Shore Holding common stock, including shares held by our officers and directors, will be converted automatically into and become the right to receive a number of shares of new Ocean Shore Holding common stock determined pursuant to the exchange ratio. See “The Conversion and Offering—Share Exchange Ratio.” The above table reflects actual prices and has not been adjusted to reflect the exchange ratio. Options to purchase shares of Ocean Shore Holding common stock will be converted into options to purchase a number of shares of new Ocean Shore Holding common stock adjusted pursuant to the exchange ratio, for the same aggregate exercise price.

Capitalization

The following table presents the historical capitalization of Ocean Shore Holding at June 30, 2009 and the capitalization of new Ocean Shore Holding reflecting the offering (referred to as “pro forma” information). The pro forma capitalization gives effect to the assumptions listed under “Pro Forma Data,” based on the sale of the number of shares of common stock indicated in the table. This table does not reflect the issuance of additional shares as a result of the exercise of options granted under the 2005 Equity Incentive Plan or the proposed new equity incentive plan. A change in the number of shares to be issued in the offering may materially affect pro forma capitalization. We must sell a minimum of 4,186,250 shares to complete the offering.

		Pro Forma Capitalization Based Upon the Sale of
(Dollars in thousands)	At June 30, 2009	Minimum of Offering Range 4,186,250 Shares at $8.00 Per Share	Midpoint of Offering Range 4,925,000 Shares at $8.00 Per Share	Maximum of Offering Range 5,663,750 Shares at $8.00 Per Share
Deposits (1)	$490,469	$490,469	$490,469	$490,469
Junior subordinated debentures	15,464	15,464	15,464	15,464
FHLB advances	142,900	142,900	142,900	142,900

Total deposits and borrowed funds	$648,833	$648,833	$648,833	$648,833

Stockholders’ equity:
Preferred stock:
5,000,000 shares, $0.01 par value per share, authorized; none issued or outstanding	$—	$—	$—	$—
Common stock:
25,000,000 shares, $0.01 par value per share, authorized; specified number of shares assumed to be issued and outstanding (2)	88	73	86	99
Additional paid-in capital	38,743	63,684	69,300	74,917
Retained earnings (3)	36,746	36,746	36,746	36,746
Mutual holding company capital consolidation	—	67	67	67
Accumulated other comprehensive loss	(1,719)	(1,719)	(1,719)	(1,719)
Less:
Treasury stock	(5,332)	—	—	—
Deferred compensation plans trust	(491)	(491)	(491)	(491)
Common stock acquired by employee stock ownership plan (4)	(2,175)	(4,436)	(4,835)	(5,234)
Common stock to be acquired by equity incentive plan (5)	—	(1,130)	(1,330)	(1,529)

Total stockholders’ equity	$65,859	$92,794	$97,824	$102,855

Total stockholders’ equity as a percentage of total assets	9.09%	12.35%	12.94%	13.51%

(1)	Does not reflect withdrawals from deposit accounts for the purchase of common stock in the offering. Withdrawals to purchase common stock will reduce pro forma deposits by the amounts of the withdrawals.
(2)	Reflects total issued and outstanding shares of 7,308,118, 8,597,786 and 9,887,454 at the minimum, midpoint and maximum of the offering range, respectively.
(3)	Retained earnings are restricted by applicable regulatory capital requirements.

(footnotes continue on the following page)

(4)	Assumes that 6.8% of the common stock sold in the offering will be acquired by the employee stock ownership plan with funds borrowed from new Ocean Shore Holding. Under U.S. generally accepted accounting principles, the amount of common stock to be purchased by the employee stock ownership plan represents unearned compensation and, accordingly, is reflected as a reduction of capital. As shares are released to plan participants’ accounts, a compensation expense will be charged, along with related tax benefit, and a reduction in the charge against capital will occur. Since the funds are borrowed from new Ocean Shore Holding, the borrowing will be eliminated in consolidation and no liability or interest expense will be reflected in the financial statements of new Ocean Shore Holding. See “Our Management—Benefit Plans—Employee Stock Ownership Plan.”
(5)	Assumes the purchase in the open market at $8.00 per share, for restricted stock awards under the proposed equity incentive plan, of a number of shares equal to 3.4% of the shares of common stock sold in the offering. The shares are reflected as a reduction of stockholders’ equity. The equity incentive plan will be submitted to shareholders for approval at a meeting following the offering. See “Risk Factors—Issuance of shares for benefit programs may dilute your ownership interest,” “Pro Forma Data” and “Our Management—Benefit Plans—Future Equity Incentive Plan.”

Regulatory Capital Compliance

At June 30, 2009, Ocean City Home Bank exceeded all regulatory capital requirements. The following table presents Ocean City Home Bank’s capital position relative to its regulatory capital requirements at June 30, 2009, on a historical and a pro forma basis. The table reflects receipt by Ocean City Home Bank of 50% of the net proceeds of the offering. For purposes of the table, the amount expected to be borrowed by the employee stock ownership plan has been deducted from pro forma regulatory capital. For a discussion of the assumptions underlying the pro forma capital calculations presented below, see “Use of Proceeds,” “Capitalization” and “Pro Forma Data.” The definitions of the terms used in the table are those provided in the capital regulations issued by the Office of Thrift Supervision. For a discussion of the capital standards applicable to Ocean City Home Bank, see “Regulation and Supervision—Federal Banking Regulation—Capital Requirements.”

			Pro Forma at June 30, 2009 (3)
	Historical at June 30, 2009		Minimum of Offering Range 4,186,250 Shares at $8.00 Per Share		Midpoint of Offering Range 4,925,000 Shares at $8.00 Per Share		Maximum of Offering Range 5,663,750 Shares at $8.00 Per Share
(Dollars in thousands)	Amount	Percent of Assets (1)	Amount	Percent of Assets	Amount	Percent of Assets	Amount	Percent of Assets
Total equity under generally accepted accounting principles	$66,834	9.35%	$79,770	10.93%	$82,185	11.21%	$84,601	11.50%

Tier 1 leverage capital:
Actual (2)	$67,087	9.38%	$80,023	10.95%	$82,438	11.24%	$84,854	11.52%
Requirement	28,623	4.00%	29,230	4.00%	29,343	4.00%	29,456	4.00%

Excess	$38,464	5.38%	$50,792	6.95%	$53,095	7.24%	$55,398	7.52%

Tier 1 risk-based capital:
Actual	$67,087	15.72%	$80,023	18.62%	$82,438	19.16%	$84,854	19.70%
Requirement	17,066	4.00%	17,187	4.00%	17,210	4.00%	17,232	4.00%

Excess	$50,021	11.72%	$62,835	14.62%	$65,228	15.16%	$67,621	15.70%

Total risk-based capital:
Actual	$70,051	16.42%	$82,987	19.31%	$85,402	19.85%	$87,818	20.38%
Requirement	34,131	8.00%	34,375	8.00%	34,420	8.00%	34,465	8.00%

Excess	$35,920	8.42%	$48,612	11.31%	$50,982	11.85%	$53,353	12.38%

Reconciliation of capital contributed to Ocean City Home Bank:
Net proceeds contributed to Ocean City Home Bank			$15,130		$17,944		$20,759
Assets received from mutual holding company			67		67		67
Less common stock acquired by ESOP			2,261		2,660		3,059

Pro forma increase in GAAP and regulatory capital			$12,936		$15,351		$17,767

(1)	Tier 1 leverage capital level is shown as a percentage of average assets of $691,019,000. Risk-based capital levels are shown as a percentage of risk-weighted assets of $414,274,000.
(2)	Net unrealized losses on available-for-sale securities and investments in nonincludable subsidiaries account for the difference between capital calculated under generally accepted accounting principles and Tier 1 leverage capital. See note 13 of the notes to the consolidated financial statements for additional information.
(3)	Pro forma amounts and percentages include capital contributed to Ocean City Home Bank from the offering and assume net proceeds are invested in assets that carry a 20% risk-weighting.

Pro Forma Data

The following tables illustrate the pro forma impact of the conversion and offering on our net income and stockholders’ equity based on the sale of common stock at the minimum, the midpoint and the maximum of the offering range. The actual net proceeds from the sale of the common stock cannot be determined until the offering is completed. Net proceeds indicated in the following tables are based upon the following assumptions:

•	15% of the shares of common stock will be sold in the subscription and direct community offerings and 85% of the shares will be sold in a syndicated community offering;

•

Our employee stock ownership plan will purchase a number of shares equal to 6.8% of the shares sold in the offering with a loan from new Ocean Shore Holding that will be repaid in equal installments over 20 years;

•

Sandler O’Neill & Partners, L.P. and Janney Montgomery Scott LLC will receive an aggregate management fee equal to 1.0% of the aggregate purchase price of the shares sold in the subscription and direct community offerings, except that no fee will be paid with respect to shares purchased by the employee stock ownership plan or by our officers, directors and employees or members of their immediate families;

•

The sales commission and management fee for shares sold in the syndicated community offering will be equal to 5.5% of the aggregate purchase price of the shares sold in the syndicated community offering; and

•	Total expenses of the offering, excluding sales commissions and management fees referenced above, will be approximately $1.7 million.

Actual expenses may vary from this estimate, and the amount of fees paid will depend upon the number of shares sold in the subscription and direct community offerings, as opposed to the syndicated community offering.

Pro forma net income for the six months ended June 30, 2009 and the year ended December 31, 2008 has been calculated as if the offering were completed at the beginning of each period, and the net proceeds had been invested at 5.32%, which represents the Freddie Mac commitment rate for 30 year loans for the week ended July 2, 2009. A pro forma after-tax return of 3.20% is used for the six months ended June 30, 2009 and the year ended December 31, 2008, after giving effect to a combined federal and state income tax rate of 39.9%. The actual rate experienced by new Ocean Shore Holding may vary. Historical and pro forma per share amounts have been calculated by dividing historical and pro forma amounts by the number of shares of common stock indicated in the tables.

When reviewing the following tables you should consider the following:

•

Since funds on deposit at Ocean City Home Bank may be withdrawn to purchase shares of common stock, the funds available for investment will be reduced by the amount of withdrawals for stock purchases. The pro forma tables do not reflect withdrawals from deposit accounts.

•

Historical per share amounts have been computed as if the shares of common stock expected to be issued in the offering had been outstanding at the beginning of the period covered by the table. However, neither historical nor pro forma stockholders’ equity has been adjusted to reflect the investment of the estimated net proceeds from the sale of the shares in the offering, the additional employee stock ownership plan expense or the proposed equity incentive plan.

•

Pro forma stockholders’ equity (“book value”) represents the difference between the stated amounts of our assets and liabilities. Book value amounts do not represent fair market values or amounts available for distribution to shareholders in the unlikely event of liquidation. The amounts shown do not reflect the federal income tax consequences of the restoration to income of Ocean City Home Bank’s special bad debt reserves for income tax purposes or liquidation accounts, which would be required in the unlikely event of liquidation. See “Federal and State Taxation.”

•	The amounts shown as pro forma stockholders’ equity per share do not represent possible future price appreciation of our common stock.

The following pro forma data, which are based on Ocean Shore Holding’s stockholders’ equity at June 30, 2009 and December 31, 2008, and net income for the six months ended June 30, 2009 and the year ended December 31, 2008, may not represent the actual financial effects of the offering or our operating results after the offering. The pro forma data rely exclusively on the assumptions outlined above and in the notes to the pro forma tables. The pro forma data do not represent the fair market value of our common stock, the current fair market value of our assets or liabilities, or the amount of money that would be available for distribution to shareholders if we were to be liquidated after the conversion.

At or For the Six Months Ended June 30, 2009

	Minimum of Offering Range	Midpoint of Offering Range	Maximum of Offering Range
(Dollars in thousands, except per share amounts)	4,186,250 Shares at $8.00 Per Share	4,925,000 Shares at $8.00 Per Share	5,663,750 Shares at $8.00 Per Share
Gross proceeds	$33,490	$39,400	$45,310
Plus: Shares issued in exchange for shares of Ocean Shore Holding	24,975	29,382	33,790

Pro forma market capitalization	$58,465	$68,782	$79,100

Gross proceeds	$33,490	$39,400	$45,310
Less: estimated expenses	3,231	3,512	3,793

Estimated net proceeds	30,259	35,888	41,517
Less: common stock acquired by employee stock ownership plan (1)	(2,261)	(2,660)	(3,059)
Less: common stock to be acquired by equity incentive plan (2)	(1,130)	(1,330)	(1,529)
Assets received from mutual holding company	67	67	67

Net investable proceeds	$26,935	$31,965	$36,996

Pro Forma Net Income:
Pro forma net income (3):
Historical	$1,584	$1,584	$1,584
Pro forma income on net investable proceeds	430	511	591
Less: pro forma employee stock ownership plan adjustments (1)	(34)	(40)	(46)
Less: pro forma restricted stock award expense (2)	(68)	(80)	(92)
Less: pro forma stock option expense (3)	(54)	(63)	(73)

Pro forma net income	$1,858	$1,912	$1,964

Pro forma net income per share (3):
Historical	$0.23	$0.20	$0.17
Pro forma income on net investable proceeds	0.06	0.06	0.06
Less: pro forma employee stock ownership plan adjustments (1)	0.00	0.00	0.00
Less: pro forma restricted stock award expense (2)	(0.01)	(0.01)	(0.01)
Less: pro forma stock option expense (3)	(0.01)	(0.01)	(0.01)

Pro forma net income per share	$0.27	$0.24	$0.21

Offering price as a multiple of pro forma net income per share (annualized)	14.81x	16.67x	19.05x
Number of shares used to calculate pro forma net income per share (4)	6,846,858	8,054,532	9,263,049
Pro Forma Stockholders’ Equity:
Pro forma stockholders’ equity (book value):
Historical	$65,859	$65,859	$65,859
Assets received from mutual holding company	67	67	67
Estimated net proceeds	30,259	35,888	41,517
Less: common stock acquired by employee stock ownership plan (1)	(2,261)	(2,660)	(3,059)
Less: common stock to be acquired by equity incentive plan (2)	(1,130)	(1,330)	(1,529)

Pro forma stockholders’ equity	$92,794	$97,824	$102,855

Pro forma stockholders’ equity per share:
Historical	$9.01	$7.66	$6.66
Assets received from mutual holding company	0.01	0.01	0.01
Estimated net proceeds	4.14	4.17	4.19
Less: common stock acquired by employee stock ownership plan (1)	(0.31)	(0.31)	(0.31)
Less: common stock to be acquired by equity incentive plan (2)	(0.15)	(0.15)	(0.15)

Pro forma stockholders’ equity per share	$12.70	$11.38	$10.40

Offering price as a percentage of pro forma stockholders’ equity per share	62.99%	70.30%	76.92%
Number of shares used to calculate pro forma stockholders’ equity per share (4)	7,308,118	8,597,786	9,887,454

(footnotes on page 39)

At or For the Year Ended December 31, 2008

	Minimum of Offering Range	Midpoint of Offering Range	Maximum of Offering Range
(Dollars in thousands, except per share amounts)	4,186,250 Shares at $8.00 Per Share	4,925,000 Shares at $8.00 Per Share	5,663,750 Shares at $8.00 Per Share
Gross proceeds	$33,490	$39,400	$45,310
Plus: Shares issued in exchange for shares of Ocean Shore Holding	24,975	29,382	33,790

Pro forma market capitalization	$58,465	$68,782	$79,100

Gross proceeds	$33,490	$39,400	$45,310
Less: estimated expenses	3,231	3,512	3,793

Estimated net proceeds	30,259	35,888	41,517
Less: common stock acquired by employee stock ownership plan (1)	(2,261)	(2,660)	(3,059)
Less: common stock to be acquired by equity incentive plan (2)	(1,130)	(1,330)	(1,529)
Assets received from mutual holding company	67	67	67

Net investable proceeds	$26,935	$31,965	$36,996

Pro Forma Net Income:
Pro forma net income (3):
Historical	$2,929	$2,929	$2,929
Pro forma income on net investable proceeds	861	1,021	1,182
Less: pro forma employee stock ownership plan adjustments (1)	(68)	(80)	(92)
Less: pro forma restricted stock award expense (2)	(136)	(160)	(184)
Less: pro forma stock option expense (3)	(107)	(126)	(145)

Pro forma net income	$3,479	$3,584	$3,690

Pro forma net income per share (3):
Historical	$0.43	$0.37	$0.32
Pro forma income on net investable proceeds	0.13	0.13	0.13
Less: pro forma employee stock ownership plan adjustments (1)	(0.01)	(0.01)	(0.01)
Less: pro forma restricted stock award expense (2)	(0.02)	(0.02)	(0.02)
Less: pro forma stock option expense (3)	(0.02)	(0.02)	(0.02)

Pro forma net income per share	$0.51	$0.45	$0.40

Offering price as a multiple of pro forma net income per share	15.69x	17.78x	20.00x
Number of shares used to calculate pro forma net income per share (4)	6,770,654	7,964,887	9,159,953
Pro Forma Stockholders’ Equity:
Pro forma stockholders’ equity (book value):
Historical	$64,387	$64,387	$64,387
Assets received from mutual holding company	67	67	67
Estimated net proceeds	30,259	35,888	41,517
Less: common stock acquired by employee stock ownership plan (1)	(2,261)	(2,660)	(3,059)
Less: common stock to be acquired by equity incentive plan (2)	(1,130)	(1,330)	(1,529)

Pro forma stockholders’ equity	$91,322	$96,352	$101,383

Pro forma stockholders’ equity per share:
Historical	$8.81	$7.49	$6.51
Assets received from mutual holding company	0.01	0.01	0.01
Estimated net proceeds	4.14	4.17	4.19
Less: common stock acquired by employee stock ownership plan (1)	(0.31)	(0.31)	(0.31)
Less: common stock to be acquired by equity incentive plan (2)	(0.15)	(0.15)	(0.15)

Pro forma stockholders’ equity per share	$12.50	$11.21	$10.25

Offering price as a percentage of pro forma stockholders’ equity per share	64.00%	71.36%	78.05%
Number of shares used to calculate pro forma stockholders’ equity per share (4)	7,308,118	8,597,786	9,887,454

(footnotes on following page)

(1)	Assumes that the employee stock ownership plan will acquire a number of shares of stock equal to 6.8% of the shares sold in the offering (282,611, 332,508 and 382,370 shares at the minimum, midpoint and maximum of the offering range, respectively). The employee stock ownership plan will borrow the funds to acquire these shares from the proceeds retained by new Ocean Shore Holding. The amount of this borrowing has been reflected as a reduction from gross proceeds to determine estimated net investable proceeds. This borrowing will have an interest rate equal to the prime rate as published in The Wall Street Journal, which is currently 3.25%, and a term of 20 years. Ocean City Home Bank intends to make contributions to the employee stock ownership plan in amounts at least equal to the principal and interest requirement of the debt. As the debt is paid down, shares will be released for allocation to participants’ accounts and stockholders’ equity will be increased.

The adjustment to pro forma net income for the employee stock ownership plan reflects the after-tax compensation expense associated with the plan. Applicable accounting principles require that compensation expense for the employee stock ownership plan be based upon shares committed to be released and that unallocated shares be excluded from earnings per share computations. An equal number of shares (1/20 of the total, based on a 20-year loan) will be released each year over the term of the loan. The valuation of shares committed to be released would be based upon the average market value of the shares during the year, which, for purposes of the pro forma tables, was assumed to be equal to the $8.00 per share purchase price. If the average market value per share is greater than $8.00 per share, total employee stock ownership plan expense would be greater. See “Our Management—Benefit Plans—Employee Stock Ownership Plan.”

(2)	Assumes that new Ocean Shore Holding will purchase in the open market a number of shares of common stock equal to 3.4% of the shares sold in the offering (141,306, 166,254 and 191,186 shares at the minimum, midpoint and maximum of the offering range, respectively), that will be reissued as restricted stock awards under a new equity incentive plan to be adopted following the offering. Purchases will be funded with cash on hand at new Ocean Shore Holding or with dividends paid to new Ocean Shore Holding by Ocean City Home Bank. The cost of these shares has been reflected as a reduction from gross proceeds to determine estimated net investable proceeds. In calculating the pro forma effect of the restricted stock awards, it is assumed that the required shareholder approval has been received, that the shares used to fund the awards were acquired at the beginning of the respective period and that the shares were acquired at the $8.00 per share purchase price. The issuance of authorized but unissued shares of the common stock instead of shares repurchased in the open market would dilute the ownership interests of existing shareholders by approximately 1.9%.

The adjustment to pro forma net income for the restricted stock awards reflects the after-tax compensation expense associated with the awards. It is assumed that the fair market value of a share of new Ocean Shore Holding common stock was $8.00 at the time the awards were made, that shares of restricted stock issued under the equity incentive plan vest 20% per year, that compensation expense is recognized on a straight-line basis over each vesting period so that 20% of the value of the shares awarded was an amortized expense during each year, and that the combined federal and state income tax rate was 39.9%. If the fair market value per share is greater than $8.00 per share on the date shares are awarded under the equity incentive plan, total equity incentive plan expense would be greater.

(3)	The adjustment to pro forma net income for stock options reflects the after-tax compensation expense associated with the stock options that may be granted under the new equity incentive plan to be adopted following the offering. If the new equity incentive plan is approved by shareholders, a number of shares equal to 8.5% of the number of shares sold in the offering (353,263, 415,634 and 477,962 shares at the minimum, midpoint and maximum of the offering range, respectively), will be reserved for future issuance upon the exercise of stock options that may be granted under the plan. We will comply with Financial Accounting Standards Board Statement No. 123 (revised 2004), Share-Based Payment, to account for stock options issued. This standard requires compensation cost relating to share-based payment transactions be recognized in the financial statements over the period the employee is required to provide services for the award. The cost will be measured based on the fair value of the equity instruments issued. Applicable accounting standards do not prescribe a specific valuation technique to be used to estimate the fair value of employee stock options. For purposes of this table, the fair value of stock options to be granted under the new equity incentive plan has been estimated at $1.69 per option using the Black-Scholes option pricing model with the following assumptions: exercise price, $8.00; trading price on date of grant, $8.00; dividend yield, 2.0%; expected life, 5.0 years; expected volatility, 26.9%; and risk-free interest rate, 2.76%. It is assumed that stock options granted under the equity incentive plan vest 20% per year, that compensation expense is recognized on a straight-line basis over the vesting period so that 20% of the value of the options awarded was an amortized expense during each year, that 25% of the options awarded are non-qualified options and that the combined federal and state income tax rate was 39.9%. We plan to use the Black-Scholes option-pricing formula; however, if the fair market value per share is different than $8.00 per share on the date options are awarded under the equity incentive plan, or if the assumptions used in the option-pricing formula are different from those used in preparing this pro forma data, the value of the stock options and the related expense would be different. The issuance of authorized but unissued shares of common stock to satisfy option exercises instead of shares repurchased in the open market would dilute the ownership interests of existing shareholders by approximately 4.6%.

(footnotes continue on the following page)

(4)	The number of shares used to calculate pro forma net income per share is equal to the weighted average shares outstanding for the respective period (8,100,084 for the six months ended June 30, 2009 and 8,005,384 for the year ended December 31, 2008) multiplied by the exchange ratio at the minimum, midpoint and maximum of the offering range, less the number of shares purchased by the employee stock ownership plan not committed to be released within the six-month or one year period following the offering as adjusted to effect a weighted average over the period. The total number of shares to be outstanding upon completion of the conversion and offering includes the number of shares sold in the offering plus the number of shares issued in exchange for outstanding shares of Ocean Shore Holding common stock held by persons other than OC Financial MHC. The number of shares used to calculate pro forma stockholders’ equity per share is equal to the total number of shares to be outstanding upon completion of the offering.

Our Business

General

Ocean Shore Holding Co. is a federally chartered savings and loan holding company established in 1998 to be the holding company for Ocean City Home Bank. Ocean Shore Holding’s business activity is the ownership of the outstanding capital stock of Ocean City Home Bank. New Ocean Shore Holding was incorporated on September 2, 2008 to become the holding company for Ocean City Home Bank upon completion of the conversion and offering. In the future, new Ocean Shore Holding may acquire or organize other operating subsidiaries; however, there are no current definitive agreements or understandings to do so.

Ocean City Home Bank is a federally chartered savings bank. We operate as a community-oriented financial institution offering a wide range of financial services to consumers and businesses in our market area. We attract deposits from the general public, small businesses and municipalities and use those funds to originate primarily residential mortgage loans, as well as a variety of other consumer and commercial loans, which we hold primarily for investment.

Our Web site address is www.ochome.com. Information on our Web site should not be considered a part of this prospectus.

Market Area

We are headquartered in Ocean City, New Jersey, and serve the southern New Jersey shore communities through a total of ten full service offices, eight in Atlantic County and two in Cape May County. Our markets are in the southeastern corner of New Jersey, approximately 65 miles east of Philadelphia and 130 miles south of New York.

According to the most recent published statistics, Atlantic County’s population in 2008 was approximately 271,000 persons and Cape May County’s population was approximately 96,000. In 2008, Cape May County and Atlantic County had median household income of $50,000 and $53,000, respectively, which were slightly higher than the national median household income of $50,700, but less than the median household income of $67,000 for New Jersey. We attribute this to several factors. First, there has been an influx of retirees with limited incomes but moderate to substantial wealth. Additionally, since our market is located outside of a major metropolitan area, average income levels are negatively affected by the small proportion of high-paying, white collar jobs. In our market area, lower paying service jobs provide a relatively large proportion of overall employment.

The economy of Atlantic County is dominated by the service sector, of which the gaming industry in nearby Atlantic City is the primary employer. The national economic crisis has negatively impacted the gaming industry. Several large construction projects have been put on hold and the gaming industry has experienced a reduction in employment. As of September 2009, the unemployment rate in Atlantic County was 13.3% compared to the national and statewide rate of 9.8%. While Ocean City Home Bank is not engaged in lending to the casino industry, the employment or businesses of many of Ocean City Home Bank’s customers directly or indirectly benefit from the industry. Notwithstanding this, to date, we have not seen a direct impact from the downturn in the gaming industry in our business or results of operation. However, we cannot be certain the negative impact of the economic downturn has been fully realized.

The economy of Cape May County is dominated by the tourism industry, as the County’s shore area has been a summer vacation destination for over 100 years. Many visitors maintain second homes in the area which are used seasonally, and there is an active rental market as well as hotels and motels serving other visitors to the area. The unemployment rate in Cape May County in September 2009 was 13.1%.

Competition

We face significant competition for the attraction of deposits and origination of loans. Our most direct competition for deposits has historically come from the many financial institutions operating in our market area. We also face competition for investors’ funds from money market funds, mutual funds and other corporate and government securities. Our competition for loans comes primarily from financial institutions in our market area and, to a lesser extent, from other financial service providers, such as mortgage companies and mortgage brokers. Competition for loans also comes from non-depository financial service companies that have entered the mortgage market, such as insurance companies, securities companies and specialty finance companies.

Several large banks operate in our market area, including Bank of America, PNC Bank, Wachovia (now owned by Wells Fargo & Company), and TD Bank (formerly Commerce Bank). These institutions are significantly larger than us and, therefore, have significantly greater resources. According to data provided by the Federal Deposit Insurance Corporation, as of June 30, 2008, we had a deposit market share of 5.2% in Atlantic County, which represented the 8th largest deposit market share out of 16 banks with offices in the county. In Cape May County, at that same date we had a deposit market share of 8.5%, which represented the 6th largest market share out of 14 banks with offices in the county.

We expect competition to remain intense in the future as a result of legislative, regulatory and technological changes and the continuing trend of consolidation in the financial services industry. Technological advances, for example, have lowered barriers to entry, allowed banks to expand their geographic reach by providing services over the Internet and made it possible for non-depository institutions to offer products and services that traditionally have been provided by banks. Changes in federal law permit affiliation among banks, securities firms and insurance companies, which promotes a competitive environment in the financial services industry. Competition for deposits and the origination of loans could limit our growth in the future.

Lending Activities

One- to Four-Family Residential Loans. Our primary lending activity is the origination of mortgage loans to enable borrowers to purchase or refinance existing homes in our market area. We offer fixed-rate and adjustable-rate mortgage loans with terms up to 40 years. Interest rates and payments on our adjustable-rate mortgage loans generally adjust periodically after an initial fixed period that ranges from one to 10 years. Interest rates and payments on our adjustable-rate loans generally are adjusted to a rate typically equal to 2.75% to 3.25% above the one-, three- or ten-year constant maturity Treasury index. The maximum amount by which the interest rate may be increased or decreased is generally 1 or 2% per adjustment period and the lifetime interest rate cap is generally 5 or 6% over the initial interest rate of the loan.

Borrower demand for adjustable-rate loans versus fixed-rate loans is a function of the level of interest rates, the expectations of changes in the level of interest rates, and the difference between the interest rates and loan fees offered for fixed-rate mortgage loans and the initial period interest rates and loan fees for adjustable-rate loans. The relative amount of fixed-rate mortgage loans and adjustable-rate mortgage loans that can be originated at any time is largely determined by the demand for each in a competitive environment. The loan fees charged, interest rates and other provisions of mortgage loans are determined by us on the basis of our own pricing criteria and competitive market conditions.

In order to attract borrowers, we have developed products and policies to provide flexibility in times of changing interest rates. For example, some of our adjustable-rate loans permit the borrower to convert the loan to a fixed-rate loan. In addition, for a fixed fee plus a percentage of the loan amount, we will allow the borrower to modify a loan’s interest rate, term or program to equal the current rate for the desired loan product. We also offer loans that require the payment of interest only for a period of years.

While one- to four-family residential real estate loans are normally originated with up to 40-year terms, such loans typically remain outstanding for substantially shorter periods because borrowers often prepay their loans in full upon sale of the property pledged as security or upon refinancing the original loan. Therefore, average loan maturity is a function of, among other factors, the level of purchase and sale activity in the real estate market, prevailing interest rates and the interest rates payable on outstanding loans.

Because of our location on the South Jersey shore, many of the properties securing our residential mortgages are second homes or rental properties. At June 30, 2009, 40.2% of our one- to four-family mortgage loans were secured by second homes and 10.2% were secured by rental properties. If the property is a second home, our underwriting emphasizes the borrower’s ability to repay the loan out of current income. If the property is a rental property, we focus on the anticipated income from the property. Interest rates on loans secured by rental properties are typically  1/2% higher than comparable loans secured by primary or secondary residences. Although the industry generally considers mortgage loans secured by rental properties or second homes to have a higher risk of default than mortgage loans secured by the borrower’s primary residence, we generally have not experienced credit problems on these types of loans.

We generally do not make conventional loans with loan-to-value ratios exceeding 95% and generally make loans with a loan-to-value ratio in excess of 80% only when secured by first and/or second liens on owner-occupied one- to four-family residences or private mortgage insurance. When the residence securing the loan is not the borrower’s primary residence, loan-to-value ratios are limited to 80% when secured by a first lien or 90% when secured by a first and second lien or private mortgage insurance. We require all properties securing mortgage loans to be appraised by a board-approved independent appraiser. We require title insurance on all first mortgage loans. Borrowers must obtain hazard insurance, and flood insurance for loans on property located in a flood zone, before closing the loan.

In an effort to provide financing for low and moderate income and first-time buyers, we offer special home buyers programs. We offer adjustable-rate residential mortgage loans through these programs to qualified individuals and originate the loans using modified underwriting guidelines, including reduced fees and loan conditions.

We have not originated subprime loans (i.e., mortgage loans aimed at borrowers who do not qualify for market interest rates because of problems with their credit history). We briefly offered “alt-A” loans (i.e., mortgage loans aimed at borrowers with better credit scores who borrow with alternative documentation such as little or no verification of income), but have discontinued that practice and have few such loans in our portfolio.

Commercial and Multi-Family Real Estate Loans. We offer fixed-rate and adjustable-rate mortgage loans secured by commercial real estate. In the past, we originated loans secured by multi-family properties and we still have a few in our portfolio. Our commercial real estate loans are generally secured by condominiums, small office buildings and owner-occupied properties located in our market area and used for businesses.

We originate fixed-rate and adjustable-rate commercial real estate loans for terms up to 20 years. Interest rates and payments on adjustable-rate loans typically adjust every five years after a five-year initial fixed period to a rate typically 3 to 4% above the five-year constant maturity Treasury index. In some instances, there are adjustment period or lifetime interest rate caps. Loans are secured by first mortgages and amounts generally do not exceed 80% of the property’s appraised value.

In reaching a decision on whether to make a commercial real estate loan, we consider the net operating income of the property, the borrower’s expertise, credit history and profitability and the value of the underlying property. In addition, with respect to commercial real estate rental properties, we will also consider the term of the lease and the nature and financial strength of the tenants. We have generally required that the properties securing these real estate loans have debt service coverage ratios (the ratio of earnings before debt service to debt service) of at least 1.25x. Environmental surveys are generally required for commercial real estate loans of $500,000 or more.

Construction Loans. We originate loans to individuals and, to a lesser extent, builders to finance the construction of residential dwellings. We also make construction loans for commercial development projects, including condominiums, apartment buildings and owner-occupied properties used for businesses. Our construction loans generally provide for the payment of interest only during the construction phase, which is usually 12 months. At the end of the construction phase, the loan generally converts to a permanent mortgage loan. Loans generally can be made with a maximum loan-to-value ratio of 90% on residential construction and 80% on commercial construction. Before making a commitment to fund a residential construction loan, we require an appraisal of the property by an independent licensed appraiser. We also require an inspection of the property before disbursement of funds during the term of the construction loan.

Commercial Loans. We make commercial business loans to a variety of professionals, sole proprietorships and small businesses in our market area. We offer term loans for capital improvements, equipment acquisition and long-term working capital. These loans are secured by business assets other than real estate, such as business equipment and inventory, and are originated with maximum loan-to-value ratios of 80%. We originate lines of credit to finance the working capital needs of businesses to be repaid by seasonal cash flows or to provide a period of time during which the business can borrow funds for planned equipment purchases. We also offer time notes, letters of credit and loans guaranteed by the Small Business Administration. Time notes are short-term loans and will only be granted on the basis of a defined source of repayment of principal and interest from a specific foreseeable event.

When making commercial business loans, we consider the financial statements of the borrower, the borrower’s payment history of both corporate and personal debt, the debt service capabilities of the borrower, the projected cash flows of the business, the viability of the industry in which the customer operates and the value of the collateral.

Consumer Loans. At June 30, 2009, nearly all of our consumer loans were home equity loans or lines of credit. The small remainder of our consumer loan portfolio consisted of loans secured by passbook or certificate accounts, secured and unsecured personal loans and home improvement loans.

The procedures for underwriting consumer loans include an assessment of the applicant’s payment history on other debts and ability to meet existing obligations and payments on the proposed loan. Although the applicant’s creditworthiness is a primary consideration, the underwriting process also includes a comparison of the value of the collateral, if any, to the proposed loan amount. Home equity lines of credit have adjustable rates of interest that are indexed to the prime rate as reported in The Wall Street Journal. In response to the current low interest rate environment, we have recently included a rate floor of 4 1/2% on new and renewed lines of credit. Home equity loans are fixed-rate loans. We offer home equity loans with a maximum combined loan-to-value ratio at underwriting of 90% and lines of credit with a maximum loan-to-value ratio of 80%. A home equity line of credit may be drawn down by the borrower for an initial period of ten years from the date of the loan agreement. During this period, the borrower has the option of paying, on a monthly basis, either principal and interest or only interest. After the initial draw period, the line of credit is frozen and the amount outstanding must be repaid over the remaining ten years of the loan term.

Loan Underwriting Risks.

Adjustable-Rate Loans. While we anticipate that adjustable-rate loans will better offset the adverse effects of an increase in interest rates as compared to fixed-rate mortgages, the increased mortgage payments required of adjustable-rate loan borrowers in a rising interest rate environment could cause an increase in delinquencies and defaults. The marketability of the underlying property also may be adversely affected in a high interest rate environment. In addition, although adjustable-rate mortgage loans help make our asset base more responsive to changes in interest rates, the extent of this interest sensitivity is limited by the annual and lifetime interest rate adjustment limits.

Commercial Real Estate Loans. Loans secured by commercial real estate generally have larger balances and involve a greater degree of risk than residential mortgage loans. Of primary concern in commercial real estate lending is the borrower’s creditworthiness and the feasibility and cash flow potential of the project. Payments on loans secured by income properties often depend on the successful operation and management of the properties. As a result, repayment of such loans may be subject to a greater extent than residential real estate loans to adverse conditions in the real estate market or the economy. To monitor cash flows on income properties, we require borrowers and loan guarantors, if any, to provide annual financial statements on commercial real estate loans.

Construction Loans. Construction financing is generally considered to involve a higher degree of risk of loss than long-term financing on improved, occupied real estate. Risk of loss on a construction loan depends largely upon the accuracy of the initial estimate of the property’s value at completion of construction and the estimated cost (including interest) of construction. During the construction phase, a number of factors could result in delays and cost overruns. If the estimate of construction costs proves to be inaccurate, we may be required to advance funds beyond the amount originally committed to permit completion of the building. If the estimate of value proves to be inaccurate, we may be confronted, at or before the maturity of the loan, with a building having a value that is insufficient to assure full repayment. If we are forced to foreclose on a building before or at completion due to a default, there can be no assurance that we will be able to recover all of the unpaid balance of, and accrued interest on, the loan as well as related foreclosure and holding costs.

Commercial Loans. Unlike residential mortgage loans, which generally are made on the basis of the borrower’s ability to make repayment from his or her employment or other income, and which are secured by real property whose value tends to be more easily ascertainable, commercial loans are of higher risk and typically are made on the basis of the borrower’s ability to make repayment from the cash flow of the borrower’s business. As a result, the availability of funds for the repayment of commercial loans may depend substantially on the success of the business itself. Further, any collateral securing such loans may depreciate over time, may be difficult to appraise and may fluctuate in value.

Consumer Loans. Home equity and home improvement loans are generally subject to the same risks as residential mortgage loans. Other consumer loans may entail greater risk than residential mortgage loans, particularly in the case of consumer loans that are unsecured or secured by assets that depreciate rapidly. In such cases, repossessed collateral for a defaulted consumer loan may not provide an adequate source of repayment for the outstanding loan and the remaining deficiency often does not warrant further substantial collection efforts against the borrower. In addition, consumer loan collections depend on the borrower’s continuing financial stability, and therefore are more likely to be adversely affected by job loss, divorce, illness or personal bankruptcy. Furthermore, the application of various federal and state laws, including federal and state bankruptcy and insolvency laws, may limit the amount that can be recovered on such loans.

Loan Originations, Purchases and Sales. Loan originations come from a number of sources. We have a good working relationship with many realtors in our market area and employ two account executives solely for the purpose of soliciting loans. Our Web site accepts on-line applications and branch personnel are trained to take applications. We also employ three commercial loan officers.

We generally originate loans for portfolio but from time to time will sell residential mortgage loans in the secondary market. Our decision to sell loans is based on prevailing market interest rate conditions and interest rate risk management. We sold no loans in the six months ended June 30, 2009 and the years ended December 31, 2008, 2007 and 2006. At June 30, 2009, we had no loans held as available for sale.

In 2007, we established a relationship with a local mortgage broker through which we purchase loans. All loans purchased through this channel are underwritten by us. At June 30, 2009, purchased loans totaled $13.6 million.

Loan Approval Procedures and Authority. Our lending activities follow written, non-discriminatory, underwriting standards and loan origination procedures established by our board of directors and management. The board of directors has granted loan approval authority to certain officers up to prescribed limits, depending on the officer’s experience and tenure. The Chief Executive Officer or Chief Lending Officer may combine their lending authority with that of one or more other officers. All extensions of credit that exceed $1.0 million in the aggregate require the approval or ratification of the board of directors.

Loans to One Borrower. The maximum amount that we may lend to one borrower and the borrower’s related entities is generally limited, by regulation, to 15% of our stated capital and reserves. At June 30, 2009, our regulatory limit on loans to one borrower was $10.5 million. At that date, our largest lending relationship was $4.0 million and included three commercial loans secured by commercial real estate located in Atlantic County, New Jersey, all of which were performing according to their original repayment terms at June 30, 2009.

Loan Commitments. We issue commitments for fixed-rate and adjustable-rate mortgage loans conditioned upon the occurrence of certain events. Commitments to originate mortgage loans are legally binding agreements to lend to our customers. Commitments, excluding lines and letters of credit, as of June 30, 2009 totaled $17.6 million.

Investment Activities

We have legal authority to invest in various types of liquid assets, including U.S. Treasury obligations, securities of various federal agencies and of state and municipal governments, mortgage-backed securities and certificates of deposit of federally insured institutions. Within certain regulatory limits, we also may invest a portion of our assets in corporate securities and mutual funds. We also are required to maintain an investment in Federal Home Loan Bank of New York stock. While we have the authority under applicable law and our investment policies to invest in derivative securities, we had no such investments at June 30, 2009.

Our investment objectives are to provide and maintain liquidity, to provide collateral for pledging requirements, to establish an acceptable level of interest rate and credit risk, to provide an alternate source of low-risk investments when demand for loans is weak and to generate a favorable return. Our board of directors has the overall responsibility for the investment portfolio, including approval of the investment policy and appointment of the Investment Committee. The Investment Committee consists of the Chief Executive Officer and Chief Financial Officer. The Investment Committee is responsible for implementation of the investment policy and monitoring our investment performance. Individual investment transactions are reviewed and approved by the board of directors on a monthly basis, while portfolio composition and performance are reviewed at least quarterly by the Investment Committee.

At June 30, 2009, 75.8% of our investment portfolio consisted of mortgage-backed securities issued primarily by Fannie Mae, Freddie Mac and Ginnie Mae. None of our mortgage-backed securities had underlying collateral that would be considered subprime (i.e., mortgage loans advanced to borrowers who do not qualify for market interest rates because of problems with their credit history). All mortgage-backed securities owned by us as of June 30, 2009 possessed the highest possible investment credit rating at that date.

The remainder of the portfolio consisted primarily of corporate securities, U.S. agency securities and municipal securities. As of June 30, 2009, our investment portfolio included six corporate debt securities with a book value of $8.2 million and an estimated fair value of $4.8 million. Also included in the investment portfolio at June 30, 2009 were two pooled trust preferred securities with a book value of $0 (after impairment charges of $3.0 million) and an estimated fair value of $0. Management reviews the investment portfolio on a periodic basis to determine the cause of declines in the fair value of each security. We determine whether the unrealized losses are temporary in accordance with EITF 99-20, Recognition of Interest Income and Impairment on Purchased Retained Beneficial Interests in Securitized Financial Asset as amended by FSP EITF 99-20-1, Amendments to the Impairment Guidance of EITF Issue No. 99-20, when applicable, and FSP SFAS No. 115-1 and SFAS No. 124-1, The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments and

FSP SFAS No. 115-2 and SFAS No. 124-2, Recognition and Presentation of Other-Than-Temporary Impairments. The evaluation is based upon factors such as the creditworthiness of the issuers/guarantors, the underlying collateral, if applicable, and the continuing performance of the securities. Management also evaluates other facts and circumstances that may be indicative of an other-than-temporary impairment (“OTTI”) condition. This includes, but is not limited to, an evaluation of the type of security, length of time and extent to which the fair value has been less than cost, and near-term prospects of the issuer, as well as considerations of our intent and ability to hold securities. Management reviewed its investment securities for the six months ended June 30, 2009 and determined that unrealized loss of $1.1 million on two pooled trust preferred securities classified as available for sale were deemed other-than-temporary. These securities are held in our available for sale portfolio at an estimated fair value of $0. The decision to record these non-cash, other-than-temporary impairment charges was due to the significant decline in the market value of these securities, which resulted from deterioration in the credit quality of the underlying collateral of the security indicating a probable shortfall in the distributions of the pool.

Deposit Activities and Other Sources of Funds

General. Deposits, borrowings and loan repayments are the major sources of our funds for lending and other investment purposes. Loan repayments are a relatively stable source of funds, while deposit inflows and outflows and loan prepayments are significantly influenced by general interest rates and money market conditions.

Deposit Accounts. Substantially all of our depositors are residents of New Jersey. Deposits are attracted from within our market area through the offering of a broad selection of deposit instruments, including noninterest-bearing demand deposits (such as checking accounts), interest-bearing demand accounts (such as money market accounts), regular savings accounts and certificates of deposit. Deposit account terms vary according to the minimum balance required, the time periods the funds must remain on deposit and the interest rate, among other factors. In determining the terms of our deposit accounts, we consider the rates offered by our competition, our liquidity needs, profitability to us, matching deposit and loan products and customer preferences and concerns. We generally review our deposit mix and pricing weekly. Our current strategy is to offer competitive rates on certificates of deposit and stress our high level of service and technology. At June 30, 2009 we did not have any brokered deposits.

In addition to accounts for individuals, we also offer a variety of deposit accounts designed for the businesses operating in our market area. Our business banking deposit products include commercial checking accounts, a sweep account, and special accounts for realtors, attorneys and non-profit organizations. The promotion of commercial deposit accounts is an important part of our effort to increase our core deposits and reduce our funding costs. At June 30, 2009, commercial deposits totaled $84.2 million, or 17.2% of total deposits.

Since 1996, we have offered deposit services to municipalities and local school boards in our market area. At June 30, 2009, we had $67.4 million in deposits from five municipalities and thirteen school boards, all in the form of checking accounts. We emphasize high levels of service in order to attract and retain these accounts. Municipal deposit accounts differ from business accounts in that we pay interest on those deposits and we pledge collateral (typically investment securities), in accordance with the requirements of New Jersey’s Governmental Unit Deposit Protection Act, with the New Jersey Department of Banking to secure the portion of the deposits that are not covered by federal deposit insurance. Unlike time deposits by municipalities, which often move from bank to bank in search of the highest available rate, checking accounts tend to be stable relationships.

Borrowings. We utilize advances from the Federal Home Loan Bank of New York and securities sold under agreements to repurchase to supplement our supply of investable funds and to meet deposit withdrawal requirements. The Federal Home Loan Bank functions as a central reserve bank providing credit for member financial institutions. As a member, we are required to own capital stock in the Federal Home Loan Bank and are authorized to apply for advances on the security of such stock and certain mortgage loans and other assets (principally securities which are obligations of, or guaranteed by, the United States), provided certain standards related to creditworthiness have been met. Advances are made under several different programs, each having its own interest rate and range of maturities. Depending on the program, limitations on the amount of advances are based either on a fixed percentage of an institution’s net worth or on the Federal Home Loan Bank’s assessment of the institution’s creditworthiness. Under its current credit policies, the Federal Home Loan Bank generally limits advances to 30% of a member’s assets using mortgage collateral and an additional 20% using pledged securities for a total maximum indebtedness of 50% of assets. The Federal Home Loan Bank determines specific lines of credit for each member institution.

Subordinated Debt. In 1998, Ocean Shore Capital Trust I, a business trust formed by us, issued $15.0 million of preferred securities in a private placement and issued approximately $464,000 of common securities to Ocean Shore Holding. Ocean Shore Capital Trust I used the proceeds of these issuances to purchase $15.5 million of our junior subordinated deferrable interest debentures. The interest rate on the debentures and the preferred trust securities is 8.67%. The debentures are the sole assets of Ocean Shore Capital Trust I and are subordinate to all of our existing and future obligations for borrowed money, our obligations under letters of credit and any guarantees by us of any such obligations. The stated maturity of the debentures is July 15, 2028. The debentures are subject to redemption at various prices at the option of Ocean Shore Holding, subject to prior regulatory approval, in whole or in part after July 15, 2008.

Properties

We currently conduct business through our ten full-service banking offices in Ocean City, Marmora, Linwood, Ventnor, Egg Harbor Township, Absecon, Northfield, Margate City, Mays Landing and Galloway, New Jersey. We own all of our offices, except for those in Absecon and Northfield. The lease for our Absecon office expires in 2011 and has an option for an additional five years. The lease for our Northfield office expires in 2010 and has an option for an additional one year. The net book value of the land, buildings, furniture, fixtures and equipment owned by us was $12.1 million at June 30, 2009.

Personnel

As of June 30, 2009, we had 131 full-time employees and 27 part-time employees, none of whom is represented by a collective bargaining unit. We believe our relationship with our employees is good.

Legal Proceedings

Periodically, there have been various claims and lawsuits against us, such as claims to enforce liens, condemnation proceedings on properties in which we hold security interests, claims involving the making and servicing of real property loans and other issues incident to our business. We are not a party to any pending legal proceedings that we believe would have a material adverse effect on our financial condition, results of operations or cash flows.

Subsidiaries

Ocean Shore Holding’s only subsidiary is Ocean City Home Bank.

Ocean City Home Bank’s only active subsidiary is Seashore Financial Services, LLC. Seashore Financial Services receives commissions from the sale of insurance products.

Management’s Discussion and Analysis of

Results of Operations and Financial Condition

The objective of this section is to help potential investors understand our views on our results of operations and financial condition. You should read this discussion in conjunction with the consolidated statements of financial condition as of December 31, 2008 and 2007, and the related consolidated statements of income, changes in stockholders’ equity, and cash flows for each of the three years in the period ended December 31, 2008, and the unaudited consolidated interim financial statements as of June 30, 2009 and 2008, and for the six month periods then ended, that appear at the end of this prospectus.

General Overview

We conduct community banking activities by accepting deposits and making loans in our market area. Our lending products include residential mortgage loans, commercial loans and mortgages, and home equity and other consumer loans. We also maintain an investment portfolio consisting primarily of mortgage-backed securities to manage our liquidity and interest rate risk. Our loan and investment portfolios are funded with deposits as well as collateralized borrowings from the Federal Home Loan Bank of New York.

Income. Our primary source of pre-tax income is net interest income. Net interest income is the difference between interest income, which is the income that we earn on our loans and investments, and interest expense, which is the interest that we pay on our deposits and borrowings. Our net interest income is affected by a variety of factors, including the mix of interest-earning assets in our portfolio and changes in levels of interest rates. Growth in net interest income is dependent upon our ability to prudently manage the balance sheet for growth, combined with how successfully we maintain or increase net interest margin, which is net interest income as a percentage of average interest-earning assets.

A secondary source of income is non-interest income, or other income, which is revenue that we receive from providing products and services. The majority of our non-interest income generally comes from service charges (mostly from service charges on deposit accounts). We also earn income on bank-owned life insurance and receive commissions for various services. In some years, we recognize income from the sale of securities and real estate owned.

Allowance for Loan Losses. The allowance for loan losses is a valuation allowance for probable losses inherent in the loan portfolio. We evaluate the need to establish allowances against losses on loans on a monthly basis. When additional allowances are necessary, a provision for loan losses is charged to earnings.

Expenses. The noninterest expenses we incur in operating our business consist primarily of expenses for salaries and employee benefits and for occupancy and equipment. We also incur expenses for items such as professional services, advertising, office supplies, insurance, telephone, and postage.

Our largest noninterest expense is for salaries and employee benefits, which consist primarily of salaries and wages paid to our employees, payroll taxes, and expenses for health insurance, retirement plans and other employee benefits.

Occupancy and equipment expenses, which are the fixed and variable costs of buildings and equipment, consist primarily of depreciation charges, ATM and data processing expenses, furniture and equipment expenses, maintenance, real estate taxes and costs of utilities. Depreciation of premises and equipment is computed using the straight-line method based on the useful lives of the related assets, which range from three to 40 years. Leasehold improvements are amortized over the shorter of the useful life of the asset or the term of the lease.

Federal Deposit Insurance Corporation assessments are a specified percentage of assessable deposits, depending on the risk characteristics of the institution. Due to losses incurred by the Deposit Insurance Fund in 2008 from failed institutions, and anticipated future losses, the FDIC increased its assessment rates for 2009 and charged a special assessment to increase the balance of the insurance fund. Our special assessment amounted to $324,000.

Operating Strategy

Our mission is to continue operating as an independent, community-oriented bank by meeting the credit needs of local businesses and individuals, providing relationship banking and customer service that is better than other banks and offering products and services desired by our customers. We plan to achieve this by continuing to execute our strategy of:

•	emphasizing the origination of residential mortgage loans;

•	aggressively marketing for core deposits;

•	providing exceptional service to attract and retain customers;

•	pursuing opportunities to increase commercial lending in our market area;

•	maintaining the high quality of our loan portfolio; and

•	expanding our branch network.

Emphasize the origination of residential mortgage loans

Our primary lending activity is the origination of residential mortgage loans secured by homes in our market area. We intend to continue this emphasis going forward. At June 30, 2009, 78.1% of our total loans were residential mortgage loans and an additional 9.9% were home equity loans. We believe that our emphasis on residential lending contributes to our high asset quality.

Aggressively market for core deposits

Core deposits (demand and savings accounts) comprised 57.6% of our total deposits at June 30, 2009. We value core deposits because they represent longer-term customer relationships and a lower cost of funding compared to certificates of deposit. We aggressively market core deposits through concentrated advertising and public relations programs supported by a structured customer calling program. In addition to personal checking accounts, we offer business checking and sweep accounts and demand deposit accounts for municipalities. Municipal deposit accounts differ from business accounts in that we pay interest on those deposits and we pledge collateral (typically investment securities) to the New Jersey Department of Banking and Insurance to secure the portion of the deposits that are not covered by federal deposit insurance. Business and municipal accounts represented 69.6% of our demand deposits at June 30, 2009.

Provide exceptional service to attract and retain customers

As a community-oriented financial institution, we emphasize providing exceptional customer service as a means to attract and retain customers. We deliver personalized service and respond with flexibility to customer needs. We believe that our community orientation is attractive to our customers and distinguishes us from the large banks that operate in our market area. We maintain a call center to handle all in-bound customer inquiries. This enables our branch personnel to attend to customers without interruption from telephone calls. In recent years we remodeled all of our offices to improve the traffic flow of the public spaces and to install a concierge desk, which provides an initial point of contact for each customer and more efficiently directs customers to the appropriate personnel. We also provide telephone and internet banking.

Pursue opportunities to increase commercial lending in our market area

Commercial real estate, construction and business loans provide us with the opportunity to earn more income because they tend to have higher interest rates than residential mortgage loans. In addition, these loans are beneficial for interest rate risk management because they typically have shorter terms and adjustable interest rates. Commercial real estate, construction and commercial business loans comprised approximately 10.5% of total loans at June 30, 2009. Last year we hired a loan officer with significant experience in commercial lending.

There are many commercial properties and businesses located in our market area, and with the additional capital raised in the offering we will be able to pursue the larger lending relationships associated with these commercial opportunities, while continuing to originate any such loans in accordance with what we believe are our conservative underwriting guidelines.

Maintaining the high quality of our loan portfolio

We believe that strong asset quality is a key to long-term financial success. We have sought to maintain a high level of asset quality and moderate credit risk by using underwriting standards that we believe are conservative. At June 30, 2009, nonperforming loans were 0.72% of our total loan portfolio.

Expand our branch network

Under current management we have expanded our branch network since 1994 from two offices to ten. We intend to continue to pursue expansion in our market area through de novo branching. We also may expand through the acquisition of branches of other financial institutions or through whole bank acquisitions. We currently do not have any specific plans for any such acquisitions.

Critical Accounting Policies

The discussion and analysis of the financial condition and results of operations are based on our consolidated financial statements, which are prepared in conformity with generally accepted accounting principles in the United States of America. The preparation of these financial statements requires management to make estimates and assumptions affecting the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities, and the reported amounts of income and expenses. We consider the accounting policies discussed below to be critical accounting policies. The estimates and assumptions that we use are based on historical experience and various other factors and are believed to be reasonable under the circumstances. Actual results may differ from these estimates under different assumptions or conditions, resulting in a change that could have a material impact on the carrying value of our assets and liabilities and our results of operations.

Allowance for Loan Losses. The allowance for loan losses is the amount estimated by management as necessary to cover losses inherent in the loan portfolio at the balance sheet date. The allowance is established through the provision for loan losses, which is charged to income. Determining the amount of the allowance for loan losses necessarily involves a high degree of judgment. Among the material estimates required to establish the allowance are the following: loss exposure at default; the amount and timing of future cash flows on impacted loans; value of collateral; and determination of loss factors to be applied to the various elements of the portfolio. All of these estimates are susceptible to significant change. Although we believe that we use the best information available to establish the allowance for loan losses, future adjustments to the allowance may be necessary if economic conditions differ substantially from the assumptions used in making the evaluation. In addition, the Office of Thrift Supervision, as an integral part of its examination process, periodically reviews our allowance for loan losses. The Office of Thrift Supervision may require us to recognize adjustments to the allowance based on its judgments about information available to it at the time of its examination. The allowance for loan losses is maintained at a level that management considers adequate to provide for estimated losses and impairment based upon an evaluation of known and inherent risk in the loan portfolio. Loan impairment is evaluated based on the fair value of collateral or estimated net realizable value. A provision for loan losses is charged to operations based on management’s evaluation of the estimated losses that have been incurred in our loan portfolio. It is the policy of management to provide for losses on unidentified loans in its portfolio in addition to classified loans.

Management monitors its allowance for loan losses monthly and makes adjustments to the allowance through the provision for loan losses as economic conditions and other pertinent factors indicate. The quarterly review and adjustment of the qualitative factors employed in the allowance methodology and the updating of historic loss experience allow for timely reaction to emerging conditions and trends. In this context, a series of qualitative factors are used in a methodology as a measurement of how current circumstances are affecting the loan portfolio. Included in these qualitative factors are:

•	Levels of past due, classified and non-accrual loans, troubled debt restructurings and modifications;

•	Nature and volume of loans;

•	Changes in lending policies and procedures, underwriting standards, collections, charge-offs and recoveries, and for commercial loans, the level of loans being approved with exceptions to policy;

•	Experience, ability and depth of management and staff;

•	National and local economic and business conditions, including various market segments;

•	Quality of our loan review system and degree of Board oversight;

•	Concentrations of credit by industry, geography and collateral type, with a specific emphasis on real estate, and changes in levels of such concentrations; and

•	Effect of external factors, including the deterioration of collateral values, on the level of estimated credit losses in the current portfolio.

In determining the allowance for loan losses, management has established both specific and general pooled allowances. Values assigned to the qualitative factors and those developed from historic loss experience provide a dynamic basis for the calculation of reserve factors for both pass-rated loans (general pooled allowance) and those criticized and classified loans without reserves established pursuant to Statement of Financial Accounting Standards (“SFAS”) No. 114, Accounting by Creditors for Impairment of a Loan—an amendment of FASB Statements No. 5 and 15 (specific allowance). The amount of the specific allowance is determined through a loan-by-loan analysis of certain large dollar commercial loans. Loans not individually reviewed are evaluated as a group using reserve factor percentages based on historic loss experience and the qualitative factors described above. In determining the appropriate level of the general pooled allowance, management makes estimates based on internal risk ratings, which take into account such factors as debt service coverage, loan-to-value ratios, and external factors. Estimates are periodically measured against actual loss experience.

As changes in our operating environment occur and as recent loss experience fluctuates, the factors for each category of loan based on type and risk rating will change to reflect current circumstances and the quality of the loan portfolio. Given that the components of the allowance are based partially on historical losses and on risk rating changes in response to recent events, required reserves may trail the emergence of any unforeseen deterioration in credit quality.

Other-Than-Temporary Impairment. Investment securities are reviewed at each quarter-end reporting period to determine whether the fair value is below the current carrying value. When the fair value of any of our investment securities has declined below its carrying value, management is required to assess whether the decline is other than temporary. In making this assessment, we consider such factors as the type of investment, the length of time and extent to which the fair value has been below the carrying value, the financial condition and near-term prospects of the issuer, and our intent and ability to hold the investment long enough to allow for any anticipated recovery. The decision to record a write-down, its amount and the period in which it is recorded could change if management’s assessment of the above factors were different. We consider facts and circumstances in determining whether the impairment in the security is due to credit deterioration or general fluctuations in interest rates, and generally do not record impairment write-downs on debt securities when decline in value is due to changes in interest rates, since we have the intent and ability to realize the full value of the investments by holding them to maturity. Quoted market value is considered to be fair value for actively traded securities. For privately issued securities, and for thinly traded securities where market quotes are not available, we use estimation techniques to determine fair value. Estimation techniques used include discounted cash flows for debt securities. Additional information regarding our accounting for investment securities is included in notes 2 and 3 to the notes to consolidated financial statements.

Deferred Income Taxes. We account for income taxes in accordance with SFAS No. 109, Accounting for Income Taxes, and Financial Accounting Standards Board (the “FASB”) Interpretation (“FIN”) No. 48, Accounting for Uncertainty in Income Taxes—an interpretation of FASB Statement No. 109. SFAS No. 109 requires the recording of deferred income taxes that reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Under this method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. If current available information raises doubt as to the realization of the deferred tax assets, a valuation allowance is established. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. We exercise significant judgment in evaluating the amount and timing of recognition of the resulting tax liabilities and assets. These judgments require us to make projections of future taxable income. The judgments and estimates we make in determining our deferred tax assets, which are inherently subjective, are reviewed on a continual basis as regulatory and business factors change. Any reduction in estimated future taxable income may require us to record an additional valuation allowance against our deferred tax assets. An increase in the valuation allowance would result in additional income tax expense in the period, which would negatively affect earnings. On January 1, 2007, we incorporated FIN No. 48 with our existing accounting policy. FIN No. 48 prescribes a minimum probability threshold that a tax position must meet before a financial statement benefit is recognized. When applicable, we recognize interest and penalties related to unrecognized tax benefits in the provision for income taxes in the consolidated income statement. Assessment of uncertain tax positions under FIN No. 48 requires careful consideration of the technical merits of a position based on management’s analysis of tax regulations and interpretations. Significant judgment may be involved in applying the requirements of FIN No. 48.

Our adherence to FIN No. 48 may result in increased volatility in quarterly and annual effective income tax rates as FIN No. 48 requires that any change in judgment or change in measurement of a tax position taken in a prior period be recognized as a discrete event in the period in which it occurs. Factors that could impact management’s judgment include changes in income, tax laws and regulations, and tax planning strategies.

Fair Value Measurement. We account for fair value measurement in accordance with SFAS No. 157, Fair Value Measurements, FSP SFAS No. 157-3, Determining the Fair Value of a Financial Asset When the Market for That Asset is Not Active, and FSP SFAS No. 157-4, Determining Fair Value When the Volume and Level of Activity for the Asset or Liability Have Significantly Decreased and Identifying Transactions That Are Not Orderly. SFAS No. 157 defines fair value, establishes a framework for measuring fair value, and expands disclosures about fair value measurements. SFAS No. 157 defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date, emphasizing that fair value is a market-based measurement and not an entity-specific measurement. FSP SFAS No. 157-3 clarifies the application of SFAS No. 157 in a market that is not active and provides an example to illustrate key considerations in determining the fair value of a financial asset when the market for that financial asset is not active. FSP SFAS No. 157-4 includes additional factors for determining whether there has been a significant decrease in market activity, affirms the objective of fair value when a market is not active, eliminates the presumption that all transactions are not orderly unless proven otherwise, and requires an entity to disclose inputs and valuation techniques, and changes therein, used to measure fair value. SFAS No. 157 addresses the valuation techniques used to measure fair value. These valuation techniques include the market approach, income approach and cost approach. The market approach uses prices or relevant information generated by market transactions involving identical or comparable assets or liabilities. The income approach involves converting future amounts to a single present amount. The measurement is valued based on current market expectations about those future amounts. The cost approach is based on the amount that currently would be required to replace the service capacity of the asset.

SFAS No. 157 establishes a fair value hierarchy, which prioritizes the inputs to valuation techniques used to measure fair value into three broad levels. The fair value hierarchy gives the highest priority to quoted prices in active markets for identical assets or liabilities (Level 1) and the lowest priority to unobservable inputs (Level 3). A financial instrument’s categorization within the fair value hierarchy is based upon the lowest level of input that is significant to the instrument’s fair value measurement.

The three levels within the fair value hierarchy are described as follows:

•	Level 1—Quoted prices (unadjusted) in active markets for identical assets or liabilities.

•

Level 2—Inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly. Level 2 inputs include: quoted prices for similar assets or liabilities in active markets; quoted prices for identical or similar assets or liabilities in markets that are not active; inputs other than quoted prices that are observable for the asset or liability; and inputs that are derived principally from or corroborated by observable market data by correlation or other means.

•

Level 3—Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities. Level 3 assets and liabilities include financial instruments whose value is determined using pricing models, discounted cash flow methodologies, or similar techniques, as well as instruments for which the determination of fair value requires significant management judgment or estimation.

We measure financial assets and liabilities at fair value in accordance with SFAS No. 157, FSP SFAS No. 157-3, and FSP SFAS No. 157-4. These measurements involve various valuation techniques and models, which involve inputs that are observable, when available, and include the following significant financial instruments: investment securities available for sale and derivative financial instruments. The following is a summary of valuation techniques utilized by us for our significant financial assets and liabilities which are valued on a recurring basis.

Investment securities available for sale. Where quoted prices for identical securities are available in an active market, securities are classified within Level 1 of the valuation hierarchy. If quoted market prices are not available, then fair values are estimated using quoted prices of securities with similar characteristics or discounted cash flows based on observable market inputs and are classified within Level 2 of the fair value hierarchy. In certain cases where there is limited activity or less transparency around inputs to the valuation, securities are classified within Level 3 of the valuation hierarchy. Level 3 market value measurements include an internally developed discounted cash flow model combined with using market data points of similar securities with comparable credit ratings in addition to market yield curves with similar maturities in determining the discount rate. In addition, significant estimates and unobservable inputs are required in the determination of Level 3 market value measurements. If actual results differ significantly from the estimates and inputs applied, it could have a material effect on our consolidated financial statements.

In addition, certain assets are measured at fair value on a nonrecurring basis; that is, the instruments are not measured at fair value on an ongoing basis but are subject to fair value adjustments in certain circumstances (for example, when there is evidence of impairment). We measure impaired loans, servicing assets, restricted equity investments and loans or bank properties transferred into other real estate owned at fair value on a non-recurring basis.

We review and validate the valuation techniques and models utilized for measuring financial assets and liabilities at least quarterly.

Balance Sheet Analysis

General. Total assets of the Company increased by $45.8 million to $724.2 million at June 30, 2009 from $678.5 million at December 31, 2008. Loans receivable, net, increased $42.1 million, investment and mortgage-backed securities decreased $5.1 million and cash and cash equivalents increased by $6.3 million. Asset growth was funded by an increase in deposits of $34.5 million and borrowings of $9.1 million.

Total assets increased $49.0 million, or 7.8%, to $678.5 million at December 31, 2008 from $629.5 million at December 31, 2007. Total loans, net, increased $66.4 million, or 12.6%, during 2008 to $594.5 million. Investment and mortgage-backed securities decreased $21.5 million during the year due to sales of available for sale mutual funds of $7.6 million and normal repayments of principal and maturities. Asset growth in 2008 was funded through increases in deposits of $40.7 million, or 9.8%, to $456.0 million and Federal Home Loan Bank advances of $13.6 million, or 11.3%, to $133.8 million.

Loans. Loans receivable, net, increased $42.1 million to $636.6 million at June 30, 2009 from $594.5 million at December 31, 2008. Loan originations totaled $95.2 million for the six months ended June 30, 2009 compared to $92.2 million originated in the six months ended June 30, 2008. Real estate mortgage loan originations totaled $67.9 million, real estate construction loan originations totaled $7.4 million, consumer loan originations totaled $14.4 million and commercial loan originations totaled $5.5 million for the six months ended June 30, 2009. Origination activity was offset by $51.9 million of normal loan payments and payoffs.

Loans receivable, net, increased $66.4 million, or 12.6%, in 2008 to $594.5 million. One- to four-family residential loans increased $56.6 million, or 13.9%, in 2008 on high loan activity. Real estate mortgage loan originations accounted for $113.2 million, or 68.8%, of the year’s $164.5 million of total loan originations. Construction loans decreased $1.4 million, or 13.3%, in 2008 due to the completion of the construction phase of existing loans and either sale of the property or subsequent conversion of those loans to permanent financing. Consumer loans, almost all of which are home equity loans, totaled $61.0 million and represented 10.3% of total loans at December 31, 2008 compared to $59.1 million, or 11.2% of total loans, at December 31, 2007. Consumer loan originations totaled $23.9 million or 14.5% of total loan originations. Commercial loans totaled $17.1 million and represented 2.8% of total loans at December 31, 2008 compared to $17.3 million, or 3.3% of total loans, at December 31, 2007.

Table 1: Loan Portfolio Analysis

	At June 30, 2009		At December 31,
			2008		2007		2006		2005		2004
(Dollars in thousands)	Amount	Percent	Amount	Percent	Amount	Percent	Amount	Percent	Amount	Percent	Amount	Percent
Real estate - mortgage:
One- to four-family residential	$497,156	78.1%	$464,731	78.2%	$408,145	77.3%	$316,567	72.9%	$294,296	71.3%	$247,610	72.5%
Commercial and multi-family	44,795	7.0	42,612	7.2	33,319	6.3	32,662	7.5	28,725	7.0	26,483	7.8

Total real estate - mortgage loans	541,951	85.1	507,343	85.4	441,464	83.6	349,229	80.4	323,021	78.3	274,093	80.3

Real estate - construction:
Residential	8,470	1.3	7,858	1.3	5,099	1.0	6,983	1.6	12,230	3.0	5,035	1.5
Commercial	3,681	0.6	1,021	0.2	5,143	1.0	6,804	1.6	11,019	2.6	7,719	2.2

Total real estate - construction loans	12,151	1.9	8,879	1.5	10,242	1.9	13,787	3.2	23,249	5.6	12,754	3.7
Commercial	18,548	2.9	17,111	2.8	17,324	3.3	16,825	3.9	16,582	4.0	14,111	4.1

Consumer:
Home equity	63,267	9.9	60,020	10.1	58,084	11.0	53,179	12.3	48,537	11.8	39,264	11.5
Other	852	0.1	957	0.2	972	0.2	938	0.2	1,135	0.3	1,244	0.4

Total consumer loans	64,119	10.1	60,977	10.3	59,056	11.2	54,117	12.5	49,672	12.1	40,508	11.9

Total loans	636,769	100.0%	594,310	100.0%	528,086	100.0%	433,957	100.0%	412,524	100.0%	341,466	100.0%

Net deferred loan costs (fees)	2,879		2,826		2,279		1,435		1,234		585
Allowance for loan losses	(3,089)		(2,684)		(2,307)		(2,050)		(1,753)		(1,466)

Loans, net	$636,559		$594,452		$528,058		$433,342		$412,005		$340,585

The following tables set forth certain information at June 30, 2009 and December 31, 2008 regarding the dollar amount of loan principal repayments coming due during the periods indicated. The tables do not include any estimate of prepayments, which significantly shorten the average life of all loans and may cause our actual repayment experience to differ from that shown below. Demand loans having no stated schedule of repayments and no stated maturity are reported as due in one year or less.

Table 2: Contractual Maturities and Interest Rate Sensitivity

(In thousands)	Real Estate- Mortgage Loans	Real Estate- Construction Loans	Commercial Loans	Consumer Loans	Total Loans
At June 30, 2009
Amounts due in:
One year or less	$752	$10,969	$7,275	$326	$19,322
More than one to five years	6,305	1,182	6,433	5,817	19,737
More than five years	534,894	—	4,840	57,976	597,710

Total	$541,951	$12,151	$18,548	$64,119	$636,769

Interest rate terms on amounts due after one year:
Fixed-rate loans	$449,763	$—	$2,884	$37,068	$489,715
Adjustable-rate loans	91,436	1,182	8,389	26,725	127,732

Total	$541,199	$1,182	$11,273	$63,793	$617,447

At December 31, 2008
Amounts due in:
One year or less	$70	$8,372	$6,485	$502	$15,429
More than one to five years	7,151	507	6,625	5,606	19,889
More than five years	500,121	—	4,002	54,868	558,991

Total	$507,342	$8,879	$17,112	$60,976	$594,309

Interest rate terms on amounts due after one year:
Fixed-rate loans	$407,261	$469	$2,813	$40,616	$451,159
Adjustable-rate loans	100,011	38	7,814	19,858	127,721

Total	$507,272	$507	$10,627	$60,474	$578,880

Table 3: Loan Origination, Purchase and Sale Activity

	Six Months Ended June 30,		Year Ended December 31,
(In thousands)	2009	2008	2008	2007	2006	2005	2004
Total loans, net, at beginning of period	$594,452	$528,058	$528,058	$433,342	$412,005	$340,585	$301,778

Loans originated:
Real estate-mortgage	67,925	65,923	108,797	111,987	56,206	83,868	63,872
Real estate-construction	7,408	5,698	14,117	13,145	13,375	24,215	18,226
Commercial	5,464	6,995	13,308	8,502	8,598	16,458	14,802
Consumer	14,389	11,429	23,860	27,973	28,311	34,322	30,583

Total loans originated	95,186	90,045	160,082	161,607	106,490	158,863	127,483

Loans purchased	—	2,307	4,379	12,668	76	1,999	464

Deduct:
Real estate loan principal repayments	36,729	32,662	62,778	49,109	52,911	50,658	60,685
Loan sales	—	—	—	—	—	—	—
Other repayments	15,170	20,680	35,460	31,037	32,222	39,146	28,235

Total loan repayments	51,899	53,342	98,238	80,146	85,133	89,804	88,920

Transferred to REO	(828)	—	—	—	—	—	—
Increase (decrease) due to deferred loan fees and allowance for loan losses	(352)	244	171	587	(96)	362	(220)

Net increase in loan portfolio	42,107	39,254	66,394	94,716	21,337	71,420	38,807

Total loans, net, at end of period	$636,559	$567,312	$594,452	$528,058	$433,342	$412,005	$340,585

Securities. At June 30, 2009, our securities portfolio represented 4.5% of total assets, compared to 5.5% at December 31, 2008 and 9.4% at December 31, 2007. Investments decreased $5.1 million to $32.3 million at June 30, 2009 from $37.4 million at December 31, 2008. The decrease was the result of normal repayments of principal of $3.8 million in mortgage-backed securities, as well as a decrease of $1.5 million in corporate securities, including $1.1 million in credit-related impairment charges recognized in earnings and $200,000 in unrealized losses.

Investment securities decreased $13.0 million to $9.3 million at December 31, 2008 from $22.3 million at December 31, 2007 as the result of the sale of mutual funds totaling $7.6 million and the call of municipal securities of $1.1 million. In addition, we realized OTTI charges totaling $1.9 million on two pooled trust preferred securities and an OTTI charge of $300,000 on mutual fund holdings, and we had a significant increase in the unrealized market value loss position on available for sale corporate debt securities due primarily to the turbulent market conditions in the second half of 2008. Mortgage-backed securities decreased by $8.5 million to $28.1 million at December 31, 2008 from $36.6 million at December 31, 2007 due to maturities and repayments of principal. Overall, investments decreased $21.5 million, or 36.5%, in the year ended December 31, 2008 as we funded increased loan demand with the proceeds from sales, maturities and principal paydowns.

Table 4: Investment Securities

	At June 30, 2009		At December 31,
			2008		2007		2006
(In thousands)	Amortized Cost	Fair Value	Amortized Cost	Fair Value	Amortized Cost	Fair Value	Amortized Cost	Fair Value
Securities available for sale:
U.S. Government and agencies	$890	$899	$1,058	$992	$1,199	$1,200	$1,359	$1,319
Mortgage-backed	20,118	20,760	23,628	24,004	31,934	31,986	39,609	39,105
Corporate debt	8,197	4,817	9,273	6,352	11,194	10,231	11,357	11,461
Municipal	1,418	1,430	1,912	1,929	2,957	2,994	2,955	3,009

Total debt securities	30,623	27,906	35,871	33,277	47,284	46,411	55,280	54,894
Equity securities and mutual funds	3	11	3	14	8,012	7,848	8,012	7,971

Total securities available for sale	30,626	27,917	35,874	33,291	55,296	54,259	63,292	62,865

Securities held to maturity:
Mortgage-backed	3,747	3,846	4,101	4,189	4,657	4,612	5,266	5,152
Municipal	660	660	13	13	—	—	—	—

Total securities held to maturity	4,407	4,506	4,114	4,202	4,657	4,612	5,266	5,152

Total	$35,033	$32,423	$39,998	$37,493	$59,953	$58,871	$68,558	$68,017

At June 30, 2009, we had no investments in a single company or entity (other than the U.S. Government or an agency of the U.S. Government) that had an aggregate book value in excess of 10% of our equity.

The following tables set forth the stated maturities and weighted average yields of debt securities at June 30, 2009. Certain mortgage-backed securities have adjustable interest rates and will reprice annually within the various maturity ranges. These repricing schedules are not reflected in the tables below. At June 30, 2009, mortgage-backed securities with adjustable rates totaled $4.7 million. Weighted average yields are on a tax-equivalent basis.

Table 5: Investment Maturities Schedule

	One Year or Less		More than One Year to Five Years		More than Five Years to Ten Years		More than Ten Years		Total
At June 30, 2009 (Dollars in thousands)	Carrying Value	Weighted Average Yield	Carrying Value	Weighted Average Yield	Carrying Value	Weighted Average Yield	Carrying Value	Weighted Average Yield	Carrying Value	Weighted Average Yield
Securities available for sale:
U.S. Government and agencies	$890	4.02%	$—	—%	$—	—%	$—	—%	$890	4.02%
Mortgage-backed	—	—	474	4.23	1,873	4.53	17,771	5.23	20,118	5.15
Corporate debt	—	—	—	—	1,000	3.94	7,196	6.23	8,196	5.95
Municipal	—	—	—	—	—	—	1,419	6.91	1,419	6.91

Total securities available for sale	890	4.02	474	4.23	2,873	4.33	26,386	5.60	30,623	5.41

Securities held to maturity:
Mortgage-backed	—	—	—	—	1	9.45	3,746	5.30	3,747	5.30
Municipal	660	4.68	—	—	—	—	—	—	660	4.68

Total held to maturity debt securities	660	4.68	—	—	1	9.45	3,746	5.30	4,407	5.20

Total	$1,550	4.30%	$474	4.23%	$2,874	4.33%	$30,132	5.56%	$35,030	5.38%

Deposits. Our primary source of funds are retail deposit accounts held primarily by individuals and businesses within our market area. We also actively solicit deposits from municipalities in our market area. Municipal deposit accounts differ from business accounts in that we pay interest on those deposits and we pledge collateral (typically investment securities), in accordance with the requirements of New Jersey’s Governmental Unit Deposit Protection Act, with the New Jersey Department of Banking to secure the portion of the deposits that are not covered by federal deposit insurance.

Deposits increased by $34.5 million, or 7.6%, to $490.5 million at June 30, 2009 from $456.0 million at December 31, 2008. Interest bearing demand deposits increased $12.8 million, certificates of deposit increased by $5.4 million, savings accounts increased by $9.6 million and non-interest bearing checking accounts increased $6.7 million. We continued our focus on attracting core deposits, which increased $29.1 million, and accounted for 84.2% of the $34.5 million increase in deposits.

In the year ended December 31, 2008, the change in the mix of deposits consisted primarily of increases in demand deposits of $7.3 million, savings accounts of $2.9 million and time deposits of $30.5 million. In 2008, non-interest bearing checking accounts increased and interest bearing demand deposits decreased as we stopped paying interest on $31.8 million in interest-bearing demand accounts following the modification of certain deposit products.

Table 6: Deposits

(Dollars in thousands)	At June 30, 2009		At December 31,
			2008		2007		2006
	Amount	Percent	Amount	Percent	Amount	Percent	Amount	Percent
Noninterest-bearing demand deposits	$56,499	11.5%	$49,828	10.9%	$26,809	6.5%	$34,223	8.2%
Interest-bearing demand deposits	161,231	32.9	148,394	32.5	164,061	39.5	172,792	41.4
Savings accounts	64,963	13.2	55,402	12.2	52,502	12.6	79,439	19.1
Time deposits	207,776	42.4	202,331	44.4	171,859	41.4	130,460	31.3

Total	$490,469	100.0%	$455,955	100.0%	$415,231	100.0%	$416,914	100.0%

Table 7: Time Deposit Maturities of $100,000 or More

At June 30, 2009 (In thousands)	Certificates of Deposit
Maturity Period
Three months or less	$18,473
Over three through six months	32,040
Over six through twelve months	15,106
Over twelve months	19,474

Total	$85,093

Table 8: Time Deposits Classified by Rates

	At June 30, 2009	At December 31,
(In thousands)		2008	2007	2006
1.01 - 2.00%	$50,543	$27,557	$—	$—
2.01 - 3.00%	69,176	38,633	255	2,328
3.01 - 4.00%	61,449	72,744	7,986	22,860
4.01 - 5.00%	26,608	60,214	157,312	115,131
5.01 - 6.00%	—	3,183	5,727	2,969
6.01 - 7.00%	—	—	579	6,782

Total	$207,776	$202,331	$171,859	$150,070

Table 9: Time Deposits Classified by Maturity

	Amount Due
At June 30, 2009 (Dollars in thousands)	Less Than One Year	More Than One Year to Two Years	More Than Two Years to Three Years	More Than Three Years to Four Years	More Than Four Years	Total	Percent of Total Certificate Accounts
1.01 - 2.00%	$50,493	$50	$—	$—	$—	$50,543	24.33%
2.01 - 3.00%	46,353	17,893	4,068	602	260	69,176	33.29
3.01 - 4.00%	41,444	4,669	8,601	3,695	3,040	61,449	29.58
4.01 - 5.00%	14,725	3,973	4,906	1,187	1,817	26,608	12.81
5.01 - 6.00%	—	—	—	—	—	—	—

Total	$153,015	$26,585	$17,575	$5,484	$5,117	$207,776	100.00%

Borrowings. We utilize borrowings from a variety of sources to supplement our supply of funds for loans and investments and to meet deposit withdrawal requirements.

Table 10: Borrowings

	At or For the Six Months Ended June 30,		At or For the Year Ended December 31,
(Dollars in thousands)	2009	2008	2008	2007	2006
Maximum amount outstanding at any month end during the period:
FHLB advances	$142,900	$149,190	$149,190	$120,230	$54,000
Securities sold under agreements to repurchase	—	8,000	8,000	8,500	18,570
Subordinated debt	15,464	15,464	15,464	15,464	15,464

Average amounts outstanding during the period:
FHLB advances	$130,534	$131,368	$132,681	$73,462	$41,415
Securities sold under agreements to repurchase	—	7,777	5,158	7,647	10,734
Subordinated debt	15,464	15,464	15,464	15,464	15,464

Weighted average interest rate during the period:
FHLB advances	3.66%	3.99%	3.93%	4.31%	4.22%
Securities sold under agreements to repurchase	—	4.68	4.31	5.42	5.27
Subordinated debt	8.67	8.67	8.67	8.67	8.67

Balance outstanding at end of period:
FHLB advances	$142,900	$149,190	$133,800	$120,230	$54,000
Securities sold under agreements to repurchase	—	7,250	—	8,000	7,090
Subordinated debt	15,464	15,464	15,464	15,464	15,464

Weighted average interest rate at end of period:
FHLB advances	3.35%	3.79%	3.56%	4.17%	4.18%
Securities sold under agreements to repurchase	—	4.49	—	5.28	5.38
Subordinated debt	8.67	8.67	8.67	8.67	8.67

Federal Home Loan Bank advances increased $9.1 million to $142.9 million at June 30, 2009 from $133.8 million at December 31, 2008. Junior subordinated debt was unchanged at $15.5 million at June 30, 2009 compared to December 31, 2008.

Federal Home Loan Bank advances increased $13.6 million at December 31, 2008 from December 31, 2007. These advances mature starting in 2009 through 2017. All $13.6 million of the increase in advances was used to fund increases in loan demand. Securities sold under agreements to repurchase decreased $8.0 million during 2008. At December 31, 2008, we had no securities sold under agreements to repurchase. Subordinated debt reflects the junior subordinated deferrable interest debentures issued by us in 1998 to a business trust formed by us that issued $15.0 million of preferred securities in a private placement.

Results of Operations for the Six Months Ended June 30, 2009 and 2008

Overview.

Table 11: 2009 v 2008 Overview

(Dollars in thousands)	2009	2008	% Change 2009/2008
Net income	$1,584	$1,819	(12.9)%
Basic and diluted earnings per share	$0.20	$0.22	(9.1)%
Return on average assets (annualized)	0.45%	0.56%	(19.6)%
Return on average equity (annualized)	4.82%	5.69%	(15.3)%
Average equity to average assets	9.39%	9.82%	(4.4)%

Net income was $1.6 million for the six months ended June 30, 2009 as compared to $1.8 million for the six months ended June 30, 2008. The $235,000, or 12.9%, decrease in 2009 from 2008 was due to an increase in net interest income which was more than offset by an increase in the provision for loan losses, a decrease in other income primarily attributable to an increase in non-cash impairment charges on investment securities, and an increase in other expenses primarily attributable to increased general operating costs as well as the special deposit insurance assessment.

Net Interest Income. Interest income increased by $324,000 in the six months ended June 30, 2009 compared to the same period in 2008 primarily as a result of higher loan balances.

Interest expense decreased by $1.3 million primarily as a result of lower rates paid on deposits and borrowings.

The interest rate spread and net interest margin of the Company were 2.93% and 3.24%, respectively, for the six months ended June 30, 2009 compared to 2.59% and 2.95% for the same period in 2008. The increase in average earning assets of $43.6 million and a decrease in average cost paid on liabilities of 63 basis points was offset by a rise of average interest bearing liabilities of $34.6 million and a decrease in the average yield on earning assets of 29 basis points.

Table 12: Net Interest Income – Changes Due to Rate and Volume

Six Months Ended June 30, 2009 Compared to Six Months Ended June 30, 2008 (in thousands)	Increase (Decrease) Due to
	Volume	Rate	Net
Interest and dividend income:
Loans receivable	$1,763	$(792)	$971
Investment securities	(546)	(37)	(583)
Other interest-earning assets	(64)	—	(64)

Total interest-earning assets	1,153	(829)	324
Interest expense:
Deposits	743	(1,584)	(841)
FHLB advances	(17)	(215)	(232)
Securities sold under agreements to repurchase	(182)	—	(182)
Subordinated debt	—	—	—
Total interest-bearing liabilities	544	(1,799)	(1,255)

Net change in interest income	$609	$970	$1,579

Provision for Loan Losses. We review the level of the allowance for loan losses on a monthly basis and establish the provision for loan losses based on the volume and types of lending, delinquency levels, loss experience, the amount of classified loans, economic conditions and other factors related to the collectibility of the loan portfolio. The provision for loan losses was $404,000 in the six months ended June 30, 2009 compared to $158,600 in the six months ended June 30, 2008. The increased provision was primarily to maintain a reserve level deemed appropriate by management in light of factors such as the level of non-performing loans, growth in the loan portfolio and the current economic environment.

Other Income. The following table shows the components of other income for the six months ended June 30, 2009 and 2008.

Table 13: Other Income Summary

Six months ended June 30 (Dollars in thousands)	2009	2008	% Change
Service charges	$848	$808	4.9%
Cash surrender value of life insurance	210	210	0.0
Gain on call of AFS securities	6	4	50.0
Impairment charge on AFS securities	(1,077)	(313)	244.1
Loss on sale of securities	—	(54)	N/M
Other	393	322	22.0

Total	$380	$977	(61.1)%

N/M—Not measurable

Other income decreased $597,000, or 61.1%, to $380,000 for the six-month period ended June 30, 2009 from the same period in 2008. The decrease was the result of increased impairment charges offset by increased service charge income, other income and no losses on sales of securities.

Other Expense. The following table shows the components of other expense for the six months ended June 30, 2009 and 2008.

Table 14: Other Expense Summary

Six months ended June 30 (Dollars in thousands)	2009	2008	% Change
Salaries and employee benefits	$4,349	$3,976	9.4%
Occupancy and equipment	1,771	1,511	17.2
Federal insurance premiums	465	24	1837.5
Advertising	198	186	6.5
Professional services	336	368	(8.7)
Real estate owned expenses	11	—	N/M
Other operating expense	817	724	12.8

Total other expense	$7,947	$6,789	17.1%

Other expenses increased $1.2 million to $8.0 million for the six-month period ended June 30, 2009 from the same period in 2008. The increase in other expenses was primarily the result of the special deposit insurance assessment and expenses associated with the opening of a new branch office in October of 2008.

Income Taxes. Income taxes decreased $186,000 to $975,000 for an effective tax rate of 38.1% for the six months ended June 30, 2009 compared to $1.2 million for an effective tax rate of 39.0% for the same period in 2008. The decrease in income taxes was a result of lower taxable income in 2009 compared to the same period in 2008.

Results of Operations for the Years Ended December 31, 2008, 2007 and 2006

Overview.

Table 15: Overview of 2008, 2007 and 2006

(Dollars in thousands)	2008	2007	2006	% Change 2008/2007	% Change 2007/2006
Net income	$2,929	$2,791	$3,149	4.9%	(11.4)%
Return on average assets	0.44%	0.47%	0.56%	(6.4)%	(16.1)%
Return on average equity	4.55%	4.42%	5.08%	2.9%	(13.0)%
Average equity to average assets	9.69%	10.74%	11.10%	(9.4)%	(3.2)%

2008 vs. 2007. Net income increased $139,000, or 4.9%, in 2008 to $2.9 million. Net interest income increased $3.7 million, or 24.4%, in 2008 from 2007 while non-interest income decreased $2.1 million, or 80.0%, to $533,000 due primarily to other than temporary impairment charges on investment securities of $2.2 million in 2008. Other expenses increased $1.2 million, or 9.1%, to $14.3 million in 2008 from 2007 due primarily to increased costs associated with the opening of a new branch, increases in FDIC insurance, occupancy, data processing and salary expenses. Income taxes increased $153,000, or 9.3%, in 2008 from 2007 due primarily from increased taxable income.

2007 vs. 2006. Net income decreased $358,000, or 11.4%, in 2007 to $2.8 million. Net interest income decreased $81,000, or 0.5%, in 2007 from 2006 while non-interest income increased $290,000, or 12.4%, to $2.6 million. Other expenses increased $263,000, or 2.1%, to $13.1 million in 2007 from 2006 due primarily to cost associated with the opening of a new branch. Income taxes increased $343,000, or 26.5%, in 2007 from 2006 due primarily from reduced deferred taxes in 2006.

Net Interest Income.

2008 vs. 2007. Net interest income increased $3.7 million, or 24.4%, to $18.8 million for 2008 from $15.1 million in 2007. The increase in net interest income for 2008 was primarily attributable to interest earned on a higher volume of interest-earning loans and a lower cost of deposits partially offset by an increase in interest paid on borrowings.

Total interest and dividend income increased $3.3 million, or 10.1%, to $35.9 million for 2008, as growth in interest income was enhanced by an increase in the average balance of loans partially offset by a decrease in the yield on earning assets. Interest income on loans increased $4.8 million, or 17.1%, in 2008 as the average balance of the portfolio grew $95.7 million, or 20.4%, offset by the average yield decrease of 16 basis points to 5.84%. The decrease in the average yield was the result of lower rates on new loans originated as well as changes in rates on existing loans. Declining balances offset by a higher yield in the investment portfolio accounted for the 24.6% decrease of $950,000 in interest income on investment securities in 2008. The average balance of the investment portfolio decreased $18.4 million, or 28.4%, in 2008, while the average yield increased 32 basis points to 6.30% as a result of higher rates earned on the remainder of the portfolio. The average balance of other interest-earning assets decreased $8.8 million while the yield decreased 312 basis points due to a sharp decline in short term rates accounting for the decrease in income of $561,000.

Total interest expense decreased $388,000, or 2.2%, to $17.1 million for 2008 as a decline in interest paid on deposits of $2.2 million was offset by an increase of $1.8 million in interest paid on borrowings. The average balance of interest-bearing deposits decreased $2.0 million, or 0.5%, in 2008 due to decreases of $22.3 million in the average balance of interest-bearing checking and $3.5 million in the average balance of savings accounts offset by increases in the average balance of certificates of deposit of $23.8 million. The decrease in the average balance interest-bearing of checking accounts during 2008 was due primarily to our modifying a group of $31.8 million of checking products to non-interest bearing. The average interest rate paid on deposits decreased 56 basis points as a result of the prevailing lower interest rate environment during 2008. Interest paid on borrowings increased in 2008 as an increase in the average balance of borrowings of $56.7 million was offset by a lower average interest rate paid of 68 basis points. The increase in borrowed money was used to fund the increased loan demand in 2008.

2007 vs. 2006. Net interest income decreased $81,000, or 0.5%, to $15.1 million for 2007 from $15.2 million in 2006. The decrease in net interest income for 2007 was primarily attributable to a higher cost of deposits partially offset by a higher yield and a higher volume of interest-earning assets.

Total interest and dividend income increased $2.8 million, or 9.3%, to $32.6 million for 2007, as growth in interest income was enhanced by an increase in the average balance of loans and an increase in the yield on earning assets. Interest income on loans increased $2.9 million, or 11.5%, in 2007 as the average balance of the portfolio grew $43.3 million, or 10.2%, while the average yield increased 7 basis points to 6.00%. The increase in the average yield was the result of higher rates on new loans originated and an increase in rate on adjustable rate loans in the portfolio. Declining balances offset by a higher yield in the investment portfolio accounted for the 2.6% decrease in interest income on investment securities of $102,000 from 2006. The average balance of the investment portfolio decreased $14.3 million, or 18.1%, in 2007, while the average yield increased 95 basis points to 5.98% as a result of higher short term market rates.

Total interest expense increased $2.9 million, or 19.6%, to $17.5 million for 2007 as deposit and borrowing costs increased. The average balance of interest-bearing deposits increased $3.6 million, or 0.9%, in 2007 due to growth in certificates of deposit offset by decreases in both checking and savings accounts. The average interest rate paid on deposits increased 38 basis points as a result of the prevailing high interest rate environment during 2007 and the growth in higher cost certificates of deposit. During 2007, we experienced higher costs on demand deposits tied to treasury bills and a shift of deposits from lower-cost savings accounts to higher-cost certificates of deposit. Interest paid on borrowings increased in 2007 as an increase in the average balance of borrowings of $29.0 million was offset by a lower average interest rate paid of 31 basis points. The increase in borrowed money was used to fund the increased loan demand in 2007.

Table 16: Net Interest Income – Changes Due to Rate and Volume

	2008 Compared to 2007			2007 Compared to 2006
	Increase (Decrease) Due to		Net	Increase (Decrease) Due to		Net
(In thousands)	Volume	Rate		Volume	Rate
Interest and dividend income:
Loans receivable	$5,582	$(770)	$4,812	$2,627	$267	$2,894
Investment securities	(1,148)	198	(950)	(914)	811	(103)
Other interest-earning assets	(307)	(254)	(561)	181	(192)	(11)

Total interest-earning assets	4,127	(826)	3,301	1,894	886	2,780

Interest expense:
Deposits	(62)	(2,175)	(2,237)	86	1,509	1,595
FHLB advances	2,292	(251)	2,041	110	1,309	1,419
Securities sold under agreements to repurchase	(60)	(132)	(192)	(168)	16	(152)
Subordinated debt	—	—	—	—	—	—

Total interest-bearing liabilities	2,170	(2,558)	(388)	28	2,834	2,862

Net change in interest income	$1,957	$1,732	$3,689	$1,866	$(1,948)	$(82)

Provision for Loan Losses.

2008 vs. 2007. Provision for loan losses increased $112,000 to $373,000 in 2008 from $261,000 in 2007. The provision was primarily to maintain a reserve level deemed appropriate by management. The larger provision in 2008 reflected growth in the loan portfolio.

2007 vs. 2006. Provision for loan losses decreased $39,000 to $261,000 in 2007 from $300,000 in 2006. An increase in real estate mortgages, which have a lower loss factor, and a small increase in combined balances of construction, consumer and commercial mortgage and business loans, which carry a higher risk of default, was offset by stable performing assets with lower delinquencies.

An analysis of the changes in the allowance for loan losses is presented under “Risk Management—Analysis and Determination of the Allowance for Loan Losses.”

Other Income. The following table shows the components of other income and the percentage changes from year to year.

Table 17: Other Income Summary

(Dollars in thousands)	2008	2007	2006	% Change 2008/2007	% Change 2007/2006
Service charges	$1,719	$1,641	$1,531	4.8%	7.2%
Cash surrender value of life insurance	425	368	261	15.5	41.0
Loss on sale of AFS securities	(50)	—	—	N/M	N/A
Impairment charge on AFS securities	(2,235)	—	—	N/M	N/A
Other	674	613	539	10.0	13.7

Total	$533	$2,622	$2,331	(79.7)%	12.5%

N/M—Not measurable

N/A—Not applicable

2008 vs. 2007. Total other income decreased $2.1 million, or 80.0%, in 2008 from 2007 due primarily to other than temporary impairment charges on investment securities of $2.2 million in 2008 offset by increases in service charges, income on the cash surrender value of bank-owned life insurance and fees collected on deposit accounts and debit card commissions.

2007 vs. 2006. Total other income increased $291,000, or 12.5%, in 2007 from 2006 due to higher service charge fees collected on deposit accounts and increases from debit card commissions, both of which were due to higher customer usage of those services. In addition, income on the cash surrender value of bank-owned life insurance increased with the purchase of additional policies.

Other Expense. The following table shows the components of other expense and the percentage changes from year to year.

Table 18: Other Expense Summary

(Dollars in thousands)	2008	2007	2006	% Change 2008/2007	% Change 2007/2006
Salaries and employee benefits	$8,264	$7,557	$7,626	9.4%	(0.9)%
Occupancy and equipment	3,215	2,899	2,715	10.9	6.8
FDIC deposit insurance	121	50	54	142.0	(7.6)
Advertising	436	444	425	(1.8)	4.5
Professional services	687	661	594	3.9	11.3
Supplies	196	185	223	5.9	(17.0)
Telephone	129	112	105	15.2	6.7
Postage	144	140	136	2.9	2.9
Charitable contributions	126	122	116	3.3	5.2
Insurance	139	143	142	(2.8)	0.7
All other	808	756	670	6.9	12.8

Total	$14,265	$13,069	$12,806	9.2%	2.1%

2008 vs. 2007. Total other expenses increased $1.2 million, or 9.2%, to $14.3 million in 2008 compared to $13.1 million in 2007. Increased personnel and occupancy costs associated with the opening of a new branch office in November of 2008 accounted for $131,000 in increased other expenses. In addition, excluding the costs associated with the new branch, salaries and employee benefits increased $654,000 primarily due to increases in salary and employee benefits. FDIC insurance cost increased $72,000 on higher premiums. Occupancy, equipment and data processing expenses increased $253,000. Professional services and other operating expenses accounted for the remaining $90,000 increase due to normal activity.

2007 vs. 2006. Total other expenses increased $263,000, or 2.1%, to $13.1 million in 2007 compared to $12.8 million in 2006. Increased personnel and occupancy costs associated with the opening of a new branch office in November of 2006 accounted for $343,000 in increased other expenses. In addition, excluding the costs associated with the new branch, salaries and employee benefits decreased $289,000 primarily due to higher credits of deferred personnel costs due to higher loan volume in 2007 compared to 2006. Occupancy and equipment, advertising, professional services and other operating expenses accounted for the remaining $208,000 increase due to normal activity.

Income Taxes.

2008 vs. 2007. Income tax expense was $1.8 million for 2008 compared to $1.6 million for 2007. The effective tax rate for 2008 was 38.0% compared to 37.0% for 2007. The increase in income tax expense was primarily due to an increase in taxable income for the year ended 2008 compared to 2007 and higher state income taxes as a result of non-deductible expenses related to impairment of securities. We recorded a reduction of $122,000 in 2008 of a tax valuation allowance for charitable contributions carryover deduction resulting from an increase in actual taxable income over prior projections.

2007 vs. 2006. Income tax expense was $1.6 million 2007 compared to $1.3 million for 2006. The effective tax rate for 2007 was 37.0% compared to 29.2% for 2006. The increase in income tax expense is primarily due to our change in policy regarding the tax treatment of bank owned life insurance during 2006. In 2007, we recorded a tax refund of $242,000. Partially offsetting the impact of the refund was a $168,000 tax valuation allowance relating to the deferred tax asset established in connection with our contribution to the charitable foundation established in connection with our public offering in 2004. We determined that, based on our assessment of future taxable income and expectations of charitable contributions, it is probable that the tax benefit of the contribution may not be fully realized.

Average Balances and Yields. The following table presents information regarding average balances of assets and liabilities, the total dollar amounts of interest income and dividends from average interest-earning assets, the total dollar amounts of interest expense on average interest-bearing liabilities, and the resulting average yields and costs. The yields and costs for the periods indicated are derived by dividing income or expense by the average balances of assets or liabilities, respectively, for the periods presented. For purposes of this table, average balances have been calculated using the average daily balances and nonaccrual loans are included in average balances only. Loan fees are included in interest income on loans and are insignificant. Interest income on loans and investment securities has not been calculated on a tax equivalent basis because the impact would be insignificant.

Table 19: Average Balance Tables

(Dollars in thousands)	At June 30, 2009	Six Months Ended June 30,
		2009			2008
	Yield/ Cost	Average Balance	Interest and Dividends	Yield/ Cost	Average Balance	Interest and Dividends	Yield/ Cost
Assets:
Interest-earning assets:
Loans	5.46%	$615,685	$17,054	5.54%	$548,963	$16,083	5.86%
Investment securities	7.04%	34,655	1,082	6.25%	52,119	1,665	6.39%
Other interest-earning assets	—	—	—	—	5,642	64	2.28%

Total interest-earning assets	5.54%	650,340	18,136	5.58%	606,724	17,812	5.87%
Noninterest-earning assets		49,408			44,010

Total assets		$699,748			$650,734

Liabilities and equity:
Interest-bearing liabilities:
Interest-bearing demand deposits	1.22%	$159,438	993	1.25%	$157,859	$1,276	1.62%
Savings accounts	1.10%	59,223	326	1.10%	53,653	295	1.10%
Certificates of deposit	2.77%	209,446	3,230	3.08%	173,389	3,819	4.41%

Total interest-bearing deposits	1.96%	428,107	4,549	2.13%	384,901	5,390	2.80%

FHLB advances	3.57%	130,534	2,387	3.66%	131,368	2,619	3.99%
Securities sold under agreements to repurchase	—	—	—	—	7,777	182	4.68%
Subordinated debt	8.67%	15,464	670	8.67%	15,464	670	8.67%

Total borrowings	4.11%	145,998	3,057	4.19%	154,609	3,471	4.49%

Total interest-bearing liabilities	2.50%	574,105	7,606	2.65%	539,510	8,861	3.28%

Noninterest-bearing demand accounts		51,706			40,281
Other		8,262			7,065

Total liabilities		634,073			586,856
Stockholders’ equity		65,675			63,878

Total liabilities and stockholders’ equity		$699,748			$650,734

Net interest income			$10,530			$8,951

Interest rate spread	3.04%			2.93%			2.59%
Net interest margin	3.33%			3.24%			2.95%
Average interest-earning assets to average interest-bearing liabilities		113.28%			112.46%

	Year Ended December 31,
	2008			2007			2006
(Dollars in Thousands)	Average Balance	Interest and Dividends	Yield/ Cost	Average Balance	Interest and Dividends	Yield/ Cost	Average Balance	Interest and Dividends	Yield/ Cost
Assets:
Interest-earning assets:
Loans	$564,285	$32,930	5.84%	$468,608	$28,118	6.00%	$425,262	$25,224	5.93%
Investment securities	46,338	2,919	6.30%	64,718	3,870	5.98%	78,981	3,973	5.03%
Other interest-earning assets	3,361	70	2.09%	12,120	631	5.21%	12,641	642	5.08%

Total interest-earning assets	613,984	35,919	5.85%	545,446	32,619	5.98%	516,884	29,839	5.77%

Noninterest-earning assets	47,983			42,982			40,978

Total assets	$661,967			$588,428			$557,862

Liabilities and equity:
Interest-bearing liabilities:
Interest-bearing demand deposits	$155,999	2,403	1.54%	$178,253	4,607	2.58%	$174,050	4,080	2.34%
Savings accounts	53,904	597	1.11%	57,362	641	1.12%	69,578	793	1.14%
Certificates of deposit	179,479	7,321	4.08%	155,725	7,310	4.69%	144,130	6,090	4.23%

Total interest-bearing deposits	389,382	10,321	2.65%	391,340	12,558	3.21%	387,758	10,963	2.83%
FHLB advances	132,681	5,209	3.93%	73,462	3,168	4.31%	41,415	1,749	4.22%
Securities sold under agreements to repurchase	5,158	222	4.31%	7,647	414	5.42%	10,734	566	5.27%
Subordinated debt	15,464	1,341	8.67%	15,464	1,341	8.67%	15,464	1,341	8.67%

Total borrowings	153,303	6,773	4.42%	96,573	4,923	5.10%	67,613	3,656	5.41%

Total interest-bearing liabilities	542,685	17,093	3.15%	487,913	17,481	3.58%	455,371	14,620	3.21%

Noninterest-bearing demand accounts	47,372			31,471			35,728
Other	7,513			5,852			4,816

Total liabilities	597,570			525,236			495,915
Retained earnings	64,397			63,192			61,947

Total liabilities and retained earnings	$661,967			$588,428			$557,862

Net interest income		$18,826			$15,138			$15,219

Interest rate spread			2.70%			2.40%			2.56%
Net interest margin			3.07%			2.78%			2.94%
Average interest-earning assets to average interest-bearing liabilities	113.14%			111.79%			113.51%

Risk Management

Overview. Managing risk is an essential part of successfully managing a financial institution. Our most prominent risk exposures are credit risk, interest rate risk and market risk. Credit risk is the risk of not collecting the interest and/or the principal balance of a loan or investment when it is due. Interest rate risk is the potential reduction of interest income as a result of changes in interest rates. Market risk arises from fluctuations in interest rates that may result in changes in the values of financial instruments, such as available-for-sale securities that are accounted for on a mark-to-market basis. Other risks that we face are operational risks, liquidity risks and reputation risk. Operational risks include risks related to fraud, regulatory compliance, processing errors, technology and disaster recovery. Liquidity risk is the possible inability to fund obligations to depositors, lenders or borrowers. Reputation risk is the risk that negative publicity or press, whether true or not, could cause a decline in our customer base or revenue.

Credit Risk Management. Our strategy for credit risk management focuses on having well-defined credit policies and uniform underwriting criteria and providing prompt attention to potential problem loans. Our strategy also emphasizes the origination of one- to four-family mortgage loans, which typically have lower default rates than other types of loans and are secured by collateral that generally is more readily marketable and tends to fluctuate less in value than other types of collateral.

When a borrower fails to make a required loan payment, we take a number of steps to have the borrower cure the delinquency and restore the loan to current status. We make initial contact with the borrower when the loan becomes 15 days past due. If payment is not then received by the 30th day of delinquency, additional letters and phone calls generally are made. Generally, when the loan becomes 60 days past due, we send a letter notifying the borrower that we will commence foreclosure proceedings if the loan is not brought current within 30 days. Generally, when the loan becomes 90 days past due, we commence foreclosure proceedings against any real property that secures the loan or attempt to repossess any personal property that secures a consumer loan. If a foreclosure action is instituted and the loan is not brought current, paid in full, or refinanced before the foreclosure sale, the real property securing the loan generally is sold at foreclosure. We may consider loan workout arrangements with certain borrowers under certain circumstances.

Management informs the board of directors monthly of the amount of loans delinquent more than 30 days, all loans in foreclosure and all foreclosed and repossessed property that we own.

Analysis of Nonperforming and Classified Assets. We consider repossessed assets and loans that are 90 days or more past due to be nonperforming assets. When a loan becomes 90 days delinquent, the loan is placed on nonaccrual status at which time the accrual of interest ceases and an allowance for any uncollectible accrued interest is established and charged against operations. Typically, payments received on a nonaccrual loan are applied to the outstanding principal and interest as determined at the time of collection of the loan.

Real estate that we acquire as a result of foreclosure or by deed-in-lieu of foreclosure is classified as real estate owned until it is sold. When property is acquired it is recorded at the lower of its cost, which is the unpaid balance of the loan plus foreclosure costs, or fair market value at the date of foreclosure. Holding costs and declines in fair value after acquisition of the property result in charges against income. At June 30, 2009, we had one single-family condominium property held as real estate owned.

Nonperforming assets totaled $4.6 million, or 0.63% of total assets, June 30, 2009, which was an increase of $2.6 million from December 31, 2008. Nonaccrual loans accounted for $4.5 million of nonperforming assets at June 30, 2009 and for all of nonperforming assets at December 31, 2008. At June 30, 2009, nonaccrual loans were comprised of $4.1 million in mortgage loans, $374,000 in commercial loans and $40,000 in consumer loans.

Nonperforming assets totaled $2.0 million, or 0.29% of total assets, at December 31, 2008, which was an increase of $1.7 million from December 31, 2007. Nonaccrual loans accounted for all nonperforming assets at December 31, 2008. At December 31, 2008, nonaccrual loans were comprised of $1.9 million in mortgage loans and $100,000 in consumer loans.

Table 20: Nonperforming Assets

	At June 30, 2009	At December 31,
(Dollars in thousands)		2008	2007	2006	2005	2004
Nonaccrual loans:
Real estate—mortgage loans	$4,095	$1,861	$295	$415	$91	$—
Construction	—	—	—	—	—	—
Commercial	374	—	—	—	—	—
Consumer	40	112	1	116	7	4

Total	4,509	1,973	296	531	98	4
Accruing loans past due 90 days or more	—	—	—	—	—	—

Total of nonaccrual and 90 days or more past due loans	4,509	1,973	296	531	98	4
Real estate owned	60	—	—	—	—	—
Other nonperforming assets	—	—	—	—	—	—

Total nonperforming assets	4,569	1,973	296	531	98	4
Troubled debt restructurings	—	—	—	—	—	—

Troubled debt restructurings and total nonperforming assets	$4,569	$1,973	$296	$531	$98	$4

Total nonperforming loans to total loans	0.72%	0.33%	0.06%	0.12%	0.02%	N/M
Total nonperforming loans to total assets	0.63%	0.29%	0.05%	0.09%	0.02%	N/M
Total nonperforming assets and troubled debt restructurings to total assets	0.63%	0.29%	0.05%	0.09%	0.02%	N/M

N/M—not measurable as nonperforming loans are not material enough to allow for meaningful calculations.

Interest income that would have been recorded had nonaccruing loans been current according to their original terms amounted to $119,500 for the six months ended June 30, 2009 and $57,000 for the year ended December 31, 2008. No interest related to nonaccrual loans was included in interest income for the six months ended June 30, 2009 or the year ended December 31, 2008.

Federal regulations require us to review and classify our assets on a regular basis. In addition, the Office of Thrift Supervision has the authority to identify problem assets and, if appropriate, require them to be classified. There are three classifications for problem assets: substandard, doubtful and loss. “Substandard assets” must have one or more defined weaknesses and are characterized by the distinct possibility that we will sustain some loss if the deficiencies are not corrected. “Doubtful assets” have the weaknesses of substandard assets with the additional characteristic that the weaknesses make collection or liquidation in full on the basis of currently existing facts, conditions and values questionable, and there is a high possibility of loss. An asset classified as “loss” is considered uncollectible and of such little value that continuance as an asset of the institution is not warranted. The regulations also provide for a “special mention” category, described as assets which do not currently expose us to a sufficient degree of risk to warrant classification but do possess credit deficiencies or potential weaknesses deserving our close attention. When we classify an asset as substandard or doubtful we establish a specific allowance for loan losses. If we classify an asset as loss, we charge off an amount equal to 100% of the portion of the asset classified loss.

Classified assets increased to $9.0 million at June 30, 2009 from $6.0 million at December 31, 2008. The increase in classified assets reflects the addition of $800,000 in mortgage loans and $2.2 million in commercial loans. Classified assets increased to $6.0 million at December 31, 2008 from $2.7 million at December 31, 2007. The increase in classified assets reflected the addition of $2.1 million in mortgage loans, $1.0 million in commercial mortgage loans and $200,000 in consumer loans.

Table 21: Classified Assets

	At June 30, 2009	At December 31,
(In thousands)		2008	2007	2006
Special mention assets	$2,267	$621	$1,226	$739
Substandard assets	6,668	5,361	1,455	1,019
Doubtful and loss assets	45	46	—	—

Total classified assets	$8,980	$6,028	$2,681	$1,758

Table 22: Loan Delinquencies(1)

	At June 30, 2009		At March 31, 2009		At December 31,
					2008		2007
	30-59 Days Past Due	60-89 Days Past Due	30-59 Days Past Due	60-89 Days Past Due	30-59 Days Past Due	60-89 Days Past Due	30-59 Days Past Due	60-89 Days Past Due
Real estate-mortgage loans	$966	$—	$1,528	$2,129	$1,277	$—	$386	$—
Commercial loans	—	—	213	—	—	—	—	—
Consumer loans	36	5	—	374	215	138	46	5

Total	$1,002	$5	$1,741	$2,503	$1,492	$138	$432	$5

(1)	Excludes loans that are on nonaccrual status.

At each of the dates presented, delinquent mortgage loans consisted primarily of loans secured by residential real estate.

Analysis and Determination of the Allowance for Loan Losses. The allowance for loan losses is a valuation allowance for probable losses inherent in the loan portfolio. We evaluate the need to establish allowances against losses on loans on a monthly basis. When additional allowances are necessary, a provision for loan losses is charged to earnings.

Our methodology for assessing the appropriateness of the allowance for loan losses consists of three key elements: (1) specific allowances for impaired or collateral-dependent loans; (2) a general valuation allowance on identified problem loans; and (3) a general valuation allowance on the remainder of the loan portfolio. Although we determine the amount of each element of the allowance separately, the entire allowance for loan losses is available for the entire portfolio. See “—Critical Accounting Policies, Judgments and Estimates” and note 4 of the consolidated financial statements for additional information on the determination of the allowance for loan losses.

At June 30, 2009, our allowance for loan losses represented 0.49% of total gross loans. The allowance for loan losses increased to $3.1 million at June 30, 2009 from $2.6 million at December 31, 2008 due to the provision for loan losses of $404,000 and recoveries of $1,000. The provision for loan losses in 2009 reflected continued growth of the loan portfolio, particularly residential mortgage loans. The loss factors used to calculate the allowance for loan losses were increased due to general economic conditions and the level of delinquencies in the portfolio. At June 30, 2009 the specific allowance on impaired or collateral-dependent loans was $130,000. The general valuation allowance for identified problem loans was $102,000 and the general valuation on the remainder of the portfolio was $2.9 million.

At December 31, 2008, our allowance for loan losses represented 0.45% of total net loans. The allowance for loan losses increased to $2.7 million at December 31, 2008 from $2.3 million at December 31, 2007 due to additions of $373,000 to the provision for loan losses and recoveries of $4,000. The provision for loan losses in

2008 reflected continued growth of the loan portfolio, particularly the increases in one- to four-family mortgage loans, commercial real estate loans and consumer loans. The loss factors used to calculate the allowance in December 31, 2008 from December 31, 2007 were increased by 2.3 basis points due to general economic conditions. At December 31, 2008, the specific allowance on impaired or collateral-dependent loans was zero as no loans were deemed impaired. The general valuation allowance for identified problem loans was $34,000 and the general valuation allowance on the remainder of the loan portfolio was $2.7 million.

At December 31, 2007, our allowance for loan losses represented 0.44% of total gross loans. The allowance for loan losses increased to $2.3 million at December 31, 2007 from $2.1 million at December 31, 2006 due additions to the provision for loan losses of $261,000 offset by net charge-offs of $4,000. The provision for loan losses in 2007 reflected continued growth of the loan portfolio, particularly the increases in one- to four-family mortgage loans, commercial real estate loans and consumer loans. There was no change in the loss factors used to calculate the allowance in December 31, 2007 from December 31, 2006. At December 31, 2007, the specific allowance on impaired or collateral-dependent loans was zero as no loans were deemed impaired. The general valuation allowance for identified problem loans was $36,000 and the general valuation allowance on the remainder of the loan portfolio was $2.3 million.

The following table sets forth the breakdown of the allowance for loan losses by loan category at the dates indicated.

Table 23: Allocation of Allowance for Loan Losses

	At June 30, 2009			At December 31,
				2008			2007			2006
(Dollars in thousands)	Amount	% of Allowance to Total Allowance	% of Loans in Category to Total Loans	Amount	% of Allowance to Total Allowance	% of Loans in Category to Total Loans	Amount	% of Allowance to Total Allowance	% of Loans in Category to Total Loans	Amount	% of Allowance to Total Allowance	% of Loans in Category to Total Loans
Real estate-mortgage loans	$2,432	78.7%	85.2%	$1,693	63.1%	85.3%	$1,387	60.1%	83.6%	$1,158	56.5%	80.5%
Real estate-construction loans	68	2.2	1.8	39	1.5	1.5	64	2.8	1.9	202	9.9	3.2
Commercial	217	7.0	3.0	605	22.5	2.9	528	22.9	3.3	388	18.9	3.9
Consumer	373	12.1	10.0	347	12.9	10.3	328	14.2	11.2	302	14.7	12.4

Total allowance for loan losses	$3,089	100.0%	100.0%	$2,684	100.0%	100.0%	$2,307	100.0%	100.0%	$2,050	100.0%	100.0%

	At December 31,
	2005			2004
(Dollars in thousands)	Amount	% of Allowance to Total Allowance	% of Loans in Category to Total Loans	Amount	% of Allowance to Total Allowance	% of Loans in Category to Total Loans
Real estate-mortgage loans	$974	55.6%	78.3%	$909	62.0%	80.3%
Real estate-construction loans	204	11.6	5.7	113	7.7	3.7
Commercial	388	22.1	4.0	285	19.4	4.1
Consumer	187	10.7	12.0	159	10.9	11.9

Total allowance for loan losses	$1,753	100.0%	100.0%	$1,466	100.0%	100.0%

Although we believe that we use the best information available to establish the allowance for loan losses, future adjustments to the allowance for loan losses may be necessary and our results of operations could be adversely affected if circumstances differ substantially from the assumptions used in making the determinations. Furthermore, while we believe we have established our allowance for loan losses in conformity with generally accepted accounting principles, there can be no assurance that regulators, in reviewing our loan portfolio, will not request us to increase our allowance for loan losses. In addition, because future events affecting borrowers and collateral cannot be predicted with certainty, there can be no assurance that the existing allowance for loan losses is adequate or that increases will not be necessary should the quality of any loans deteriorate as a result of the factors discussed above. Any material increase in the allowance for loan losses may adversely affect our financial condition and results of operations.

Table 24: Analysis of Loan Loss Experience

	Six Months Ended June 30,		Year Ended December 31,
(Dollars in thousands)	2009	2008	2008	2007	2006	2005	2004
Allowance at beginning of period	$2,684	$2,307	$2,307	$2,050	$1,753	$1,466	$1,116

Provision for loan losses	404	159	373	261	300	300	360
Charge-offs:
Real estate-mortgage loans	—	—	—	—	—	—	—
Real estate-construction loans	—	—	—	—	—	—	—
Commercial loans	—	—	—	—	—	—	—
Consumer loans	—	—	—	8	9	18	16

Total charge-offs	—	—	—	8	9	18	16
Recoveries:
Real estate-mortgage loans	—	—	—	—	—	—	—
Real estate-construction loans	—	—	—	—	—	—	—
Commercial loans	—	—	—	—	—	—	1
Consumer loans	1	2	3	4	6	5	5

Total recoveries	1	2	3	4	6	5	6

Net (recoveries) charge-offs	(1)	(2)	(3)	4	3	13	10

Allowance at end of period	$3,089	$2,468	$2,683	$2,307	$2,050	$1,753	$1,466

Allowance to nonperforming loans	67.6%	129.1%	136.0%	779.9%	385.3%	N/M	N/M
Allowance to total loans outstanding at the end of the period	0.49%	0.42%	0.45%	0.44%	0.47%	0.42%	0.43%
Net charge-offs (recoveries) to average loans outstanding during the period	N/M	N/M	N/M	N/M	N/M	N/M	N/M

N/M—not measurable as nonperforming loans and charge-offs are not material enough to allow for meaningful calculations.

In recent years, our net charge-offs have been low, with most charge-offs relating to consumer loans. We believe that our underwriting standards and, prior to 2007, a prolonged period of rising real estate values in our market area has been the primary reason for the absence of charged-off real estate loans.

Interest Rate Risk Management. We manage the interest rate sensitivity of our interest-bearing liabilities and interest-earning assets in an effort to minimize the adverse effects of changes in the interest rate environment on our net interest income. Deposit accounts typically react more quickly to changes in market interest rates than mortgage loans because of the shorter maturities of deposits. To reduce the potential volatility of our earnings, we have sought to improve the match between asset and liability maturities and rates, while maintaining an acceptable interest rate spread. We have adopted an interest rate risk action plan pursuant to which we manage our interest rate risk. Under this plan, we have: periodically sold fixed-rate mortgage loans; extended the maturities of our borrowings; increased commercial lending, which emphasizes the origination of shorter term, prime-based loans; emphasized the generation of core deposits, which provides a more stable, lower cost funding source; and structured our investment portfolio to include more liquid securities. We currently do not participate in hedging programs, interest rate swaps or other activities involving the use of derivative financial instruments.

We have an Asset/Liability Committee, which includes members of both the board of directors and management, to communicate, coordinate and control all aspects involving asset/liability management. The committee establishes and monitors the volume, maturities, pricing and mix of assets and funding sources with the objective of managing assets and funding sources to provide results that are consistent with liquidity, growth, risk limits and profitability goals.

Net Interest Income Simulation Analysis. We analyze our interest rate sensitivity position to manage the risk associated with interest rate movements through the use of interest income simulation. The matching of assets and liabilities may be analyzed by examining the extent to which such assets and liabilities are “interest sensitive.” An asset or liability is said to be interest rate sensitive within a specific time period if it will mature or reprice within that time period.

Our goal is to manage asset and liability positions to moderate the effects of interest rate fluctuations on net interest income. Interest income simulations are completed quarterly and presented to the Asset/Liability Committee. The simulations provide an estimate of the impact of changes in interest rates on net interest income under a range of assumptions. The numerous assumptions used in the simulation process are reviewed by the Asset/Liability Committee on a quarterly basis. Changes to these assumptions can significantly affect the results of the simulation. The simulation incorporates assumptions regarding the potential timing in the repricing of certain assets and liabilities when market rates change and the changes in spreads between different market rates. The simulation analysis incorporates management’s current assessment of the risk that pricing margins will change adversely over time due to competition or other factors.

Simulation analysis is only an estimate of our interest rate risk exposure at a particular point in time. We continually review the potential effect changes in interest rates could have on the repayment of rate sensitive assets and funding requirements of rate sensitive liabilities.

The table below sets forth an approximation of our exposure as a percentage of estimated net interest income for the next 12- and 24-month periods using interest income simulation. The simulation uses projected repricing of assets and liabilities at June 30, 2009 on the basis of contractual maturities, anticipated repayments and scheduled rate adjustments. Prepayment rates can have a significant impact on interest income simulation. Because of the large percentage of loans and mortgage-backed securities we hold, rising or falling interest rates have a significant impact on the prepayment speeds of our earning assets that in turn affect the rate sensitivity position. When interest rates rise, prepayments tend to slow. When interest rates fall, prepayments tend to rise. Our asset sensitivity would be reduced if prepayments slow and vice versa. While we believe such assumptions to be reasonable, there can be no assurance that assumed prepayment rates will approximate actual future mortgage-backed security and loan repayment activity.

The following table reflects changes in estimated net interest income only for Ocean Shore Holding.

Table 25: Net Interest Income Simulation

	At June 30, 2009 Percentage Change in Estimated Net Interest Income Over
	12 Months	24 Months
200 basis point increase in rates	(7.14)%	(4.14)%
100 basis point decrease in rates	N/M	N/M

Management believes that under the current rate environment, a change of interest rates downward of 200 basis points is a highly remote interest rate scenario. Therefore, management modified the limit and a 100 basis point decrease in interest rates was used. This limit will be re-evaluated periodically and may be modified as appropriate.

The 200 and 100 basis point change in rates in the above table is assumed to occur evenly over the following 12 months. Based on the scenario above, net interest income would be adversely affected (within our internal guidelines) in the 12-month and 24-month periods if rates rose by 200 basis points. The 100 basis point decrease is not measurable as a result of the 0.00% to 0.25% target federal funds rate established by the Federal Reserve Board.

Net Portfolio Value Analysis. In addition to a net interest income simulation analysis, we use an interest rate sensitivity analysis prepared by the Office of Thrift Supervision to review our level of interest rate risk. This analysis measures interest rate risk by computing changes in net portfolio value of our cash flows from assets, liabilities and off-balance sheet items in the event of a range of assumed changes in market interest rates. Net portfolio value represents the market value of portfolio equity and is equal to the market value of assets minus the market value of liabilities, with adjustments made for off-balance sheet items. This analysis assesses the risk of loss in market risk sensitive instruments in the event of a sudden and sustained 50 to 300 basis point increase or 50 to 100 basis point decrease in market interest rates with no effect given to any steps that we might take to counter the effect of that interest rate movement. We measure interest rate risk by modeling the changes in net portfolio value over a variety of interest rate scenarios. The following table, which is based on information that we provide to the Office of Thrift Supervision, presents the change in our net portfolio value at June 30, 2009 that would occur in the event of an immediate change in interest rates based on Office of Thrift Supervision assumptions.

Table 26: NPV Analysis

	Net Portfolio Value (Dollars in Thousands)			Net Portfolio Value as % of Portfolio Value of Assets
Basis Point (“bp”) Change in Rates	$ Amount	$ Change	% Change	NPV Ratio	Change
300 bp	$56,970	$(28,171)	(33)%	8.09%	(331	)bp
200	69,058	(16,083)	(19)%	9.59%	(181	)bp
100	79,705	(5,436)	(6)%	10.84%	(57	)bp
50	83,177	(1,964)	(2)%	11.21%	(19	)bp
0	85,141	—		11.40%
(50)	84,536	(605)	(1)%	11.27%	(13	)bp
(100)	82,568	(2,573)	(3)%	10.99%	(41	)bp

The Office of Thrift Supervision uses certain assumptions in assessing the interest rate risk of savings associations. These assumptions relate to interest rates, loan prepayment rates, deposit decay rates, and the market values of certain assets under differing interest rate scenarios, among others. As with any method of measuring interest rate risk, certain shortcomings are inherent in the method of analysis presented in the foregoing table. For example, although certain assets and liabilities may have similar maturities or periods to repricing, they may react in different degrees to changes in market interest rates. Also, the interest rates on certain types of assets and liabilities may fluctuate in advance of changes in market interest rates, while interest rates on other types may lag behind changes in market rates. Additionally, certain assets, such as adjustable-rate mortgage loans, have features that restrict changes in interest rates on a short-term basis and over the life of the asset. Further, in the event of a change in interest rates, expected rates of prepayments on loans and early withdrawals from certificates could deviate significantly from those assumed in calculating the table.

Liquidity Management. Liquidity is the ability to meet current and future financial obligations of a short-term nature. Our primary sources of funds consist of deposit inflows, loan repayments, maturities and sales of investment securities and borrowings from the Federal Home Loan Bank of New York. While maturities and scheduled amortization of loans and securities are predictable sources of funds, deposit flows and mortgage prepayments are greatly influenced by general interest rates, economic conditions and competition.

We regularly adjust our investments in liquid assets based upon our assessment of (1) expected loan demand, (2) expected deposit flows, (3) yields available on interest-earning deposits and securities and (4) the objectives of our asset/liability management policy.

Our most liquid assets are cash and cash equivalents and interest-bearing deposits. The levels of these assets depend on our operating, financing, lending and investing activities during any given period. At June 30, 2009, cash and cash equivalents totaled $14.9 million. Securities classified as available-for-sale whose market value exceeds our cost, which provide additional sources of liquidity, totaled $21.1 million at June 30, 2009. In addition, at June 30, 2009, we had the ability to borrow a total of approximately $220.7 million from the Federal Home Loan Bank of New York, which included available overnight lines of credit of $25.8 million. On that date, we had $12.9 million in overnight advances outstanding.

At June 30, 2009, we had $54.6 million in loan commitments outstanding, which included $17.5 million in undisbursed loans, $25.3 million in unused home equity lines of credit and $11.8 million in commercial lines of credit. Certificates of deposit due within one year of June 30, 2009 totaled $153.2 million, or 73.7% of certificates of deposit. The large percentage of certificates of deposit that mature within one year reflects customers’ hesitancy to invest their funds for long periods in the current low interest rate environment. If these maturing deposits do not remain with us, we will be required to seek other sources of funds, including other certificates of deposit and lines of credit. Depending on market conditions, we may be required to pay higher rates on such deposits or other borrowings than we currently pay on the certificates of deposit due on or before June 30, 2010. We believe, however, based on past experience that a significant portion of our certificates of deposit will remain with us. We have the ability to attract and retain deposits by adjusting the interest rates offered.

Table 27: Outstanding Loan Commitments

	Amount of Commitment Expiration - Per Period
At June 30, 2009 (In thousands)	Total	Less than One Year	One to Three Years	Three to Five Years	More Than 5 Years
Commitments to originate loans	$13,235	$13,235	$—	$—	$—
Unused portion of home equity lines of credit	25,286	115	304	796	24,071
Unused portion of commercial lines of credit	10,816	8,590	1,827	236	162
Unused portion of commercial letters of credit	849	849	—	—	—
Undisbursed portion of construction loans in process	4,449	3,755	694	—	—

Total	$54,634	$26,544	$2,825	$1,032	$24,233

Table 28: Contractual Obligations

	Total	Payments due by period
(In thousands)		Less than One Year	One to Three Years	Three to Five Years	More Than 5 Years
At June 30, 2009:
Short-term debt obligations	$32,902	$32,902	$—	$—	$—
Long-term debt obligations	186,419	6,073	12,162	12,146	156,038
Time deposits	207,776	153,015	44,160	6,971	3,630
Operating lease obligations (1)	239	137	102	—	—

Total	$427,336	$192,127	$56,424	$19,117	$159,668

At December 31, 2008:
Short-term debt obligations	$3,800	$3,800	$—	$—	$—
Long-term debt obligations	189,402	6,073	12,146	12,162	159,021
Time deposits	202,331	161,841	33,611	3,837	3,042
Operating lease obligations (1)	299	141	158	—	—

Total	$395,832	$171,855	$45,915	$15,999	$169,741

(1)	Payments are for lease of real property.

Our primary investing activities are the origination of loans and the purchase of securities. Our primary financing activities consist of activity in deposit accounts, Federal Home Loan Bank advances and reverse repurchase agreements. Deposit flows are affected by the overall level of interest rates, the interest rates and products offered by us and our local competitors and other factors. We generally manage the pricing of our deposits to be competitive and to increase core deposit and commercial banking relationships.

Table 29: Summary of Investing and Financing Activities

	Six Months Ended June 30,	Year Ended December 31,
(In thousands)	2009	2008	2007	2006
Investing activities:
Loan originations, net of repayments	$43,285	$62,940	$82,686	$21,876
Securities purchased	660	13	5,596	11,290
Loans purchased	—	4,379	12,668	76

Financing activities:
(Decrease) increase in deposits	$34,514	$40,724	$(1,793)	$110
Increase (decrease) in FHLB advances	9,100	13,570	66,230	27,000
Increase (decrease) in securities sold under agreements to repurchase	—	(8,000)	910	(11,370)

Capital Management. We are subject to various regulatory capital requirements administered by the Office of Thrift Supervision, including a risk-based capital measure. The risk-based capital guidelines include both a definition of capital and a framework for calculating risk-weighted assets by assigning balance sheet assets and off-balance sheet items to broad risk categories. Under these requirements the federal bank regulatory agencies have established quantitative measures to ensure that minimum thresholds for Tier 1 Capital, Total Capital and Leverage (Tier 1 Capital divided by average assets) ratios are maintained. Failure to meet minimum capital requirements can trigger certain mandatory, and possibly additional discretionary, actions by regulators that could have a direct material effect on our operations and financial position. Under the capital adequacy guidelines and the regulatory framework for prompt corrective action, Ocean City Home Bank must meet specific capital guidelines that involve quantitative measures of assets and certain off-balance sheet items as calculated under regulatory accounting practices. It is our intention to maintain “well-capitalized” risk-based capital levels. Ocean City Home Bank’s capital amounts and classifications are also subject to qualitative judgments by the federal bank regulators about components, risk weightings, and other factors. At June 30, 2009, we exceeded all of our regulatory capital requirements. We are considered “well capitalized” under regulatory guidelines.

Off-Balance Sheet Arrangements. In the normal course of operations, we engage in a variety of financial transactions that, in accordance with accounting principles generally accepted in the United States of America, are not recorded in our financial statements. These transactions involve, to varying degrees, elements of credit, interest rate and liquidity risk. Such transactions are used primarily to manage customers’ requests for funding and take the form of loan commitments and lines of credit. For information about our loan commitments and unused lines of credit, see note 11 of the notes to the consolidated financial statements.

For the six months ended June 30, 2009 and the years ended December 31, 2008 and 2007, we engaged in no off-balance-sheet transactions reasonably likely to have a material effect on our financial condition, results of operations or cash flows.

Impact of Recent Accounting Pronouncements

For a discussion of the impact of recent accounting pronouncements, see note 2 of the notes to the consolidated financial statements included in this prospectus.

Effect of Inflation and Changing Prices

The financial statements and related financial data presented in this prospectus have been prepared in accordance with generally accepted accounting principles, which require the measurement of financial position and operating results in terms of historical dollars without considering the change in the relative purchasing power of money over time due to inflation. The primary impact of inflation on our operations is reflected in increased operating costs. Unlike most industrial companies, virtually all the assets and liabilities of a financial institution are monetary in nature. As a result, interest rates generally have a more significant impact on a financial institution’s performance than do general levels of inflation. Interest rates do not necessarily move in the same direction or to the same extent as the prices of goods and services.

Our Management

Board of Directors

The board of directors of new Ocean Shore Holding is composed of seven persons who are elected for terms of three years, approximately one-third of whom will be elected annually. The directors of new Ocean Shore Holding are the same individuals that comprise the boards of directors of Ocean Shore Holding and Ocean City Home Bank. All of our directors are independent under the current listing standards of the Nasdaq Stock Market, except for Mr. Brady, who is President and Chief Executive Officer of Ocean Shore Holding and Ocean City Home Bank. In determining the independence of its directors, the board of directors considered transactions, relationships and arrangements between Ocean Shore Holding and its directors that are not required to be disclosed under the heading “Transactions with Related Persons,” including loans or lines of credit that Ocean City Home Bank has directly or indirectly made to Directors Frederick G. Dalzell, Samuel R. Young, Sylva A. Bertini and John L. Van Duyne, Jr. Information regarding the directors is provided below. Unless otherwise stated, each person has held his or her current occupation for the last five years. Ages presented are as of June 30, 2009.

The following directors have terms ending in 2010:

Steven E. Brady has been the President and Chief Executive Officer of Ocean City Home Bank since 1991 and the President of Ocean Shore Holding since its formation in 1998. Age 56. Director since 1991.

Samuel R. Young is the owner, President and Chief Executive Officer of Tilton Fitness Management, which develops, owns and operates commercial and hospital-affiliated health and fitness clubs. Mr. Young is also a Captain/Unit Commanding Officer in the United States Navy Reserves. Age 49. Director since 2004.

The following directors have terms ending in 2011:

Sylva A. Bertini retired as Vice President of Ocean City Home Bank in March 2000. Age 73. Director since 2000.

Christopher J. Ford is a scout for the Philadelphia 76’ers basketball team. He served as the Philadelphia 76’ers interim head basketball coach from February 2004 until April 2004 and as an assistant coach from July 2003 until February 2004. Mr. Ford was the head coach for the Brandeis University men’s basketball team from October 2000 until June 2004. He also has served as head coach of the Boston Celtics and the Milwaukee Bucks and had a 10-year career as a player in the National Basketball Association. Age 60. Director since 2004.

John L. Van Duyne, Jr. is an officer and owner of Van Duyne Builders, Inc. Mr. Van Duyne, Jr. is also an officer and part owner of Van Duyne & Bruin, LLC. Age 57. Director since 1999.

The following directors have terms ending in 2012:

Frederick G. Dalzell, MD is an orthopedic surgeon at Atlantic Shore Orthopedic Associates. Age 57. Director since 2000.

Robert A. Previti, Ed.D. is the school superintendent for the Brigantine Board of Education. Age 55. Director since 2000.

Executive Officers

Our executive officers are elected by the board of directors and serve at the board’s discretion. The following individuals currently serve as executive officers of Ocean Shore Holding and Ocean City Home Bank and will serve in the same positions with new Ocean Shore Holding following the conversion and offering.

Name	Position
Steven E. Brady	President and Chief Executive Officer of Ocean Shore Holding and Ocean City Home Bank

Anthony J. Rizzotte	Executive Vice President of Ocean Shore Holding and Executive Vice President and Chief Lending Officer of Ocean City Home Bank

Kim M. Davidson	Executive Vice President of Ocean City Home Bank and Corporate Secretary of Ocean Shore Holding and Ocean City Home Bank

Janet Bossi	Senior Vice President of Loan Administration of Ocean City Home Bank

Paul Esposito	Senior Vice President of Operations of Ocean City Home Bank

Donald F. Morgenweck	Senior Vice President and Chief Financial Officer of Ocean Shore Holding and Ocean City Home Bank

Below is information regarding our executive officers who are not also directors. Each executive officer has held his or her current position for at least the last five years unless stated otherwise. Ages presented are as of June 30, 2009.

Anthony J. Rizzotte has been Executive Vice President and Chief Lending Officer of Ocean City Home Bank and Vice President of Ocean Shore Holding since 1991. Mr. Rizzotte was named Executive Vice President of Ocean Shore Holding in 2004. Age 54.

Kim M. Davidson has been the Executive Vice President of Ocean City Home Bank since 2005, prior to which she served as the Senior Vice President of Business Development of Ocean City Home Bank since 2001. She has also served as the Corporate Secretary of Ocean Shore Holding and Ocean City Home Bank since 2004. Prior to becoming a senior vice president, Ms. Davidson was a vice president of Ocean City Home Bank. Age 48.

Janet Bossi has been the Senior Vice President of Loan Administration of Ocean City Home Bank since 2002. Prior to becoming a senior vice president, Ms. Bossi was a vice president of Ocean City Home Bank. Age 43.

Paul Esposito has been the Senior Vice President of Operations of Ocean City Home Bank since 1999. Prior to becoming a senior vice president, Mr. Esposito was a vice president of Ocean City Home Bank. Age 60.

Donald F. Morgenweck has been Senior Vice President and Chief Financial Officer of Ocean City Home Bank and Vice President of Ocean Shore Holding since March 2001. Mr. Morgenweck was named Senior Vice President and Chief Financial Officer of Ocean Shore Holding in 2004. Prior to joining Ocean City Home Bank, Mr. Morgenweck was a Vice President at Summit Bank. Age 55.

Meetings and Committees of the Board of Directors

Ocean Shore Holding and Ocean City Home Bank conduct business through meetings and activities of their boards of directors and their committees. During the year ended December 31, 2008, the boards of directors of Ocean Shore Holding and Ocean City Home Bank each held 12 regularly scheduled meetings and two special meetings. No director attended fewer than 75% of the aggregate of total meetings of Ocean Shore Holding’s and Ocean City Home Bank’s respective board of directors and the committees on which such director served.

In connection with the completion of the conversion and offering, new Ocean Shore Holding will establish an audit committee, a compensation committee and a nominating and corporate governance committee. All of the members of these committees will be independent directors as defined in the listing standards of The Nasdaq Stock Market. Such committees will operate in accordance with the written charters currently used by the existing Ocean Shore Holding.

The following table identifies our standing committees and their members as of December 31, 2008. All members of each committee are independent in accordance with the listing requirements of the NASDAQ Stock Market. The Board’s Audit/Compliance, Compensation, and Nominating/Corporate Governance Committees each operate under a written charter that is approved by the board of directors. Each committee reviews and reassesses the adequacy of its charter at least annually. The charters of all three committees are available in the Governance Documents portion of the Investor Relations section of our Web site (www.ochome.com).

Director	Audit/ Compliance Committee		Compensation Committee		Nominating/ Corporate Governance Committee
Sylva A. Bertini	X		X		X	*
Steven E. Brady
Frederick G. Dalzell, MD	X	*	X		X
John L. Van Duyne, Jr.	X		X	*	X
Christopher J. Ford	X		X		X
Robert A. Previti, Ed.D	X		X		X
Samuel R. Young	X		X		X
Number of Meetings in 2008	5		2		2

*	Denotes Chairperson

Audit/Compliance Committee

The Audit/Compliance Committee meets periodically with the independent registered public accounting firm and management to review accounting, auditing, internal control structure and financial reporting matters. The board of directors has determined that the Audit/Compliance Committee does not have a member who is an “audit committee financial expert” as such term is defined by the rules and regulations of the Securities and Exchange Commission. While the board of directors recognizes that no individual director meets the qualifications required of an “audit committee financial expert,” the board of directors believes that appointment of a new director to the board of directors and to the Audit/Compliance Committee at this time is not necessary as the level of financial knowledge and experience of the current members of the Audit/Compliance Committee, including the ability to read and understand fundamental financial statements, is cumulatively sufficient to discharge adequately the Audit/Compliance Committee’s responsibilities.

Compensation Committee

The Compensation Committee is responsible for all matters regarding our employee compensation and benefit programs. The Compensation Committee reviews all compensation components for the Chief Executive Officer and other highly compensated executive officers’ compensation, including base salary, annual incentive, long-term incentives/equity, benefits and other perquisites. In addition to reviewing competitive market values, the Compensation Committee also examines the total compensation mix, pay-for-performance relationship, and how all elements, in the aggregate, comprise the executive’s total compensation package. Decisions by the Compensation Committee with respect to the compensation of executive officers are approved by the full board of directors. The Compensation Committee also assists the board of directors in evaluating potential candidates for executive positions. We do not have a contractual arrangement with any compensation consultant who has a role in determining or recommending the amount or form of executive or director compensation. However, our Human Resources department utilizes survey data provided by independent sources when evaluating the competitiveness of our base compensation and cash bonus program. Our Chief Executive Officer, in conjunction with representatives of our Human Resources department, develops recommendations regarding the appropriate mix and level of compensation for our management team. The recommendations consider the objectives of our compensation philosophy and the range of compensation programs authorized by the Compensation Committee. Our Chief Executive Officer meets with the Compensation Committee to discuss the compensation recommendations for the named executive officers. Our Chief Executive Officer does not participate in Compensation Committee discussions or the review of Compensation Committee documents relating to the determination of his compensation.

Nominating/Corporate Governance Committee

The Nominating/Corporate Governance Committee takes a leadership role in shaping governance policies and practices, including recommending to the board of directors the corporate governance policies and guidelines applicable to Ocean Shore Holding and monitoring compliance with these policies and guidelines. In addition, the Nominating/Corporate Governance Committee is responsible for identifying individuals qualified to become directors and recommending to the board of directors the director nominees for election at the next annual meeting of stockholders. It recommends director candidates for each committee for appointment by the board of directors.

Directors’ Compensation

The following table provides the compensation received by individuals who served as non-employee directors of Ocean Shore Holding during the 2008 fiscal year.

Name	Fees Earned or Paid in Cash (1)	Stock Awards ($)(2)	Option Awards ($)(3)	Nonqualified Deferred Compensation Earnings (4)	All Other Compensation ($)	Total ($)
Sylva A. Bertini	$44,900	$17,864	$7,118	$9,218	$616	$79,716
Frederick G. Dalzell, MD	44,900	17,864	7,118	49	616	70,547
Christopher K. Ford	44,900	17,864	7,118	612	616	71,110
Robert A. Previti, Ed.D	44,900	17,864	7,118	10	616	70,508
John L. Van Duyne, Jr.	44,900	17,864	7,118	2,589	616	73,087
Samuel R. Young	42,800	17,864	7,118	6,695	616	75,093

(1)	Includes a $5,000 bonus payment to each director based on Ocean City Home Bank’s performance.
(2)	These amounts represent the compensation expense recognized for financial statement reporting purposes in accordance with FAS 123(R) for outstanding restricted stock awards for each director. The amounts were calculated based upon the stock price of $11.60 on the date of grant. No restricted stock awards were made to non-employee directors in 2008. When shares become vested and are distributed from the trust in which they are held, the recipient will also receive an amount equal to accumulated cash and stock dividends (if any) paid with respect thereto, plus earnings thereon. At December 31, 2008, each non-employee director had 3,080 unvested shares of restricted stock.

(footnotes continue on the following page)

(3)	These amounts represent the compensation expense recognized for financial statement reporting purposes in accordance with FAS 123(R) for outstanding stock option awards for each of the non-employee directors. No options were awarded to non-employee directors in 2008. We use the Black-Scholes option pricing model to estimate our compensation cost for stock option awards. For information on the assumptions used to compute the fair value, see note 14 to the notes to the consolidated financial statements contained in this prospectus. The actual value, if any, realized by a director from any option will depend on the extent to which the market value of the common stock exceeds the exercise price of the option on the date the option is exercised. Accordingly, there is no assurance that the value realized by a director will be at or near the value estimated above. At December 31, 2008, each non-employee director had 12,900 vested stock options and 8,600 unvested stock options.
(4)

Represents the portion of nonqualified deferred compensation earnings under the Cash-Based Directors’ Deferred Compensation Plan which were above-market. Under our cash-based plan, a declared rate of interest is established by the board of directors as of January 1st of each year. The plan interest rate is set annually at two percentage points over the prime rate as published in the Wall Street Journal. We also maintain a stock-based deferral plan under which deferrals are credited in units representing shares of Ocean Shore Holding common stock.

Cash Retainer and Meeting Fees for Non-Employee Directors. The following table sets forth the applicable retainers and fees that will be paid to our non-employee directors for their service on Ocean City Home Bank’s board of directors during 2009. Neither Ocean Shore Holding nor OC Financial MHC pays any fees to its board of directors.

Annual Retainer	$25,000
Fee per Board Meeting:
Regular Meeting	700
Special Meeting	700
Fee per Committee Meeting:	300

In addition to the above fees, the board of directors may also receive a discretionary bonus depending on the profitability of Ocean City Home Bank.

Ocean City Home Bank maintains a Director and Executive Life Insurance Plan that provides directors with death benefits for their designated beneficiaries. Under the terms of the plan, Ocean City Home Bank is the owner of several life insurance policies under which participating directors are insured. All participants are entitled to a $50,000 lump sum death payment.

Compensation Discussion and Analysis

Our Compensation Philosophy

Our compensation philosophy for our named executive officers is founded upon the premise that our success depends, in large part, on the dedication, commitment and performance of the individuals we place in key operating positions to drive our business strategy. We strive to satisfy the demands of our business model by providing our named executives with incentives tied to the successful implementation of our corporate objectives. However, we recognize that we operate in a competitive environment for talent. Therefore, our approach to compensation considers the full range of compensation techniques that enable us to compare favorably with our peers as we seek to attract and retain key personnel.

We ground our compensation philosophy on four basic principles:

•

Meeting the Demands of the Market—Our goal is to compensate our named executives at competitive levels that position us as an employer of choice among our peers who provide similar financial services in the markets we serve.

•

Aligning with Shareholders—We use equity compensation as a component of our compensation mix to develop a culture of ownership and to align the financial interests of our named executives with our shareholder interests.

•	Performance—We structure our compensation program to reward our named executives for high performance and superior management skills.

•	Reflecting our Business Philosophy—Our approach to compensation reflects our values and the way we do business in the communities we serve.

Elements Used to Implement Our Compensation Objectives

Our compensation program relies on three primary elements: (1) base compensation or base salary; (2) cash-based, short-term incentive compensation; and (3) equity-based, long-term incentive compensation. We believe that we can meet the objectives of our compensation philosophy by achieving a balance among these three elements that is competitive with our industry peers and creates appropriate incentives for our named executives. We tailor these compensation elements for each executive in a manner we believe optimizes each executive’s contribution to Ocean Shore Holding.

Base Compensation. Base salaries for our named executives depend on the scope of their responsibilities and their performance. Decisions regarding salary increases also take into account the executive’s current salary and the amounts paid to the executive’s peers within and outside Ocean Shore Holding. Our goal is to maintain salary levels for our officers at a level consistent with base pay received by those in comparable positions at our peers. Base salaries are reviewed at least annually by the Compensation Committee. See the “Executive Compensation—Summary Compensation Table” for salaries paid to the named executives in 2008.

Short-Term Cash-Based Incentive Compensation. Our current short-term incentive program is a cash-based program that is designed to reward the attainment of individual performance goals. Each December, in connection with the board of director’s review of our business plan for the following year, the board of directors budgets for a discretionary bonus pool for all employees. At the end of the year the board of directors reviews our overall financial performance and makes adjustments to the bonus pool as it deems necessary and appropriate. Once the bonus pool amount is established, the Compensation Committee, with input from the chief executive officer and representatives of the Human Resources department, allocates the bonus pool based on employee grade level and individual performance. The members of the board of directors are also eligible to share in the bonus pool. See “Executive Compensation—Summary Compensation Table” for bonuses paid to the named executives and “Directors’ Compensation” for the bonuses paid to our directors in 2008.

Long-Term Equity-Based Compensation. Our long-term incentive compensation program is based on the delivery of competitive equity awards to our named executives and directors. We use our stock-based compensation to reward outstanding performance with incentives that focuses our management team on the task of creating shareholder value over the long term. By increasing the equity holdings of our named executives, we provide them with a continuing stake in our long-term success. The nature and size of awards under our equity-based program are based on a number of factors, including awards made to those holding comparable positions in our peer group, applicable regulatory restrictions, the tax and accounting treatment of specific equity compensation techniques and the number of shares available for grant under the Ocean Shore Holding equity plans.

Role of the Compensation Committee

We rely on the Compensation Committee to develop the broad outline of our compensation program and to monitor the success of the program in achieving the objectives of our compensation philosophy. The Committee, which consists of all the outside directors serving on our board of directors, is also responsible for the administration of our compensation programs and policies, including the administration of our cash- and stock-based incentive programs.

The Committee operates under a written charter that establishes the Committee’s responsibilities. The Committee and the board of directors review the Charter periodically to ensure that the scope of the Charter is consistent with the Committee’s expected role. Under the Charter, the Committee is charged with general responsibility for the oversight and administration of our compensation program. The Charter vests in the Committee principal responsibility for determining the compensation of the chief executive officer based on the Committee’s evaluation of his performance. The Charter also authorizes the Committee to engage consultants and other professionals without management approval to the extent deemed necessary to discharge its responsibilities.

During 2008, the Compensation Committee met three (3) times, including one (1) executive session attended by Committee members only. The members of the Committee are Sylva A. Bertini, Frederick G. Dalzell, MD, John L. Van Duyne, Jr., Christopher J. Ford, Robert A. Previti, Ed. D and Samuel R. Young.

Role of the Compensation Consultant

We do not have a contractual arrangement with any compensation consultant who has a role in determining or recommending the amount or form of executive or director compensation. However, our Human Resources department utilizes survey data prepared by the New Jersey Bankers Association when evaluating the competitiveness of our base compensation and cash bonus program.

Peer Group Analysis

A critical element of our compensation philosophy and a key driver of specific compensation decisions for our management team is a comparative analysis of our compensation mix and levels relative to a peer group of financial institutions. We utilize information provided by the New Jersey Bankers Association and supplement that information with compensation data we obtain from public filings with the U.S. Securities and Exchange Commission (“SEC”). We consider our peers to be those financial institutions that are publicly-traded and located in the Northeast Region with assets between $400 million and $1 billion. For the 2009 fiscal year, we intend to supplement the peer group data we gather from SEC filings and the New Jersey Bankers Association with information we will obtain from an independent on-line subscription service that provides executive compensation information.

Role of Management

Our chief executive officer, in conjunction with representatives of our Human Resources department, develops recommendations regarding the appropriate mix and level of compensation for our management team. The recommendations consider the objectives of our compensation philosophy and the range of compensation programs authorized by the Committee. The chief executive officer meets with the Committee to discuss the compensation recommendations for the named executive officers. Our chief executive officer does not participate in Committee discussions or the review of Committee documents relating to the determination of his compensation.

Tax and Accounting Considerations

In consultation with our advisors, we evaluate the tax and accounting treatment of each of our compensation programs at the time of adoption and annually to ensure that we understand the financial impact of each program on Ocean Shore Holding. Our analysis includes a review of recently adopted and pending changes in tax and accounting requirement. During 2008, we amended our non-qualified deferred compensation arrangements and employment and change in control agreement to conform with Section 409A of the Internal Revenue Code and the related regulations.

Employment and Change in Control Agreements

We currently maintain an employment agreement with Mr. Brady and change in control agreements with the other named executive officers. Mr. Brady’s employment agreement sets forth the terms and conditions of his employment with Ocean Shore Holding and Ocean City Home Bank. The employment agreement is designed to compensate Mr. Brady in the event he is terminated without cause, is terminated following a change in control or is terminated for Good Reason (as defined in his agreement). The employment agreement insures stability in management while providing a competitive benefit to Mr. Brady. The change in control agreements with the other named executive officers provide each executive with financial security in the event an executive is terminated in connection with a change in control of Ocean Shore Holding or Ocean City Home Bank. See “Executive Compensation—Employment Agreements” and “Executive Compensation—Other Potential Post-Termination Benefits—Payments Made Upon a Change in Control” for a description of the terms of the agreements and the severance benefits and change in control benefits payable to each named executive officer.

Retirement Benefits; Employee Welfare Benefits

Our 401(k) Plan and employee stock ownership plan have proven to be important retention tools for us. The 401(k) plan and the employee stock ownership plan are broad based tax-qualified defined contribution plans which provide our employees with valuable retirement benefits. Under the 401(k) Plan, we provide an employer matching contribution equal to 50% of a participant’s deferred compensation up to 8% of a participant’s plan eligible compensation. Participants vest in their employer matching contributions at a rate of 20% per year. Under the employee stock ownership plan, we provide plan participants with a retirement benefit allocated in our common stock at no cost to the participant. Participants vest in their employee stock ownership plan allocations at a rate of 20% per year. Consistent with industry practice, we supplement our tax-qualified plans with nonqualified arrangements that provide benefits to certain officers who are affected by Internal Revenue Code limits applicable to tax-qualified plans. See “Executive Compensation—Non-qualified Deferred Compensation” for a discussion of these arrangements. We also provide the certain members of senior management with split dollar life insurance arrangements and salary continuation agreements. The salary continuation agreements provide Messrs. Brady and Rizzotte with an additional retirement benefit in exchange for their continued service with Ocean City Home Bank and Ocean Shore Holding. If Messrs. Brady or Rizzotte die while receiving a salary continuation payment, the payments will cease under the executive’s salary continuation agreement and the beneficiary under the split dollar arrangements maintained for each executive will receive a lump sum death benefit. See “Executive Compensation—Other Potential Post-Termination Benefits—Payments Made Upon Death” and “Executive Compensation—Pension Benefits” for a discussion of these arrangements.

In addition to our retirement programs, we provide our employees with coverage under medical, vision, life insurance and disability plans on terms consistent with industry practice. We also maintain a Section 125 cafeteria plan which allows our employees to set aside pre-tax dollars to pay for certain benefits.

Perquisites

We provide our named executives with certain perquisites, reflected in the All Other Compensation column of the Summary Compensation Table, that we believe are reasonable, competitive and consistent with our overall compensation program. We believe that these benefits further our officers’ abilities to promote our business interests in our markets and reflect the competitive practices for similarly situated officers employed by our peers.

Director Compensation

Our outside directors are compensated through an annual retainer and meeting fees. Outside directors also participate in our equity compensation program and from time to time in our cash bonus plan. We rely on the members of our board of directors to build and retain customer relationships and their efforts are instrumental to our financial success. In 2008, our outside directors received only cash compensation, which included regular board fees and an annual bonus. An annual bonus was awarded to our directors in 2008 in recognition of their efforts in connection with the pending Ocean City Home Bank second step conversion. See “Directors’ Compensation” for bonuses paid to our directors in 2008. The level and mix of director compensation is reviewed by our chief executive officer on a periodic basis to ensure consistency with the objectives of our overall compensation philosophy. Our review of director compensation also considers the increased liability of directors at publicly-traded companies due to changes in the regulatory environment and the heightened scrutiny of corporate governance practices.

Stock Compensation Grant and Award Practices; Timing Issues

Our Compensation Committee considers whether to make stock option grants and/or award other forms of equity on an annual basis, typically in conjunction with the annual review process for our officers. However, grants or awards may be made at other times during the year based on specific circumstances such as a new hire, a specific contractual commitment or a change in position or responsibility. The Committee considers the recommendations of our chief executive officer and other executive officers with respect to awards contemplated for their subordinates. However, the Committee is solely responsible for the development of the schedule of grants or awards made to the chief executive officer and the other executive officers.

As a general matter, the Compensation Committee’s process is independent of any consideration of the timing of the release of material nonpublic information, including with respect to the determination of grant dates or the stock option exercise prices. The Committee’s decisions are reviewed and ratified by the full board of directors. Similarly, we have never timed the release of material nonpublic information with the purpose or intent to affect the value of executive compensation. In general, the release of such information reflects established timetables for the disclosure of material nonpublic information such as earnings reports or, with respect to other events reportable under federal securities laws, the applicable requirements of such laws with respect to timing of disclosure.

We set the exercise price of stock options solely by reference to the applicable provisions of our stock compensation plans. Under our current plan, the exercise price of a stock option is equal to the closing sales price of our common stock on the Nasdaq Global Market on the date of grant. The grant date is the date the Compensation Committee grants a stock option. The Compensation Committee made no equity grants to our named executive officers or directors in 2008.

Stock Ownership Requirements

It is our policy that members of the board of directors and our executive officers should be stockholders of Ocean Shore Holding; however, we do not have formal stock ownership requirements for our directors or named executive officers. As a practical matter, our named executive officers and directors hold meaningful interests in our stock, which they have accumulated through participation in stock compensation programs and individual purchases.

Compensation for the Named Executives

Chief Executive Officer Compensation. In determining Mr. Brady’s compensation, the board of directors conducted a performance appraisal that reviewed Mr. Brady’s financial, strategic and operational achievements. In its review, the board of directors noted that Mr. Brady exhibits strong leadership skills and is moving Ocean Shore Holding in a direction that has the potential to enhance long-term shareholder value. Mr. Brady’s efforts have ensured that systems are maintained to protect our assets and provide effective control of operations. Mr. Brady has also served as our chief spokesperson, communicating effectively with our shareholders, as well as the customers of Ocean City Home Bank. In light of the board of director’s assessment of Mr. Brady’s job performance, including the additional responsibilities associated with the pending Ocean Shore Holding Co. second step conversion, Mr. Brady was awarded a $75,000 cash bonus. His salary was increased to $390,000, which represents a 5.4% increase in his base salary. Mr. Brady’s salary increase became effective September 28, 2008. In connection with Mr. Brady’s performance and overall compensation review, the board of directors renewed Mr. Brady’s employment agreement for an additional year and amended and restated the agreement in its entirety to comply with Section 409A of the Internal Revenue Code and the related rules and regulations. See “Executive Compensation—Employment Agreements”. The Compensation Committee also took action during 2008 to restructure Mr. Brady’s benefit under his salary continuation agreement to equal the greater of: (i) 50% of his highest base salary for the 36-month period preceding his termination of service or (ii) $221,831. The annual salary continuation benefit is payable for life with guaranteed payments for 20 years. If Mr. Brady dies while receiving his salary continuation benefit, his benefits will cease under the salary continuation agreement and be paid in a lump sum to Mr. Brady’s beneficiary under his split dollar arrangement. The change in Mr. Brady’s salary continuation agreement illustrates our commitment to offering compensation arrangements that encourage stability in management. In 2008, we reviewed our long term goals and determined that continuity in management is a key factor in ensuring our continued success. Accordingly, a decision was made to restructure Mr. Brady’s retirement benefit under his salary continuation agreement to encourage Mr. Brady to lead our management team beyond age 60. Under the amended and restated agreement, the retirement benefit is restructured and Mr. Brady is eligible for his full benefit upon retirement at or after age 62 (or upon termination of his service due to death or disability). We are recognizing an expense for this arrangement so that upon Mr. Brady reaching retirement age we will have fully accrued for our obligation under this arrangement. We believe that Mr. Brady’s compensation is consistent with our objective to reward, align, motivate and challenge Mr. Brady to continue to lead our company successfully.

Compensation for the Other Named Executives. In determining compensation for Messrs. Rizzotte and Morgenweck, and Ms. Bossi and Ms. Davidson, the Compensation Committee reviewed each executive’s job performance and salary and bonus recommendations, as presented by Mr. Brady. The Compensation Committee accepted the recommendations as presented and adjusted base salaries for Messrs. Rizzotte and Morgenweck, and Ms. Bossi and Ms. Davidson by 4.1%, 8.0%, 8.0% and 7.04%, respectively. Based on these adjustments, Messrs. Rizzotte and Morgenweck, and Ms. Bossi and Ms. Davidson currently receive a base salary of $203,000, $135,000, $135,000 and $152,000, respectively. The salary increases became effective September 28, 2008. In addition to a salary increase and in recognition of the efforts made by each executive to prepare for Ocean Shore Holding’s public offering, the board of directors awarded Messrs. Rizzotte and Morgenweck, and Ms. Bossi and Ms. Davidson a cash bonus equal to $25,000, $15,000, $15,000 and $25,000, respectively. The board of directors also renewed each of the executive’s change in control agreements for an additional year and amended the agreements for Section 409A compliance. We believe that the compensation for Messrs. Rizzotte and Morgenweck, and Ms. Bossi and Ms. Davidson is consistent with our compensation objectives.

Executive Compensation

Summary Compensation Table. The following table provides information concerning total compensation earned or paid to the President and Chief Executive Officer, the Chief Financial Officer and the three other most highly compensated executive officers of Ocean Shore Holding who served in such capacities at December 31, 2008. These five officers are referred to as the named executive officers in this document.

Name and Principal Position	Year	Salary	Bonus	Stock Awards (1)	Option Awards (2)	All Other Compensation (3)	Total
Steven E. Brady	2008	$374,615	$75,000	$99,528	$36,966	$68,620	$654,729
President and CEO	2007	355,000	60,000	99,528	50,245	48,880	613,653
	2006	340,000	60,000	99,528	70,099	47,812	617,439

Donald F. Morgenweck	2008	127,308	15,000	34,336	5,388	14,804	196,836
Chief Financial Officer	2007	120,000	10,000	34,336	5,584	13,409	183,329
	2006	115,000	10,000	34,336	7,560	12,032	179,161

Anthony J. Rizzotte	2008	196,846	25,000	41,760	6,215	33,803	303,624
Exec. Vice President	2007	190,000	20,000	41,760	6,807	32,169	290,736
	2006	185,000	20,000	41,760	9,278	41,140	297,178

Kim M. Davidson	2008	144,308	25,000	34,336	7,603	16,671	227,918
Exec. Vice President	2007	135,000	15,000	34,336	7,708	15,085	207,129
	2006	120,000	15,000	34,336	7,793	20,932	198,061

Janet Bossi (4)	2008	127,308	15,000	34,336	6,128	14,017	196,789
Senior Vice President	2007	120,000	10,000	34,336	5,672	13,410	183,418

(1)	These amounts represent the compensation expense recognized for financial statement reporting purposes in accordance with SFAS 123(R) on outstanding restricted stock awards for each of the named executive officers. The amounts were calculated based upon the stock price of $11.60 on the date of grant. When shares become vested and are distributed from the trust in which they are held, the recipient will also receive an amount equal to accumulated cash and stock dividends (if any) paid with respect thereto, plus earnings thereon.
(2)	These amounts represent the compensation expense recognized for financial statement reporting purposes in accordance with SFAS 123(R) for outstanding stock option awards for each of the named executive officers. No options were granted in 2008. We use the Black-Scholes option pricing model to estimate its compensation cost for stock option awards. For further information on the assumptions used to compute the fair value, see note 14 to the notes to the consolidated financial statements contained in this prospectus. The actual value, if any, realized by an executive officer from any option will depend on the extent to which the market value of the common stock exceeds the exercise price of the option on the date the option is exercised. Accordingly, there is no assurance that the value realized by an executive officer will be at or near the value estimated above.
(3)	Details of the amounts reported in “All Other Compensation” for 2008 are provided in the table below. All perquisites, which, in the aggregate, were less than $10,000 for an individual were excluded from “All Other Compensation.”

(footnotes continue on the following page)

	Mr. Brady	Mr. Morgenweck	Mr. Rizzotte	Ms. Davidson	Ms. Bossi
Employee stock ownership plan	$13,622	$7,540	$11,658	$8,547	$7,540
Employer contributions to 401(k) Plan	7,750	5,092	7,750	5,538	4,827
Long-term care	7,180	316	6,423	290	333
Imputed income on split dollar life insurance	7,138	422	2,016	242	133
Supplemental disability benefit	5,454	—	3,543	870	—
Club dues	9,094	250	973	—	—
Supplemental health care benefit *	14,950	—	—	—	—
Dividends paid on vested restricted stock awards	3,432	1,184	1,440	1,184	1,184

*	The other named executive officers receive health care coverage under Ocean City Home’s employee benefit program available to all Ocean City Home employees.
(4)	Compensation information for 2006 for Ms. Bossi has not been provided because Ms. Bossi was not a named executive officer during this time period.

Employment Agreements. Ocean Shore Holding and Ocean City Home entered into a three-year employment agreement with Steven E. Brady effective December 21, 2004. The agreement was amended and restated in its entirety as of December 17, 2008 for the purpose of complying with Section 409A of the Internal Revenue Code and the regulations issued thereunder pursuant to which Mr. Brady agreed to continue to serve as President and Chief Executive Officer for a term ending December 21, 2010. The employment agreement provides that on each anniversary of the effective date of the agreement, the board of directors may extend the agreement for an additional year, unless Mr. Brady elects not to extend the term. The agreement sets forth Mr. Brady’s base salary, which for 2009 is $390,000, along with participation in discretionary bonuses or other incentive compensation provided to senior management, and participation in stock benefit plans and other fringe benefits applicable to executive personnel. The agreement provides that if we discontinue the type or level of health coverage provided to Mr. Brady as of the effective date of the employment agreement, Ocean City Home Bank, at Mr. Brady’s election, will continue to provide him with such health coverage through an executive carve-out plan. The maximum that we would be obligated to pay under the carve-out plan is $17,940, subject to an annual 20% increase.

Under the terms of his employment agreement, Mr. Brady is subject to a one year non-compete if he terminates his employment for good reason (as defined in the agreement) or he is terminated without cause (as defined in the agreement). If Mr. Brady voluntarily terminates his employment, he is subject to a four month non-compete.

See “Retirement Benefits” and “Other Potential Post-Termination Benefits” for a discussion of the benefits and payments Mr. Brady may receive under his employment agreement upon his retirement or termination of employment.

Ocean City Home has entered into change in control agreements with Messrs. Morgenweck and Rizzotte and Mrs. Davidson and Ms. Bossi. See “Other Potential Post-Termination Benefits—Payments made Upon a Change in Control” for a description of the terms of the agreements.

Outstanding Equity Awards at Fiscal Year-End

The following table provides information concerning unexercised options and stock awards that have not vested for each named executive officer outstanding as of December 31, 2008.

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable		Number of Securities Underlying Unexercised Options Unexercisable		Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (1)	Market Value of Shares or Units of Stock That Have Not Vested (2)
Steven E. Brady	61,200	(3)	40,800	(3)	$11.60	8/10/2015	17,160	$118,404
	900	(4)	3,600	(4)	$9.95	11/20/2017
Donald F. Morgenweck	6,600	(3)	4,400	(3)	$11.60	8/10/2015	5,920	$40,848
	491	(4)	1,967	(4)	$9.95	11/20/2017
Anthony J. Rizzotte	8,100	(3)	5,400	(3)	$11.60	8/10/2015	7,200	$49,680
	491	(4)	1,967	(4)	$9.95	11/20/2017
Kim M. Davidson	6,600	(3)	4,400	(3)	$11.60	8/10/2015	5,920	$40,848
	1,000	(5)	1,500	(5)	$13.00	11/21/2016
	700	(4)	2,800	(4)	$9.95	11/20/2017
Janet Bossi	6,600	(3)	4,400	(3)	$11.60	8/10/2015	5,920	$40,848
	700	(4)	2,800	(4)	$9.95	11/20/2017

(1)	These restricted stock grants vest at the rate of 20% per year, beginning on August 10, 2006.
(2)	Based upon the closing stock price of $6.90 on December 31, 2008.
(3)	These stock options vest at the rate of 20% per year, beginning on August 10, 2006.
(4)	These stock options vest at the rate of 20% per year, beginning on November 20, 2008.
(5)	These stock options vest at the rate of 20% per year, beginning on November 21, 2007.

Option Exercises and Stock Vested

The following table provides information concerning the vesting of stock awards for each named executive officer, on an aggregate basis, during 2008. No named executive officer exercised any stock options during 2008.

	Stock Awards
Name	Number of Shares Acquired on Vesting	Value Realized on Vesting
Steven E. Brady	8,580	$84,513
Donald F. Morgenweck	2,960	$29,156
Anthony J. Rizzotte	3,600	$35,460
Kim M. Davidson	2,960	$29,156
Janet Bossi	2,960	$29,156

Pension Benefits

Ocean City Home Bank maintains salary continuation agreements with Messrs. Brady and Rizzotte to provide the executives with additional compensation at retirement or upon termination of employment by reason of death or disability.

Name	Plan Name	Number of Years Credited Service	Present Value of Accumulated Benefit (1)
Steven E. Brady	Salary Continuation Agreement	17	$1,972,658
Anthony J. Rizzotte	Salary Continuation Agreement	17	789,819

(1)	The accumulated benefit under the salary continuation agreements is calculated in accordance with Accounting Principles Board No. 12, as amended by Statement of Financial Accounting Standards No. 106, using a 6.0% discount rate.

Nonqualified Deferred Compensation

There were no contributions to the stock-based deferred compensation plan or supplemental executive retirement plan by named executive officers or Ocean Shore Holding, and no withdrawals by executive officers under the plans, during fiscal year 2008.

Name	Plan Name	Aggregate Balance at Last Fiscal Year End (1)
Steven E. Brady	Supplemental Executive Retirement Plan Stock-based Deferred Compensation Plan	$16,981 23,228

Donald F. Morgenweck	Supplemental Executive Retirement Plan Stock-based Deferred Compensation Plan	— 9,861

Anthony J. Rizzotte	Supplemental Executive Retirement Plan Stock-based Deferred Compensation Plan	— 17,767

Kim M. Davidson	Supplemental Executive Retirement Plan Stock-based Deferred Compensation Plan	— 9,058

Janet Bossi	Supplemental Executive Retirement Plan Stock-based Deferred Compensation Plan	— 8,228

(1)	Reflects the market value as of December 31, 2008 of Ocean Shore Holding shares credited to each executive officer under the plans.

Retirement Benefits

Ocean City Home maintains salary continuation agreements with Messrs. Brady and Rizzotte to provide the executives with additional compensation at retirement or upon termination of employment by reason of death or disability. Messrs. Brady and Rizzotte are entitled to an annual benefit for a period of 20 and 15 years, respectively, upon normal retirement at or after age 60. A reduced benefit is payable if the executive retires prior to age 60. The annual benefits are payable on a monthly basis to the executives or their designated beneficiaries. Benefits payable under the salary continuation agreements are reduced by any benefits paid under the executives’ split dollar life insurance agreements.

Mr. Brady’s employment agreement provides that if he terminates employment at or after attaining age 60 for any reason other than cause, we will continue health insurance coverage for Mr. Brady and his spouse until they both reach age 65. After that, we will fund the cost of Medicare supplement coverage for Mr. Brady and his spouse for the remainder of their respective lives.

We maintain a stock-based deferred compensation plan under which named executive officers may defer a discretionary bonus awarded to them upon meeting certain performance benchmarks established by the board of directors. The executive’s account balance under the plan will be distributed to the executive following the executive’s termination of service for any reason in either a lump sum or over a period of years, as elected by the executive.

We also maintain a supplemental executive retirement plan which provides restorative payments to executives designated by the board of directors who are prevented from receiving the full benefits contemplated by the employee stock ownership plan’s benefit formula and the full matching contribution under the 401(k) plan. The board of directors has designated Mr. Brady to participate in the plan. The restorative payments under the plan consist of payments in lieu of shares that cannot be allocated to the participant’s account under the employee stock ownership plan and payments for employer matching contributions that cannot be allocated under the 401(k) plan due to the legal limitations imposed on tax-qualified plans. The benefits under the plan will be paid to Mr. Brady at the same time benefits are paid under the employee stock ownership plan and 401(k) plan.

Other Potential Post-Termination Benefits

Payments Made Upon Termination for Cause or Voluntary Termination by Executive. If Mr. Brady is terminated for cause, he will receive his base salary through the date of termination and may retain the rights to any vested benefits subject to the terms of the plan or agreement under which those benefits are provided. If Mr. Brady voluntarily terminates his employment under circumstances that would not constitute good reason (as defined in his employment agreement), he will be entitled to receive his base salary for a period of four months and will be subject to a non-compete agreement for that four month period.

Payments Made Upon Termination without Cause or for Good Reason. Mr. Brady’s employment agreement provides that if we choose to terminate his employment for reasons other than for cause, or if Mr. Brady resigns after specified circumstances that would constitute good reason, Mr. Brady will be entitled to receive an amount equal to his base salary due for the remaining term of his agreement, along with the contributions that would have been made on his behalf during the remaining term of his agreement to any of our employee benefit plans. We also will continue and/or pay for Mr. Brady’s life, health and dental coverage for the remaining term of his employment agreement. If Mr. Brady voluntarily terminates his employment agreement for good reason, he will be subject to a one year non-compete agreement.

Payments Made Upon Disability. Under Mr. Brady’s employment agreement, if he becomes disabled and his employment is terminated, he will be entitled to disability pay equal to 100% of his bi-weekly base salary in effect at the date of termination. He would continue to receive disability payments until the earlier of: (i) the date he returns to full employment with us, (ii) his death, (iii) attainment of age 65, or (iv) the date his employment agreement would have terminated had his employment not terminated because of disability. All disability payments would be reduced by the amount of any disability benefits payable under our disability plans. In addition, Mr. Brady would continue to be covered to the greatest extent possible under all benefit plans in which he participated prior to his disability as if he were actively employed by us.

Under their salary continuation agreements, if Mr. Brady or Rizzotte terminates employment prior to age 60 as a result of a disability, we will deposit into a trust for the benefit of the executive the amount that has been or should have been accrued on our financial statements, whichever is greater, with respect to our obligations under the agreement. If the executive remains disabled as of age 60 and the assets of the trust are insufficient to provide the executive with the annual benefit due to the executive following retirement at that age, we will contribute an additional amount to the trust that, when combined with the existing assets of the trust, would provide the executive with the normal retirement benefit under the agreement.

Upon termination due to disability, outstanding stock options granted pursuant to our 2005 Equity Incentive Plan automatically vest and remain exercisable until the earlier of one year from the date of termination due to disability or the expiration date of the stock options. Restricted stock awards granted to these officers under the plan also vest in full upon termination due to disability.

Payments Made Upon Death. Under his employment agreement, Mr. Brady’s estate is entitled to receive the compensation due to him through the end of the month in which his death occurs.

Under our Stock-Based Deferred Compensation Plan, if the executive dies before the end of the deferral period or after termination of employment but before the distribution of the executive’s account balance, the executive’s designated beneficiary or estate will receive the benefits to which the executive was entitled.

Under their salary continuation agreements, if Mr. Brady or Mr. Rizzotte dies while in active service, their designated beneficiaries are entitled to an annual benefit for a period of 20 years and 15 years, respectively. If the executive dies after payments under the agreement have commenced, their designated beneficiary will be entitled to the remaining payments. No benefit will be payable under the salary continuation agreements if any benefit is paid under the executives’ split dollar life insurance agreements.

We maintain split-dollar life insurance agreements with Messrs. Brady and Rizzotte. The agreements provide each executive’s beneficiary with a cash payment upon the death of the executive. If the executive terminates employment prior to age 60 other than by reason of disability or following a change in control, the death benefit will be reduced proportionately by reference to the vested benefit under the executive’s salary continuation agreement.

We maintain a Director and Executive Life Insurance Plan that provides the named executive officers with death benefits for their designated beneficiaries. If the officer dies while actively employed by us, the death benefit will be equal to three times the officer’s base annual salary (as defined in the plan), less any group term life insurance benefit. If the officer dies following termination of employment with us where termination is due to disability, after early retirement age (as determined under the plan) or within two years of a change in control, the death benefit will be equal to two times the officer’s base annual salary upon termination of employment. Participation in the plan ceases immediately upon termination for cause (as defined in the plan), termination prior to early retirement for reasons other than disability or following a change in control or upon actively working for a new employer following termination due to disability.

Upon termination due to death, outstanding stock options granted pursuant to our 2005 Equity Incentive Plan automatically vest and remain exercisable until the earlier of one year from the date of death or the expiration date of the stock options. Restricted stock awards granted to these officers under the plan also vest in full upon death.

Payments Made Upon a Change in Control. Mr. Brady’s employment agreement provides that if during the two year period following a change in control (as defined in the agreement) Mr. Brady’s employment is terminated without cause or he voluntary terminates his employment for good reason, Mr. Brady will be entitled to a severance payment equal to 2.99 times the average of his annual compensation over the five calendar years preceding the change in control. For purposes of this calculation, annual compensation will include all taxable income plus any retirement contributions or benefits made or accrued on his behalf during the period. In addition, Mr. Brady also will be entitled to receive the contributions he would have received under our retirement programs for a period of 36 months, as well as health, life and disability coverage for that same time period. Section 280G of the Internal Revenue Code provides that payments related to a change in control that equal or exceed three times the individual’s “base amount” (defined as average annual taxable compensation over the five preceding calendar years) constitute “excess parachute payments.” Individuals who receive excess parachute payments are subject to a 20% excise tax on the amount that exceeds the base amount, and the employer may not deduct such amounts. Mr. Brady’s employment agreement provides that if the total value of the benefits provided and payments made to him in connection with a change in control, either under his employment agreement alone or together with other payments and benefits that he has the right to receive from us, exceed three times his base amount (“280G Limit”), his severance payment will be reduced or revised so that the aggregate payments do not exceed his 280G Limit.

We have entered into change in control agreements with Messrs. Rizzotte and Morgenweck and Mss. Davidson and Bossi. The agreements were entered into effective December 21, 2004 and had an initial term of three years for Mr. Rizzotte and two years for Mr. Morgenweck and Mss. Davidson and Bossi. On each anniversary of the date of the agreement the board of directors may extend the agreement for an additional year, unless the executive requests that the term not be extended. As a result of the amendment of Ms. Davidson’s agreement and extensions approved by the board of directors, the change in control agreements of Mr. Rizzotte and Mrs. Davidson currently have terms through December 21, 2010. The change in control agreements of Mr. Morgenweck and Ms. Bossi currently have terms through December 21, 2009. The agreements of Mr. Rizzotte and Mrs. Davidson provide that if, following a change in control, the executive’s employment is terminated without cause or the executive voluntary terminates employment for good reason, the executive will be entitled to a severance payment equal to three times the average of his annual compensation over the five calendar years preceding the change in control, plus coverage under our health and welfare plans for 36 months. The agreements of Mr. Morgenweck and Ms. Bossi provide for a severance payment equal to two times the average of his annual compensation over the five calendar years preceding the change in control, plus coverage under our health and welfare plans for 24 months. The terms “change in control” and “good reason” are defined in the change in control agreements. The change in control agreements provide that the total value of the benefits provided and payments made to an executive may not exceed his or her 280G Limit and that to avoid such a result the severance payment would be reduced.

Under their salary continuation agreements, Messrs. Brady and Rizzotte are entitled to an annual benefit for a period of 20 years and 15 years, respectively, following termination of employment before age 60 following a change in control. The annual benefits are payable on a monthly basis to the executives or their designated beneficiaries.

Under the terms of our employee stock ownership plan, upon a change in control (as defined in the plan), the plan trustee will repay in full any outstanding acquisition loan. After repayment of the acquisition loan, all remaining shares of our stock held in the loan suspense account, all other stock or securities, and any cash proceeds from the sale or other disposition of any shares of our stock held in the loan suspense account will be allocated among the accounts of all participants in the plan who were employed by us on the date immediately preceding the effective date of the change in control. The allocations of shares or cash proceeds shall be credited to each eligible participant in proportion to the opening balances in their accounts as of the first day of the valuation period in which the change in control occurred. Payments under our employee stock ownership plan are not categorized as parachute payments and, therefore, do not count towards each executive’s 280G Limit.

In addition to providing for benefits lost under the employee stock ownership plan and 401(k) plan as a result of limitations imposed by the Internal Revenue Code, the supplemental executive retirement plan also provides supplemental benefits to participants upon a change in control (as defined in the plan) before the complete scheduled repayment of the employee stock ownership plan loan. Mr. Brady is currently the only participant in the plan. The supplement benefit is equal to the benefit he would have received under our employee stock ownership plan, had he remained employed throughout the term of the plan’s acquisition loan, less the benefits actually provided under the employee stock ownership plan on his behalf. All benefits received under this plan count towards Mr. Brady’s 280G Limit.

In the event of a change in control, outstanding stock options granted pursuant to our 2005 Equity Incentive Plan automatically vest and, if the option holder is terminated other than for cause within 12 months of the change in control, will remain exercisable until the expiration date of the stock options. Restricted stock awards granted to these officers under the plan also vest in full upon a change in control. The value of the accelerated options and restricted stock grants count towards Mr. Brady’s 280G Limit.

Potential Post-Termination Benefits Table. The amount of compensation payable to each named executive officer upon termination for cause or voluntary termination by the executive, termination without cause or with good reason, change in control followed by termination of employment, disability, death and retirement is shown below. The amounts shown assume that such termination was effective as of December 31, 2008, and thus include amounts earned through such time and are estimates of the amounts that would be paid out to the executives upon their termination. The amounts do not include the executive’s account balances in our tax-qualified retirement plans to which each executive has a non-forfeitable interest. The amounts shown relating to unvested options and awards are based on the fair market value of our common stock on December 31, 2008, which was $6.90. The actual amounts to be paid out can only be determined at the time of such executive’s separation from Ocean Shore Holding.

	Payments Due Upon
	Termination For Cause or Voluntary Termination by Executive		Termination Without Cause or Termination with Good Reason	Disability	Death	Retirement (1)	Change in Control With Termination of Employment
Steven E. Brady
Cash severance payment (2)	$130,000		$1,170,000	$1,170,000	$—	$—	$1,236,380
Health and welfare benefits (3)	—		44,850	44,850	—	—	44,850
Stock options (4)	—		—	—	—	—	—
Stock awards (5)	—		—	118,404	118,404	—	118,404
Payment under salary continuation agreement (6)	102,384	(7)	102,384	221,831	—	102,384	221,831
Payment under SERP (8)	6,981		16,981	16,981	16,981	16,981	16,981
Payment under director and executive life insurance plan	—		—	—	1,170,000	—	—
Payment under split dollar life insurance agreement	—		—	—	2,868,800	—	—

Total Payment (9)	$239,365		$1,334,215	$1,572,066	$4,174,185	$119,365	$1,638,446

Anthony J. Rizzotte
Cash severance payment	$—		$—	$—	$—	$—	$662,170
Health and welfare benefits (3)	—		—	—	—	—	20,919
Stock options (4)	—		—	—	—	—	—
Stock awards (5)	—		—	49,680	49,680	—	49,680
Payment under salary continuation agreement (6)	52,841	(7)	52,841	114,489	—	52,841	114,489
Payment under director and executive life insurance plan	—		—	—	609,000	—	—
Payment under split dollar life insurance agreement	—		—	—	1,178,662	—	—

Total Payment (9)	$52,841		$52,841	$164,169	$1,837,342	$52,841	$807,258

Donald Morgenweck
Cash severance payment	$—		$—	$—	$—	$—	$248,857
Health and welfare benefits (3)	—		—	—	—	—	13,946
Stock options (4)	—		—	—	—	—	—
Stock awards (5)	—		—	40,848	40,848	—	40,848
Payment under director and executive life insurance plan	—		—	—	405,000	—	—

Total Payment (9)	$—		$—	$40,848	$445,848	$—	$303,651

Kim M. Davidson
Cash severance payment	$—		$—	$—	$—	$—	$370,392
Health and welfare benefits (3)	—		—	—	—	—	20,919
Stock options (4)	—		—	—	—	—	—
Stock awards (5)	—		—	40,848	40,848	—	40,848
Payment under director and executive life insurance plan	—		—	—	456,000	—	—

Total Payment (9)	$—		$—	$40,848	$496,848	$—	$432,159

Janet Bossi
Cash severance payment	$—		$—	$—	$—	$—	$218,146
Health and welfare benefits (3)	—		—	—	—	—	17,729
Stock options (4)	—		—	—	—	—	—
Stock awards (5)	—		—	40,848	40,848	—	40,848
Payment under director and executive life insurance plan	—		—	—	405,000	—	—

Total Payment (9)	$—		$—	$40,848	$445,848	$—	$276,723

(footnotes on following page)

(1)	No named executive officer was eligible for normal retirement pursuant to any applicable retirement plan on December 31, 2008.
(2)	Termination for Cause or Voluntary Termination by Executive: In the event of voluntary termination by the executive, Mr. Brady is entitled to receive his base salary for a period of four months. In the event of termination for cause, Mr. Brady is entitled to receive his base salary through the date of termination. Termination without Cause or Termination with Good Reason: Reflects continuation of base salary through the remaining term of Mr. Brady’s employment agreement. Disability: Reflects payment of 100% of base salary until age 65, payments may terminate at an earlier date. See “Employment Agreements”. Disability payments payable under Mr. Brady’s employment agreement would be reduced by the amount of any disability payments under our disability plans. Change in Control with Termination of Employment: Reflects a lump sum cash payment equal to two or three times the executive’s “base amount,” within the meaning of Section 280G(b)(3) of the Internal Revenue Code.
(3)	Termination for Cause or Voluntary Termination by Executive: In the event of voluntary termination by the executive, Mr. Brady is entitled to receive health and welfare benefits for a period of four months. In the event of termination for cause, Mr. Brady is entitled to receive his health and welfare benefits through the date of termination. Termination without Cause or Termination with Good Reason: Reflects continuation of health and welfare benefits through the remaining term of Mr. Brady’s employment agreement. Disability: Reflects continuation of health and welfare benefits for Mr. Brady through age 65. Change in Control with Termination of Employment: Reflects continuation of health and welfare benefits for a period of two or three years. Amounts are based on the cost of benefits for 2008 without giving effect to any future increases.
(4)	Represents the estimated value of accelerated vesting of stock options. The accelerated stock options are shown as having a value of $0 because the strike prices of the options are above the closing price on The NASDAQ Stock Market on the last business day of the year.
(5)	Represents the estimated value of accelerated vesting of stock awards, calculated as the number of unvested stock awards multiplied by the closing price on The Nasdaq Stock Market on the last business day of the year.
(6)	For Mr. Brady, represents an annual benefit payable over a 20 year period in monthly installments. For Mr. Rizzotte, represents an annual benefit payable over a 15 year period in monthly installments. The payments due upon termination for disability do not commence until the month following attainment of age 62 for Mr. Brady and age 60 for Mr. Rizzotte.
(7)	The executives are not entitled to this amount following termination for Cause.
(8)	The value of Mr. Brady’s accrued benefit will be distributed in the same form and at the same time as his distribution is from the ESOP.
(9)	The amounts shown above do not reflect the fact that if, in the event payments to the executive in connection with a change in control or otherwise would result in an excise tax under Section 4999 of the Internal Revenue Code, such payments may be reduced to the extent necessary so that the excise tax does not apply.

2005 Equity Incentive Plan

The Ocean Shore Holding Co. 2005 Equity Incentive Plan was adopted by our board of directors and approved by our shareholders in May 2006. The 2005 Equity Incentive Plan authorizes the granting of up to 429,374 stock options and 171,749 shares of restricted stock. The purpose of the 2005 Equity Incentive Plan was to attract and retain qualified personnel, to provide officers, employees and directors with a proprietary interest in us as an incentive to contribute to our continued success, to align employees’ interests with those of our shareholders and to reward outstanding performance. The 2005 Equity Incentive Plan is administered by a committee of the board of directors, which has the authority to determine the eligible directors or employees to whom awards are to be granted, the number of awards to be granted, the vesting of the awards and the conditions and limitations of the awards.

As of June 30, 2009, options for 424,874 shares were outstanding and options for 4,500 shares remained available for future awards under the plan. None of the options granted under the plan have been exercised. As of June 30, 2009, 171,300 shares of restricted stock had been granted and 449 shares remained available for future awards.

The 2005 Equity Incentive Plan provides that in the event any merger, consolidation, share exchange or other similar corporate transaction affects the shares of Ocean Shore Holding in such a manner that an adjustment is required to preserve the benefits available under the plan, the committee administering the plan has the authority to adjust the number of shares which may be granted, the number of shares subject to restricted stock awards or outstanding stock options, and the exercise price of any stock option grant. As a result, upon completion of the conversion and offering, outstanding shares of restricted stock and options to purchase shares of Ocean Shore Holding common stock will be converted into and become shares of restricted stock and options to purchase shares of new Ocean Shore Holding common stock. The number of shares of restricted stock and common stock to be received upon exercise of these options and the related exercise price will be adjusted for the exchange ratio in the conversion. The aggregate exercise price, duration and vesting schedule of these awards will not be affected.

New Ocean Shore Holding will assume the 2005 Equity Incentive Plan after the conversion and offering.

Equity Compensation Plan Information

The following table sets forth information as of December 31, 2008 about Ocean Shore Holding common stock that may be issued upon the exercise of options under the 2005 Equity Incentive Plan. The plan was approved by our shareholders.

Plan Category	Number of securities to be issued upon the exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in the first column)
Equity compensation plans approved by security holders	424,874	$11.52	4,500
Equity compensation plans not approved by security holders	—	—	—

Total	424,874	$11.52	4,500

Future Equity Incentive Plan

Following the offering, Ocean Shore Holding plans to adopt an equity incentive plan that will provide for grants of stock options and restricted stock. In accordance with applicable regulations, Ocean Shore Holding anticipates that the plan will authorize a number of stock options equal to 8.5% of the total shares sold in the offering, and a number of shares of restricted stock equal to 3.4% of the total shares sold in the offering. Therefore, the number of shares reserved under the plan will range from 494,569 shares, assuming 4,186,250 shares are issued in the offering, to 669,148 shares, assuming 5,663,750 shares are issued in the offering.

Ocean Shore Holding may fund the equity incentive plan through the purchase of common stock in the open market by a trust established in connection with the plan or from authorized, but unissued, shares of Ocean Shore Holding common stock. The issuance of additional shares after the offering would dilute the interests of existing shareholders. See “Pro Forma Data.”

Ocean Shore Holding will grant all stock options at an exercise price equal to 100% of the fair market value of the stock on the date of grant. Ocean Shore Holding will grant restricted stock awards at no cost to recipients. Restricted stock awards and stock options generally vest ratably over a five-year period (or as otherwise permitted by the Office of Thrift Supervision), but Ocean Shore Holding may also make vesting contingent upon the satisfaction of performance goals established by the board of directors or the committee charged with administering the plan. All outstanding awards will accelerate and become fully vested upon a change in control of Ocean Shore Holding.

The equity incentive plan will comply with all applicable Office of Thrift Supervision regulations. We will submit the equity incentive plan to shareholders for their approval not less than six months after completion of the conversion and offering, at which time we will provide shareholders with detailed information about the plan.

Policies and Procedures for Approval of Related Persons Transactions

Ocean Shore Holding maintains a Policy and Procedures Governing Related Person Transactions, which is a written policy and set of procedures for the review and approval or ratification of transactions involving related persons. Under the policy, related persons consist of directors, director nominees, executive officers, persons or entities known to us to be the beneficial owner of more than five percent of any outstanding class of the voting securities of Ocean Shore Holding, or immediate family members or certain affiliated entities of any of the foregoing persons.

Transactions covered by the policy consist of any financial transaction, arrangement or relationship or series of similar transactions, arrangements or relationships, in which:

•	the aggregate amount involved will or may be expected to exceed $50,000 in any calendar year;

•	Ocean Shore Holding is, will, or may be expected to be a participant; and

•	any related person has or will have a direct or indirect material interest.

The policy excludes certain transactions, including:

•	any compensation paid to an executive officer of Ocean Shore Holding if the Compensation Committee approved (or recommended that the board of directors approve) such compensation;

•	any compensation paid to a director if the board of directors or an authorized committee of the board of directors approved such compensation; and

•

any transaction with a related person involving consumer and investor financial products and services provided in the ordinary course of our business and on substantially the same terms as those prevailing at the time for comparable services provided to unrelated third parties or to our employees on a broad basis (and, in the case of loans, in compliance with the Sarbanes-Oxley Act of 2002).

Related person transactions will be approved or ratified by the Audit/Compliance Committee. In determining whether to approve or ratify a related person transaction, the Audit/Compliance Committee will consider all relevant factors, including:

•	whether the terms of the proposed transaction are at least as favorable to Ocean Shore Holding as those that might be achieved with an unaffiliated third party;

•	the size of the transaction and the amount of consideration payable to the related person;

•	the nature of the interest of the related person;

•	whether the transaction may involve a conflict of interest; and

•	whether the transaction involves the provision of goods and services to Ocean Shore Holding that are available from unaffiliated third parties.

A member of the Audit/Compliance Committee who has an interest in the transaction will abstain from voting on approval of the transaction, but may, if so requested by the chair of the Audit/Compliance Committee, participate in some or all of the discussion.

Transactions with Related Persons

The Sarbanes-Oxley Act of 2002 generally prohibits loans by Ocean Shore Holding to its executive officers and directors. However, the Sarbanes-Oxley Act contains a specific exemption from such prohibition for loans by Ocean City Home Bank to its executive officers and directors in compliance with federal banking regulations.

Federal regulations require that all loans or extensions of credit to executive officers and directors of insured institutions must be made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and must not involve more than the normal risk of repayment or present other unfavorable features. Ocean City Home Bank is therefore prohibited from making any new loans or extensions of credit to executive officers and directors at different rates or terms than those offered to the general public, except for loans made pursuant to programs generally available to all employees. Notwithstanding this rule, federal regulations permit Ocean City Home Bank to make loans to executive officers and directors at reduced interest rates if the loan is made under a benefit program generally available to all other employees and does not give preference to any executive officer or director over any other employee. No director or executive officer of Ocean Shore Holding had a loan amount under such a program at June 30, 2009.

Pursuant to Ocean Shore Holding’s Audit/Compliance Committee Charter, the Audit/Compliance Committee periodically reviews, no less frequently than quarterly, a summary of Ocean Shore Holding’s transactions with directors and executive officers of Ocean Shore Holding and with firms that employ directors, as well as any other related person transactions, for the purpose of recommending to the disinterested members of the board of directors that the transactions are fair, reasonable and within Ocean Shore Holding policy and should be ratified and approved. Also, in accordance with banking regulations, the board of directors reviews all loans made to a director or executive officer in an amount that, when aggregated with the amount of all other loans to such person and his or her related interests, exceed the greater of $25,000 or 5% of Ocean Shore Holding’s capital and surplus (up to a maximum of $500,000) and such loan must be approved in advance by a majority of the disinterested members of the board of directors. Additionally, pursuant to Ocean Shore Holding’s Code of Ethics and Business Conduct, all executive officers and directors of Ocean Shore Holding must disclose any existing or emerging conflicts of interest to the President and Chief Executive Officer. Such potential conflicts of interest include, but are not limited to, the following: (i) Ocean Shore Holding conducting business with or competing against an organization in which a family member of an executive officer or director has an ownership or employment interest and (ii) the ownership of more than 1% of the outstanding securities or 5% of total assets of any business entity that does business with or is in competition with Ocean Shore Holding.

Indemnification for Directors and Officers

Ocean Shore Holding’s certificate of incorporation provides that Ocean Shore Holding must indemnify all directors and officers of Ocean Shore Holding against all expenses and liabilities reasonably incurred by them in connection with or arising out of any action, suit or proceeding in which they may be involved by reason of their having been a director or officer of Ocean Shore Holding. Such indemnification may include the advancement of funds to pay for or reimburse reasonable expenses incurred by an indemnified party. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of Ocean Shore Holding pursuant to its certificate of incorporation or otherwise, Ocean Shore Holding has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

Stock Ownership

The following table provides information as of October 14, 2009 about the persons known to Ocean Shore Holding to be the beneficial owners of more than 5% of our outstanding common stock. A person may be considered to beneficially own any shares of common stock over which he or she has, directly or indirectly, sole or shared voting or investing power.

Name and Address	Number of Shares Owned		Percent of Common Stock Outstanding
OC Financial MHC 1001 Asbury Avenue Ocean City, New Jersey 08226	4,761,000		57.28%

Hovde Capital Advisors LLC Eric D. Hovde Steven D. Hovde 1826 Jefferson Place, N.W. Washington, D.C. 20036	655,294	(1)	7.88%

(1)	Based on information contained in a Schedule 13G/A filed with the U.S. Securities and Exchange Commission on January 28, 2009.

Hovde Capital Advisors, like all existing public shareholders of Ocean Shore Holding, will own the same percentage of new Ocean Shore Holding common stock as it owns of Ocean Shore Holding common stock immediately prior to the conversion. Assuming shares are sold and the exchange ratio is calculated at the midpoint of the offering range, Hovde Capital Advisors would own 677,836 shares of new Ocean Shore Holding common stock.

The following table provides information as of October 14, 2009 about the shares of Ocean Shore Holding common stock that may be considered to be beneficially owned by each director, each executive officer named in the summary compensation table and all directors and executive officers of Ocean Shore Holding as a group. A person may be considered to beneficially own any shares of common stock over which he or she has, directly or indirectly, sole or shared voting or investment power. Unless otherwise indicated, each of the named individuals has sole voting power and sole investment power with respect to the number of shares shown. The number of shares beneficially owned by all directors and executive officers as a group totaled 6.1% of our outstanding common stock as of October 14, 2009. Each director and named executive officer owned less than 1% of our outstanding common stock as of that date, except for Steven E. Brady, who owned 1.7%.

Name	Common Stock (1)		Options Exercisable Within 60 Days	Total
Directors
Sylva A. Bertini	18,207		17,200	35,407
Steven E. Brady	56,834	(2)	83,400	140,234
Frederick G. Dalzell, MD	30,652	(3)	17,200	47,852
John L. Van Duyne, Jr.	20,340		17,200	37,540
Christopher J. Ford	12,915		17,200	30,115
Robert A. Previti, Ed.D.	16,216	(4)	17,200	33,416
Samuel R. Young	13,055	(5)	17,200	30,255

Named Executive Officers Who Are Not Also Directors
Janet M. Bossi	21,266		10,200	31,466
Kim M. Davidson	21,775		11,700	33,475
Donald F. Morgenweck	23,196		9,782	32,978
Anthony J. Rizzotte	29,695	(6)	11,782	41,477
All directors and executive officers as a group (14 persons)	288,881		234,364	523,245

(footnotes on following page)

(1)	This column includes the following:

	Shares Held in Trust and Awarded under the Equity Incentive Plan	Shares Held in Trust Pursuant to Deferred Compensation Plan	Shares Held in Trust and Allocated Under Ocean City Home Bank ESOP	Shares Held in Trust and Credited Under the Ocean City Home Bank 401(k) Plan
Ms. Bertini	1,540	—	—	—
Mr. Brady	8,580	3,436	6,025	17,824
Mr. Dalzell	1,540	3,762	—	—
Mr. Van Duyne, Jr.	1,540	14,695	—	—
Mr. Ford	1,540	4,215	—	—
Mr. Previti	1,540	2,596	—	—
Mr. Young	1,540	—	—	—
Ms. Davidson	2,960	1,340	3,249	12,371
Mr. Rizzotte	3,600	2,629	5,054	11,316
Ms. Bossi	2,960	1,217	2,973	9,273
Mr. Morgenweck	2,960	1,459	3,131	3,557

(2)	Includes 1,795 shares held in trust as part of the Supplemental Executive Retirement Plan, with respect to which Mr. Brady has shared voting power.
(3)	Includes 3,900 shares held by Dr. Dalzell’s spouse and 15,000 shares held by a limited liability company in which Dr. Dalzell has sole voting power.
(4)	Includes 100 shares held by Dr. Previti’s son.
(5)	Includes 1,000 shares held by Mr. Young’s spouse.
(6)	Includes 4,927 shares that are pledged as security for a loan.

Subscriptions by Executive Officers and Directors

The table below sets forth, for each of our directors and named executive officers and for all of the directors and named executive officers as a group, the following information:

•

the number of shares of new Ocean Shore Holding common stock to be received in exchange for shares of Ocean Shore Holding common stock upon consummation of the conversion and offering, based upon their beneficial ownership of Ocean Shore Holding common stock as of October 14, 2009;

•	the proposed purchases of new Ocean Shore Holding common stock, assuming sufficient shares are available to satisfy their subscriptions; and

•	the total amount of new Ocean Shore Holding common stock to be held upon consummation of the conversion and offering.

In each case, it is assumed that shares are sold and the exchange ratio is calculated at the midpoint of the offering range. No individual has entered into a binding agreement to purchase these shares and, therefore, actual purchases could be more or less than indicated. Directors and executive officers and their associates may not purchase more than 25% of the shares sold in the offering. Like all of our depositors, our directors and officers have subscription rights based on their deposits. For purposes of the following table, sufficient shares are assumed to be available to satisfy subscriptions in all categories. See “The Conversion and Offering–Limitations on Purchases of Shares.”

Name of Beneficial Owner	Number of Shares Received in Exchange for Shares of Ocean Shore Holding (2)	Proposed Purchases of Stock in the Offering (1)		Total Common Stock to be Held
		Number of Shares	Dollar Amount	Number of Shares (2)	Percentage of Total Outstanding (3)
Sylva A. Bertini	18,833	1,000	$8,000	19,833	*
Steven E. Brady	58,789	10,500	84,000	69,289	*
Frederick G. Dalzell	31,613	10,000	80,000	41,613	*
John L. Van Duyne, Jr.	21,039	4,000	32,000	25,039	*
Christopher J. Ford	13,359	5,000	40,000	18,359	*
Robert A. Previti	16,773	2,500	20,000	19,273	*
Samuel R. Young	13,504	3,500	28,000	17,004	*
Kim M. Davidson	22,524	6,000	48,000	28,524	*
Anthony J. Rizzotte	30,716	5,000	40,000	35,716	*
Donald F. Morgenweck	23,993	5,000	40,000	28,993	*
Janet Bossi	21,997	2,500	20,000	24,497	*

All directors and executive officers as a group (11 persons)	273,140	55,000	$440,000	328,140	3.8%

*	Less than 1%.
(1)	Includes shares to be purchased by certain officers through self-directed purchases within Ocean City Home Bank’s 401(k) plan. Such purchases will receive the same purchase priorities, and be subject to the same purchase limitations, as purchases made by such officers using other funds. Also includes proposed subscriptions, if any, by associates.
(2)	Based on information presented in “Stock Ownership.” Excludes shares that may be acquired upon the exercise of outstanding stock options.
(3)	If shares are sold and the exchange ratio is calculated at the minimum of the offering range, all directors and officers as a group would own 4.5% of the outstanding shares of new Ocean Shore Holding common stock.

Regulation and Supervision

General

Ocean City Home Bank is subject to extensive regulation, examination and supervision by the Office of Thrift Supervision, as its primary federal regulator, and by the Federal Deposit Insurance Corporation as the insurer of its deposits. Ocean City Home Bank is a member of the Federal Home Loan Bank System and its deposit accounts are insured up to applicable limits by the Deposit Insurance Fund managed by the Federal Deposit Insurance Corporation. Ocean City Home Bank must file reports with the Office of Thrift Supervision concerning its activities and financial condition in addition to obtaining regulatory approvals before entering into certain transactions such as mergers with, or acquisitions of, other financial institutions. There are periodic examinations by the Office of Thrift Supervision to evaluate Ocean City Home Bank’s safety and soundness and compliance with various regulatory requirements. This regulatory structure is intended primarily for the protection of the insurance fund and depositors. The regulatory structure also gives the regulatory authorities extensive discretion in connection with their supervisory and enforcement activities and examination policies, including policies with respect to the classification of assets and the establishment of an adequate allowance for loan losses for regulatory purposes. Any change in such policies, whether by the Office of Thrift Supervision, the Federal Deposit Insurance Corporation or Congress, could have a material adverse impact on new Ocean Shore Holding and Ocean City Home Bank and their operations. New Ocean Shore Holding, as a savings and loan holding company, will be required to file certain reports with, is subject to examination by, and otherwise must comply with the rules and regulations of the Office of Thrift Supervision.

Certain of the regulatory requirements that are or will be applicable to Ocean City Home Bank and new Ocean Shore Holding are described below. This description of statutes and regulations is not intended to be a complete explanation of such statutes and regulations and their effects on Ocean City Home Bank and new Ocean Shore Holding and is qualified in its entirety by reference to the actual statutes and regulations.

Federal Banking Regulation

Business Activities. The activities of federal savings banks, such as Ocean City Home Bank, are governed by federal laws and regulations. Those laws and regulations delineate the nature and extent of the business activities in which federal savings banks may engage. In particular, certain lending authority for federal savings banks, e.g., commercial, non-residential real property loans and consumer loans, is limited to a specified percentage of the institution’s capital or assets.

Capital Requirements. The Office of Thrift Supervision’s capital regulations require savings associations to meet three minimum capital standards: a 1.5% tangible capital to total assets ratio, a 4% tier 1 capital to total assets leverage ratio (3% for institutions receiving the highest rating on the CAMELS examination rating system) and an 8% risk-based capital ratio. In addition, the prompt corrective action standards discussed below also establish, in effect, a minimum 2% tangible capital standard, a 4% leverage ratio (3% for institutions receiving the highest rating on the CAMELS system) and, together with the risk-based capital standard itself, a 4% Tier 1 risk-based capital standard. The Office of Thrift Supervision regulations also require that, in meeting the tangible, leverage and risk-based capital standards, institutions must generally deduct investments in and loans to subsidiaries engaged in activities as principal that are not permissible for a national bank.

The risk-based capital standard for savings associations requires the maintenance of Tier 1 (core) and total capital (which is defined as core capital and supplementary capital less certain specified deductions from total capital such as reciprocal holdings of depository institution capital instruments and equity investments) to risk-weighted assets of at least 4% and 8%, respectively. In determining the amount of risk-weighted assets, all assets, including certain off-balance sheet activities, recourse obligations, residual interests and direct credit substitutes, are multiplied by a risk-weight factor of 0% to 100%, assigned by the Office of Thrift Supervision capital regulation based on the risks believed inherent in the type of asset. Tier 1 (core) capital is generally defined as common stockholders’ equity (including retained earnings), certain non-cumulative perpetual preferred stock and related surplus and minority interests in equity accounts of consolidated subsidiaries, less intangibles other than certain mortgage servicing rights and credit card relationships. The components of supplementary capital (Tier 2 capital) include cumulative preferred stock, long-term perpetual preferred stock, mandatory convertible debt securities, subordinated debt and intermediate preferred stock, the allowance for loan and lease losses limited to a maximum of 1.25% of risk-weighted assets and up to 45% of unrealized gains on available-for-sale equity securities with readily determinable fair market values. Overall, the amount of supplementary capital included as part of total capital cannot exceed 100% of core capital.

The Office of Thrift Supervision also has authority to establish individual minimum capital requirements in appropriate cases upon a determination that an institution’s capital level is or may become inadequate in light of the particular risks or circumstances. At June 30, 2009, Ocean City Home Bank met each of its capital requirements.

Prompt Corrective Regulatory Action. The Office of Thrift Supervision is required to take certain supervisory actions against undercapitalized institutions, the severity of which depends upon the institution’s degree of undercapitalization. Generally, a savings association that has a ratio of total capital to risk weighted assets of less than 8%, a ratio of Tier 1 (core) capital to risk-weighted assets of less than 4% or a ratio of core capital to total assets of less than 4% (3% or less for institutions with the highest examination rating) is considered to be “undercapitalized.” A savings association that has a total risk-based capital ratio of less than 6%, a Tier 1 capital ratio of less than 3% or a leverage ratio that is less than 3% is considered to be “significantly undercapitalized” and a savings association that has a tangible capital to assets ratio equal to or less than 2% is deemed to be “critically undercapitalized.” Subject to a narrow exception, the Office of Thrift Supervision is required to appoint a receiver or conservator within specified time frames for an institution that is “critically undercapitalized.” The regulation also provides that a capital restoration plan must be filed with the Office of Thrift Supervision within 45 days of the date a savings association is deemed to have received notice that it is “undercapitalized,” “significantly undercapitalized” or “critically undercapitalized.” Compliance with the plan must be guaranteed by any parent holding company up to the lesser of 5% of the savings association’s total assets when it was deemed to be undercapitalized or the amount necessary to achieve compliance with applicable capital requirements. In addition, numerous mandatory supervisory actions become immediately applicable to an undercapitalized institution, including, but not limited to, increased monitoring by regulators and restrictions on growth, capital distributions and expansion. The Office of Thrift Supervision could also take any one of a number of discretionary supervisory actions, including the issuance of a capital directive and the replacement of senior executive officers and directors. Significantly and critically undercapitalized institutions are subject to additional mandatory and discretionary measures.

Insurance of Deposit Accounts. Ocean City Home Bank’s deposits are insured up to applicable limits by the Deposit Insurance Fund of the Federal Deposit Insurance Corporation. Under the Federal Deposit Insurance Corporation’s risk-based assessment system, insured institutions are assigned to one of four risk categories based on supervisory evaluations, regulatory capital levels and certain other factors, with less risky institutions paying lower assessments. An institution’s assessment rate depends upon the category to which it is assigned. Effective April 1, 2009, assessment rates range from seven to 77 1/2 basis points. No institution may pay a dividend if in default of the federal deposit insurance assessment.

Due to the recent difficult economic conditions, deposit insurance per account owner has been raised to $250,000 for all types of accounts until January 1, 2010. In addition, the Federal Deposit Insurance Corporation adopted an optional Temporary Liquidity Guarantee Program by which, for a fee, noninterest bearing transaction accounts would receive unlimited insurance coverage until June 30, 2010 and certain senior unsecured debt issued by institutions and their holding companies between October 13, 2008 and June 30, 2009 would be guaranteed by the Federal Deposit Insurance Corporation through June 30, 2012. Ocean City Home Bank made the business decision to participate in the unlimited noninterest bearing transaction account coverage and Ocean City Home Bank and Ocean Shore Holding opted to participate in the unsecured debt guarantee program.

In addition to the assessment for deposit insurance, institutions are required to make payments on bonds issued in the late 1980s by the Financing Corporation to recapitalize a predecessor deposit insurance fund. That payment is established quarterly and during the calendar year ending December 31, 2008 averaged 1.12 basis points of assessable deposits.

The Federal Deposit Insurance Corporation has authority to increase insurance assessments. A significant increase in insurance premiums would likely have an adverse effect on the operating expenses and results of operations of Ocean City Home Bank. Management cannot predict what insurance assessment rates will be in the future.

Insurance of deposits may be terminated by the Federal Deposit Insurance Corporation upon a finding that the institution has engaged in unsafe or unsound practices, is in an unsafe or unsound condition to continue operations or has violated any applicable law, regulation, rule, order or condition imposed by the Federal Deposit Insurance Corporation or the Office of Thrift Supervision. The management of Ocean City Home Bank does not know of any practice, condition or violation that might lead to termination of deposit insurance.

Loans to One Borrower. Federal law provides that savings associations are generally subject to the limits on loans to one borrower applicable to national banks. Generally, subject to certain exceptions, a savings association may not make a loan or extend credit to a single or related group of borrowers in excess of 15% of its unimpaired capital and surplus. An additional amount may be lent, equal to 10% of unimpaired capital and surplus, if secured by specified readily-marketable collateral.

Qualified Thrift Lender Test. Federal law requires savings associations to meet a qualified thrift lender test. Under the test, a savings association is required to either qualify as a “domestic building and loan association” under the Internal Revenue Code or maintain at least 65% of its “portfolio assets” (total assets less: (i) specified liquid assets up to 20% of total assets; (ii) intangibles, including goodwill; and (iii) the value of property used to conduct business) in certain “qualified thrift investments” (primarily residential mortgages and related investments, including certain mortgage-backed securities but also including education, credit card and small business loans) in at least 9 months out of each 12-month period.

A savings association that fails the qualified thrift lender test is subject to certain operating restrictions and may be required to convert to a bank charter. As of June 30, 2009, Ocean City Home Bank maintained 89.1% of its portfolio assets in qualified thrift investments and, therefore, met the qualified thrift lender test.

Limitation on Capital Distributions. Office of Thrift Supervision regulations impose limitations upon all capital distributions by a savings association, including cash dividends, payments to repurchase its shares and payments to shareholders of another institution in a cash-out merger. Under the regulations, an application to and the prior approval of the Office of Thrift Supervision is required prior to any capital distribution if the institution does not meet the criteria for “expedited treatment” of applications under Office of Thrift Supervision regulations (i.e., generally, examination and Community Reinvestment Act ratings in the two top categories), the total capital distributions for the calendar year exceed net income for that year plus the amount of retained net income for the preceding two years, the institution would be undercapitalized following the distribution or the distribution would otherwise be contrary to a statute, regulation or agreement with the Office of Thrift Supervision. If an application is not required, the institution must still provide prior notice to the Office of Thrift Supervision of the capital distribution if, like Ocean City Home Bank, it is a subsidiary of a holding company. If Ocean City Home Bank’s capital ever fell below its regulatory requirements or the Office of Thrift Supervision notified it that it was in need of increased supervision, its ability to make capital distributions could be restricted. In addition, the Office of Thrift Supervision could prohibit a proposed capital distribution by any institution, which would otherwise be permitted by the regulation, if the Office of Thrift Supervision determines that such distribution would constitute an unsafe or unsound practice.

Standards for Safety and Soundness. The federal banking agencies have adopted Interagency Guidelines prescribing Standards for Safety and Soundness in various areas such as internal controls and information systems, internal audit, loan documentation and credit underwriting, interest rate exposure, asset growth and quality, earnings and compensation, fees and benefits. The guidelines set forth the safety and soundness standards that the federal banking agencies use to identify and address problems at insured depository institutions before capital becomes impaired. If the Office of Thrift Supervision determines that a savings association fails to meet any standard prescribed by the guidelines, the Office of Thrift Supervision may require the institution to submit an acceptable plan to achieve compliance with the standard.

Community Reinvestment Act. All federal savings associations have a responsibility under the Community Reinvestment Act and related regulations to help meet the credit needs of their communities, including low- and moderate-income neighborhoods. An institution’s failure to comply with the provisions of the Community Reinvestment Act could result in restrictions on its activities. Ocean City Home Bank received a “satisfactory” Community Reinvestment Act rating in its most recently completed examination.

Transactions with Related Parties. Federal law limits Ocean City Home Bank’s authority to engage in transactions with “affiliates” (e.g., any entity that controls or is under common control with Ocean City Home Bank, including Ocean Shore Holding and OC Financial MHC and their other subsidiaries). The aggregate amount of covered transactions with any individual affiliate is limited to 10% of the capital and surplus of the savings association. The aggregate amount of covered transactions with all affiliates is limited to 20% of the savings association’s capital and surplus. Certain transactions with affiliates are required to be secured by collateral in an amount and of a type specified by federal law. The purchase of low quality assets from affiliates is generally prohibited. Transactions with affiliates must generally be on terms and under circumstances that are at least as favorable to the institution as those prevailing at the time for comparable transactions with non-affiliated companies. In addition, savings associations are prohibited from lending to any affiliate that is engaged in activities that are not permissible for bank holding companies and no savings association may purchase the securities of any affiliate other than a subsidiary.

The Sarbanes-Oxley Act of 2002 generally prohibits loans by Ocean Shore Holding to its executive officers and directors. However, the law contains a specific exception for loans by a depository institution to its executive officers and directors in compliance with federal banking laws. Under such laws, Ocean City Home Bank’s authority to extend credit to executive officers, directors and 10% shareholders (“insiders”), as well as entities such persons control, is limited. The laws limit both the individual and aggregate amount of loans that Ocean City Home Bank may make to insiders based, in part, on Ocean City Home Bank’s capital level and requires that certain board approval procedures be followed. Such loans are required to be made on terms substantially the same as those offered to unaffiliated individuals and not involve more than the normal risk of repayment. There is an exception for loans made pursuant to a benefit or compensation program that is widely available to all employees of the institution and does not give preference to insiders over other employees. Loans to executive officers are subject to additional limitations based on the type of loan involved.

Enforcement. The Office of Thrift Supervision has primary enforcement responsibility over savings associations and has authority to bring actions against the institution and all institution-affiliated parties, including stockholders, and any attorneys, appraisers and accountants who knowingly or recklessly participate in wrongful actions likely to have an adverse effect on an insured institution. Formal enforcement action may range from the issuance of a capital directive or cease and desist order to removal of officers and/or directors to institution of receivership, conservatorship or termination of deposit insurance. Civil penalties cover a wide range of violations and can amount to $25,000 per day, or even $1 million per day in especially egregious cases. The Federal Deposit Insurance Corporation has the authority to recommend to the Director of the Office of Thrift Supervision that enforcement action be taken with respect to a particular savings association. If action is not taken by the Director, the Federal Deposit Insurance Corporation has authority to take such action under certain circumstances. Federal law also establishes criminal penalties for certain violations.

Assessments. Savings associations are required to pay assessments to the Office of Thrift Supervision to fund the agency’s operations. The general assessments, paid on a semi-annual basis, are computed based upon the savings association’s (including consolidated subsidiaries) total assets, financial condition and complexity of its portfolio. The Office of Thrift Supervision assessments paid by Ocean Shore Holding and Ocean City Home Bank for the year ended December 31, 2008 totaled $152,000.

Federal Home Loan Bank System. Ocean City Home Bank is a member of the Federal Home Loan Bank System, which consists of 12 regional Federal Home Loan Banks. The Federal Home Loan Bank provides a central credit facility primarily for member institutions. Ocean City Home Bank, as a member of the Federal Home Loan Bank of New York, is required to acquire and hold shares of capital stock in that Federal Home Loan Bank. Ocean City Home Bank was in compliance with this requirement with an investment in Federal Home Loan Bank stock at June 30, 2009 of $7.6 million.

The Federal Home Loan Banks have been required to provide funds for the resolution of insolvent thrifts in the late 1980s and to contribute funds for affordable housing programs. These and similar requirements could reduce the amount of dividends that the Federal Home Loan Banks pay to their members and result in the Federal Home Loan Banks imposing a higher rate of interest on advances to their members. If dividends were reduced, or interest on future Federal Home Loan Bank advances increased, our net interest income would likely also be reduced.

Federal Reserve System. The Federal Reserve Board regulations require savings associations to maintain non-interest earning reserves against their transaction accounts (primarily Negotiable Order of Withdrawal (NOW) and regular checking accounts). The regulations generally provide that reserves be maintained against aggregate transaction accounts as follows: a 3% reserve ratio is assessed on net transaction accounts up to and including $44.4 million; a 10% reserve ratio is applied above $44.4 million. The first $10.3 million of otherwise reservable balances (subject to adjustments by the Federal Reserve Board) are exempted from the reserve requirements. The amounts are adjusted annually. Ocean City Home Bank complies with the foregoing requirements. In October 2008, the Federal Reserve Board began paying interest on certain reserve balances.

Other Regulations

Ocean City Home Bank’s operations are also subject to federal laws applicable to credit transactions, such as the:

•	Truth-In-Lending Act, governing disclosures of credit terms to consumer borrowers;

•

Home Mortgage Disclosure Act of 1975, requiring financial institutions to provide information to enable the public and public officials to determine whether a financial institution is fulfilling its obligation to help meet the housing needs of the community it serves;

•	Equal Credit Opportunity Act, prohibiting discrimination on the basis of race, creed or other prohibited factors in extending credit;

•	Fair Credit Reporting Act of 1978, governing the use and provision of information to credit reporting agencies;

•	Fair Debt Collection Act, governing the manner in which consumer debts may be collected by collection agencies; and

•	rules and regulations of the various federal agencies charged with the responsibility of implementing such federal laws.

The operations of Ocean City Home Bank also are subject to the:

•

Right to Financial Privacy Act, which imposes a duty to maintain confidentiality of consumer financial records and prescribes procedures for complying with administrative subpoenas of financial records;

•

Electronic Funds Transfer Act and Regulation E promulgated thereunder, which govern automatic deposits to and withdrawals from deposit accounts and customers’ rights and liabilities arising from the use of automated teller machines and other electronic banking services; and

•

Check Clearing for the 21st Century Act (also known as “Check 21”), which gives “substitute checks,” such as digital check images and copies made from that image, the same legal standing as the original paper check.

Holding Company Regulation

General. New Ocean Shore Holding will register with the Office of Thrift Supervision and will be subject to Office of Thrift Supervision regulations, examinations, supervision, reporting requirements and regulations concerning corporate governance and activities. In addition, the Office of Thrift Supervision will have enforcement authority over new Ocean Shore Holding and its non-savings institution subsidiaries. Among other things, this authority permits the Office of Thrift Supervision to restrict or prohibit activities that are determined to be a serious risk to Ocean City Home Bank. As a unitary savings and loan holding company, new Ocean Shore Holding will be able to engage only in activities permitted to a financial holding company and those permitted for a multiple savings and loan holding company, which includes non-banking activities that the Federal Reserve Board has determined to be permissible for bank holding companies.

Acquisition of Control. Under the federal Change in Bank Control Act, a notice must be submitted to the Office of Thrift Supervision if any person (including a company), or group acting in concert, seeks to acquire “control” of a savings and loan holding company or savings association. An acquisition of “control” can occur upon the acquisition of 10% or more of the voting stock of a savings and loan holding company or savings institution or as otherwise defined by the Office of Thrift Supervision. Under the Change in Bank Control Act, the Office of Thrift Supervision has 60 days from the filing of a complete notice to act, taking into consideration certain factors, including the financial and managerial resources of the acquirer and the anti-trust effects of the acquisition. Any company that so acquires control would then be subject to regulation as a savings and loan holding company.

Federal Securities Laws

Ocean Shore Holding common stock is registered with the Securities and Exchange Commission under the Securities Exchange Act of 1934. As a result, Ocean Shore Holding files quarterly and annual reports with the Securities and Exchange Commission and is subject to the information, proxy solicitation, insider trading restrictions and other requirements under the Securities Exchange Act. Upon completion of the conversion and offering, new Ocean Shore Holding common stock will be registered with the Securities and Exchange Commission under the Securities Exchange Act. As a result, new Ocean Shore Holding will be required to file quarterly and annual reports with the Securities and Exchange Commission and will be subject to the information, proxy solicitation, insider trading restrictions and other requirements under the Securities Exchange Act.

Federal and State Taxation

Federal Income Taxation

General. We report our income on a fiscal year basis using the accrual method of accounting. The federal income tax laws apply to us in the same manner as to other corporations with some exceptions, including particularly our reserve for bad debts discussed below. The following discussion of tax matters is intended only as a summary and does not purport to be a comprehensive description of the tax rules applicable to us. Our federal income tax returns have been either audited or closed under the statute of limitations through tax year 2004. For its 2008 fiscal year, Ocean Shore Holding’s maximum federal income tax rate was 34%.

New Ocean Shore Holding and Ocean City Home Bank will enter into a tax allocation agreement. Because new Ocean Shore Holding will own 100% of the issued and outstanding capital stock of Ocean City Home Bank, new Ocean Shore Holding and Ocean City Home Bank will be members of an affiliated group within the meaning of Section 1504(a) of the Internal Revenue Code, of which group new Ocean Shore Holding is the common parent corporation. As a result of this affiliation, Ocean City Home Bank may be included in the filing of a consolidated federal income tax return with new Ocean Shore Holding and, if a decision to file a consolidated tax return is made, the parties agree to compensate each other for their individual share of the consolidated tax liability and/or any tax benefits provided by them in the filing of the consolidated federal income tax return.

Bad Debt Reserves. For fiscal years beginning before 1996, thrift institutions that qualified under certain definitional tests and other conditions of the Internal Revenue Code were permitted to use certain favorable provisions to calculate their deductions from taxable income for annual additions to their bad debt reserve. A reserve could be established for bad debts on qualifying real property loans, generally secured by interests in real property improved or to be improved, under the percentage of taxable income method or the experience method. The reserve for nonqualifying loans was computed using the experience method. Federal legislation enacted in 1996 repealed the reserve method of accounting for bad debts and the percentage of taxable income method for tax years beginning after 1995 and require savings institutions to recapture or take into income certain portions of their accumulated bad debt reserves.

Distributions. If Ocean City Home Bank makes “non-dividend distributions” to new Ocean Shore Holding, the distributions will be considered to have been made from Ocean City Home Bank’s unrecaptured tax bad debt reserves, including the balance of its reserves as of December 31, 1987, to the extent of the “non-dividend distributions,” and then from Ocean City Home Bank’s supplemental reserve for losses on loans, to the extent of those reserves, and an amount based on the amount distributed, but not more than the amount of those reserves, will be included in Ocean City Home Bank’s taxable income. Non-dividend distributions include distributions in excess of Ocean City Home Bank’s current and accumulated earnings and profits, as calculated for federal income tax purposes, distributions in redemption of stock, and distributions in partial or complete liquidation. Dividends paid out of Ocean City Home Bank’s current or accumulated earnings and profits will not be so included in Ocean City Home Bank’s taxable income.

The amount of additional taxable income triggered by a non-dividend is an amount that, when reduced by the tax attributable to the income, is equal to the amount of the distribution. Therefore, if Ocean City Home Bank makes a non-dividend distribution to new Ocean Shore Holding, approximately one and one-half times the amount of the distribution not in excess of the amount of the reserves would be includable in income for federal income tax purposes, assuming a 34% federal corporate income tax rate. Ocean City Home Bank does not intend to pay dividends that would result in a recapture of any portion of its bad debt reserves.

State Taxation

Ocean Shore Holding and Ocean City Home Bank are subject to New Jersey’s Corporation Business Tax at the rate of 9% on their taxable income, before net operating loss deductions and special deductions for federal income tax purposes. For this purpose, “taxable income” generally means federal taxable income subject to certain adjustments (including addition of interest income on state and municipal obligations).

The Conversion and Offering

This conversion is being conducted pursuant to a plan of conversion approved by the boards of directors of OC Financial MHC, Ocean Shore Holding and Ocean City Home Bank. The Office of Thrift Supervision has conditionally approved the plan of conversion; however, such approval does not constitute a recommendation or endorsement of the plan of conversion by such agency.

General

On August 20, 2008, the boards of directors of OC Financial MHC, Ocean Shore Holding and Ocean City Home Bank unanimously adopted the plan of conversion. Under the plan of conversion, Ocean City Home Bank will convert from the mutual holding company form of organization to the stock holding company form of organization and become a wholly owned subsidiary of new Ocean Shore Holding, a newly formed New Jersey corporation. Current shareholders of Ocean Shore Holding, other than OC Financial MHC, will receive shares of new Ocean Shore Holding common stock in exchange for their shares of Ocean Shore Holding common stock. Following the conversion and offering, Ocean Shore Holding and OC Financial MHC will no longer exist.

This offering represents a resolicitation and extension of an offering that we originally commenced in November 2008. The original offering range was based on an appraisal by RP Financial, LC., dated October 24, 2008, of the estimated pro forma market value of our common stock. On October 9, 2009, RP Financial, LC. updated its appraisal of the estimated pro forma market value of our common stock, which resulted in a reduction to the amount of common stock being offered. The following table describes the changes in the offering range and the number of shares being offered.

	Minimum Offering Amount	Maximum Offering Amount	Price Per Share	Minimum Number of Shares	Maximum Number of Shares
Original offering	$36,337,500	$49,162,500	$9.00	4,037,500	5,462,500
Current offering	$33,490,000	$45,310,000	$8.00	4,186,250	5,663,750

The conversion to a stock holding company structure also includes the offering by new Ocean Shore Holding of its common stock to qualifying depositors and borrowers of Ocean City Home Bank in a subscription offering and, if necessary, to members of the general public through a direct community offering and/or a syndicate of registered broker-dealers. The amount of capital being raised in the offering is based on an appraisal of new Ocean Shore Holding. Most of the terms of the offering are required by the regulations of the Office of Thrift Supervision.

Consummation of the conversion and offering requires the approval of the Office of Thrift Supervision. In addition, pursuant to Office of Thrift Supervision regulations, consummation of the conversion and offering is conditioned upon the approval of the plan of conversion by (1) at least a majority of the total number of votes eligible to be cast by the members of OC Financial MHC at a special meeting of members, (2) the holders of at least two-thirds of the outstanding shares of Ocean Shore Holding common stock at a special meeting of shareholders and (3) the holders of at least a majority of the outstanding shares of common stock of Ocean Shore Holding, excluding shares held by OC Financial MHC, at a special meeting of shareholders.

The Office of Thrift Supervision approved our plan of conversion, subject to, among other things, approval of the plan of conversion by OC Financial MHC’s members and Ocean Shore Holding’s shareholders. The plan of conversion was approved by the shareholders of Ocean Shore Holding and members of OC Financial MHC on January 8, 2009.

Funds received before completion of the offering will be maintained in a segregated account at Ocean City Home Bank or, at our discretion, in an escrow account at an independent insured depository institution. If we cancel the conversion and offering for any reason, orders for common stock already submitted will be canceled, subscribers’ funds will be returned promptly with interest calculated at Ocean City Home Bank’s passbook savings rate and all deposit account withdrawal holds will be cancelled. We will not make any deduction from the returned funds for the costs of the offering.

The following is a brief summary of the pertinent aspects of the conversion and offering. A copy of the plan of conversion is available from Ocean Shore Holding upon request and is available for inspection at the offices of Ocean City Home Bank and at the Office of Thrift Supervision. The plan of conversion is also filed as an exhibit to the registration statement, of which this prospectus forms a part, that new Ocean Shore Holding has filed with the Securities and Exchange Commission. See “Where You Can Find More Information.”

Reasons for the Conversion and Offering

After considering the advantages and disadvantages of the conversion and offering, the boards of directors of OC Financial MHC, Ocean Shore Holding and Ocean City Home Bank unanimously approved the conversion and offering as being in the best interests of Ocean Shore Holding and Ocean City Home Bank and their respective shareholders and depositors. The board of directors concluded that the conversion and offering provides a number of advantages that will be important to our future growth and performance and that outweigh the disadvantages of the conversion and offering.

The conversion and offering will result in the raising of additional capital that will support Ocean City Home Bank’s future lending and operational growth and may also support future branching activities or the acquisition of other financial institutions or financial service companies or their assets. Although Ocean City Home Bank is categorized as “well-capitalized” and does not require additional capital, the board of directors has determined that opportunities for continued growth make pursuing the conversion and offering at this time desirable.

We expect that the larger number of shares that will be outstanding after completion of the conversion and offering will result in a more liquid and active market than currently exists for Ocean Shore Holding common stock. A more liquid and active market would make it easier for our shareholders to buy and sell our common stock.

After completion of the conversion and offering, the unissued common and preferred stock authorized by new Ocean Shore Holding’s certificate of incorporation will permit us to raise additional capital through further sales of securities. Although Ocean Shore Holding currently has the ability to raise additional capital through the sale of additional shares of Ocean Shore Holding common stock, that ability is limited by the mutual holding company structure, which, among other things, requires that OC Financial MHC hold a majority of the outstanding shares of Ocean Shore Holding common stock.

As a fully converted stock holding company, we will have greater flexibility in structuring mergers and acquisitions, including the form of consideration paid in a transaction. Our current mutual holding company structure, by its nature, limits our ability to offer our common stock as consideration in a merger or acquisition because we cannot now issue stock in an amount that would cause OC Financial MHC to own less than a majority of the outstanding shares of Ocean Shore Holding. Our new stock holding company structure will enhance our ability to compete with other bidders when acquisition opportunities arise by better enabling us to offer stock or cash consideration, or a combination of the two.

If Ocean Shore Holding had undertaken a standard conversion in 2004 rather than a minority stock offering, applicable regulations would have required a greater amount of Ocean Shore Holding common stock to be sold than the amount that was sold in the minority offering. If a standard conversion had been conducted in 2004, management of Ocean Shore Holding believed that it would have been difficult to prudently invest the larger amount of capital that would have been raised, when compared to the net proceeds raised in connection with the minority offering. In addition, a standard conversion in 2004 would have immediately eliminated all aspects of the mutual form of organization.

The disadvantage of the conversion and offering considered by board of directors is the fact that operating in the stock holding company form of organization could subject Ocean City Home Bank to contests for corporate control. The board of directors determined that the advantages of the conversion and offering outweighed the disadvantages.

Description of the Conversion

New Ocean Shore Holding has been incorporated under New Jersey law as a first-tier wholly owned subsidiary of Ocean City Home Bank. To effect the conversion, the following will occur:

•	Ocean Shore Holding will convert to an interim federal savings bank and simultaneously merge with and into Ocean City Home Bank, with Ocean City Home Bank as the surviving entity;

•	OC Financial MHC will convert to an interim federal savings bank and simultaneously merge with and into Ocean City Home Bank, with Ocean City Home Bank as the surviving entity; and

•

An interim federal savings bank will be formed as a wholly owned subsidiary of new Ocean Shore Holding, which will merge with and into Ocean City Home Bank, with Ocean City Home Bank as the surviving entity.

As a result of the series of mergers described above, Ocean City Home Bank will become a wholly owned subsidiary of new Ocean Shore Holding and the outstanding shares of Ocean Shore Holding common stock held by persons other than OC Financial MHC will be converted into a number of shares of new Ocean Shore Holding common stock that will result in the holders of such shares owning in the aggregate approximately the same percentage of new Ocean Shore Holding common stock to be outstanding upon the completion of the conversion and offering (i.e., the common stock issued in the offering plus the shares issued in exchange for shares of Ocean Shore Holding common stock) as the percentage of Ocean Shore Holding common stock owned by them in the aggregate immediately before consummation of the conversion and offering before giving effect to (1) the payment of cash in lieu of issuing fractional exchange shares and (2) any shares of common stock purchased by public shareholders in the offering.

Share Exchange Ratio

Office of Thrift Supervision regulations provide that in a conversion from mutual holding company to stock holding company form, the public shareholders will be entitled to exchange their shares for common stock of the stock holding company, provided that the mutual holding company demonstrates to the satisfaction of the Office of Thrift Supervision that the basis for the exchange is fair and reasonable. Under the plan of conversion, each publicly held share of Ocean Shore Holding common stock will, on the effective date of the conversion and offering, be converted automatically into and become the right to receive a number of new shares of new Ocean Shore Holding common stock. The number of new shares of common stock will be determined pursuant to an exchange ratio that ensures that the public shareholders of Ocean Shore Holding common stock will own approximately the same percentage of new common stock in new Ocean Shore Holding after the conversion and offering as they held in Ocean Shore Holding immediately before the conversion and offering, before giving effect to (1) the receipt of cash in lieu of fractional shares and (2) their purchase of additional shares in the offering. At October 1, 2009, there were 8,311,484 shares of Ocean Shore Holding common stock outstanding, of which 3,550,484 were publicly held. The exchange ratio is not dependent on the market value of Ocean Shore Holding common stock. It is calculated based on the percentage of Ocean Shore Holding common stock held by the public, the appraisal of Ocean Shore Holding prepared by RP Financial and the number of shares sold in the offering.

The following table shows how the exchange ratio will adjust, based on the number of shares sold in the offering. The table also shows how many shares an owner of 100 shares of Ocean Shore Holding common stock would receive in the exchange, based on the number of shares sold in the offering.

	Shares to be Sold in the Offering		Shares to be Exchanged for Existing Shares of Ocean Shore Holding		Total Shares of Common Stock to be Outstanding	Exchange Ratio	Shares to be Received for 100 Existing Shares (1)
	Amount	Percent	Amount	Percent
Minimum	4,186,250	57.3%	3,121,868	42.7%	7,308,118	0.8793	87
Midpoint	4,925,000	57.3%	3,672,786	42.7%	8,597,786	1.0344	103
Maximum	5,663,750	57.3%	4,223,704	42.7%	9,887,454	1.1896	118

(1)	Cash will be paid instead of issuing any fractional shares.

Outstanding options to purchase shares of Ocean Shore Holding common stock will be converted into and become options to purchase new Ocean Shore Holding common stock. The number of shares of common stock to be received upon exercise of these options and the related exercise price will be adjusted for the exchange ratio. The aggregate exercise price, duration and vesting schedule of these options will not be affected. At June 30, 2009, there were 424,874 outstanding options to purchase Ocean Shore Holding common stock, of which 234,875 were vested.

Effects of Conversion on Deposits and Borrowers

General. Each depositor in Ocean City Home Bank currently has both a deposit account in the institution and a pro rata ownership interest in the net worth of OC Financial MHC based upon the balance in his or her account. However, this ownership interest is tied to the depositor’s account and has no value separate from such deposit account. Furthermore, this ownership interest may only be realized in the unlikely event that OC Financial MHC is liquidated. In such event, the depositors of record at that time, as owners, would share pro rata in any residual surplus and reserves of OC Financial MHC after other claims are paid. Any depositor who opens a deposit account at Ocean City Home Bank obtains a pro rata ownership interest in the net worth of OC Financial MHC without any additional payment beyond the amount of the deposit. A depositor who reduces or closes his or her account receives a portion or all of the balance in the account but nothing for his or her ownership interest in the net worth of OC Financial MHC, which is lost to the extent that the balance in the account is reduced. When a mutual holding company converts to stock holding company form, depositors lose all rights to the net worth of the mutual holding company, except the right to claim a pro rata share of funds representing the liquidation account established in connection with the conversion.

Continuity. While the conversion and offering are being accomplished, the normal business of Ocean City Home Bank will continue without interruption, including being regulated by the Office of Thrift Supervision. After the conversion and offering, Ocean City Home Bank will continue to provide services for depositors and borrowers under its current policies by its present management and staff.

The directors of Ocean City Home Bank at the time of conversion will serve as directors of Ocean City Home Bank after the conversion and offering. The board of directors of new Ocean Shore Holding is composed of the individuals who serve on the board of directors of Ocean Shore Holding. All officers of Ocean City Home Bank at the time of conversion will retain their positions after the conversion and offering.

Deposit Accounts and Loans. The conversion and offering will not affect any deposit accounts or borrower relationships with Ocean City Home Bank. All deposit accounts in Ocean City Home Bank after the conversion and offering will continue to be insured up to the legal maximum by the Federal Deposit Insurance Corporation in the same manner as such deposit accounts were insured immediately before the conversion and offering. The conversion and offering will not change the interest rate or the maturity of deposits at Ocean City Home Bank.

After the conversion and offering, all loans of Ocean City Home Bank will retain the same status that they had before the conversion and offering. The amount, interest rate, maturity and security for each loan will remain as they were contractually fixed before the conversion and offering.

Effect on Liquidation Rights. If OC Financial MHC were to liquidate, all claims of OC Financial MHC’s creditors would be paid first. Thereafter, if there were any assets remaining, members of OC Financial MHC would receive such remaining assets, pro rata, based upon the deposit balances in their deposit accounts at Ocean City Home Bank immediately before liquidation. In the unlikely event that Ocean City Home Bank were to liquidate after the conversion and offering, all claims of creditors (including those of depositors, to the extent of their deposit balances) also would be paid first, followed by distribution of the “liquidation account” to certain depositors (see “—Liquidation Rights” below), with any assets remaining thereafter distributed to new Ocean Shore Holding as the holder of Ocean City Home Bank’s capital stock.

Liquidation Rights

In the unlikely event of a complete liquidation of OC Financial MHC before the conversion and offering, each depositor in Ocean City Home Bank would receive a pro rata share of any assets of OC Financial MHC remaining after payment of claims of all creditors. Each depositor’s pro rata share of the remaining assets would be in the same proportion as the value of his or her deposit account to the total value of all deposit accounts in Ocean City Home Bank at the time of liquidation. In the event of a complete liquidation of Ocean City Home Bank after the conversion and offering, each depositor would have a claim as a creditor of the same general priority as the claim of all other general creditors of Ocean City Home Bank. However, except as described below, his or her claim would be solely in the amount of the balance in his or her deposit account plus accrued interest. He or she would not have an interest in the value of the assets or Ocean City Home Bank or new Ocean Shore Holding above that amount.

The plan of conversion provides for the establishment, upon the completion of the conversion and offering, of a special “liquidation account” for the benefit of eligible account holders and supplemental eligible account holders in an amount equal to the greater of (1) Ocean Shore Holding’s retained earnings of $24.7 million at June 30, 2004, the date of the latest statement of financial condition contained in the final prospectus used in the minority stock offering or (2) 57.2% of Ocean Shore Holding’s total stockholders’ equity as reflected in its latest statement of financial condition contained in the final prospectus utilized in the offering. As of the date of this prospectus, the initial balance of the liquidation account would be approximately $36.9 million. Each eligible account holder and supplemental eligible account holder, if he or she were to continue to maintain his or her deposit account at Ocean City Home Bank, would be entitled, upon a complete liquidation of Ocean City Home Bank after the conversion and offering, to an interest in the liquidation account before any payment to new Ocean Shore Holding as the sole shareholder of Ocean City Home Bank. Each eligible account holder and supplemental eligible account holder would have an initial interest in such liquidation account for each deposit account, including passbook accounts, transaction accounts such as checking accounts, money market deposit accounts and certificates of deposit, held in Ocean City Home Bank at the close of business on June 30, 2007 or September 30, 2008, as the case may be. Each eligible account holder and supplemental eligible account holder will have a pro rata interest in the total liquidation account for each of his or her deposit accounts based on the proportion that the balance of each such deposit account on the June 30, 2007 eligibility record date (or the September 30, 2008 supplemental eligibility record date, as the case may be) bore to the balance of all deposit accounts in Ocean City Home Bank on such date.

If, however, on any December 31 annual closing date of Ocean City Home Bank, commencing December 31, 2008, the amount in any deposit account is less than the amount in such deposit account on June 30, 2007 or September 30, 2008, as the case may be, or any other annual closing date, then the interest in the liquidation account relating to such deposit account would be reduced by the proportion of any such reduction, and such interest will cease to exist if such deposit account is closed. In addition, no interest in the liquidation account would ever be increased despite any subsequent increase in the related deposit account. Any assets remaining after the above liquidation rights of eligible account holders and supplemental eligible account holders are satisfied would be distributed to new Ocean Shore Holding as the sole shareholder of Ocean City Home Bank.

No merger, consolidation, bulk purchase of assets with assumptions of statement accounts and other liabilities or similar transactions with another federally insured institution in which Ocean City Home Bank is not the surviving institution will be considered to be a complete liquidation. In any of these transactions, the liquidation account will be assumed by the surviving institution.

Subscription Offering and Subscription Rights

Under the plan of conversion, we have granted rights to subscribe for our common stock to the following persons in the following order of priority, provided such persons subscribed for shares of our common stock in our original offering and did not cancel their order in our previous resolicitation:

1.	Persons with deposits in Ocean City Home Bank with balances aggregating $50 or more (“qualifying deposits”) as of the close of business on June 30, 2007 (“eligible account holders”).

2.	Our employee stock ownership plan.

3.	Persons with qualifying deposits in Ocean City Home Bank as of the close of business on September 30, 2008 (“supplemental eligible account holders”), other than our officers, directors and their associates.

4.	Depositors of Ocean City Home Bank as of the close of business on November 10, 2008, who are not eligible or supplemental eligible account holders and borrowers as of April 22, 1998 whose loans continue to be outstanding at November 10, 2008 (“other members”).

The amount of common stock that any person may purchase will depend on the availability of the common stock after satisfaction of all subscriptions having prior rights in the subscription offering and to the maximum and minimum purchase limitations set forth in the plan of conversion. See “—Limitations on Purchases of Shares.” All persons on a joint deposit account will be counted as a single subscriber for purposes of determining the maximum amount that may be subscribed for by owners of a joint deposit account.

Priority 1: Eligible Account Holders. Subject to the purchase limitations as described below under “—Limitations on Purchases of Shares,” each eligible account holder has the right to subscribe for up to the greater of:

•

$2,923,247 of common stock (which equals 365,405 shares), subject to the restriction that orders for common stock exceeding 5% of the shares sold in the offering (209,312 shares at the minimum of the offering range) may not exceed in the aggregate 10% of the total shares of common stock sold in the offering; or

•

15 times the product, rounded down to the next whole number, obtained by multiplying the total number of shares of common stock to be sold by a fraction of which the numerator is the amount of qualifying deposits of the eligible account holder and the denominator is the total amount of qualifying deposits of all eligible account holders. The balance of qualifying deposits of all eligible account holders was $415.4 million.

If there are insufficient shares to satisfy all subscriptions by eligible account holders, shares first will be allocated so as to permit each subscribing eligible account holder, if possible, to purchase a number of shares sufficient to make the person’s total allocation equal 100 shares or the number of shares actually subscribed for, whichever is less. After that, unallocated shares will be allocated among the remaining subscribing eligible account holders whose subscriptions remain unfilled in the proportion that the amounts of their respective qualifying deposits bear to the total qualifying deposits of all remaining eligible account holders whose subscriptions remain unfilled. Subscription rights of eligible account holders who are also executive officers or directors of Ocean Shore Holding or Ocean City Home Bank or their associates will be subordinated to the subscription rights of other eligible account holders to the extent attributable to increased deposits in Ocean City Home Bank in the one year period preceding June 30, 2007.

Priority 2: Tax-Qualified Employee Benefit Plans. Subject to the purchase limitations as described below under “—Limitations on Purchases of Shares,” our tax-qualified employee benefit plans have the right to purchase up to 10% of the shares of common stock issued in the offering. As a tax-qualified employee benefit plan, our employee stock ownership plan intends to purchase 6.8% of the shares sold in the offering. Subscriptions by the employee stock ownership plan will not be aggregated with shares of common stock purchased by any other participants in the offering, including subscriptions by our officers and directors, for the purpose of applying the purchase limitations in the plan of conversion. If the plan’s subscription is not filled in its entirety due to oversubscription or by choice, the employee stock ownership plan may purchase shares after the offering in the open market or directly from us, with the approval of the Office of Thrift Supervision.

Priority 3: Supplemental Eligible Account Holders. Subject to the purchase limitations as described below under “—Limitations on Purchases of Shares,” each supplemental eligible account holder has the right to subscribe for up to the greater of:

•

$2,923,247 of common stock (which equals 365,405 shares), subject to the restriction that orders for common stock exceeding 5% of the shares sold in the offering (209,312 shares at the minimum of the offering range) may not exceed in the aggregate 10% of the total shares of common stock sold in the offering; or

•

15 times the product, rounded down to the next whole number, obtained by multiplying the total number of shares of common stock to be sold by a fraction of which the numerator is the amount of qualifying deposits of the supplemental eligible account holder and the denominator is the total amount of qualifying deposits of all supplemental eligible account holders. The balance of qualifying deposits of all supplemental eligible account holders was $459.8 million.

If eligible account holders and the employee stock ownership plan subscribe for all of the shares being sold, no shares will be available for supplemental eligible account holders. If shares are available for supplemental eligible account holders but there are insufficient shares to satisfy all subscriptions by supplemental eligible account holders, shares first will be allocated so as to permit each subscribing supplemental eligible account holder, if possible, to purchase a number of shares sufficient to make the person’s total allocation equal 100 shares or the number of shares actually subscribed for, whichever is less. After that, unallocated shares will be allocated among the remaining subscribing supplemental eligible account holders whose subscriptions remain unfilled in the proportion that the amounts of their respective qualifying deposits bear to the total qualifying deposits of all remaining supplemental eligible account holders whose subscriptions remain unfilled.

Priority 4: Other Members. Subject to the purchase limitations as described below under “—Limitations on Purchases of Shares,” each other member has the right to purchase up to $2,923,247 of common stock (which equals 365,405 shares), subject to the restriction that orders for common stock exceeding 5% of the shares sold in the offering (209,312 shares at the minimum of the offering range) may not exceed in the aggregate 10% of the total shares of common stock sold in the offering. If eligible account holders, the employee stock ownership plan and supplemental eligible account holders subscribe for all of the shares being sold, no shares will be available for other members. If shares are available for other members but there are not sufficient shares to satisfy all subscriptions by other members, shares first will be allocated so as to permit each subscribing other member, if possible, to purchase a number of shares sufficient to make the person’s total allocation equal 100 shares or the number of shares actually subscribed for, whichever is less. After that, unallocated shares will be allocated among the remaining subscribing other members in the proportion that each other members’ subscription bears to the total subscriptions of all such subscribing other members whose subscriptions remain unfilled.

Expiration Date for the Subscription Offering. The subscription offering, and all subscription rights under the plan of conversion, will terminate at 5:00 p.m., Eastern time, on December 10, 2009. We will not accept orders for common stock in the subscription offering received after that time. We will make reasonable attempts to provide a prospectus and related offering materials to holders of subscription rights; however, all subscription rights will expire on the expiration date whether or not we have been able to locate each person entitled to subscription rights.

If the sale of the common stock is not completed by January 22, 2010, all funds received will be returned promptly with interest calculated at Ocean City Home Bank’s passbook savings rate and without deduction of any fees and all withdrawal authorizations will be canceled unless we receive approval of the Office of Thrift Supervision to extend the time for completing the offering. If regulatory approval of an extension of the time period has been granted, we will notify all subscribers of the duration of the extension, and subscribers will have the right to confirm, change or cancel their purchase orders. If we do not receive a response from a subscriber to any resolicitation, the subscriber’s order will be rescinded and all funds received will be returned promptly with interest, or withdrawal authorizations will be canceled. No single extension can exceed 90 days. The offering must be completed no later than 24 months after OC Financial MHC’s members approved the plan of conversion.

Persons in Non-Qualified States. We will make reasonable efforts to comply with the securities laws of all states in the United States in which persons entitled to subscribe for stock under the plan of conversion reside. However, we are not required to offer stock in the subscription offering to any person who resides in a foreign country or who resides in a state of the United States in which (1) only a small number of persons otherwise eligible to subscribe for shares of common stock reside; (2) the granting of subscription rights or the offer or sale of shares to such person would require that we or our officers or directors register as a broker, dealer, salesman or selling agent under the securities laws of the state, or register or otherwise qualify the subscription rights or common stock for sale or qualify as a foreign corporation or file a consent to service of process; or (3) we determine that compliance with that state’s securities laws would be impracticable or unduly burdensome for reasons of cost or otherwise.

Restrictions on Transfer of Subscription Rights and Shares. Subscription rights are nontransferable. You may not transfer, or enter into any agreement or understanding to transfer, the legal or beneficial ownership of your subscription rights issued under the plan of conversion or the shares of common stock to be issued upon exercise of your subscription rights. Your subscription rights may be exercised only by you and only for your own account. When registering your stock purchase on the order form, you should not add the name(s) of persons who have no subscription rights or who qualify in a lower purchase priority than you do. Doing so may jeopardize your subscription rights. If you exercise your subscription rights, you will be required to certify that you are purchasing shares solely for your own account and that you have no agreement or understanding regarding the sale or transfer of such shares. Federal regulations also prohibit any person from offering, or making an announcement of an offer or intent to make an offer, to purchase such subscription rights or a subscriber’s shares of common stock before the completion of the offering.

If you sell or otherwise transfer your rights to subscribe for common stock in the subscription offering or subscribe for common stock on behalf of another person, you may forfeit those rights and face possible further sanctions and penalties imposed by the Office of Thrift Supervision or another agency of the U.S. Government. Illegal transfers of subscription rights, including agreements made prior to completion of the offering to transfer shares after the offering, have been subject to enforcement actions by the Securities and Exchange Commission as violations of Rule 10b-5 of the Securities Exchange Act of 1934.

We intend to report to the Office of Thrift Supervision and the Securities and Exchange Commission anyone who we believe sells or gives away their subscription rights. We will pursue any and all legal and equitable remedies in the event we become aware of the transfer of subscription rights, and we will not honor orders that we believe involve the transfer of subscription rights.

Direct Community Offering

To the extent that shares remain available for purchase after satisfaction of all subscriptions received in the subscription offering, we may, in our discretion, offer shares to the general public in a direct community offering. In the direct community offering, preference will be given first to natural persons and trusts of natural persons who are residents of Atlantic and Cape May Counties, New Jersey (“community residents”), second to shareholders of Ocean Shore Holding and finally to other members of the general public.

We will consider a person to be resident of a particular county if he or she occupies a dwelling in the county, has the intent to remain for a period of time, and manifests the genuineness of that intent by establishing an ongoing physical presence together with an indication that such presence is something other than merely transitory in nature. We may utilize depositor or loan records or other evidence provided to us to make a determination as to a person’s resident status. In all cases, the determination of residence status will be made by us in our sole discretion.

Subject to the purchase limitations as described below under “—Limitations on Purchases of Shares,” purchasers in the direct community offering are eligible to purchase up to $2,923,247 of common stock (which equals 365,405 shares), subject to the restriction that orders for common stock exceeding 5% of the shares sold in the offering (209,312 shares at the minimum of the offering range) may not exceed in the aggregate 10% of the total shares of common stock sold in the offering. If shares are available for community residents in the direct community offering but there are insufficient shares to satisfy all of their orders, the available shares will be allocated first to each community resident whose order we accept in an amount equal to the lesser of 100 shares or the number of shares ordered by each such subscriber, if possible. After that, unallocated shares will be allocated among the remaining community residents whose orders remain unsatisfied on an equal number of shares per order basis until all available shares have been allocated. If, after filling the orders of community residents in the direct community offering, shares are available for shareholders of Ocean Shore Holding and/or the general public in the direct community offering but there are insufficient shares to satisfy all orders, shares will be allocated in the same manner as for community residents.

The direct community offering will commence concurrently with the subscription offering and will terminate no later than 45 days after the close of the subscription offering unless extended by us, with approval of the Office of Thrift Supervision. If we receive regulatory approval for an extension, all subscribers will be notified of the duration of the extension, and will have the right to confirm, change or cancel their orders. If we do not receive a response from a subscriber to any resolicitation, the subscriber’s order will be rescinded and all funds received will be promptly returned with interest.

The opportunity to subscribe for shares of common stock in the direct community offering is subject to our right to reject orders, in whole or part, either at the time of receipt of an order or as soon as practicable following the expiration date of the offering. If your order is rejected in part, you will not have the right to cancel the remainder of your order.

Syndicated Community Offering or Underwritten Public Offering

The plan of conversion provides that, if necessary, all shares of common stock not purchased in the subscription offering and direct community offering may be offered for sale to the general public in a syndicated community offering. Sandler O’Neill & Partners, L.P. is acting as lead manager and Janney Montgomery Scott LLC is acting as co-manager for the syndicated community offering. In such capacity, Sandler O’Neill & Partners, L.P. and Janney Montgomery Scott LLC may form a syndicate of other brokers-dealers who are FINRA member firms. Alternatively, we may sell any remaining shares in an underwritten public offering. Neither Sandler O’Neill & Partners, L.P., Janney Montgomery Scott LLC nor any registered broker-dealer will have any obligation to take or purchase any shares of the common stock in the syndicated community offering; however, Sandler O’Neill & Partners, L.P. and Janney Montgomery Scott LLC have agreed to use their best efforts in the sale of shares in any syndicated community offering. We have not selected any particular broker-dealers to participate in a syndicated community offering and will not do so until prior to the commencement of any syndicated community offering. The syndicated community offering would terminate no later than 45 days after the expiration of the subscription offering, unless extended by us, with approval of the Office of Thrift Supervision.

The opportunity to subscribe for shares of common stock in the syndicated community offering or underwritten public offering is subject to our right in our sole discretion to accept or reject orders, in whole or part, either at the time of receipt of an order or as soon as practicable following the expiration date of the offering. If your order is rejected in part, you will not have the right to cancel the remainder of your order.

Common stock sold in the syndicated community offering also will be sold at the $8.00 per share purchase price. Subject to the purchase limitations as described below under “—Limitations on Purchases of Shares,” purchasers in the syndicated community offering are eligible to purchase up to $2,923,247 of common stock (which equals 365,405 shares), subject to the restriction that orders for common stock exceeding 5% of the shares sold in the offering (209,312 shares at the minimum of the offering range) may not exceed in the aggregate 10% of the total shares of common stock sold in the offering. We may begin the syndicated community offering or underwritten public offering at any time following the commencement of the subscription offering.

Any syndicated community offering will be conducted in accordance with certain Securities and Exchange Commission rules applicable to best efforts offerings. Generally, under those rules, Sandler O’Neill & Partners, L.P. and Janney Montgomery Scott LLC, as our agents, may instruct select broker-dealers to debit the accounts of their customers and remit funds directly to us prior to closing, have customers make payment directly to us, deposit the funds they receive from interested investors prior to closing into a separate non-interest bearing account or use any other method permitted by Securities and Exchange Commission rules. If and when all the conditions for closing are met, any funds for shares of common stock held by the broker-dealer in the syndicated community offering less the broker-dealer’s commissions, will be promptly delivered to us. Any broker-dealers’ commissions owed by us to select broker-dealers for funds already received by us will be promptly delivered by us. If the offering closes, but some or all of an interested investor’s funds are not accepted by us, those funds will be returned to the interested investor promptly after the closing, without interest. If the offering does not close, funds in the account will be promptly returned, without interest, to the potential investor. Normal customer ticketing will be used for order placement.

If we are unable to find purchasers from the general public to reach the minimum of the offering range, we may make other purchase arrangements, if feasible. Other purchase arrangements must be approved by the Office of Thrift Supervision and may provide for purchases for investment purposes by directors, officers, their associates and other persons in excess of the limitations provided in the plan of conversion and in excess of the proposed director and executive officer purchases discussed earlier, although no such purchases are currently intended. If other purchase arrangements cannot be made, we may either: terminate the offering and promptly return all funds; promptly return all funds, set a new offering range and give all subscribers the opportunity to place a new order for shares of new Ocean Shore Holding common stock; or take such other actions as may be permitted by the Office of Thrift Supervision and the Securities and Exchange Commission.

Limitations on Purchases of Shares

In addition to the purchase limitations described above under “—Subscription Offering and Subscription Rights,” “—Direct Community Offering” and “—Syndicated Community Offering or Underwritten Public Offering,” the plan of conversion provides for the following purchase limitations:

•	No individual (or individuals exercising subscription rights through a single qualifying deposit account held jointly) may purchase more than $2,923,247 of common stock (which equals 365,405 shares).

•	No individual together with any associates and no group of persons acting in concert may purchase more than $2,923,247 of common stock (which equals 365,405 shares).

•

Orders for common stock exceeding 5% of the shares of common stock sold in the offering may not exceed in the aggregate 10% of the total shares of common stock sold in the offering (which means that orders in excess of 5% of the shares sold in the offering (209,312 shares at the minimum of the offering range) may be reduced so that the sum of the amount in excess of 5% does not exceed 10% of the shares sold (403,750 shares at the minimum of the offering range)).

•	Each subscriber must subscribe for a minimum of 25 shares.

•	Our directors and executive officers, together with their associates, may purchase in the aggregate up to 25% of the common stock sold in the offering.

•

The maximum number of shares of new Ocean Shore Holding common stock that may be subscribed for or purchased in all categories by any person together with associates of, or persons acting in concert with, such person, when combined with any shares of new Ocean Shore Holding common stock to be received in exchange for shares of Ocean Shore Holding common stock, may not exceed 5.0% of the total shares of new Ocean Shore Holding common stock outstanding upon completion of the conversion and offering. However, existing shareholders of Ocean Shore Holding will not be required to sell any shares of Ocean Shore Holding common stock or be limited from receiving any shares of new Ocean Shore Holding common stock in exchange for their shares of Ocean Shore Holding common stock or have to divest themselves of any shares of new Ocean Shore Holding common stock received in exchange for their shares of Ocean Shore Holding common stock as a result of this limitation.

The plan of conversion defines “acting in concert” to mean knowing participation in a joint activity or interdependent conscious parallel action towards a common goal whether or not by an express agreement or understanding; or a combination or pooling of voting or other interests in the securities of an issuer for a common purpose under any contract, understanding, relationship, agreement or other arrangement, whether written or otherwise. In general, a person who acts in concert with another party will also be deemed to be acting in concert with any person who is also acting in concert with that other party. We may presume that certain persons are acting in concert based upon, among other things, joint account relationships and the fact that persons reside at the same address or may have filed joint Schedules 13D or 13G with the Securities and Exchange Commission with respect to other companies. For purposes of the plan of conversion, our directors are not deemed to be acting in concert solely by reason of their board membership.

The plan of conversion defines “associate,” with respect to a particular person, to mean:

•

a corporation or organization other than OC Financial MHC, Ocean Shore Holding or Ocean City Home Bank or a majority-owned subsidiary of OC Financial MHC, Ocean Shore Holding or Ocean City Home Bank of which a person is a senior officer or partner or is, directly or indirectly, the beneficial owner of 10% or more of any class of equity securities of such corporation or organization;

•	a trust or other estate in which a person has a substantial beneficial interest or as to which a person serves as a trustee or a fiduciary; and

•

any person who is related by blood or marriage to such person and who lives in the same home as such person or who is a director or senior officer of OC Financial MHC, Ocean Shore Holding or Ocean City Home Bank or any of their subsidiaries.

For example, a corporation of which a person serves as an officer would be an associate of that person and, therefore, all shares purchased by the corporation would be included with the number of shares that the person could purchase individually under the purchase limitations described above. We have the right in our sole discretion to reject any order submitted by a person whose representations we believe to be false or who we otherwise believe, either alone or acting in concert with others, is violating or circumventing, or intends to violate or circumvent, the terms and conditions of the plan of conversion. Directors and officers are not treated as associates of each other solely by virtue of holding such positions. We have the sole discretion to determine whether prospective purchasers are “associates” or “acting in concert.”

Marketing Arrangements

Offering materials have been initially distributed to certain persons by mail, with additional copies made available through the conversion center and Sandler O’Neill & Partners, L.P. All prospective purchasers are to send payment directly to Ocean City Home Bank, where such funds will be held in a separate account earning interest and not released until the offering is completed or terminated.

We have engaged Sandler O’Neill & Partners, L.P., a broker-dealer registered with the Financial Industry Regulatory Authority, as a financial and marketing advisor in connection with the offering of our common stock. We have also engaged Janney Montgomery Scott LLC to act as co-manager of the syndicated community offering. In its role as financial and marketing advisor, Sandler O’Neill & Partners, L.P. will assist us in the offering as follows:

•	consulting as to the securities marketing implications of any aspect of the plan of conversion and reorganization;

•	reviewing with our board of directors the financial impact of the offering on us based upon the independent appraiser’s appraisal of the common stock;

•	reviewing all offering documents, including the prospectus, stock order forms and related offering materials (we are responsible for the preparation and filing of such documents);

•	assisting in the design and implementation of a marketing strategy for the offering;

•	as necessary, assisting us in scheduling and preparing for meetings with potential investors and broker-dealers; and

•	providing such other general advice and assistance we may request to promote the successful completion of the offering.

Sandler O’Neill & Partners, L.P. and Janney Montgomery Scott LLC will receive an aggregate fee of 1.0% of the aggregate dollar amount of the common stock sold in the subscription and community offerings excluding shares purchased by our tax qualified employee benefit plans and shares purchased by our directors, officers and employees and their immediate families. In recognition of the long lead time involved in the conversion process, we have made an advance payment of $25,000 to Sandler O’Neill & Partners, L.P. If there is a syndicated community offering, Sandler O’Neill & Partners, L.P. and Janney Montgomery Scott LLC will receive an aggregate management fee of 1.0% of the aggregate dollar amount of the common stock sold in the syndicated community offering. The total compensation payable to Sandler O’Neill & Partners, L.P., Janney Montgomery Scott LLC and other Financial Industry Regulatory Authority member firms in the syndicated community offering shall not exceed 5.5% of the aggregate dollar amount of the common stock sold in the syndicated community offering.

We will also reimburse Sandler O’Neill & Partners, L.P. and Janney Montgomery Scott LLC for their reasonable out-of-pocket expenses, including, without limitation, legal fees and expenses, associated with this marketing effort, up to a maximum of $150,000. If the plan of conversion and reorganization is terminated or if Sandler O’Neill & Partners, L.P. and Janney Montgomery Scott LLC terminate their agreement with us in accordance with the provisions of the agreement, Sandler O’Neill & Partners, L.P. and Janney Montgomery Scott LLC will only receive reimbursement of their reasonable out-of-pocket expenses, including legal fees. We will indemnify Sandler O’Neill & Partners, L.P. and Janney Montgomery Scott LLC against liabilities and expenses, including legal fees, incurred in connection with certain claims or liabilities arising out of or based upon untrue statements or omissions contained in the offering materials for the common stock, including liabilities under the Securities Act of 1933.

We have also engaged Sandler O’Neill & Partners, L.P. to act as records management agent in connection with the offering. In its role as records management agent, Sandler O’Neill & Partners, L.P. will assist us in the offering as follows: (1) consolidation of accounts and vote calculation; (2) preparation of order forms; (3) organization and supervision of the conversion center; (4) proxy solicitation and special meeting services; and

(5) subscription services. For these services, Sandler O’Neill & Partners, L.P. will receive a fee of $15,000 and reimbursement for its reasonable out-of-pocket expenses, up to a maximum of $30,000. We have made an advance payment of $5,000 to Sandler O’Neill & Partners, L.P. for its role as records management agent.

Neither Sandler O’Neill & Partners, L.P. nor Janney Montgomery Scott LLC has prepared any report or opinion constituting a recommendation or advice to us or to persons who subscribe for common stock, nor have they prepared an opinion as to the fairness to us of the purchase price or the terms of the common stock to be sold in the conversion and offering. Neither Sandler O’Neill & Partners, L.P. nor Janney Montgomery Scott LLC expresses any opinion as to the prices at which the common stock to be issued may trade.

Description of Sales Activities

We will offer the common stock in the subscription offering and direct community offering principally by the distribution of this prospectus and through activities conducted at our Conversion Center. The Conversion Center, which will be managed by employees of Sandler O’Neill & Partners, L.P., is expected to operate throughout the offering period. Employees of Sandler O’Neill & Partners, L.P. will be responsible for responding to questions regarding the offering and will manage the administrative functions of the Conversion Center, such as mailing materials relating to the offering and processing stock orders.

Sales of common stock will be made by registered representatives affiliated with Sandler O’Neill & Partners, L.P. or by the selected dealers managed by Sandler O’Neill & Partners, L.P. and Janney Montgomery Scott LLC. Our officers and employees may participate in the offering in clerical capacities, providing administrative support in effecting sales transactions or, when permitted by state securities laws, answering questions of a mechanical nature relating to the proper execution of the order form. Our officers may answer questions regarding our business when permitted by state securities laws. Other questions of prospective purchasers, including questions as to the advisability or nature of the investment, will be directed to registered representatives. Our officers and employees have been instructed not to solicit offers to purchase common stock or provide advice regarding the purchase of common stock.

None of our officers, directors or employees will be compensated, directly or indirectly, for any activities in connection with the offer or sale of securities issued in the offering.

None of our personnel participating in the offering is registered or licensed as a broker or dealer or an agent of a broker or dealer. Our personnel will assist in the above-described sales activities under an exemption from registration as a broker or dealer provided by Rule 3a4-1 promulgated under the Securities Exchange Act of 1934. Rule 3a4-1 generally provides that an “associated person of an issuer” of securities will not be deemed a broker solely by reason of participation in the sale of securities of the issuer if the associated person meets certain conditions. These conditions include, but are not limited to, that the associated person participating in the sale of an issuer’s securities not be compensated in connection with the offering at the time of participation, that the person not be associated with a broker or dealer and that the person observe certain limitations on his or her participation in the sale of securities. For purposes of this exemption, “associated person of an issuer” is defined to include any person who is a director, officer or employee of the issuer or a company that controls, is controlled by or is under common control with the issuer.

Procedure for Purchasing Shares in the Subscription and Direct Community Offerings

Prospectus Delivery. To ensure that each purchaser in the subscription offering receives a prospectus at least 48 hours before the expiration date of the offering in accordance with Rule 15c2-8 of the Securities Exchange Act of 1934, we may not mail a prospectus any later than five days prior to the expiration date or hand deliver a prospectus any later than two days prior to that date. We are not obligated to deliver a prospectus or order form by means other than U.S. Mail. Execution of an order form will confirm receipt of delivery of a prospectus in accordance with Rule 15c2-8. Stock order forms will be distributed only if preceded or accompanied by a prospectus.

Termination of Offering; Rejection of Orders. We reserve the right in our sole discretion to terminate the offering at any time and for any reason, in which case we will cancel any deposit account withdrawal holds and promptly return all funds submitted, with interest calculated at Ocean City Home Bank’s passbook savings rate from the date of receipt.

We have the right to reject any order submitted in the offering by a person who we believe is making false representations or who we otherwise believe, either alone or acting in concert with others, is violating, evading, circumventing, or intends to violate, evade or circumvent the terms and conditions of the plan of conversion.

Use of Order Forms. In order to purchase shares of common stock in the subscription offering and direct community offering, you must submit a properly completed and signed original stock order form. We will not be required to accept orders submitted on photocopied or facsimiled stock order forms. All order forms must be received by Ocean Shore Holding Co. (not postmarked) prior to 5:00 p.m. Eastern time on December 10, 2009. Your order form must be accompanied by full payment for all of the shares subscribed for or include appropriate authorization on the order form for withdrawal of payment from the types of Ocean City Home Bank deposit accounts provided for. You may deliver your stock order form and payment in one of three ways: by mail using the stock order return envelope provided; or by hand delivery or overnight courier to the address indicated on the stock order form. Our interpretation of the terms and conditions of the plan of conversion and of the acceptability of the order forms will be final.

We need not accept order forms that are received after the expiration of the subscription offering or direct community offering, as the case may be, or that are executed defectively or that are received without full payment or without appropriate withdrawal instructions. We have the right to waive or permit the correction of incomplete or improperly executed order forms, but do not represent that we will do so. Once received, an executed order form may not be modified, amended or rescinded without our consent unless the offering has not been completed within 45 days after the end of the subscription offering.

By executing the stock order form, you will be certifying that you received this prospectus and acknowledging that the common stock is not a deposit account and is not insured or guaranteed by the federal government. You also will be acknowledging that you received disclosure concerning the risks involved in the offering. The acknowledgment could be used as support to show that you understand the nature of this investment.

Payment for Shares. Payment for all shares of common stock will be required to accompany all completed order forms for the purchase to be valid. Payment for shares may be made only by:

•

Personal check, bank check or money order made payable directly to “Ocean Shore Holding Co.” (you may not remit Ocean City Home Bank line of credit checks, and we will not accept third party checks, including those payable to you and endorsed over to Ocean Shore Holding); or

•	Authorization of withdrawal from the types of Ocean City Home Bank deposit account(s) provided for on the stock order form.

Checks and money orders will be cashed immediately and the subscription funds up to the minimum of the offering range will be held by Ocean City Home Bank. Funds received in excess of the minimum of the offering range may be held in a segregated account at Ocean City Home Bank or, at our discretion, in an escrow account at an independent insured depository institution. Interest will be paid on payments made by check or money order at our passbook savings rate from the date payment is received at the Conversion Center until the completion or termination of the offering.

If payment is made by authorization of withdrawal from deposit accounts, the funds authorized to be withdrawn from a deposit account will continue to accrue interest at the contractual rate until completion or termination of the offering, unless the certificate matures after the date of receipt of the order form but before closing or termination of the offering, in which case funds will earn interest at the passbook savings rate from the date of maturity until the offering is completed or terminated. For authorized withdrawals, a hold will be placed on the funds, making them unavailable to the depositor during the offering. When the offering is completed, the funds will be withdrawn and used to purchase the shares of common stock ordered.

The shares of common stock issued in the offering cannot and will not be insured by the Federal Deposit Insurance Corporation or any other government agency. If the offering is not consummated for any reason, all funds submitted will be promptly refunded with interest as described above.

If a subscriber authorizes us to withdraw the amount of the purchase price from his or her deposit account, we will do so as of the completion of the offering, though the account must contain the full amount necessary for payment at the time the subscription order is received. We will waive any applicable penalties for early withdrawal from certificate of deposit accounts. If the remaining balance in a certificate account is reduced below the applicable minimum balance requirement at the time funds are actually withdrawn, the certificate will be canceled at the time of the withdrawal, without penalty, and the remaining balance will earn interest at our passbook savings rate. You may not authorize direct withdrawal from a Ocean City Home Bank IRA. If you wish to use funds in your Ocean City Home Bank IRA to purchase shares of our common stock, please refer to the following section.

The employee stock ownership plan will not be required to pay for shares at the time it subscribes, but rather may pay for shares upon the completion of the offering; provided that there is in force, from the time of its subscription until the completion of the offering, a loan commitment from an unrelated financial institution or from us to lend to the employee stock ownership plan, at that time, the aggregate purchase price of the shares for which it subscribed.

We may, in our sole discretion, permit institutional investors to submit irrevocable orders together with a legally binding commitment for payment and to thereafter pay for such shares of common stock for which they subscribe in the direct community offering at any time prior to the 48 hours before the completion of the offering. This payment may be made by wire transfer.

Using IRA Funds To Purchase Shares. A depositor interested in using funds in his or her individual retirement accounts (IRAs) at Ocean City Home Bank to purchase common stock must do so through a self-directed IRA. Since we do not offer those accounts, we will allow a depositor to make a trustee-to-trustee transfer of funds in a Ocean City Home Bank IRA to a trustee offering a self-directed IRA program. There will be no early withdrawal or Internal Revenue Service interest penalties for such transfers. The new trustee would hold the common stock in a self-directed account in the same manner as we now hold the depositor’s IRA funds. An annual administrative fee may be payable to the new trustee. Depositors interested in using funds in a Ocean City Home Bank IRA or any other IRA to purchase common stock should contact the Conversion Center for assistance at least two weeks before the December 10, 2009 offering expiration date because processing such transactions takes additional time. Whether or not you may use retirement funds for the purchase of shares in the offering depends on timing constraints and, possibly, limitations imposed by the institution where the funds are held.

How We Determined the Offering Range and the $8.00 Purchase Price

Federal regulations require that the aggregate purchase price of the securities sold in connection with the offering be based upon our estimated pro forma market value as converted (i.e., taking into account the expected receipt of proceeds from the sale of securities in the offering), as determined by an appraisal by an independent person experienced and expert in corporate appraisal. We have retained RP Financial, LC., which is experienced in the evaluation and appraisal of business entities, to prepare the appraisal. RP Financial will receive fees totaling $50,000 for its appraisal report, plus $5,000 for each appraisal update (of which there have been two and will be at least one more) and reasonable out-of-pocket expenses. We have agreed to indemnify RP Financial under certain circumstances against liabilities and expenses, including legal fees, arising out of, related to, or based upon the offering. RP Financial has not received any other compensation from us in the past two years.

RP Financial prepared the appraisal taking into account the pro forma impact of the offering. For its analysis, RP Financial undertook substantial investigations to learn about our business and operations. We supplied financial information, including annual financial statements, information on the composition of assets and liabilities, and other financial schedules. In addition to this information, RP Financial reviewed our conversion application as filed with the Office of Thrift Supervision and our registration statement as filed with the Securities and Exchange Commission. Furthermore, RP Financial visited our facilities and had discussions with our management. RP Financial did not perform a detailed individual analysis of the separate components of our assets and liabilities. We did not impose any limitations on RP Financial in connection with its appraisal.

In connection with its appraisal, RP Financial reviewed the following factors, among others:

•	the economic make-up of our primary market area;

•	our financial performance and condition in relation to publicly traded, fully converted financial institution holding companies that RP Financial deemed comparable to us;

•	the specific terms of the offering of our common stock;

•	the pro forma impact of the additional capital raised in the offering;

•	our proposed dividend policy;

•	conditions of securities markets in general; and

•	the market for thrift institution common stock in particular.

RP Financial’s independent valuation also utilized certain assumptions as to the pro forma earnings of new Ocean Shore Holding after the offering. These assumptions included estimated expenses, an assumed after-tax rate of return on the net offering proceeds, and expenses related to the stock-based benefit plans of new Ocean Shore Holding, including the employee stock ownership plan and the new equity incentive plan. The employee stock ownership plan and new equity incentive plan are assumed to purchase 6.8% and 3.4%, respectively, of the shares of new Ocean Shore Holding common stock sold in the offering. The new equity incentive plan is assumed to grant options to purchase the equivalent of 8.5% of the shares of new Ocean Shore Holding common stock sold in the offering. See “Pro Forma Data” for additional information concerning these assumptions. The use of different assumptions may yield different results.

Consistent with Office of Thrift Supervision appraisal guidelines, the RP Financial applied three primary methodologies to estimate the pro forma market value of our common stock: the pro forma price-to-book value approach applied to both reported book value and tangible book value; the pro forma price-to-earnings approach applied to reported and estimated core earnings; and the pro forma price-to-assets approach. The market value ratios applied in the three methodologies were based upon the current market valuations of a peer group of companies considered by RP Financial to be comparable to us, subject to valuation adjustments applied by RP Financial to account for differences between Ocean Shore Holding and the peer group. The peer group is comprised of publicly-traded thrifts all selected based on asset size, market area and operating strategy. In preparing its appraisal, RP Financial placed emphasis on the price-to-earnings and the price-to-book approaches and placed lesser emphasis on the price-to-assets approaches in estimating pro forma market value. The peer group consisted of eight publicly traded, fully converted, financial institution holding companies based in the mid-Atlantic region of the United States. The peer group included companies with:

•	average assets of $643 million;

•	average nonperforming assets of 0.82% of total assets;

•	average loans of 60.1% of total assets;

•	average tangible equity of 9.8% of total assets; and

•	average core income of 0.55% of average assets.

RP Financial prepared a valuation update dated October 9, 2009. RP Financial has advised us that the estimated pro forma market value, or valuation range, of our common stock, including shares sold in the offering and exchange shares, ranged from a minimum of $58.5 million to a maximum of $68.8 million, with a midpoint of $79.1 million. The aggregate offering price of the shares of common stock will be equal to the valuation range multiplied by the 57.3% ownership interest that OC Financial MHC has in Ocean Shore Holding. The number of shares offered will be equal to the aggregate offering price divided by the price per share. Based on the valuation range, the percentage of Ocean Shore Holding common stock owned by OC Financial MHC and the $8.00 price per share, the minimum of the offering range is 4,186,250 shares, the midpoint of the offering range is 4,925,000 shares and the maximum of the offering range is 5,663,750 shares. RP Financial will update its independent valuation before we complete our offering.

The following table presents a summary of selected pricing ratios for the peer group companies and for all publicly traded thrifts and the resulting pricing ratios for new Ocean Shore Holding reflecting the pro forma impact of the offering, as calculated by RP Financial in its appraisal report of October 9, 2009. Compared to the average pricing ratios of the peer group, Ocean Shore Holding’s pro forma pricing ratios at the maximum of the offering range indicated a premium of 6.8% on a price-to-earnings basis, a premium of 4.2% on a price-to-core earnings basis, a discount of 8.8% on a price-to-book value basis and a discount of 16.0% on a price-to-tangible book value basis.

	Price to Earnings Multiple	Price to Core Earnings Multiple	Price to Book Value Ratio	Price to Tangible Book Value Ratio
New Ocean Shore Holding (pro forma) (1):
Minimum	13.87x	11.16x	61.97%	61.97%
Midpoint	15.92x	12.87x	69.22%	69.22%
Maximum	17.87x	14.52x	75.77%	75.77%

Peer group companies as of October 9, 2009 (2):
Average	16.25x	13.93x	83.05%	90.21%
Median	11.59x	10.42x	87.80%	98.37%

All fully-converted, publicly-traded thrifts as of October 9, 2009 (2):
Average	17.09x	16.90x	70.02%	79.87%
Median	13.64x	14.83x	71.03%	76.11%

(1)	Based on Ocean Shore Holding financial data as of and for the 12 months ended September 30, 2009.
(2)	Based on earnings for the 12 months ended June 30, 2009 and book value and tangible book value as of June 30, 2009.

Our board of directors reviewed RP Financial’s appraisal report, including the methodology and the assumptions used by RP Financial, and determined that the offering range was reasonable and adequate. Our board of directors has decided to offer the shares for a price of $8.00 per share. The purchase price of $8.00 per share was determined by us, taking into account, among other factors, the market price of our stock prior to adoption of the plan of conversion, the requirement under Office of Thrift Supervision regulations that the common stock be offered in a manner that will achieve the widest distribution of the stock and desired liquidity in the common stock after the offering. Our board of directors also established the formula for determining the exchange ratio. Based upon such formula and the offering range, the exchange ratio ranged from a minimum of 0.8793 to a maximum of 1.1896 shares of new Ocean Shore Holding common stock for each current share of Ocean Shore Holding common stock, with a midpoint of 1.0344. Based upon this exchange ratio, we expect to issue between 4,186,250 and 5,462,000 shares of new Ocean Shore Holding common stock to the holders of Ocean Shore Holding common stock outstanding immediately prior to the completion of the conversion and offering.

Our board of directors considered the appraisal when recommending that shareholders and depositors approve the plan of conversion. However, our board of directors makes no recommendation of any kind as to the advisability of purchasing shares of common stock.

Since the outcome of the offering relates in large measure to market conditions at the time of sale, it is not possible for us to determine the exact number of shares that we will issue at this time. The offering range may be amended, with the approval of the Office of Thrift Supervision, if necessitated by developments following the date of the appraisal in, among other things, market conditions, our financial condition or operating results, regulatory guidelines or national or local economic conditions.

If, upon completion of the subscription offering, at least the minimum number of shares are subscribed for, RP Financial, after taking into account factors similar to those involved in its prior appraisal, will determine its estimate of our pro forma market value as of the close of the subscription offering.

No shares will be sold unless RP Financial confirms that, to the best of its knowledge and judgment, nothing of a material nature has occurred that would cause it to conclude that the actual total purchase price of the shares on an aggregate basis was materially incompatible with its appraisal. If, however, the facts do not justify that statement, a new offering range may be set, in which case all funds would be promptly returned and all subscribers would be given the opportunity to place a new order. If the offering is terminated, all subscriptions will be cancelled and subscription funds will be returned promptly with interest, and holds on funds authorized for withdrawal from deposit accounts will be released. If RP Financial establishes a new valuation range, it must be approved by the Office of Thrift Supervision.

In formulating its appraisal, RP Financial relied upon the truthfulness, accuracy and completeness of all documents we furnished to it. RP Financial also considered financial and other information from regulatory agencies, other financial institutions, and other public sources, as appropriate. While RP Financial believes this information to be reliable, RP Financial does not guarantee the accuracy or completeness of the information and did not independently verify the financial statements and other data provided by us or independently value our assets or liabilities. The appraisal is not intended to be, and must not be interpreted as, a recommendation of any kind as to the advisability of purchasing shares of common stock. Moreover, because the appraisal must be based on many factors that change periodically, there is no assurance that purchasers of shares in the offering will be able to sell shares after the offering at prices at or above the purchase price.

Copies of the appraisal report of RP Financial, including any amendments to the report, and the detailed memorandum of the appraiser setting forth the method and assumptions for such appraisal are available for inspection at our main office and the other locations specified under “Where You Can Find More Information.”

Delivery of Certificates

A certificate representing the common stock purchased in the offering will be mailed by our transfer agent to the address designated by the subscriber on the stock order form as soon as practicable following completion of the conversion and offering. Our transfer agent will hold certificates returned as undeliverable until claimed by the persons legally entitled to the certificates or otherwise disposed of in accordance with applicable law. Until certificates for common stock are available and delivered to subscribers, subscribers may not be able to sell their shares, even though trading of the common stock will have commenced.

Conversion Center

If you have any questions regarding the conversion and offering, please call our Conversion Center. The toll-free telephone number is (866) 338-2649. The Conversion Center is open Monday through Friday from 10:00 a.m. to 4:00 p.m., Eastern time.

Restrictions on Repurchase of Stock

Under Office of Thrift Supervision regulations, for a period of one year from the date of the completion of the offering we may not repurchase any of our common stock from any person, except (1) in an offer made to all shareholders to repurchase the common stock on a pro rata basis, approved by the Office of Thrift Supervision, (2) the repurchase of qualifying shares of a director, or (3) repurchases to fund restricted stock plans or tax-qualified employee stock benefit plans. Where extraordinary circumstances exist, the Office of Thrift Supervision may approve the open market repurchase of up to 5% of our common stock during the first year following the conversion and offering. To receive such approval, we must establish compelling and valid business purposes for the repurchase to the satisfaction of the Office of Thrift Supervision. If any options previously granted under the 2005 Equity Incentive Plan are exercised during the first year following the conversion and offering, they will be funded with newly issued shares, as the Office of Thrift Supervision does not view pre-existing stock options as an extraordinary circumstance or compelling business purpose for a stock repurchase in the first year after conversion. Based on the foregoing restrictions, we anticipate that we will not repurchase any shares of our common stock in the year following completion of the conversion and offering.

Restrictions on Transfer of Shares Applicable to Officers and Directors

Common stock purchased in the offering will be freely transferable, except for shares purchased by our directors and executive officers.

Shares of common stock purchased by our directors and executive officers may not be sold for a period of one year following the offering, except upon the death of the shareholder or unless approved by the Office of Thrift Supervision. Shares purchased by these persons in the open market after the offering will be free of this restriction. Shares of common stock issued to directors and executive officers and their associates will bear a legend giving appropriate notice of the restriction and, in addition, we will give appropriate instructions to our transfer agent with respect to the restriction on transfers. Any shares issued to directors and executive officers as a stock dividend, stock split or otherwise with respect to restricted common stock will be similarly restricted.

Persons affiliated with us, including our directors and executive officers, received subscription rights based only on their accounts with Ocean City Home Bank as account holders. While this aspect of the offering makes it difficult, if not impossible, for insiders to purchase stock for the explicit purpose of meeting the minimum of the offering, any purchases made by persons affiliated with us for the explicit purpose of meeting the minimum of the offering must be made for investment purposes only, and not with a view towards redistribution. Furthermore, as set forth above, Office of Thrift Supervision regulations restrict sales of common stock purchased in the offering by directors and executive officers for a period of one year following the offering.

Purchases of outstanding shares of our common stock by directors, officers, or any person who becomes an executive officer or director after adoption of the plan of conversion, and their associates, during the three-year period following the offering may be made only through a broker or dealer registered with the Securities and Exchange Commission, except with the prior written approval of the Office of Thrift Supervision. This restriction does not apply, however, to negotiated transactions involving more than 1% of our outstanding common stock or to the purchase of stock under stock benefit plans.

We have filed with the Securities and Exchange Commission a registration statement under the Securities Act of 1933 for the registration of the common stock to be issued in the offering. This registration does not cover the resale of the shares. Shares of common stock purchased by persons who are not affiliates of us may be resold without registration. Shares purchased by an affiliate of us will have resale restrictions under Rule 144 of the Securities Act. If we meet the current public information requirements of Rule 144, each affiliate of ours who complies with the other conditions of Rule 144, including those that require the affiliate’s sale to be aggregated with those of certain other persons, would be able to sell in the public market, without registration, a number of shares not to exceed, in any three-month period, the greater of 1% of our outstanding shares or the average weekly volume of trading in the shares during the preceding four calendar weeks. We may make future provision to permit affiliates to have their shares registered for sale under the Securities Act under certain circumstances.

Accounting Treatment

The conversion will be accounted for as a change in legal organization and form and not a business combination. Accordingly, the carrying amount of the assets and liabilities of Ocean City Home Bank will remain unchanged from their historical cost basis.

Material Income Tax Consequences

Although the conversion may be effected in any manner approved by the Office of Thrift Supervision that is consistent with the purposes of the plan of conversion and applicable law, regulations and policies, it is intended that the conversion will be effected through various mergers. Completion of the conversion and offering is conditioned upon prior receipt of either a ruling or an opinion of counsel with respect to federal tax laws, and either a ruling or an opinion with respect to New Jersey tax laws, that no gain or loss will be recognized by Ocean City Home Bank, Ocean Shore Holding or OC Financial MHC as a result of the conversion or by account holders receiving subscription rights, except to the extent, if any, that subscription rights are deemed to have fair market value on the date such rights are issued. We believe that the tax opinions summarized below address all material federal income tax consequences that are generally applicable to Ocean City Home Bank, Ocean Shore Holding, OC Financial MHC, new Ocean Shore Holding, persons receiving subscription rights and shareholders of Ocean Shore Holding.

Kilpatrick Stockton LLP has issued an opinion to Ocean Shore Holding, OC Financial MHC and new Ocean Shore Holding that, for federal income tax purposes:

1.	the conversion of OC Financial MHC from mutual form to a federal interim stock savings association (“interim association 1”) will qualify as a reorganization within the meaning of Section 368(a)(1)(F) of the Internal Revenue Code, and no gain or loss will be recognized by OC Financial MHC by reason of such conversion;

2.	the merger of interim association 1 with and into Ocean City Home Bank will qualify as a reorganization within the meaning of Section 368(a)(1)(A) of the Internal Revenue Code, and no gain or loss will be recognized by OC Financial MHC or Ocean City Home Bank by reason of such merger;

3.	the conversion of Ocean Shore Holding to a federal interim stock savings association (“interim association 2”) will qualify as a reorganization within the meaning of Section 368(a)(1)(F) of the Internal Revenue Code, and no gain or loss will be recognized by Ocean Shore Holding by reason of such conversion;

4.	the merger of interim association 2 with and into Ocean City Home Bank will qualify as a reorganization within the meaning of Section 368(a)(1)(A) of the Internal Revenue Code, and no gain or loss will be recognized by Ocean Shore Holding or Ocean City Home Bank by reason of such merger;

5.

the merger of an interim federal stock savings association formed as a wholly owned subsidiary of new Ocean Shore Holding (“interim association 3”) with and into Ocean City Home Bank (the “bank merger”) will qualify either as a reorganization within the meaning of Section 368(a)(2)(E) of the

Internal Revenue Code or as an exchange under Section 351 of the Internal Revenue Code, and no gain or loss will be recognized by interim association 3, Ocean City Home Bank or new Ocean Shore Holding by reason of the bank merger;

6.	no gain or loss will be recognized by the current shareholders of Ocean Shore Holding upon the receipt of shares of common stock of new Ocean Shore Holding pursuant to the bank merger, except to the extent of any cash received in lieu of a fractional share interest in new Ocean Shore Holding;

7.	the aggregate tax basis of the shares of new Ocean Shore Holding common stock to be received by the current shareholders of Ocean Shore Holding will be the same as the aggregate tax basis of the Ocean Shore Holding common stock surrendered in exchange therefore reduced by any amount allocable to a fractional share interest in Ocean Shore Holding for which cash is received;

8.	the holding period of the shares of new Ocean Shore Holding common stock to be received by the current shareholders of Ocean Shore Holding will include the holding period of the shares of Ocean Shore Holding common stock, provided that Ocean Shore Holding common stock was held as a capital asset on the date of the bank merger;

9.	a holder of shares of Ocean Shore Holding common stock who receives cash in lieu of a fractional share of new Ocean Shore Holding common stock will recognize gain or loss equal to the difference between the amount of cash received and the portion of such holder’s tax basis of the shares of Ocean Shore Holding allocable to the fractional share; such gain or loss will be capital gain or loss if such shares were held as a capital asset as of the date of the bank merger, and will be long-term capital gain or loss if such holder’s holding period in the shares of Ocean Shore Holding common stock is more than one year on the date of the bank merger;

10.	no gain or loss will be recognized by new Ocean Shore Holding upon the sale of shares of common stock in the offering;

11.	no gain or loss will be recognized by depositors of Ocean City Home Bank upon the issuance to them of interests in the liquidation account in Ocean City Home Bank pursuant to the merger of interim association 3 into Ocean City Home Bank;

12.	it is more likely than not that the fair market value of the non-transferable subscription rights to purchase shares of common stock of new Ocean Shore Holding to be issued to eligible account holders, supplemental eligible account holders and other depositors is zero and, accordingly, that no income will be recognized by eligible account holders, supplemental eligible account holders and other depositors upon the issuance to them of the subscription rights or upon the exercise of the subscription rights; and

13.	it is more likely than not that the tax basis to the holders of shares of common stock purchased in the offering pursuant to the exercise of the subscription rights will be the amount paid therefor, and that the holding period for such shares of common stock will begin on the date of completion of the offering.

The statements set forth in paragraphs (12) and (13) above are based on the position that the subscription rights do not have any market value at the time of distribution or at the time they are exercised. Whether subscription rights have a market value for federal income tax purposes is a question of fact, depending upon all relevant facts and circumstances. According to our counsel, the Internal Revenue Service will not issue rulings on whether subscription rights have a market value. Counsel has also advised us that they are unaware of any instance in which the Internal Revenue Service has taken the position that nontransferable subscription rights have a market value. Counsel also noted that the subscription rights will be granted at no cost to the recipients, will be nontransferable and of short duration, and will afford the recipients the right only to purchase our common stock at a price equal to its estimated fair market value, which will be the same price as the purchase price for the unsubscribed shares of common stock.

Grant Thornton LLP has issued an opinion to us to the effect that, more likely than not, the income tax consequences under New Jersey law of the conversion are not materially different than for federal tax purposes.

Unlike a private letter ruling issued by the Internal Revenue Service, an opinion of counsel is not binding on the Internal Revenue Service and the Internal Revenue Service could disagree with the conclusions reached in the opinion. If there is a disagreement, no assurance can be given that the conclusions reached in an opinion of counsel would be sustained by a court if contested by the Internal Revenue Service.

The opinions of Kilpatrick Stockton LLP and Grant Thornton LLP are filed as an exhibit to the registration statement that we have filed with the Securities and Exchange Commission. See “Where You Can Find More Information.”

Interpretation, Amendment and Termination

All interpretations of the plan of conversion by our board of directors will be final, subject to the authority of the Office of Thrift Supervision. The plan of conversion provides that, if deemed necessary or desirable by the board of directors, the plan of conversion may be substantively amended by a majority vote of the board of directors as a result of comments from regulatory authorities or otherwise, at any time prior to the submission of proxy materials to the members of OC Financial MHC and shareholders of Ocean Shore Holding. Amendment of the plan of conversion thereafter requires a majority vote of the board of directors, with the concurrence of the Office of Thrift Supervision. The plan of conversion may be terminated by a majority vote of the board of directors at any time prior to the earlier of the date of the special meeting of shareholders and the date of the special meeting of members of OC Financial MHC, and may be terminated by the board of directors at any time thereafter with the concurrence of the Office of Thrift Supervision. The plan of conversion will terminate if the conversion and offering are not completed within 24 months from the date on which the members of OC Financial MHC approved the plan of conversion, and may not be extended by us or the Office of Thrift Supervision.

Comparison of Shareholders’ Rights

As a result of the conversion, current holders of Ocean Shore Holding common stock will become shareholders of new Ocean Shore Holding. There are certain differences in shareholder rights arising from distinctions between the federal stock charter and bylaws of Ocean Shore Holding and the certificate of incorporation and bylaws of new Ocean Shore Holding and from distinctions between laws with respect to federally chartered savings and loan holding companies and New Jersey law.

In some instances, the rights of shareholders of new Ocean Shore Holding will be less than the rights shareholders of Ocean Shore Holding currently have. The decrease in shareholder rights under the New Jersey certificate of incorporation and bylaws are not mandated by New Jersey law but have been chosen by management as being in the best interest of new Ocean Shore Holding. In some instances, the differences in shareholder rights may increase management rights. In other instances, the provisions in new Ocean Shore Holding’s certificate of incorporation and bylaws described below may make it more difficult to pursue a takeover attempt that management opposes. These provisions will also make the removal of the board of directors or management, or the appointment of new directors, more difficult. We believe that the provisions described below are prudent and will enhance our ability to remain an independent financial institution and reduce our vulnerability to takeover attempts and certain other transactions that have not been negotiated with and approved by our board of directors. These provisions also will assist us in the orderly deployment of the conversion proceeds into productive assets and allow us to implement our business plan during the initial period after the conversion. We believe these provisions are in the best interests of new Ocean Shore Holding and its shareholders.

The following discussion is not intended to be a complete statement of the differences affecting the rights of shareholders, but rather summarizes the more significant differences and certain important similarities. The discussion herein is qualified in its entirety by reference to the certificate of incorporation and bylaws of new Ocean Shore Holding and New Jersey law.

Authorized Capital Stock. The authorized capital stock of both the current Ocean Shore Holding and new Ocean Shore Holding consists of 25,000,000 shares of common stock, par value $0.01 per share, and 5,000,000 shares of preferred stock, par value $0.01 per share.

Ocean Shore Holding’s charter and new Ocean Shore Holding’s certificate of incorporation both authorize the board of directors to establish one or more series of preferred stock and, for any series of preferred stock, to determine the terms and rights of the series, including voting rights, dividend rights, conversion and redemption rates and liquidation preferences. Although neither board of directors has any intention at the present time of doing so, it could issue a series of preferred stock that could, depending on its terms, impede a merger, tender offer or other takeover attempt.

Issuance of Capital Stock. Currently, pursuant to applicable laws and regulations, OC Financial MHC is required to own not less than a majority of the outstanding common stock of Ocean Shore Holding. There will be no such restriction applicable to new Ocean Shore Holding following consummation of the conversion, as OC Financial MHC will cease to exist.

New Ocean Shore Holding’s certificate of incorporation does not contain restrictions on the issuance of shares of capital stock to the directors, officers or controlling persons of new Ocean Shore Holding, whereas Ocean Shore Holding’s federal stock charter provides that no shares may be issued to directors, officers or controlling persons other than as part of a general public offering, or to directors for purposes of qualifying for service as directors, unless the share issuance or the plan under which they would be issued has been approved by a majority of the total votes eligible to be cast at a legal meeting. Thus, new Ocean Shore Holding could adopt stock-related compensation plans such as stock option plans without shareholder approval and shares of the capital stock of new Ocean Shore Holding could be issued directly to directors or officers without shareholder approval. The rules of the Nasdaq Stock Market, however, generally require listed companies, like new Ocean Shore Holding will be, to obtain shareholder approval of most stock-related compensation plans for directors, officers and key employees of the corporation. Moreover, although generally not required, shareholder approval of stock-related compensation plans may be sought in certain instances to qualify such plans for favorable treatment under current federal income tax laws and regulations. We plan to submit the stock compensation plan discussed in this prospectus to shareholders for their approval.

Neither the federal stock charter and bylaws of Ocean Shore Holding nor the certificate of incorporation and bylaws of new Ocean Shore Holding provide for preemptive rights to shareholders in connection with the issuance of capital stock.

Voting Rights. Neither the federal stock charter of Ocean Shore Holding nor the certificate of incorporation of new Ocean Shore Holding permits cumulative voting in the election of directors. Cumulative voting entitles you to a number of votes equaling the number of shares you hold multiplied by the number of directors to be elected. Cumulative voting allows you to cast all your votes for a single nominee or apportion your votes among any two or more nominees. For example, when three directors are to be elected, cumulative voting allows a holder of 100 shares to cast 300 votes for a single nominee, apportion 100 votes for each nominee, or apportion 300 votes in any other manner.

Payment of Dividends. The ability of Ocean City Home Bank to pay dividends on its capital stock is restricted by Office of Thrift Supervision regulations and by tax considerations related to savings associations. Ocean City Home Bank will continue to be subject to these restrictions after the conversion, and such restrictions will indirectly affect new Ocean Shore Holding because dividends from Ocean City Home Bank will be a primary source of funds for the payment of dividends to the shareholders of new Ocean Shore Holding.

New Jersey law generally provides that, unless otherwise restricted in a corporation’s certificate of incorporation, a corporation’s board of directors may authorize and a corporation may pay dividends to shareholders. However, a distribution may not be made if, after giving effect thereto, the corporation would not be able to pay its debts as they become due in the usual course of business or the corporation’s total assets would be less than its total liabilities.

Board of Directors. The bylaws of Ocean Shore Holding and the certificate of incorporation of new Ocean Shore Holding each require the board of directors to be divided into three classes as nearly equal in number as possible and that the members of each class be elected for a term of three years and until their successors are elected and qualified, with one class being elected annually. Under both the bylaws of Ocean Shore Holding and the bylaws of new Ocean Shore Holding, any vacancy occurring in the board of directors, however caused, may be filled by an affirmative vote of the majority of the directors then in office, whether or not a quorum is present. Any director of Ocean Shore Holding so chosen shall hold office until the next annual meting of shareholders, and any director of new Ocean Shore Holding so chosen shall hold office until the next annual meting of shareholders and until his or her successor shall have been elected and qualified.

The bylaws of both Ocean Shore Holding and new Ocean Shore Holding provide that to be eligible to serve on the board of directors a person must not: (1) be under indictment for, or ever have been convicted of, a criminal offense involving dishonesty or breach of trust and the penalty for such offense could be imprisonment for more than one year, (2) be a person against whom a banking agency has, within the past ten years, issued a cease and desist order for conduct involving dishonesty or breach of trust and that order is final and not subject to appeal, or (3) have been found either by a regulatory agency whose decision is final and not subject to appeal or by a court to have (i) breached a fiduciary duty involving personal profit, or (ii) committed a willful violation of any law, rule or regulation governing banking, securities, commodities or insurance, or any final cease and desist order issued by a banking, securities, commodities or insurance regulatory agency.

In addition, the bylaws of both Ocean Shore Holding and new Ocean Shore Holding require that a majority of the directors reside in New Jersey. These provisions may prevent shareholders from nominating themselves or persons of their choosing for election to the board of directors.

Under the bylaws of Ocean Shore Holding, directors may be removed only for cause by the vote of the holders of a majority of the outstanding voting shares at a meeting of shareholders called for such purpose. The certificate of incorporation of new Ocean Shore Holding provides that any director may be removed by shareholders only for cause upon the affirmative vote of the holders of not less than 80% of the shares entitled to vote in the election of directors. The higher vote threshold will make it more difficult for shareholders to remove directors and replace them with their own nominees.

Limitations on Liability. The certificate of incorporation of new Ocean Shore Holding provides that, to the fullest extent permitted under New Jersey law, the directors and officers of new Ocean Shore Holding shall have no personal liability to new Ocean Shore Holding or its shareholders for damages for breach of any duty owed to new Ocean Shore Holding or its shareholders, provided that no director or officer shall be relieved from liability for any breach of duty based upon an act or omission (1) in breach of the director’s or officer’s duty of loyalty to new Ocean Shore Holding or its shareholders, (2) not in good faith or involving a knowing violation of law, or (3) resulting in receipt by such person of an improper personal benefit.

Currently, federal law does not permit federally chartered savings and loan holding companies like Ocean Shore Holding to limit the personal liability of directors in the manner provided by New Jersey law and the laws of many other states.

Indemnification of Directors, Officers, Employees and Agents. Federal regulations provide that Ocean Shore Holding must indemnify its directors, officers and employees for any costs incurred in connection with any action involving any such person’s activities as a director, officer or employee if such person obtains a final judgment on the merits in his or her favor. In addition, indemnification is permitted in the case of a settlement, a final judgment against such person or final judgment other than on the merits, if a majority of disinterested directors determines that such person was acting in good faith within the scope of his or her employment as he or she could reasonably have perceived it under the circumstances and for a purpose he or she could reasonably have believed under the circumstances was in the best interest of Ocean Shore Holding or its shareholders. Ocean Shore Holding also is permitted to pay ongoing expenses incurred by a director, officer or employee if a majority of disinterested directors concludes that such person may ultimately be entitled to indemnification. Before making any indemnification payment, Ocean Shore Holding is required to notify the Office of Thrift Supervision of its intention and such payment cannot be made if the Office of Thrift Supervision objects thereto.

The certificate of incorporation of new Ocean Shore Holding provides that it will indemnify its directors and officers, whether serving it or at its request any other entity, to the fullest extent required or permitted under New Jersey law. Such indemnification includes the advancement of expenses. The certificate of incorporation of new Ocean Shore Holding also provides that new Ocean Shore Holding will indemnify its employees and agents and any director, officer, employee or agent of any other entity to such extent as shall be authorized by the board of directors and be permitted by law.

Special Meetings of Shareholders. The bylaws of Ocean Shore Holding provide that special meetings of the shareholders of Ocean Shore Holding may be called by the Chairman, President, a majority of the board of directors or the holders of not less than ten percent of the outstanding capital stock of Ocean Shore Holding entitled to vote at the meeting. The bylaws of new Ocean Shore Holding provide that special meetings of shareholders may be called by the Chairman, the President or a majority of the board of directors. In addition, New Jersey law provides that a special meetings of shareholders may be called by a court upon the application of the holders of not less than 10% of all the shares entitled to vote at a meeting.

Shareholder Nominations and Proposals. The bylaws of Ocean Shore Holding provide an advance notice procedure for shareholders to nominate directors or bring other business before an annual or special meeting of shareholders of Ocean Shore Holding. A person may not be nominated for election as a director unless that person is nominated by or at the direction of the Ocean Shore Holding board of directors or by a shareholder who has given appropriate notice to Ocean Shore Holding before the meeting. Similarly, a shareholder may not bring business before an annual meeting unless the shareholder has given Ocean Shore Holding appropriate notice of its intention to bring that business before the meeting. Ocean Shore Holding’s secretary must receive notice of the nomination or proposal at least 30 days before the date of the annual meeting; provided, however, that if less than 40 days’ notice of the meeting is given or made to the shareholders, notice by the shareholder to be timely must be received not later than the close of business on the 10th day following the day on which such notice of the date of the annual meeting was mailed or such public disclosure was made.

New Ocean Shore Holding’s bylaws establish a similar advance notice procedure for shareholders to nominate directors or bring other business before an annual meeting of shareholders of new Ocean Shore Holding. A person may not be nominated for election as a director unless that person is nominated by or at the direction of the new Ocean Shore Holding board of directors or by a shareholder who has given appropriate notice to new Ocean Shore Holding before the meeting. Similarly, a shareholder may not bring business before an annual meeting unless the shareholder has given new Ocean Shore Holding appropriate notice of its intention to bring that business before the meeting. New Ocean Shore Holding’s secretary must receive notice of the nomination or proposal not less than 60 days nor more than 90 days prior to the annual meeting; provided, however, that if less than 71 days’ notice of prior public disclosure of the date of the meeting is given or made to the shareholders, notice by the shareholder to be timely must be received not later than the close of business on the 10th day following the day on which such notice of the date of the annual meeting was mailed or such public disclosure was made. A shareholder who desires to raise new business must provide certain information to new Ocean Shore Holding concerning the nature of the new business, the shareholder and the shareholder’s interest in the business matter. Similarly, a shareholder wishing to nominate any person for election as a director must provide new Ocean Shore Holding with certain information concerning the nominee and the proposing shareholder.

Advance notice of nominations or proposed business by shareholders gives new Ocean Shore Holding’s board of directors time to consider the qualifications of the proposed nominees, the merits of the proposals and, to the extent deemed necessary or desirable by the board of directors, to inform shareholders and make recommendations about those matters.

Shareholder Action Without a Meeting. Under New Jersey law, action may be taken by shareholders of new Ocean Shore Holding without a meeting if all shareholders entitled to vote on the action give written consent to taking such action without a meeting. Similarly, the Bylaws of Ocean Shore Holding provide that action may be taken by shareholders without a meeting if all shareholders entitled to vote on the matter consent to the taking of such action without a meeting.

Shareholder’s Right to Examine Books and Records. A federal regulation, which is currently applicable to Ocean Shore Holding, provides that shareholders holding of record at least $100,000 of stock or at least 1% of the total outstanding voting shares may inspect and make extracts from specified books and records of a federally chartered savings and loan associations after proper written notice for a proper purpose.

Under New Jersey law, a shareholder who has been a shareholder for at least six months or who holds, or is authorized in writing by holders of, at least 5% of the outstanding shares of any class or series of stock of a corporation has the right, for any proper purpose and upon at least five days’ written notice, to inspect in person or by agent or attorney the minutes of the proceedings of the corporation’s shareholders and its record of shareholders. Irrespective of the period such shareholder has held Ocean Shore Holding stock or the amount of stock such shareholder holds, a court may, upon proof of proper purpose, compel production for examination by the shareholder of the books and records of account, minutes and record of shareholders of Ocean Shore Holding.

Limitations on Voting Rights. The certificate of incorporation of new Ocean Shore Holding provides that in no event will any record owner of any outstanding common stock which is beneficially owned, directly or indirectly, by a person who, as of any record date for the determination of shareholders entitled to vote on any matter, beneficially owns in excess of 10% of the then-outstanding shares of common stock, be entitled, or permitted to any vote in respect of the shares held in excess of the limit. This limitation does not apply to any director or officer acting solely in their capacities as directors and officers, or any employee benefit plans of new Ocean Shore Holding or any subsidiary or a trustee of a plan.

In addition, Office of Thrift Supervision regulations provide that for a period of three years following the date of the completion of the offering, no person, acting singly or together with associates in a group of persons acting in concert, may directly or indirectly offer to acquire or acquire the beneficial ownership of more than 10% of a class of new Ocean Shore Holding’s equity securities without the prior written approval of the Office of Thrift Supervision. Where any person acquires beneficial ownership of more than 10% of a class of our equity securities without the prior written approval of the Office of Thrift Supervision, the securities beneficially owned by such person in excess of 10% may not be voted by any person or counted as voting shares in connection with any matter submitted to the shareholders for a vote, and will not be counted as outstanding for purposes of determining the affirmative vote necessary to approve any matter submitted to the shareholders for a vote.

The charter of Ocean Shore Holding provides that, for a period of five years from the effective date of Ocean Shore Holding’s minority stock offering (that is, through December 21, 2009) no person, other than OC Financial MHC, shall directly or indirectly offer to acquire or acquire more than 10% of the then-outstanding shares of common stock. The foregoing restriction does not apply to:

•	the purchase of shares by underwriters in connection with a public offering; or

•	the purchase of shares by any employee benefit plans of Ocean Shore Holding or any subsidiary.

Mergers, Consolidations and Sales of Assets. Federal regulations currently require the approval of two-thirds of the board of directors of Ocean Shore Holding and the holders of two-thirds of the outstanding stock of Ocean Shore Holding entitled to vote thereon for mergers, consolidations and sales of all or substantially all of its assets. Such regulation permits Ocean Shore Holding to merge with another corporation without obtaining the approval of its shareholders if:

•	it does not involve an interim savings institution;

•	the charter of Ocean Shore Holding is not changed;

•

each share of Ocean Shore Holding stock outstanding immediately before the effective date of the transaction is to be an identical outstanding share or a treasury share of Ocean Shore Holding after such effective date; and

•

either: (a) no shares of voting stock of Ocean Shore Holding and no securities convertible into such stock are to be issued or delivered under the plan of combination or (b) the authorized unissued shares or the treasury shares of voting stock of Ocean Shore Holding to be issued or delivered under the plan of combination, plus those initially issuable upon conversion of any securities to be issued or delivered under such plan, do not exceed 15% of the total shares of voting stock of Ocean Shore Holding outstanding immediately before the effective date of the transaction.

The certificate of incorporation of new Ocean Shore Holding requires the affirmative vote of at least 80% of the outstanding shares for new Ocean Shore Holding to enter into any merger, consolidation, liquidation or dissolution or any action that would result in the sale or other disposition of all or substantially all of the assets of new Ocean Shore Holding unless the transaction is approved by two-thirds of the entire board of directors, in which case such transactions shall only require the shareholder vote, if any, as would be required under New Jersey law. Under New Jersey law, a merger or consolidation of new Ocean Shore Holding requires approval of a majority of the votes cast by shareholders, except that no approval by shareholders is required for a merger if:

•	the plan of merger does not make an amendment of the certificate of incorporation that would be required to be approved by the shareholders;

•

each shareholder of the surviving corporation whose shares were outstanding immediately before the effective date of the merger will hold the same number of shares, with identical designations, preferences, limitations, and rights, immediately after;

•

the number of shares that entitle their holders to vote unconditionally in the election of directors (“voting shares”) outstanding immediately after the merger, plus the number of voting shares issuable on conversion of other securities or on exercise of rights and warrants issued pursuant to the merger, will not exceed by more than 40% the total number of voting shares outstanding immediately before the merger; and

•

the number of shares entitling holders to participate in distributions without limitation (“participating shares”) outstanding immediately after the merger, plus the number of participating shares issuable on conversion of other securities or on exercise of rights and warrants issued pursuant to the merger, will not exceed by more than 40% the total number of participating shares outstanding immediately before the merger.

In addition, under certain circumstances the approval of the shareholders shall not be required to authorize a merger with or into a 90% owned subsidiary of new Ocean Shore Holding.

Under New Jersey law, a sale of all or substantially all of new Ocean Shore Holding’s assets other than in the ordinary course of business, or a voluntary dissolution of new Ocean Shore Holding, requires the approval of its board of directors and the affirmative vote of a majority of the votes cast by the shareholders entitled to vote thereon.

Business Combinations with Interested Stockholders. Both New Jersey law and the certificate of incorporation of new Ocean Shore Holding prohibit any merger, consolidation, sale, liquidation, or dissolution with any “interested stockholder” for a period of five years following the interested stockholder’s stock acquisition date unless the business combination is approved by the board of directors prior to the stock acquisition date. An interested stockholder is any person who, directly or indirectly, has the right to vote or to sell 10% or more of the outstanding shares. Affiliates and associates of an interested stockholder are also considered to be interested stockholders. In addition, new Ocean Shore Holding’s certificate of incorporation requires that at least one of the following conditions be met to engage in a business combination with an interested stockholder: (i) approval by the board of directors prior to the interested stockholder’s stock acquisition date and thereafter approval by shareholders; (ii) approval by the affirmative vote of the holders of at least two-thirds of the voting shares not beneficially owned by that interested stockholder at a meeting called for such purpose; or (iii) satisfaction of certain minimum price conditions, as set forth in the certificate of incorporation.

Neither the charter or bylaws of Ocean Shore Holding nor the federal laws and regulations applicable to Ocean Shore Holding contain a provision that restricts business combinations between Ocean Shore Holding and any interested stockholder in the manner set forth above.

Dissenters’ Rights of Appraisal. A federal regulation that is applicable to Ocean Shore Holding generally provides that a shareholder of a federally chartered savings and loan association that engages in a merger, consolidation or sale of all or substantially all of its assets shall have the right to demand from such institution payment of the fair or appraised value of his or her stock in the institution, subject to specified procedural requirements. This regulation also provides, however, that the shareholders of a federally chartered savings and loan association that is listed on a national securities exchange are not entitled to dissenters’ rights in connection with a merger if the shareholder is required to accept only “qualified consideration” for his or her stock, which is defined to include cash, shares of stock of any institution or corporation which at the effective date of the merger will be listed on a national securities exchange or any combination of such shares of stock and cash.

Under New Jersey law, shareholders of new Ocean Shore Holding have the right to dissent from any plan of merger or consolidation to which new Ocean Shore Holding is a party, and to demand payment for the fair value of their shares. However, unless the certificate of incorporation otherwise provides, New Jersey law provides that shareholders do not have a right to dissent from any plan of merger or consolidation with respect to shares (1) of a class or series which is listed on a national securities exchange or is held of record by not less than 1,000 holders; or (2) for which, pursuant to the plan of merger or consolidation, such shareholder will receive (x) cash, (y) shares, obligations or other securities which, upon consummation of the merger or consolidation, will either be listed on a national securities exchange or held of record by not less than 1,000 holders, or (z) cash and such securities. In addition, New Jersey law provides that, unless the certificate of incorporation provides otherwise, shareholders of a surviving corporation do not have the right to dissent from a plan of merger if the merger did not require for its approval the vote of such shareholders. In addition, unless a corporation’s certificate of incorporation provides otherwise, New Jersey law provides that shareholders do not have a right to dissent from any sale, lease, exchange or other disposition of all or substantially all of the assets of a corporation (1) with respect to shares of a class or series which is listed on a national securities exchange or is held of record by not less than 1,000 holders; (2) from a transaction pursuant to a plan of dissolution of the corporation which provides for distribution of substantially all of its net assets to shareholders in accordance with their respective interests within one year after the date of such transaction, where such transaction is wholly for (x) cash or (y) shares, obligations or other securities which, upon consummation of the plan of dissolution, will either be listed on a national securities exchange or held of record by not less than 1,000 holders, or (z) cash and such securities; or (3) from a sale pursuant to an order of a court having jurisdiction. New Ocean Shore Holding’s certificate of incorporation and bylaws are silent as to dissenters’ rights.

Evaluation of Offers; Other Corporate Constituencies. The certificate of incorporation of new Ocean Shore Holding provides that its directors, in discharging their duties to new Ocean Shore Holding and in determining what they reasonably believe to be in the best interest of new Ocean Shore Holding, may, in addition to considering the effects of any action on shareholders, consider any of the following: (a) the effects of the action on new Ocean Shore Holding’s employees, suppliers, creditors and customers; (b) the effects of the action on the communities in which new Ocean Shore Holding operates; and (c) the long-term as well as the short-term interests of new Ocean Shore Holding and its shareholders, including the possibility that these interests may best be served by the continued independence of new Ocean Shore Holding. If on the basis of these factors the board of directors determines that any proposal or offer to acquire new Ocean Shore Holding is not in the best interest of new Ocean Shore Holding, it may reject such proposal or offer. If the board of directors determines to reject any such proposal or offer, the board of directors shall have no obligation to facilitate, remove any barriers to, or refrain from impeding the proposal or offer.

By having these standards in the certificate of incorporation of new Ocean Shore Holding, the board of directors may be in a stronger position to oppose such a transaction if the board of directors concludes that the transaction would not be in the best interest of new Ocean Shore Holding, even if the price offered is significantly greater than the market price of any equity security of new Ocean Shore Holding.

Amendment of Governing Instruments. No amendment of the charter of Ocean Shore Holding may be made unless it is first proposed by the board of directors, then preliminarily approved by the Office of Thrift Supervision, and thereafter approved by the holders of a majority of the total votes eligible to be cast at a legal meeting. The certificate of incorporation of new Ocean Shore Holding generally may be amended by the holders of a majority of the shares entitled to vote, provided that any amendment of Sections 3.04 (limitation on common stock voting rights), 5.04 (classification of board of directors and director terms) or 5.06 (director considerations in evaluating offers), or Articles VII (certain shareholder voting requirements), VIII (elimination of director and officer liability), IX (indemnification of directors, officers, employees and agents) and X (amendment of bylaws), must be approved by the affirmative vote of the holders of at least 80% of the outstanding shares entitled to vote, except that the board of directors may amend the certificate of incorporation without any action by the shareholders to the fullest extent allowed under New Jersey law.

The bylaws of Ocean Shore Holding may be amended in a manner consistent with regulations of the Office of Thrift Supervision and shall be effective after (1) approval of the amendment by a majority vote of the authorized board of directors, or by a majority of the votes cast by the shareholders of Ocean Shore Holding at any legal meeting and (2) receipt of applicable regulatory approval. The bylaws of new Ocean Shore Holding may be amended by the affirmative vote of two-thirds of the full board of directors or by the vote of the holders of not less than 80% of the votes cast by holders of the capital stock of new Ocean Shore Holding entitled to vote generally in the election of directors (considered for this purpose as one class) at a meeting of the shareholders called for that purpose at which a quorum is present (provided that notice of such proposed amendment is included in the notice of such meeting).

Restrictions on Acquisition of New Ocean Shore Holding

General

Certain provisions in the certificate of incorporation and bylaws of new Ocean Shore Holding may have antitakeover effects. In addition, regulatory restrictions may make it more difficult for persons or companies to acquire control of us.

Certificate of Incorporation and Bylaws of New Ocean Shore Holding

Although our board of directors is not aware of any effort that might be made to obtain control of us after the offering, the board of directors believed it appropriate to adopt certain provisions permitted by federal and state regulations that may have the effect of deterring a future takeover attempt that is not approved by our board of directors. The following description of these provisions is only a summary and does not provide all of the information contained in our certificate of incorporation and bylaws. See “Where You Can Find More Information” as to where to obtain a copy of these documents.

Limitation on Voting Rights. Our certificate of incorporation provides that in no event will any record owner of any outstanding common stock which is beneficially owned, directly or indirectly, by a person who, as of any record date for the determination of shareholders entitled to vote on any matter, beneficially owns in excess of 10% of the then-outstanding shares of common stock, be entitled, or permitted to any vote in respect of the shares held in excess of the limit. This limitation does not apply to any director or officer acting solely in their capacities as directors and officers, or any employee benefit plans of new Ocean Shore Holding or any subsidiary or a trustee of a plan.

Board of Directors.

Classified Board. Our board of directors is divided into three classes as nearly as equal in number as possible. The shareholders elect one class of directors each year for a term of three years. The classified board makes it more difficult and time consuming for a shareholder group to fully use its voting power to gain control of the board of directors without the consent of the incumbent board of directors of new Ocean Shore Holding.

Filling of Vacancies; Removal. Our certificate of incorporation provides that any vacancy occurring in the board of directors, including a vacancy created by an increase in the number of directors, may be filled by a vote of a majority of the directors then in office. A person elected to fill a vacancy on the board of directors will serve until the next annual meeting of shareholders and until his or her successor shall have been elected and qualified. Our certificate of incorporation provides that a director may be removed from the board of directors before the expiration of his or her term only for cause and only upon the vote of 80% of the shares entitled to vote in the election of director. These provisions make it more difficult for shareholders to remove directors and replace them with their own nominees.

Qualification. Our bylaws provide that no person will be eligible to serve on the board of directors who has in the past 10 years been subject to a supervisory action by a financial regulatory agency that involved dishonesty or breach of trust, has been convicted of a crime involving dishonesty or breach of trust that is punishable by a year or more in prison, or is currently charged with such a crime, or has been found by a regulatory agent or a court to have breached a fiduciary duty involving personal profit or committed a willful violation of any law governing banking, securities, commodities or insurance. In addition, our bylaws require that a majority of the directors must reside in New Jersey. These provisions contained in our bylaws may prevent shareholders from nominating themselves or persons of their choosing for election to the board of directors.

Elimination of Cumulative Voting. Our certificate of incorporation provides that no shares will be entitled to cumulative voting. The elimination of cumulative voting makes it more difficult for a shareholder group to elect a director nominee.

Special Meetings of Shareholder. Our shareholders must act only through an annual or special meeting. Special meetings of shareholders may only be called by the Chairman, the President, a majority of the board of directors or by a court upon the application of the holders of not less than 10% of all the shares entitled to vote at a meeting. The limitations on the calling of special meetings of shareholders may have the effect of delaying consideration of a shareholder proposal until the next annual meeting.

Amendment of Certificate of Incorporation. Our certificate of incorporation provides that certain amendments to our certificate of incorporation relating to a change in control of us must be approved by at least 80% of the outstanding shares entitled to vote.

Advance Notice Provisions for Shareholder Nominations and Proposals. Our bylaws establish an advance notice procedure for shareholders to nominate directors or bring other business before an annual meeting of shareholders. A person may not be nominated for election as a director unless that person is nominated by or at the direction of our board of directors or by a shareholder who has given appropriate notice to us before the meeting. Similarly, a shareholder may not bring business before an annual meeting unless the shareholder has given us appropriate notice of the shareholder’s intention to bring that business before the meeting. Our Secretary must receive notice of the nomination or proposal not less than 60 days nor more than 90 days before the anniversary date of the prior year’s annual meeting; provided, however, that if less than 71 days’ notice of prior public disclosure of the date of the meeting is given or made to the shareholders, notice by the shareholder to be timely must be received not later than the close of business on the 10th day following the day on which such notice of the date of the annual meeting was mailed or such public disclosure was made. A shareholder who desires to raise new business must provide us with certain information concerning the nature of the new business, the shareholder and the shareholder’s interest in the business matter. Similarly, a shareholder wishing to nominate any person for election as a director must provide us with certain information concerning the nominee and the proposing shareholder.

Advance notice of nominations or proposed business by shareholders gives our board of directors time to consider the qualifications of the proposed nominees, the merits of the proposals and, to the extent deemed necessary or desirable by our board of directors, to inform shareholders and make recommendations about those matters.

Authorized but Unissued Shares of Capital Stock. Following the offering, we will have authorized but unissued shares of common and preferred stock. Our certificate of incorporation authorizes the board of directors to establish one or more series of preferred stock and, for any series of preferred stock, to determine the terms and rights of the series, including voting rights, dividend rights, conversion and redemption rates, and liquidation preferences. Such shares of common and preferred stock could be issued by the board of directors to render more difficult or to discourage an attempt to obtain control of us by means of a merger, tender offer, proxy contest or otherwise.

Business Combinations; Business Combinations with Interested Stockholders. Our certificate of incorporation generally requires the affirmative vote of at least 80% of the outstanding shares for new Ocean Shore Holding to enter into any merger, consolidation, liquidation or dissolution or any action that would result in the sale or other disposition of all or substantially all of the assets of new Ocean Shore Holding unless the transaction is approved by two-thirds of the entire board of directors, in which case such transactions shall only require the shareholder vote, if any, as would be required under New Jersey law.

In addition, New Jersey law and our certificate of incorporation prohibit any merger, consolidation, sale, liquidation, or dissolution with any “interested stockholder” for a period of five years following the interested stockholder’s stock acquisition date unless the business combination is approved by the board of directors prior to the stock acquisition date. An interested stockholder is any person who, directly or indirectly, has the right to vote or to sell 10% or more of the outstanding shares. Affiliates and associates of an interested stockholder are also considered to be interested stockholders. New Jersey law and our certificate of incorporation also require that at least one of the following conditions be met to engage in a business combination with an interested stockholder: (i) approval by the board of directors prior to the interested stockholder’s stock acquisition date and thereafter approval by shareholders; (ii) approval by the affirmative vote of the holders of at least two-thirds of the voting shares not beneficially owned by that interested stockholder at a meeting called for such purpose; or (iii) satisfaction of certain minimum price conditions, as set forth in our certificate of incorporation.

New Jersey State Law

New Jersey law restricts mergers, consolidations, sales, liquidations, or dissolutions involving any “interested stockholder”. See “Certificate of Incorporation and Bylaws of New Ocean Shore Holding—Business Combinations; Business Combinations with Interested Stockholders,” above.

Regulatory Restrictions

Office of Thrift Supervision Regulations. Office of Thrift Supervision regulations provide that for a period of three years following the date of the completion of the offering, no person, acting singly or together with associates in a group of persons acting in concert, may directly or indirectly offer to acquire or acquire the beneficial ownership of more than 10% of a class of our equity securities without the prior written approval of the Office of Thrift Supervision. Where any person acquires beneficial ownership of more than 10% of a class of our equity securities without the prior written approval of the Office of Thrift Supervision, the securities beneficially owned by such person in excess of 10% may not be voted by any person or counted as voting shares in connection with any matter submitted to the shareholders for a vote, and will not be counted as outstanding for purposes of determining the affirmative vote necessary to approve any matter submitted to the shareholders for a vote.

Change in Bank Control Act. The acquisition of 10% or more of our outstanding common stock may trigger the provisions of the Change in Bank Control Act. The Office of Thrift Supervision has also adopted a regulation under the Change in Bank Control Act which generally requires persons who at any time intend to acquire control of a federally chartered savings association or its holding company to provide 60 days prior written notice and certain financial and other information to the Office of Thrift Supervision.

The 60-day notice period does not commence until the information is deemed to be substantially complete. Control for these purposes exists in situations in which the acquiring party has voting control of at least 25% of any class of our voting stock or the power to direct our management or policies. However, under Office of Thrift Supervision regulations, control is presumed to exist where the acquiring party has voting control of at least 10% of any class of our voting securities if specified “control factors” are present. The statute and underlying regulations authorize the Office of Thrift Supervision to disapprove a proposed acquisition on certain specified grounds.

Description of New Ocean Shore Holding Capital Stock

The common stock of new Ocean Shore Holding represents nonwithdrawable capital, is not an account of any type, and is not insured by the Federal Deposit Insurance Corporation or any other government agency.

General

New Ocean Shore Holding is authorized to issue 25,000,000 shares of common stock having a par value of $0.01 per share and 5,000,000 shares of preferred stock having a par value of $0.01. Each share of new Ocean Shore Holding’s common stock has the same relative rights as, and is identical in all respects with, each other share of common stock. Upon payment of the purchase price for the common stock, as required by the plan of conversion and reorganization, all stock will be duly authorized, fully paid and nonassessable. New Ocean Shore Holding will not issue any shares of preferred stock in the conversion and offering.

Common Stock

Dividends. New Ocean Shore Holding can pay dividends if, as and when declared by its board of directors. The payment of dividends by new Ocean Shore Holding is limited by law and applicable regulation. See “Our Dividend Policy.” The holders of common stock of new Ocean Shore Holding will be entitled to receive and share equally in dividends declared by the board of directors of new Ocean Shore Holding. If new Ocean Shore Holding issues preferred stock, the holders of the preferred stock may have a priority over the holders of the common stock with respect to dividends.

Voting Rights. The holders of common stock of new Ocean Shore Holding will possess exclusive voting rights in new Ocean Shore Holding. They will elect new Ocean Shore Holding’s board of directors and act on other matters as are required to be presented to them under federal law or as are otherwise presented to them by the board of directors. Except as discussed in “Restrictions on Acquisition of New Ocean Shore Holding,” each holder of common stock will be entitled to one vote per share and will not have any right to cumulate votes in the election of directors. If new Ocean Shore Holding issues preferred stock, holders of new Ocean Shore Holding preferred stock may also possess voting rights.

Liquidation. If there is any liquidation, dissolution or winding up of Ocean City Home Bank, new Ocean Shore Holding, as the sole holder of Ocean City Home Bank’s capital stock, would be entitled to receive all of Ocean City Home Bank’s assets available for distribution after payment or provision for payment of all debts and liabilities of Ocean City Home Bank, including all deposit accounts and accrued interest. Upon liquidation, dissolution or winding up of new Ocean Shore Holding, the holders of its common stock would be entitled to receive all of the assets of new Ocean Shore Holding available for distribution after payment or provision for payment of all its debts and liabilities. If new Ocean Shore Holding issues preferred stock, the preferred stock holders may have a priority over the holders of the common stock upon liquidation or dissolution.

Preemptive Rights; Redemption. Holders of the common stock of new Ocean Shore Holding will not be entitled to preemptive rights with respect to any shares that may be issued. The common stock cannot be redeemed.

Preferred Stock

New Ocean Shore Holding will not issue any preferred stock in the conversion and offering and it has no current plans to issue any preferred stock after the conversion and offering. Preferred stock may be issued with designations, powers, preferences and rights as the board of directors may from time to time determine. The board of directors can, without shareholder approval, issue preferred stock with voting, dividend, liquidation and conversion rights that could dilute the voting strength of the holders of the common stock and may assist management in impeding an unfriendly takeover or attempted change in control.

Transfer Agent and Registrar

The transfer agent and registrar for the common stock of new Ocean Shore Holding will be Registrar and Transfer Company, Cranford, New Jersey.

Registration Requirements

In connection with the conversion and offering, we will register our common stock with the Securities and Exchange Commission under Section 12(b) of the Securities Exchange Act of 1934, as amended, and will not deregister our common stock for a period of at least three years following the conversion and offering. As a result of registration, the proxy and tender offer rules, insider trading reporting and restrictions, annual and periodic reporting and other requirements of that statute will apply.

Legal and Tax Opinions

The legality of our common stock has been passed upon for us by Kilpatrick Stockton LLP, Washington, D.C. The federal income tax consequences of the conversion have been opined upon by Kilpatrick Stockton LLP. Grant Thornton LLP has provided an opinion to us regarding the New Jersey income tax consequences of the conversion. Kilpatrick Stockton LLP and Grant Thornton LLP have consented to the references to their opinions in this prospectus. Certain legal matters will be passed upon for Sandler O’Neill & Partners, L.P. by Luse Gorman Pomerenk & Schick, P.C., Washington, DC.

Experts

The consolidated financial statements of Ocean Shore Holding Co. as of December 31, 2008 and 2007, and for each of the years in the three year period ended December 31, 2008 included in this prospectus have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report appearing herein. Such financial statements have been included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

RP Financial has consented to the summary in this prospectus of its report to us setting forth its opinion as to our estimated pro forma market value and to the use of its name and statements with respect to it appearing in this prospectus.

Where You Can Find More Information

We have filed with the Securities and Exchange Commission a registration statement under the Securities Act of 1933, as amended, that registers the common stock offered in the offering. This prospectus forms a part of the registration statement. The registration statement, including the exhibits, contains additional relevant information about us and our common stock. The rules and regulations of the Securities and Exchange Commission allow us to omit certain information included in the registration statement from this prospectus. You may read and copy the registration statement at the Securities and Exchange Commission’s public reference room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the Securities and Exchange Commission’s public reference rooms. The registration statement also is available to the public from commercial document retrieval services and at the Internet World Wide Web site maintained by the Securities and Exchange Commission at “http://www.sec.gov.”

OC Financial MHC has filed an application for approval of the plan of conversion with the Office of Thrift Supervision. This prospectus omits certain information contained in the application. The application may be inspected, without charge, at the offices of the Office of Thrift Supervision, 1700 G Street, NW, Washington, D.C. 20552 and at the offices of the Regional Director of the Office of Thrift Supervision at the Northeast Regional Office of the Office of Thrift Supervision, Harborside Financial Center Plaza Five, Suite 1600, Jersey City, New Jersey 07311.

A copy of the plan of conversion is available without charge from Ocean City Home Bank by contacting the Stock Information Center.

The appraisal report of RP Financial has been filed as an exhibit to our registration statement and to our application to the Office of Thrift Supervision. Portions of the appraisal report were filed electronically with the Securities and Exchange Commission and are available on its Web site as described above. The entire appraisal report is available at the public reference room of the Securities and Exchange Commission and the offices of the Office of Thrift Supervision as described above.

Index to Financial Statements of Ocean Shore Holding Co.

Page
Report of Independent Registered Public Accounting Firm	F-1
Consolidated Statements of Financial Condition as of June 30, 2009 (unaudited) and December 31, 2008 and 2007	F-2
Consolidated Statements of Income for the Six Months ended June 30, 2009 and 2008 (unaudited) and for the Years Ended December 31, 2008, 2007 and 2006	F-3
Consolidated Statements of Changes in Equity for the Six Months ended June 30, 2009 (unaudited) and for the Years Ended December 31, 2008, 2007 and 2006	F-4
Consolidated Statements of Cash Flows for the Six Months ended June 30, 2009 and 2008 (unaudited) and for the Years Ended December 31, 2008, 2007 and 2006	F-6
Notes to Consolidated Financial Statements	F-8

*    *    *

All schedules are omitted as the required information either is not applicable or is included in the financial statements or related notes.

Separate financial statements for new Ocean Shore Holding Co. have not been included in this prospectus because new Ocean Shore Holding Co., which has engaged only in organizational activities to date, has no significant assets, contingent or other liabilities, revenues or expenses.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of

Ocean Shore Holding Co. and subsidiaries:

We have audited the accompanying consolidated statements of financial condition of Ocean Shore Holding Co. and subsidiaries (the “Company”) as of December 31, 2008 and 2007, and the related consolidated statements of income, statement of changes in equity, and cash flows for each of the three years in the period ended December 31, 2008. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Ocean Shore Holding Co. and subsidiaries at December 31, 2008 and 2007, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2008, in conformity with accounting principles generally accepted in the United States of America.

/s/ Deloitte & Touche LLP

Philadelphia, PA

March 30, 2009

OCEAN SHORE HOLDING CO. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

	June 30, 2009	December 31,
		2008	2007
	(unaudited)
ASSETS
Cash and amounts due from depository institutions	$14,876,022	$8,530,159	$9,540,392
Federal funds sold	—	—	—

Cash and cash equivalents	14,876,022	8,530,159	9,540,392
Investment securities held to maturity estimated fair value—June 2009, $4,506,082; December 2008, $4,202,057; December 2007, $4,612,137	4,407,290	4,114,469	4,656,553
Investment securities available for sale amortized cost—June 2009, $30,625,958; December 2008, $35,873,706; December 2007, $55,296,513	27,918,080	33,290,674	54,258,777
Loans—net of allowance for loan losses of $3,089,358, $2,683,956 and $2,307,225 at June 30, 2009, December 31, 2008 and 2007	636,558,647	594,452,171	528,057,505
Accrued interest receivable:
Loans	2,242,613	2,165,345	2,067,470
Investment securities	254,962	327,534	576,627
Federal Home Loan Bank stock—at cost	7,628,500	7,095,100	6,518,500
Office properties and equipment—net	12,107,928	11,785,068	9,621,383
Prepaid expenses and other assets	4,748,641	3,512,638	2,582,282
Real estate owned	59,717	—	—
Cash surrender value of life insurance	11,069,684	10,859,714	10,433,849
Deferred tax asset	2,373,896	2,340,860	1,209,248

TOTAL ASSETS	$724,245,980	$678,473,732	$629,522,586

LIABILITIES AND STOCKHOLDERS’ EQUITY
LIABILITIES:
Non-interest bearing deposits	$56,606,563	$49,827,698	$26,809,176
Interest bearing deposits	433,862,406	406,127,306	388,421,582
Advances from Federal Home Loan Bank	142,900,000	133,800,000	120,230,000
Junior subordinated debentures	15,464,000	15,464,000	15,464,000
Securities sold under agreements to repurchase	—	—	8,000,000
Advances from borrowers for taxes and insurance	3,470,644	3,148,335	2,832,905
Accrued interest payable	1,142,632	1,150,421	1,204,878
Other liabilities	4,940,999	4,569,113	3,512,931

Total liabilities	658,387,244	614,086,873	566,475,472

COMMITMENTS AND CONTINGENCIES (Note 11)
STOCKHOLDERS’ EQUITY:
Preferred stock, $.01 par value, 5,000,000 shares authorized, no shares issued	—	—	—
Common stock, $.01 par value, 25,000,000 shares authorized, 8,762,742 shares issued; 8,323,374, 8,323,374 and 8,362,080 shares outstanding at June 30, 2009, December 31, 2008 and 2007	87,627	87,627	87,627
Additional paid in capital	38,742,809	38,516,037	37,968,848
Retained earnings—partially restricted	36,745,563	35,517,684	33,572,429
Treasury stock—at cost: 439,368, 439,368 and 400,662 shares at June 30, 2009, December 31, 2008 and 2007	(5,332,015)	(5,332,015)	(4,939,626)
Common stock acquired by employee benefit plans	(2,175,490)	(2,289,990)	(2,518,990)
Deferred compensation plans trust	(490,503)	(485,037)	(460,147)
Accumulated other comprehensive loss	(1,719,255)	(1,627,447)	(663,027)

Total stockholders’ equity	65,858,736	64,386,859	63,047,114

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$724,245,980	$678,473,732	$629,522,586

See notes to consolidated financial statements.

OCEAN SHORE HOLDING CO. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

	Six Months Ended June 30,		Years Ended December 31,
	2009	2008	2008	2007	2006
	(unaudited)
INTEREST AND DIVIDEND INCOME:
Taxable interest and fees on loans	$17,053,907	$16,082,828	$32,930,014	$28,117,993	$25,223,680
Taxable interest on mortgage-backed securities	648,828	851,600	1,592,325	1,985,201	1,800,582
Non-taxable interest on municipal securities	41,044	46,782	93,747	144,999	202,960
Taxable interest and dividends on investments securities	392,405	830,630	1,303,539	2,370,736	2,611,463

Total interest and dividend income	18,136,184	17,811,840	35,919,625	32,618,929	29,838,685

INTEREST EXPENSE:
Deposits	4,548,741	5,390,159	10,321,483	12,558,336	10,963,333
Advances from Federal Home Loan Bank, securities sold under agreements to repurchase and other borrowed money	3,057,666	3,471,158	6,771,839	4,922,540	3,656,267

Total interest expense	7,606,407	8,861,317	17,093,322	17,480,876	14,619,600

NET INTEREST INCOME	10,529,777	8,950,523	18,826,303	15,138,053	15,219,085
PROVISION FOR LOAN LOSSES	404,000	158,600	373,300	260,575	300,000

NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES	10,125,777	8,791,923	18,453,003	14,877,478	14,919,085

OTHER INCOME:
Service charges	848,316	808,407	1,718,873	1,641,233	1,531,754
Cash surrender value of life insurance	209,970	210,053	425,865	368,402	261,353
Gain (loss) on sale of securities	6,132	(50,251)	(50,251)	—	—
Impairment charge on AFS securities	(1,077,400)	(312,965)	(2,235,365)	—	—
Other	393,304	321,997	674,037	612,095	538,568

Total other income	380,322	977,241	533,159	2,621,730	2,331,675

OTHER EXPENSES:
Salaries and employee benefits	4,348,741	3,976,391	8,264,149	7,557,094	7,626,087
Occupancy and equipment	1,770,742	1,511,257	3,215,439	2,898,881	2,715,245
Federal insurance premiums	465,125	24,057	121,304	49,717	53,814
Advertising	198,265	186,169	436,265	443,972	425,114
Professional services	335,662	367,948	686,986	661,336	593,970
Real estate owned expense	10,668	—	—	—	—
Charitable contributions	60,000	60,000	125,586	122,124	115,587
Other operating expenses	757,990	663,495	1,415,022	1,336,132	1,276,414

Total other expenses	7,947,193	6,789,317	14,264,751	13,069,256	12,806,231

INCOME BEFORE INCOME TAXES	2,558,906	2,979,847	4,721,411	4,429,952	4,444,529

INCOME TAXES:
Current	1,755,526	1,064,194	2,342,910	1,321,698	2,127,636
Deferred	(780,737)	96,845	(550,734)	317,740	(831,676)

Total income taxes	974,789	1,161,039	1,792,176	1,639,438	1,295,960

NET INCOME	$1,584,117	$1,818,808	$2,929,235	$2,790,514	$3,148,569

Earnings per share basic	$0.20	$0.23	$0.37	$0.34	$0.38
Earnings per share diluted	$0.20	$0.22	$0.36	$0.34	$0.37

See notes to consolidated financial statements.

OCEAN SHORE HOLDING CO. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY

FOR THE YEARS ENDED DECEMBER 31, 2008, 2007 AND 2006 AND THE SIX MONTHS ENDED JUNE 30, 2009 (UNAUDITED)

	Common Stock	Additional Paid-In Capital	Retained Earnings	Treasury Stock	Common Stock Acquired for Employee Benefit Plans	Deferred Compensation Plans Trust	Accumulated Other Comprehensive Income (Loss)	Total Equity
BALANCE—January 1, 2006	$87,627	$38,392,348	$27,633,345	$—	$(4,798,480)	$(373,607)	$(372,951)	$60,568,282
Comprehensive income:
Net income	—	—	3,148,569	—	—	—	—	3,148,569
Other comprehensive loss—
Unrealized holding loss arising during the period (net of tax of $80,310)	—	—	—	—	—	—	109,524	109,524

Comprehensive income:								3,258,093
Reclassification upon adoption of SFAS 123 (R)	—	(1,821,490)	—	—	1,821,490	—	—	—
Purchase of treasury stock	—	—	—	(2,190,882)	—	—	—	(2,190,882)
Unallocated ESOP shares committed to employees	—	—	—	—	229,000	—	—	229,000
Excess of fair value above cost of ESOP shares committed to be released	—	57,021	—	—	—	—	—	57,021
Restricted stock shares	—	397,425	—	—	—	—	—	397,425
Stock options	—	274,388	—	—	—	—	—	274,388
Purchase of shares by deferred compensation plans trust	—	—	—	—	—	(42,813)	—	(42,813)

BALANCE—December 31, 2006	$87,627	$37,299,692	$30,781,914	$(2,190,882)	$(2,747,990)	$(416,420)	$(263,427)	$62,550,514

Comprehensive income:
Net income	—	—	2,790,514	—	—	—	—	2,790,514
Other comprehensive loss—
Unrealized holding loss arising during the period (net of tax of $<219,909>)	—	—	—	—	—	—	(399,600)	(399,600)

Comprehensive income:								2,390,914
Purchase of treasury stock	—	—	—	(2,748,744)	—	—	—	(2,748,744)
Unallocated ESOP shares committed to employees	—	—	—	—	229,000	—	—	229,000
Restricted Stock APIC Adjustment	—	9,147	—	—	—	—	—	9,147
Excess of fair value above cost of ESOP shares committed to be released	—	46,144	—	—	—	—	—	46,144
Restricted stock shares	—	397,425	—	—	—	—	—	397,425
Stock options	—	216,440	—	—	—	—	—	216,440
Purchase of shares by deferred compensation plans trust	—	—	—	—	—	(43,726)	—	(43,726)

BALANCE—December 31, 2007	$87,627	$37,968,848	$33,572,428	$(4,939,626)	$(2,518,990)	$(460,146)	$(663,027)	$63,047,114

Cumulative Effect of the adoption of EITF 06-4	—	—	(486,111)	—	—	—	—	(486,111)
Comprehensive income:
Net income	—	—	2,929,235	—	—	—	—	2,929,235
Other comprehensive loss—
Reclassification adjustment for OTTI impairment (net of tax of 778,614)	—	—	—	—	—	—	1,456,751	1,456,751
Unrealized holding loss arising during the period (net of tax of ($1,359,492)	—	—	—	—	—	—	(2,421,171)	(2,421,171)

OCEAN SHORE HOLDING CO. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY

FOR THE YEARS ENDED DECEMBER 31, 2008, 2007 AND 2006 AND THE SIX MONTHS ENDED JUNE 30, 2009 (UNAUDITED) (Continued)

	Common Stock	Additional Paid-In Capital	Retained Earnings	Treasury Stock	Common Stock Acquired for Employee Benefit Plans	Deferred Compensation Plans Trust	Accumulated Other Comprehensive Income (Loss)	Total Equity
Comprehensive income:								1,964,815
Purchase of treasury stock	—	—	—	(392,389)	—	—	—	(392,389)
Unallocated ESOP shares committed to employees	—	—	—	—	229,000	—	—	229,000
Restricted Stock APIC Adjustment	—	(9,148)	—	—	—	—	—	(9,148)
Excess of fair value above cost of ESOP shares committed to be released	—	(13,969)	—	—	—	—	—	(13,969)
Restricted stock shares	—	397,425	—	—	—	—	—	397,425
Stock options	—	172,881	—	—	—	—	—	172,881
Purchase of shares by deferred compensation plans trust	—	—	—	—	—	(24,891)	—	(24,891)
Current Year Dividends Declared	—	—	(535,654)	—	—	—	—	(535,654)
Unallocated ESOP Dividends applied to ESOP loan payment	—	—	37,786	—	—	—	—	37,786

BALANCE—December 31, 2008	$87,627	$38,516,037	$35,517,684	$(5,332,015)	$(2,289,990)	$(485,037)	$(1,627,447)	$64,386,859

Comprehensive income:
Net income	—	—	1,584,117	—	—	—	—	1,584,117
Other comprehensive loss—
Reclassification adjustment for OTTI impairment (net of tax of $117,579)	—	—	—	—	—	—	345,820	345,820
Unrealized holding loss arising during the period (net of tax of ($172,713))	—	—	—	—	—	—	(437,628)	(437,628)

Comprehensive income:								1,492,309
Purchase of treasury stock	—	—	—	—	—	—	—	—
Unallocated ESOP shares committed to employees	—	—	—	—	114,500	—	—	114,500
Restricted Stock APIC Adjustment	—	—	—	—	—	—	—	—
Excess of fair value above cost of ESOP shares committed to be released	—	(34,923)	—	—	—	—	—	(34,923)
Restricted stock shares	—	198,713	—	—	—	—	—	198,713
Stock options	—	62,982	—	—	—	—	—	62,982
Purchase of shares by deferred compensation plans trust	—	—	—	—	—	(5,465)	—	(5,465)
Current Year Dividends Declared	—	—	(356,237)	—	—	—	—	(356,237)
Unallocated ESOP Dividends applied to ESOP loan payment	—	—	—	—	—	—	—	—

BALANCE—June 30, 2009	$87,627	$38,742,809	$36,745,563	$(5,332,015)	$(2,175,490)	$(490,503)	$(1,719,255)	$65,858,736

See notes to consolidated financial statements.

OCEAN SHORE HOLDING CO. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Six Months Ended June 30,		Years Ended December 31,
	2009	2008	2008	2007	2006
	(unaudited)
OPERATING ACTIVITIES:
Net income	$1,584,117	$1,818,808	$2,929,235	$2,790,514	$3,148,569
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	438,537	865,592	1,489,199	1,425,613	1,205,988
Provision for loan losses	404,000	158,600	373,300	260,575	300,000
Deferred income taxes	—	—	(550,734)	317,740	(831,676)
Stock based compensation expense	341,272	409,949	776,189	898,157	957,834
Impairment charge on AFS securities	1,077,400	312,965	2,235,365	—	—
Gain on call of AFS securities	(6,133)	(3,790)	(3,791)	—	—
Loss on sale of AFS securities	—	54,040	54,040	—	—
Gain on sale of real estate owned	(5,311)	—	—	—	—
Loss on disposal of office properties and equipment	—	—	—	479	619
Cash surrender value of life insurance	(209,970)	(210,053)	(425,865)	(368,402)	(261,353)
Changes in assets and liabilities which provided (used) cash:
Accrued interest receivable	(4,696)	44,037	151,218	(378,926)	(52,838)
Prepaid expenses and other assets	(1,236,004)	54,148	(930,356)	3,601	526,266
Accrued interest payable	(7,789)	127,817	(54,457)	300,673	69,083
Other liabilities	371,886	321,179	570,071	642,100	466,589

Net cash provided by operating activities	2,747,309	3,953,292	6,613,414	5,892,124	5,529,081

INVESTING ACTIVITIES:
Principal collected on:
Mortgage-backed securities available for sale	3,492,916	4,525,873	7,184,202	7,605,065	7,999,728
Mortgage-backed securities held to maturity	353,340	261,274	553,385	605,852	687,526
Agency securities available for sale	668,309	—	—	—	—
Loans originated, net of repayments	(43,285,283)	(37,510,774)	(62,936,661)	(82,686,474)	(21,875,712)
Purchases of:
Loans receivable	—	(2,307,378)	(4,378,803)	(12,667,798)	(76,471)
Mortgage-backed securities held to maturity	—	—	—	—	(788,431)
Investment securities held to maturity	(659,727)	(12,580)	(26,012,580)	(2,955,673)	(523,429)
Investment securities available for sale	—	—	—	(3,000,000)	(9,977,986)
Federal Home Loan Bank stock	(8,744,550)	(2,754,800)	(11,568,500)	(4,325,700)	(1,743,600)
Office properties and equipment	(798,128)	(1,410,183)	(3,063,234)	(315,061)	(2,588,650)
Life insurance contracts	—	—	—	(2,465,000)	—
Proceeds from sales of:
Federal Home Loan Bank stock	8,211,150	1,260,600	10,991,900	1,288,100	885,500
Investment securities available for sale	—	7,642,571	8,692,570	—	—
Real estate owned	773,375	—	—	—	—
Proceeds from maturities of:
Investment securities held to maturity	12,580	—	26,000,000	3,018,000	5,081,031
Investment securities available for sale	—	1,137,855	141,664	3,159,329	23,685,686
Mortgage-backed securities available for sale	—	—	1,077,883	—	—

Net cash provided by (used in) investing activities	(39,976,018)	(29,167,542)	(53,318,174)	(92,739,360)	765,192

OCEAN SHORE HOLDING CO. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS—(Continued)

	Six Months Ended June 30,		Years Ended December 31,
	2009	2008	2008	2007	2006
	(unaudited)
FINANCING ACTIVITIES:
Increase (decrease) in deposits	$34,513,965	$(1,495,303)	$40,724,246	$(1,793,493)	$110,349
(Decrease) increase in securities sold under agreements to repurchase	—	(750,000)	(8,000,000)	910,000	(11,370,000)
Advances from Federal Home Loan Bank, net	9,100,000	28,960,000	13,570,000	66,230,000	27,000,000
Dividends paid	(356,237)	(178,768)	(535,654)	—	—
Purchase of shares by deferred compensation plans trust	(5,465)	(15,374)	(24,891)	(43,727)	(42,813)
Purchase of treasury stock	—	(264,526)	(392,389)	(2,748,744)	(2,190,882)
Unallocated ESOP dividends applied to ESOP loan	—	—	37,785	—	—
Increase in advances from borrowers for taxes and insurance	322,309	395,958	315,430	476,658	155,922

Net cash provided by financing activities	43,574,572	26,651,987	45,694,527	63,030,694	13,662,576

(DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS	6,345,863	1,437,736	(1,010,233)	(23,816,542)	19,956,849
CASH AND CASH EQUIVALENTS—Beginning of period	8,530,159	9,540,392	9,540,392	33,356,934	13,400,085

CASH AND CASH EQUIVALENTS—End of period	$14,876,022	$10,978,129	$8,530,159	$9,540,392	$33,356,934

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION—Cash paid during the period for:
Interest	$7,611,196	$8,733,500	$17,147,778	$17,180,204	$14,550,516

Income taxes	$1,721,784	$916,055	$1,794,000	$1,281,000	$1,813,000

See notes to consolidated financial statements.

OCEAN SHORE HOLDING CO. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS FOR THE SIX MONTHS ENDED

JUNE 30, 2009 AND 2008 (UNAUDITED) AND FOR THE YEARS ENDED

DECEMBER 31, 2008, 2007 AND 2006

1. NATURE OF OPERATIONS AND THE REORGANIZATION

Ocean Shore Holding Co. (“Company”) is the federally chartered holding company for Ocean City Home Bank (“Bank”), a federally chartered savings bank. The Company is a unitary savings and loan holding company and conducts its operations primarily through the Bank. The Bank has one active subsidiary, Seashore Financial Services, LLC, which receives commissions from the sale of insurance products.

On December 21, 2004, the Company completed its initial public offering, issuing a total of 8,762,742 shares of the Company’s common stock, consisting of 4,761,000 shares or 54.3% of total shares to OC Financial MHC, the mutual holding company parent of the Company, 343,499 shares or 3.9% of total shares to the Bank’s Employee Stock Ownership Plan, 166,492 shares or 1.9% of total shares to the Ocean City Home Charitable Foundation, and 3,491,751 shares or 39.8% of total shares to eligible depositors. The Company received $36.8 million of net proceeds in the offering.

The Bank’s market area consists of Atlantic and Cape May counties, New Jersey. Through a nine-branch network, the Bank operates as a retail banking concern in the communities of Ocean City and Marmora within Cape May County, and Linwood, Absecon, Ventnor, Margate, Mays Landing and Egg Harbor Township within Atlantic County. The Bank is engaged in the business of attracting time and demand deposits from the general public, small businesses and municipalities, and investing such deposits primarily in residential mortgage loans, consumer loans and small commercial loans.

The Bank is subject to regulatory supervision and examination by the Office of Thrift Supervision (the “OTS”), its primary regulator, and the Federal Deposit Insurance Corporation (the “FDIC”) which insures its deposits. The Bank is a member of and owns capital stock in the Federal Home Loan Bank (the “FHLB”) of New York, which is one of the twelve regional banks that comprise the FHLB System.

2. BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation—The consolidated financial statements of the Company include the accounts of the Bank and the Bank’s wholly owned subsidiary, Seashore Financial LLC, and are presented in conformity with accounting principles generally accepted in the United States of America (“GAAP”). Intercompany accounts and transactions have been eliminated in consolidation. Certain information from prior periods has been condensed to conform to the current presentation.

Unaudited Interim Financial Statements—The accompanying unaudited condensed consolidated financial statements were prepared pursuant to the rules and regulations of the United States Securities and Exchange Commission (“SEC”) for interim information and therefore do not include all the information or footnotes necessary for a complete presentation of financial condition, results of operations, changes in equity and cash flows in conformity with GAAP. However, all normal recurring adjustments that, in the opinion of management, are necessary for a fair presentation of the financial statements have been included. Certain financial information from the prior period has been condensed to conform to the current presentation. The results for the six months ended June 30, 2009 are not necessarily indicative of the results that may be expected for the fiscal year ending December 30, 2009, or any other period. These financial statements should be read in conjunction with the audited consolidated financial statements of the Company and the accompanying notes thereto for the years ended December 31, 2008 and 2007 included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008. In connection with the preparation of the accompanying financial statements, the Company has evaluated events and transactions through August 7, 2009, which is the date the interim financial

OCEAN SHORE HOLDING CO. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS FOR THE SIX MONTHS ENDED

JUNE 30, 2009 AND 2008 (UNAUDITED) AND FOR THE YEARS ENDED

DECEMBER 31, 2008, 2007 AND 2006—(Continued)

statements for the period ended June 30, 2009, were issued. Additionally, in connection with the reissuance of the June 30, 2009 quarterly financial statements the Company has evaluated events and transactions through November 9, 2009.

Use of Estimates in the Preparation of Financial Statements—The preparation of the consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of income and expenses during the reporting period. The most significant estimates and assumptions in the Company’s consolidated financial statements relate to the allowance for loan losses, deferred income taxes and the fair value measurements of financial instruments. Actual results could differ from those estimates.

Treasury Stock—Stock held in treasury by the Company is accounted for using the cost method, which treats stock held in treasury as a reduction to total stockholders’ equity.

On August 10, 2005, the Company’s Board of Directors approved the formation and funding of a trust that will purchase 171,749 shares of the Company’s common stock in the open market with funds contributed by the Company. As of June 30 2009 and December 31, 2008, 171,300 shares had been purchased. The remaining 449 shares have not been awarded and may be purchased from time to time at the discretion of the independent trustee of the trust. The shares will be used to fund restricted stock awards under the Company’s 2005 Equity Incentive Plan.

On April 18, 2007, the Company announced that its board of directors approved the repurchase of up to 200,000 shares of the Company’s outstanding common stock, which represented approximately 5% of outstanding shares not held by OC Financial MHC. The program began on April 30, 2007 and was completed March 6, 2008 at an average cost of $11.37. Repurchases were conducted through open market purchases. The shares are held in treasury.

Concentration of Credit Risk—The majority of the Company’s loans are secured by real estate or made to businesses in Atlantic or Cape May Counties, New Jersey.

Investment and Mortgage-Backed Securities—The Company’s debt securities include both those that are held to maturity and those that are available for sale. The purchase and sale of the Company’s debt securities are recorded as of the trade date. At June 30, 2009, December 31, 2008 and 2007, the Company had no unsettled purchases of investment securities. The following provides further information on the Company’s accounting for debt securities:

a. Held to Maturity—Debt securities that management has the positive intent and ability to hold until maturity are classified as held to maturity and are carried at their remaining unpaid principal balance, net of unamortized premiums or unaccreted discounts. Premiums are amortized and discounts are accreted using the interest method over the estimated remaining term of the underlying security.

b. Available for Sale—Debt and equity securities that will be held for indefinite periods of time, including securities that may be sold in response to changes in market interest or prepayment rates, needs for liquidity and changes in the availability of and the yield of alternative investments, are classified as available for sale. These securities are carried at estimated fair value. Fair values are based on quoted prices for identical assets in active markets, quoted prices for similar assets in markets that are either actively or not actively traded, or, in some cases where there is limited activity or less transparency around inputs,

OCEAN SHORE HOLDING CO. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS FOR THE SIX MONTHS ENDED

JUNE 30, 2009 AND 2008 (UNAUDITED) AND FOR THE YEARS ENDED

DECEMBER 31, 2008, 2007 AND 2006—(Continued)

internally developed discounted cash flow models. Unrealized gains and losses are excluded from earnings and are reported net of tax in other comprehensive income. Upon the sale of securities, any unamortized premium or unaccreted discount is considered in the determination of gain or loss from the sale. Realized gains and losses on the sale or call of investment securities are recorded as of the trade date, reported in the Consolidated Statements of Income and determined using the adjusted cost of the specific security sold or called. There were no sales of available for sale securities for the six months ended June 30, 2009. The Company sold $7,642,571 of equity securities in 2008. There were no sales of available for sale securities in 2007 or 2006.

The Company evaluates its securities portfolio for other-than-temporary impairment throughout the year. Each investment that has a fair value less than the book value is reviewed on a quarterly basis by management. Management considers at a minimum the following factors that, both individually or in combination, could indicate that the decline is other-than-temporary: 1) the length of time and extent to which the fair value has been less than book value; 2) the financial condition and near-term prospects of the issuer; 3) the intent and ability of the Company to retain the investment in the equity securities and debt securities (as applicable prior to adoption of the FSP SFAS No. 115-2 and SFAS No. 124-2, Recognition and Presentation of Other-Than-Temporary Impairments) for a period of time sufficient to allow for any anticipated recovery in market value; 4) the intent of the company to sell or the likelihood that the investment in the debt security will be required to be liquidated prior to recovery of the fair value; or 5) the likelihood that the amortized cost basis of the debt security will not be recovered. Among the factors that are considered in determining intent and ability to hold are a review of capital adequacy, interest rate risk profile and liquidity at the Company. Among the factors that are considered in determining the intent not to sell or likelihood of forced liquidation are a review of previous sales history by the Company, and liquidity and capital adequacy position as of the balance sheet date.

An impairment charge is recorded against individual securities if the review described above concludes that the decline in value is other-than-temporary. The securities portfolio as of June 30, 2009 was deemed to include two other-than-temporary impaired (“OTTI”) investments. As a result, the Company recorded an OTTI charge of $1.1 million during the six months ended June 30, 2009. The securities portfolio as of December 31, 2008 was deemed to include two other-than-temporary impaired (“OTTI”) investments. As a result, the Company recorded an OTTI charge of $1.9 million during the year ended December 31, 2008. Additionally, the Company recognized $313 thousand OTTI charge in relation to equity securities held in the portfolio during the first quarter of 2008, and subsequently sold, as discussed above. The Company did not record any impairment charges during the years ended December 31, 2007 and 2006.

Deferred Loan Fees—The Bank defers all loan origination fees, net of certain direct loan origination costs. The balance is accreted into income as a yield adjustment over the life of the loan using the level-yield method. Deferred loan fees are recorded as a component of “Loans – net” in the statement of financial condition.

Unearned Discounts and Premiums—Unearned discounts and premiums on loans, investments and mortgage-backed securities purchased are accreted and amortized, respectively, over the estimated life of the related asset using the interest method.

Office Properties and Equipment—Net—Office properties and equipment are recorded at cost. Depreciation is computed using the straight-line method over the expected useful lives of the related assets as follows: buildings and improvements, ten to thirty nine years or at the lesser of the life of improvement or the lease; furniture and equipment, three to seven years. The costs of maintenance and repairs are expensed as incurred, and renewals and betterments are capitalized.

OCEAN SHORE HOLDING CO. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS FOR THE SIX MONTHS ENDED

JUNE 30, 2009 AND 2008 (UNAUDITED) AND FOR THE YEARS ENDED

DECEMBER 31, 2008, 2007 AND 2006—(Continued)

Bank Owned Life Insurance—The Company has purchased life insurance policies on certain key employees. These policies are recorded at their cash surrender value or the amount that can be realized in accordance with EITF No. 06-5, Accounting for Purchases of Life Insurance—Determining the Amount That Could Be Realized in Accordance with FASB Technical Bulletin No. 85-4. The Bank is the primary beneficiary of insurance policies on the lives of officers and employees of the Bank. The Bank has recognized any increase in cash surrender value of life insurance, net of insurance costs, in the consolidated statements of income. The cash surrender value of the insurance policies is recorded as an asset in the statements of financial condition. The company adopted the provisions of the EITF No. 06-4, The Accounting for Deferred Compensation and Postretirement Benefit Aspects of Endorsement Split-Dollar Life Insurance Arrangements EITF 06-4, on January 1, 2008 related to its endorsement split dollar contracts. See “New Accounting Pronouncements” for a discussion of impact of adoption.

Allowance for Loan Losses—An allowance for loan losses is maintained at a level to provide for losses and impairment based upon an evaluation of known and inherent losses in the loan portfolio. Management believes that, to the best of its knowledge, all known and inherent losses in the loan portfolio have been recorded. Management’s evaluation is based upon evaluation of the portfolio, past loss experience, current economic conditions and other relevant factors. For collateral dependent loans, loan impairment is evaluated based on the fair value of the collateral. Any reserves required based on this evaluation are included in the allowance for loan losses. While management uses the best information available to make such evaluations, future adjustments to the allowance may be necessary if economic conditions differ substantially from the assumptions used in making the evaluations.

The allowance for loan losses consists of three elements: (1) specific allowances for impaired or collateral dependant loans; (2) a general valuation allowance on certain identified problem loans; and (3) a general valuation allowance on the remainder of the loan portfolio. The provision for loan losses charged to expense is based upon past loan loss experience and an evaluation of estimated losses in the current loan portfolio, including the evaluation of impaired loans in accordance with SFAS No. 114, Accounting by Creditors for Impairment of a Loan – an amendment of FASB Statements No. 5 and 15 and SFAS No. 118, Accounting by Creditors for Impairment of a Loan – Income Recognition and Disclosures – an amendment of FASB Statement No. 114. A loan is considered to be impaired when, based upon current information and events, it is probable that the Company will be unable to collect all amounts due according to the contractual terms of the loan. An insignificant delay or insignificant shortfall in amount of payments does not necessarily result in the loan being identified as impaired. For this purpose, delays less than 90 days are considered to be insignificant. Impairment losses are included in the provision for loan losses. Large groups of smaller balance, homogeneous loans are collectively evaluated for impairment, except for those loans restructured under a troubled debt restructuring. Interest payments on impaired loans are typically applied to principal unless the ability to collect the principal amount is fully assured, in which case interest is recognized on the cash basis.

Loans are considered past due 16 days or more past the due date. Loans are considered delinquent if 30 days or more past due. Loans over 90 days past due are placed on non-accrual status. Payments received on non-accrual loans are applied to principal, interest and escrow on mortgage loans and to accrued interest followed by principal on all other loans. Loans are returned to accrual status when no payment is over 90 days past due. Unsecured loans are charged off when becoming more than 90 days past due. Secured loans are charged off to the extent the loan amount exceeds the appraised value of the collateral when over 90 days past due and management believes the uncollectibility of the loan balance is confirmed.

OCEAN SHORE HOLDING CO. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS FOR THE SIX MONTHS ENDED

JUNE 30, 2009 AND 2008 (UNAUDITED) AND FOR THE YEARS ENDED

DECEMBER 31, 2008, 2007 AND 2006—(Continued)

Interest income on impaired loans other than nonaccrual loans is recognized on an accrual basis. Interest income on nonaccrual loans is recognized only as collected.

Loans Held for Sale and Loans Sold—The Bank originates mortgage loans held for investment and for sale. At origination, the mortgage loan is identified as either held for sale or for investment. Mortgage loans held for sale are carried at the lower of cost or forward committed contracts (which approximates market), determined on a net aggregate basis. The Bank had no loans classified as held for sale at June 30, 2009, December 31, 2008 and 2007.

Income Taxes—The Company accounts for income taxes in accordance with SFAS No. 109, Accounting for Income Taxes and FIN No. 48, Accounting for Uncertainty in Income Taxes – an interpretation of FASB Statement No. 109. SFAS No. 109 requires the recording of deferred income taxes that reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Management exercises significant judgment in the evaluation of the amount and timing of the recognition of the resulting tax assets and liabilities. The judgments and estimates required for the evaluation are updated based upon changes in business factors and the tax laws. If actual results differ from the assumptions and other considerations used in estimating the amount and timing of tax recognized, additional expenses may be required in future periods. On January 1, 2007, the Company adopted FIN No. 48 and incorporated FIN No. 48 into its existing accounting policy. FIN No. 48 prescribes a minimum probability threshold that a tax position must meet before a financial statement benefit is recognized. The Company recognizes, when applicable, interest and penalties related to unrecognized tax benefits in the provision for income taxes in the consolidated income statement. Assessment of uncertain tax positions under FIN No. 48 requires careful consideration of the technical merits of a position based on management’s analysis of tax regulations and interpretations. Significant judgment may be involved in applying the requirements of FIN No. 48.

Interest Rate Risk—The Bank is engaged principally in providing first mortgage loans to borrowers. At June 30, 2009 and December 31, 2008 and 2007, approximately two-thirds of the Bank’s assets consisted of assets that earned interest at fixed interest rates. Those assets were funded with long-term fixed rate liabilities and with short-term liabilities that have interest rates that vary with market rates over time. The shorter duration of the interest-sensitive liabilities indicates that the Bank is exposed to interest rate risk because, in a rising rate environment, liabilities will be repricing faster at higher interest rates, thereby reducing the market value of long-term assets and net interest income.

Transfers and Servicing of Financial Assets and Extinguishments of Liabilities—The Bank recognizes the financial and servicing assets it controls and the liabilities it has incurred, derecognizes financial assets when control has been surrendered, and derecognizes liabilities when extinguished. Servicing assets are measured by allocating the previous carrying amount between the assets sold, if any, based on their relative fair values at the date of the transfer.

The Company subsequently evaluates the loan servicing asset for impairment. The Company assesses the retained interest in the servicing asset or liability associated with the sold loans based on the relative fair values. The servicing asset or liability is amortized in proportion to and over the period during which estimated net servicing income or net servicing loss, as appropriate, will be received. Assessment of the fair value of the retained interest is performed on a continual basis. The value of this asset is recorded as a component of “Prepaid expenses and other assets” in the statement of financial condition.

OCEAN SHORE HOLDING CO. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS FOR THE SIX MONTHS ENDED

JUNE 30, 2009 AND 2008 (UNAUDITED) AND FOR THE YEARS ENDED

DECEMBER 31, 2008, 2007 AND 2006—(Continued)

Earnings Per Share—Basic earnings per share is computed by dividing net income available to common shareholders by the weighted average number of shares of common stock outstanding, net of any treasury shares, during the period. Diluted earnings per share is calculated by dividing net income available to common shareholders by the weighted average number of shares of common stock outstanding, net of any treasury shares, after consideration of the potential dilutive effect of common stock equivalents, based upon the treasury stock method using an average market price of common shares sold during the period.

Other Comprehensive Income (Loss)—The Company classifies items of other comprehensive income (loss) by their nature and displays the accumulated balance of other comprehensive income (loss) separately from retained earnings and additional paid-in capital in the equity section of the Consolidated Statements of Financial Condition. Amounts categorized as other comprehensive income (loss) represent net unrealized gains or losses on investment securities available for sale, net of tax. Reclassifications are made to avoid double counting in comprehensive income (loss) items which are displayed as part of net income for the period. These adjustments are reflected in the consolidated statements of changes in equity.

Stock Based Compensation—In August 2005, the shareholders of the Company approved the adoption of the 2005 Equity Based Incentive Plan (the “Equity Plan”). The Equity Plan provides for the grant of shares of common stock of the Company to officers, directors and employees of the Company. In order to fund the grant of shares under the Equity Plan, the Company established the Equity Plan Trust (the “Trust”) which purchased 171,300 shares of the Company’s common stock in the open market for approximately $2.0 million, an average price of $11.70 per share. The Company made sufficient contributions to the Trust to fund these purchases. No additional purchases are expected to be made by the Trust under this plan. Pursuant to the terms of the Equity Plan, all 171,300 shares acquired by the Trust were granted to certain officers and directors of the Company in August 2005. Restricted shares granted under the Equity Plan will vest at the rate of 20% per year over five years. As of June 30, 2009 and December 31, 2008, 102,780 shares have been fully vested, 102,780 shares issued and no shares were forfeited.

Compensation expense related to the shares granted is recognized ratably over the five year vesting period in an amount which totals the market price of the Company’s stock at the date of grant. During the six months ended June 30, 2009, no shares were earned by participants. During the years ended December 31, 2008 and 2007, 34,260 shares were earned each year by participants of the Equity Plan, based on the proportional vesting of the awarded shares. During the six months ended June 30, 2009 and 2008 and the years ended December 31, 2008, 2007 and 2006, approximately $199,000, $199,000, $397,000, $397,000 and $397,000, respectively, was recognized as compensation expense of the Equity Plan.

The Equity Plan also authorizes the grant of stock options to officers, employees and directors of the Company to acquire shares of common stock with an exercise price equal to the fair market value of the common stock on the grant date. Options will generally become vested and exercisable at the rate of 20% per year over five years. A total of 429,374 shares of common stock have been approved for issuance pursuant to the grant of stock options under the Equity Plan of which 38,874 options were awarded on November 20, 2007, 24,000 options were awarded on November 21, 2006 and 396,000 options were awarded on August 10, 2005. At June 30, 2009, no options issued in 2007, 1,500 options issued in 2006 and 32,500 options issued in 2005 have been forfeited.

On January 1, 2006, the Company adopted Statement of Financial Accounting Standards (“SFAS”) 123(R) using a modified prospective application. Accordingly, prior period amounts have not been restated. The adoption required a reclassification to additional paid-in capital of $(1,821,000) from common stock acquired by

OCEAN SHORE HOLDING CO. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS FOR THE SIX MONTHS ENDED

JUNE 30, 2009 AND 2008 (UNAUDITED) AND FOR THE YEARS ENDED

DECEMBER 31, 2008, 2007 AND 2006—(Continued)

employee benefit plan trusts. Financial statements for prior periods have not been restated. In the year ended 2008, the application of provisions of SFAS 123(R), as previously adopted, resulted in incremental stock-based compensation expense of $173,000. The incremental stock-based compensation expense caused income before taxes to decrease by $173,000, net income to decrease by $148,000 and diluted earnings per share to decrease by $0.02 per share. As of December 31, 2008, expenses totaling $167,000 remain to be recognized over the next 3.9 years. In the six months June 30, 2009, the application of provisions of SFAS 123(R), as previously adopted, resulted in incremental stock-based compensation expense of $62,982. The incremental stock-based compensation expense caused income before taxes to decrease by $62,982, net income to decrease by $53,814 and diluted earnings per share to decrease by $0.01 per share. As of June 30, 2009, expenses totaling $103,778 remain to be recognized over the next 3.4 years.

Share-based compensation costs prior to January 1, 2006 were recognized using the intrinsic value method in accordance with Accounting Principles Board (“APB”) Opinion No. 25, Accounting for Stock Issued to Employees. For disclosure purposes, pro forma net income and net income per share data were provided in accordance with SFAS No. 123, Accounting for Stock-Based Compensation, as if the fair value method had been applied. Under SFAS No. 123, compensation cost related to stock options granted to employees was computed based on the fair value of the stock option at the date of grant using the Black-Scholes option pricing model. Prior to the adoption of SFAS 123(R), had compensation costs been determined based on the fair market value of the stock options consistent with the provisions of SFAS No. 123, the Company’s net income would have decreased net of taxes by $97,000 and diluted earnings per share would have decreased $0.01 per share for the year ended December 31, 2005.

Common Stock Acquired for Employee Benefit Plans—Unearned ESOP shares are not considered outstanding for calculating net income per common share and are shown as a reduction of stockholders’ equity and presented as Common Stock Acquired for Employee Benefit Plans. During the period the ESOP shares are committed to be released, the Company recognizes compensation cost equal to the fair value of the ESOP shares. When the shares are released, Common Stock Acquired for Employee Benefit Plans is reduced by the cost of the ESOP shares released and the differential between the fair value and the cost is charged/credited to additional paid-in capital. The loan receivable from the ESOP to the Company is not reported as an asset nor is the debt of the ESOP reported as a liability in the Company’s consolidated financial statements.

Statement of Cash Flows—For purposes of reporting cash flows, cash and cash equivalents include cash on hand, amounts due from banks, interest-bearing deposits and federal funds sold. Generally, federal funds are purchased and sold for one-day periods.

Segment Information—As a community oriented financial institution, substantially all of the Company’s operations involve the delivery of loan and deposit products to customers. Management makes operating decisions and assesses performance based on an ongoing review of these community-banking operations, which constitutes the Company’s only operating segment for financial reporting purposes.

New Accounting Pronouncements— In June 2009, the FASB issued Statement of Financial Accounting Standards (“SFAS”) No. 168, The FASB Accounting Standards Codification TM and the Hierarchy of Generally Accepted Accounting Principles-a replacement of FASB Statement No. 162 (“SFAS 168”). SFAS 168 establishes the FASB Accounting Standards Codification TM as the source of authoritative accounting principles recognized by the FASB to be applied by nongovernmental entities in the preparation of financial statements in conformity with US GAAP. This statement is effective for financial statements issued for interim and annual periods ending

OCEAN SHORE HOLDING CO. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS FOR THE SIX MONTHS ENDED

JUNE 30, 2009 AND 2008 (UNAUDITED) AND FOR THE YEARS ENDED

DECEMBER 31, 2008, 2007 AND 2006—(Continued)

after September 15, 2009, for most entities. On the effective date, all non-SEC accounting and reporting standards will be superseded. The Company will adopt SFAS 168 for the quarterly period ended September 30, 2009. The adoption of this guidance did not have a material impact on the Company’s consolidated financial position or results of operations.

In May 2009, the FASB issued SFAS No. 165 Subsequent Events. The statement sets forth guidance concerning the recognition or disclosure of events or transactions that occur subsequent to the balance sheet date but prior to the release of the financial statements. The statement requires that management of a public company must evaluate subsequent events for recognition and/or disclosure through the date of issuance, disclose the date through which subsequent events have been evaluated, and whether that date is the date the financial statements were issued or available to be issued. The statement also delineates between and defines the recognition and disclosure requirements for Recognized Subsequent Events and Non-Recognized Subsequent Events. Recognized Subsequent Events provide additional evidence about conditions that existed as of the balance sheet date and will be recognized in the entity’s financial statements. This statement is effective for interim and annual reporting periods ending after June 15, 2009. The adoption of this guidance did not have a material impact on the Company’s consolidated financial position or results of operations.

In April 2009, the FASB issued FASB Staff Position (“FSP”) SFAS No. 107-1 and Accounting Principles Board (“APB”) 28-1, Interim Disclosures about Fair Value of Financial Instruments. FSP SFAS No. 107-1 and APB 28-1 require a public entity to provide disclosures about fair value of financial instruments in interim financial information. FSP SFAS No. 107-1 and APB 28-1 are effective for interim and annual financial periods ending after June 15, 2009, with early adoption permitted for periods ending after March 15, 2009. An entity adopting this FSP early must also adopt FSP SFAS No. 157-4, FSP SFAS No. 115-2 and SFAS No. 124-2. The Company adopted FSP SFAS No. 107-1 as of June 30, 2009. As FSP SFAS No. 107-1 amends only the disclosure requirements of financial instruments, the adoption of FSP SFAS No. 107-1 did not impact the Company’s financial condition or results of operations. The disclosures required by this statement are contained in Note 9.

In April 2009, the FASB issued FSP SFAS No. 115-2 and SFAS No. 124-2, Recognition and Presentation of Other-Than-Temporary Impairments. FSP SFAS No. 115-2 and SFAS No. 124-2 amended existing guidance for determining whether an impairment of debt securities is other than temporary and replaced the existing requirement that the entity’s management assert it has both the intent and ability to hold an impaired security until recovery with a requirement that management assert: (a) it does not have the intent to sell the security; and (b) it is more likely than not it will not have to sell the security before recovery of its cost basis. Under FSP SFAS No. 115-2 and SFAS No. 124-2, declines in the fair value of held-to-maturity and available-for-sale securities below their cost that are deemed to be other than temporary are reflected in earnings as realized losses to the extent the impairment is related to credit losses. The amount of impairment related to other factors is recognized in other comprehensive income. FSP SFAS No. 115-2 and SFAS No. 124-2 are effective for interim and annual periods ending after June 15, 2009. The Company adopted FSP Nos. 115-2 and SFAS No. 124-2 as of June 30, 2009 and it did not have a material impact on the Company’s financial condition or results of operations.

In April 2009, the FASB issued FSP SFAS No. 157-4, Determining Fair Value When the Volume and Level of Activity for the Asset or Liability Have Significantly Decreased and Identifying Transactions That Are Not Orderly. FSP SFAS No. 157-4 includes additional factors for determining whether there has been a significant decrease in market activity, affirms the objective of fair value when a market is not active, eliminates the presumption that all transactions in an inactive market are distressed unless proven otherwise, and requires an

OCEAN SHORE HOLDING CO. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS FOR THE SIX MONTHS ENDED

JUNE 30, 2009 AND 2008 (UNAUDITED) AND FOR THE YEARS ENDED

DECEMBER 31, 2008, 2007 AND 2006—(Continued)

entity to disclose inputs and valuation techniques, and changes therein, used to measure fair value. FSP SFAS No. 157-4 is effective for interim and annual periods ending after June 15, 2009. The Company adopted FSP No. 157-4 as of June 30, 2009 and it had no impact on the Company’s financial condition or results of operations. The disclosures required by this statement are contained in Note 9.

In January 2009, the FASB issued final FSP No. EITF 99-20-1, Amendments to the Impairment Guidance of EITF Issue No. 99-20. The FSP amends the impairment guidance in EITF Issue No. 99-20, Recognition of Interest Income and Impairment on Purchased Beneficial Interests and Beneficial Interests That Continue to Be Held by a Transferor in Securitized Financial Assets, to achieve more consistent determination of whether an other-than-temporary impairment (OTTI) has occurred. The FSP retains and emphasizes the OTTI guidance and required disclosures in Statement 115, FSP FAS 115-1 and FAS 124-1, The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments, SEC Staff Accounting Bulletin (SAB) Topic 5M, Other Than Temporary Impairment of Certain Investments in Debt and Equity Securities, and other related literature. The FSP is effective for interim and annual reporting periods ending after December 15, 2008, and shall be applied prospectively. Retrospective application to a prior interim or annual reporting period is not permitted. Consistent with paragraph 15 of FSP FAS 115-1 and FAS 124-1, any other-than-temporary impairment resulting from the application of Statement 115 or Issue 99-20 shall be recognized in earnings, following applicable provisions for recognition of the OTTI under FSP SFAS 115-2 and 124-2 at the balance sheet date of the reporting period for which the assessment is made. The adoption of the requirements of FSP No. EITF 99-20-1 by the Company did not have a material impact on the Company’s financial condition or results of operations.

In June 2008, the FASB issued FSP No. EITF 03-6-1 Determining Whether Instruments Granted in Share-Based Payment Transactions Are Participating Securities. This FSP addresses whether instruments granted in share-based payment transactions are participating securities prior to vesting and, therefore, need to be included in the earnings allocation in computing earnings per share (EPS) under the two-class method described in paragraphs 60 and 61 of FASB Statement No. 128, Earnings per Share. The FSP is effective for fiscal years beginning after December 15, 2008 and is to be applied retrospectively. The Company adopted the provisions of FSP Nos. EITF 03-6-1 on January 1, 2009 and it did not have an impact on the Company’s financial condition or results of operations as it did not change its current practice.

FSP SFAS No. 157-2, Effective Date of FASB Statement No. 157, issued in February 2008, delays the effective date of SFAS No. 157 for nonfinancial assets and nonfinancial liabilities, except for items that are recognized or disclosed at fair value in an entity’s financial statements on a recurring basis (at least annually), to fiscal years beginning after November 15, 2008. The Company adopted the provisions of the FSP SFAS No. 157-2, and it did not have an impact on the Company’s financial condition, results of operations or financial statement presentation disclosures.

In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities. SFAS No. 159 permits entities to choose to measure financial instruments and certain other items at fair value. Items eligible for fair value measurement option established by this statement are (i) recognized financial assets and financial liabilities (with some exceptions), (ii) firm commitments that would otherwise not be recognized at inception and that involve only financial instruments, (iii) nonfinancial insurance contracts and warranties that the insurer can settle by paying a third party to provide those goods or services and (iv) host financial instruments resulting from separation of an embedded nonfinancial derivative instrument from a nonfinancial hybrid instrument. SFAS No. 159 is effective as of the beginning of an entity’s first fiscal year that begins after November 15, 2007. The Company adopted SFAS No. 159 on January 1, 2008. SFAS No. 159

OCEAN SHORE HOLDING CO. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS FOR THE SIX MONTHS ENDED

JUNE 30, 2009 AND 2008 (UNAUDITED) AND FOR THE YEARS ENDED

DECEMBER 31, 2008, 2007 AND 2006—(Continued)

did not have an impact on the Company’s financial position or results of operations as the Company did not elect to fair value any of its financial assets and financial liabilities that are not currently required to be measured at fair value.

In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements. SFAS No. 157 (i) defines fair value, (ii) establishes a framework for measuring fair value in GAAP and (iii) expands disclosure requirements about fair value measurements. SFAS No. 157 is effective for all financial statements issued for fiscal years beginning after November 15, 2007. SFAS No. 157 emphasizes that fair value is a market-based measurement, not an entity-specific measurement. FSP No. 157-2, Effective Date of FASB Statement No. 157, issued in February 2008, delays the effective date of SFAS No. 157 for nonfinancial assets and nonfinancial liabilities, except for items that are recognized or disclosed at fair value in an entity’s financial statements on a recurring basis (at least annually), to fiscal years beginning after November 15, 2008. The Company adopted SFAS No. 157 on January 1, 2008 for assets and liabilities that are not excluded from FSP No. 157-2 and it did not have a material impact on the Company’s financial position or results of operations.

In September 2006, the FASB issued SFAS No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans—an amendment of FASB Statements No. 87, 88, 106 and 132(R). This Statement requires an employer to recognize the overfunded or underfunded status of a defined benefit and postretirement plan as an asset or liability in its statement of financial position and to recognize changes in that funded status in the year in which the changes occur as a component of comprehensive income. The Statement also requires an employer to measure the funded status of a plan as of the date of its year-end statement of financial position. The requirement to recognize the funded status of a defined benefit postretirement plan was effective as of the end of the fiscal year ending after December 15, 2006. The impact of this pronouncement and guidance did not have an effect on the Company’s financial position or results of operations. The requirement to measure plan assets and benefit obligations as of the date of the employer’s fiscal year-end statement of financial position is effective for the fiscal years ending after December 15, 2008. The adoption of this pronouncement did not have an effect on the Company’s financial position or results of operations.

In September 2006, the EITF reached a consensus on EITF Issue No. 06-4, The Accounting for Deferred Compensation and Postretirement Benefit Aspects of Endorsement Split-Dollar Life Insurance Arrangements (EITF 06-4). EITF 06-4 addresses whether the postretirement benefit associated with an endorsement split-dollar life insurance arrangement is effectively settled in accordance with SFAS No. 106, Employers’ Accounting for Postretirement Benefits Other Than Pensions and APB Opinion No. 12 Omnibus Opinion—1967 upon entering into such an arrangement. EITF 06-4 is effective for fiscal years beginning after December 15, 2007. The adoption of this guidance effective January 1, 2008 required the Company to record a cumulative-effect retrospective adjustment to retained earnings and offsetting deferred compensation liability of approximately $486,111. The Company previously disclosed a cumulative-effect retrospective adjustment to retained earnings of $250,194. During the fourth quarter of 2008, the Company determined an immaterial error in the amount $235,917 related to such adjustment. Other liabilities were increased by $235,917 in the fourth quarter of 2008 with an offsetting entry to retained earnings.

OCEAN SHORE HOLDING CO. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS FOR THE SIX MONTHS ENDED

JUNE 30, 2009 AND 2008 (UNAUDITED) AND FOR THE YEARS ENDED

DECEMBER 31, 2008, 2007 AND 2006—(Continued)

3. INVESTMENT SECURITIES

Investment securities are summarized as follows:

	June 30, 2009
	(Unaudited)
	Amortized Cost	Gross Unrealized Gain	Gross Unrealized Loss	Estimated Fair Value
Held to Maturity
Debt securities—Municipal	$659,727	$—	$—	$659,727
US treasury and government sponsored entity mortgage-backed securities	3,747,563	98,792	—	3,846,355

Totals	$4,407,290	$98,792	$—	$4,506,082

Available for Sale
Debt securities:
Federal Agencies	$889,894	$9,744	$—	$899,638
Municipal	1,418,560	11,765	—	1,430,325
Corporate	8,196,522	—	(3,379,672)	4,816,850
Equity securities	2,596	9,350	(952)	10,994
US treasury and government sponsored entity mortgage-backed securities	20,118,386	653,874	(11,986)	20,760,274

Totals	$30,625,958	$684,733	(3,392,610)	$27,918,081

	December 31, 2008
	Amortized Cost	Gross Unrealized Gain	Gross Unrealized Loss	Estimated Fair Value
Held to Maturity
Debt securities—Municipal	$12,580	$—	$—	$12,580
US treasury and government sponsored entity mortgage-backed securities	4,101,889	87,588	—	4,189,477

Totals	$4,114,469	$87,588	$—	$4,202,057

Available for Sale
Debt securities:
Federal Agencies	$1,058,060	$—	$(66,198)	$991,862
Municipal	1,911,854	17,173	—	1,929,027
Corporate	9,273,120	—	(2,920,884)	6,352,236
Equity securities	2,596	11,391	—	13,987
US treasury and government sponsored entity mortgage-backed securities	23,628,076	497,061	(121,575)	24,003,562

Totals	$35,873,706	$525,625	$(3,108,657)	$33,290,674

OCEAN SHORE HOLDING CO. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS FOR THE SIX MONTHS ENDED

JUNE 30, 2009 AND 2008 (UNAUDITED) AND FOR THE YEARS ENDED

DECEMBER 31, 2008, 2007 AND 2006—(Continued)

	December 31, 2007
	Amortized Cost	Gross Unrealized Gain	Gross Unrealized Loss	Estimated Fair Value
Held to Maturity
Debt securities—Municipal	$—	$—	$—	$—
US treasury and government sponsored entity mortgage-backed securities	4,656,553	16,017	(60,433)	4,612,137

Totals	$4,656,553	$16,017	$(60,433)	$4,612,137

Available for Sale
Debt securities:
Federal Agencies	$1,199,447	$551	$—	$1,199,998
Municipal	2,956,682	37,289	—	2,993,971
Corporate	11,191,321	740	(1,067,758)	10,124,303
Equity securities	2,596	104,148	—	106,744
Mutual funds	8,012,172	104,147	(268,641)	7,847,678
US treasury and government sponsored entity mortgage-backed securities	31,934,295	203,659	(151,871)	31,986,083

Totals	$55,296,513	$450,534	$(1,488,270)	$54,258,777

The following table provides the gross unrealized losses and fair value, aggregated by investment category and length of time the individual securities have been in a continuous unrealized loss position at June 30, 2009, December 31, 2008 and 2007:

	June 30, 2009
	(unaudited)
	Less Than 12 Months		12 Months or Longer		Total
	Estimated Fair Value	Gross Unrealized Loss	Estimated Fair Value	Gross Unrealized Loss	Estimated Fair Value	Gross Unrealized Loss
Debt securities:
Corporate	$1,603,308	$(394,404)	$3,213,342	$(2,985,268)	$4,816,650	$(3,379,672)
Equity Securities	1,644	(952)	—	—	1,644	(952)
US treasury and government sponsored entity mortgage-backed securities	244,858	(1,364)	1,710,672	(10,622)	1,955,530	(11,986)

Totals	$1,849,810	$(396,720)	$4,924,014	$(2,995,890)	$6,773,824	$(3,392,610)

OCEAN SHORE HOLDING CO. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS FOR THE SIX MONTHS ENDED

JUNE 30, 2009 AND 2008 (UNAUDITED) AND FOR THE YEARS ENDED

DECEMBER 31, 2008, 2007 AND 2006—(Continued)

	December 31, 2008
	Less Than 12 Months		12 Months or Longer		Total
	Estimated Fair Value	Gross Unrealized Loss	Estimated Fair Value	Gross Unrealized Loss	Estimated Fair Value	Gross Unrealized Loss
Debt securities:
Federal Agencies	$991,862	$(66,198)	$—	$—	$991,862	$(66,198)
Corporate	3,525,038	(709,813)	2,452,798	(2,211,071)	5,977,836	(2,920,884)
US treasury and government sponsored entity mortgage-backed securities	4,454,378	(87,356)	1,176,737	(34,219)	5,631,115	(121,575)

Totals	$8,971,278	$(863,367)	$3,629,535	$(2,245,290)	$12,600,813	$(3,108,657)

	December 31, 2007
	Less Than 12 Months		12 Months or Longer		Total
	Estimated Fair Value	Gross Unrealized Loss	Estimated Fair Value	Gross Unrealized Loss	Estimated Fair Value	Gross Unrealized Loss
Debt securities:
Corporate	$4,312,534	$(838,008)	$2,280,326	$(229,750)	$6,592,860	$(1,067,758)
Equity Securities	—	—	7,740,935	(268,641)	7,740,935	(268,641)
US treasury and government sponsored entity mortgage-backed securities	1,251,372	(4,014)	18,019,569	(208,290)	19,270,941	(212,304)

Totals	$5,563,906	$(842,022)	$28,040,830	$(706,681)	$33,604,736	$(1,548,703)

Management has reviewed its investment securities at June 30, 2009 and December 31, 2008 and 2007 and has determined that unrealized loss of $1.1 million on two pooled trust preferred securities classified as available for sale and $1.9 million on two pooled trust preferred securities classified as available for sale were deemed other-than-temporary as of June 30, 2009 and December 31, 2008 respectively. No securities were concluded to be other than temporarily impaired at December 31, 2007.

Management evaluates securities for other-than-temporary impairment at least on a quarterly basis, and more frequently when economic or market concerns warrant such evaluation. The Company determines whether the unrealized losses are temporary in accordance with EITF 99-20, “Recognition of Interest Income and Impairment on Purchased Retained Beneficial Interests in Securitized Financial Asset” as amended by FSP EITF 99-20-1, “Amendments to the Impairment Guidance of EITF Issue No. 99-20”,when applicable, and FSP SFAS No. 115-1 and SFAS No. 124-1, “The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments” and FSP SFAS No. 115-2 and SFAS No. 124-2, “Recognition and Presentation of Other-Than-Temporary Impairments”. The evaluation is based upon factors such as the creditworthiness of the issuers/guarantors, the underlying collateral, if applicable, and the continuing performance of the securities. Management also evaluates other facts and circumstances that may be indicative of an other-than-temporary impairment (“OTTI”) condition. This includes, but is not limited to, an evaluation of the type of security, length of time and extent to which the fair value has been less than cost, and near-term prospects of the issuer.

OCEAN SHORE HOLDING CO. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS FOR THE SIX MONTHS ENDED

JUNE 30, 2009 AND 2008 (UNAUDITED) AND FOR THE YEARS ENDED

DECEMBER 31, 2008, 2007 AND 2006—(Continued)

FSP SFAS No. 115-2 and SFAS No. 124-2 requires the Company to assess whether the credit loss existed by considering whether (1) the Company has the intent to sell the security, (2) it is more likely than not that it will be required to sell the security before recovery, or (3) it does not expect to recover the entire amortized cost basis of the security. The guidance allows the Company to bifurcate the impact on securities where impairment in value was deemed to be other than temporary between the component representing credit loss and the component representing loss related to other factors. The portion of the fair value decline attributable to credit loss must be recognized through a charge to earnings. The credit component is determined by comparing the present value of the cash flows expected to be collected, discounted at the rate in effect before recognizing any OTTI, with the amortized cost basis of the debt security. The Company uses the cash flow expected to be realized from the security, which includes assumptions about interest rates, timing and severity of defaults, estimates of potential recoveries, the cash flow distribution from the bond indenture and other factors, then applies a discount rate equal to the effective yield of the security. The difference between the present value of the expected cash flows and the amortized book value is considered a credit loss. The fair market value of the security is determined using the same expected cash flows; the discount rate is a rate the Company determines from open market and other sources as appropriate for the security. The difference between the fair market value and the credit loss is recognized in other comprehensive income.

Upon adoption of FSP SFAS 115-2, the Company should record an adjustment to reclassify the non-credit portion of any other-than-temporary impairments previously recorded through earnings to accumulated other comprehensive income. This adjustment is made if the entity does not intend to sell and more-likely-than-not will not be required to sell the security before recovery of its amortized cost basis (i.e., the impairment does not meet the new definition of other-than-temporary). The cumulative effect adjustment is determined based on the difference between the present value of the cash flows expected to be collected and the amortized cost basis of the debt security as of the beginning of the interim period in which the FSP is adopted. The cumulative effect adjustment should include the related tax effects.

FSP SFAS 115-2 and SFAS 124-2 were adopted by the Company for the quarter ended June 30, 2009. The adoption had no impact on the opening balance sheet as the entire amount of the previously recorded charges was concluded to be credit related impairment.

For the quarter ended June 30, 2009, the Company updated its assessment of the unrealized losses with respect to the securities and whether the losses were temporary in nature. Upon completion of this review, additional credit losses of $592,000 were incurred related to securities for which the Company had previously recorded an OTTI charge in prior periods. Application of the guidance did not have a significant impact on other securities which were in unrealized loss positions at June 30, 2009.

OCEAN SHORE HOLDING CO. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS FOR THE SIX MONTHS ENDED

JUNE 30, 2009 AND 2008 (UNAUDITED) AND FOR THE YEARS ENDED

DECEMBER 31, 2008, 2007 AND 2006—(Continued)

Below is a roll forward of the anticipated credit losses on securities for which the Company has recorded other than temporary impairment charges through earnings and other comprehensive income.

(Dollars in thousands)
Credit component of OTTI as of January 1, 2009	$1,923
Additions for credit related OTTI charges on previously unimpaired securities	—
Reductions for securities sold during the period	—
Reductions for increases in cash flows expected to be collected and recognized over the remaining life of the security	—
Additional increases as a result of impairment charges recognized on investments for which an OTTI was previously recognized	1,077

Credit component of OTTI as of June 30, 2009	$3,000

Two pooled trust preferred collateralized debt obligations (“CDOs”) backed by bank trust capital securities have been determined to be other-than-temporarily impaired due solely to credit related factors. These securities have Fitch credit ratings below investment grade at June 30, 2009. Each of the securities is in the mezzanine levels of credit subordination. The underlying collateral consists of the bank trust capital securities of over 50 institutions. A summary of key assumptions utilized to forecast future expected cash flows on the securities determined to have OTTI were as follows as of June 30, 2009:

June 30, 2009
Future loss rate assumption per annum	.8% to 1.2%
Expected cumulative loss percentage	27.8%
Cumulative loss percentage to date	27.7% to 21.1%
Remaining life	34 years

Corporate Debt Securities—The Company’s investments in corporate debt securities consist of corporate debt securities issued by large financial institutions and single issuer and CDOs backed by bank trust preferred capital securities.

At June 30, 2009, five debt securities had been in a continuous unrealized loss position for 12 months or longer. Those securities had aggregate depreciation of 48% from the Company’s amortized cost basis. There has been limited secondary market trading for these types of securities, as a declining domestic economy and increasing credit losses in the banking industry have led to illiquidity in the market for these types of securities. The unrealized loss on these debt securities relates principally to the changes in market interest rates and a lack of liquidity currently in the financial markets. These securities were performing in accordance with their contractual terms as of June 30, 2009, and had paid all contractual cash flows since the Company’s initial investment. Accordingly, the Company currently believes it is probable that it will collect all amounts due according to the contractual terms of the investment. Management concluded that an other-than-temporary impairment did not exist and that the decline in value was attributed to the illiquidity in the financial markets, based upon its analysis and the fact that the Company does not intend to sell these securities and that it is more likely than not that the Company will not be required to sell these securities.

At December 31, 2008, three debt securities had been in a continuous unrealized loss position for 12 months or longer. Those securities had aggregate depreciation of 47.4% from the Company’s amortized cost basis. The

OCEAN SHORE HOLDING CO. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS FOR THE SIX MONTHS ENDED

JUNE 30, 2009 AND 2008 (UNAUDITED) AND FOR THE YEARS ENDED

DECEMBER 31, 2008, 2007 AND 2006—(Continued)

unrealized loss on these debt securities related principally to the changes in market interest rates and a lack of liquidity currently in the financial markets. Management believes these unrealized losses are not other-than-temporary based upon the Company’s analysis that the securities will perform in accordance with their terms, in addition to, the Company’s ability and intent to hold these investments for a period of time sufficient to allow for the anticipated recovery of fair value, which may be maturity. The Company believes recovery of fair value is expected when market conditions have stabilized and that the Company will receive all contractual principal and interest payments related to those investments. These corporate debt securities had no identified credit issues and had a current credit rating of BBB or higher. As management had the ability and intent to hold these debt securities until a forecasted recovery, which may be maturity, no decline was deemed to be other than temporary.

At December 31, 2007, two debt securities had aggregate depreciation of 9.15% from the Company’s amortized cost basis for 12 months or longer. The unrealized loss on debt securities relates principally to the changes in market interest rates. At December 31, 2007, the corporate securities had no identified credit issues and had an average credit rating of Baa. As management had the ability and intent to hold these debt securities until a forecasted recovery, which may be maturity, no decline was deemed to be other than temporary.

United States Treasury and Government Sponsored Enterprise Mortgage-backed Securities—The Company’s investments in United States government sponsored enterprise notes consist of debt obligations of the Federal Home Loan Bank (“FHLB”), Federal Home Loan Mortgage Corporation (“FHLMC”), and Federal National Mortgage Association (“FNMA”). At June 30, 2009, six agency mortgage-backed securities had been in a continuous unrealized loss position for 12 months or longer. Those securities had aggregate depreciation of 1% from the Company’s amortized cost basis. The unrealized losses relate principally to the changes in market interest rates since the time of purchase and the widening of credit spreads of mortgage backed securities markets. These securities represent asset-backed issues that are issued or guaranteed by a U.S. Government sponsored agency or carrying the full faith and credit of the United States through a government agency and are currently rated AAA by at least one bond credit rating agency. The Company does not intend to sell these securities and it is more likely than not that the Company will not be required to sell the securities, and the Company anticipates it will recover the entire amortized cost basis of the securities, accordingly, the Company does not consider these investments to be other-than-temporarily impaired at June 30, 2009.

At December 31, 2008, two mortgage-backed securities had been in a continuous unrealized loss position for 12 months or longer. Those securities had aggregate depreciation of 2.83% from the Company’s amortized cost basis. The unrealized losses relate principally to the changes in market interest rates since the time of purchase and the widening of credit spreads of mortgage backed securities markets. These securities represent asset backed issues that are issued or guaranteed by a U.S. Government sponsored agency or carrying the full faith and credit of the United States through a government agency and were rated AAA by at least one bond credit rating agency at December 31, 2008. In September of 2008 the Treasury announced the establishment of the Government- Sponsored Enterprise Credit Facility to ensure credit availability to Fannie Mae and Freddie Mac. Treasury also entered into senior preferred stock purchase agreements, which ensure that each entity maintains a positive net worth and effectively support the holders of debt and MBS issued or guaranteed by Fannie Mae and Freddie Mac. The Agreements enhance market stability by providing additional security to debt holders—senior and subordinated, thereby alleviating the concern of the credit driven impairment of the securities. As management had the ability and intent to hold these debt securities until a forecasted recovery, which may be maturity, no declines were deemed to be other than temporary.

OCEAN SHORE HOLDING CO. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS FOR THE SIX MONTHS ENDED

JUNE 30, 2009 AND 2008 (UNAUDITED) AND FOR THE YEARS ENDED

DECEMBER 31, 2008, 2007 AND 2006—(Continued)

At December 31, 2007, nineteen mortgage-backed securities had aggregate depreciation of 1.14% from the Company’s amortized cost basis for 12 months or longer. The unrealized losses relate principally to the changes in market interest rates. These securities represent asset backed federal agency issues and at December 31, 2007, were rated AAA by at least one bond credit rating agency. As management had the ability and intent to hold these debt securities until a forecasted recovery, which may be maturity, no declines were deemed to be other than temporary.

Mutual Fund Holdings—The Company’s investments in the preceding table at December 31, 2007 included investments in two open-end funds operated by investment companies which raised money from shareholders and invested the funds in groups of assets in accordance with a stated set of objectives of the respective funds.

At December 31, 2007, two mutual fund holdings had aggregate depreciation of 3.35% from the Company’s amortized cost basis for 12 months or longer. Although the mutual fund holdings had unrealized losses, no credit issues had been identified that caused management to believe that declines in market value were other than temporary as the securities in the portfolios of the mutual fund holdings were AAA- rated government or agency bonds. Management had the ability and intent to hold these mutual funds until such time that the values recover.

The amortized cost and estimated fair value of debt securities available for sale at June 30, 2009 and December 31, 2008 by contractual maturity are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

	June 30, 2009
	(unaudited)
	Held to Maturity Securities		Available for Sale Securities
	Amortized Cost	Estimated Fair Value	Amortized Cost	Estimated Fair Value
Due within 1 year	$659,727	$659,727	$—	$—
Due after 1 year through 5 years	—	—	889,894	899,638
Due after 5 years through 10 years	—	—	1,000,000	750,900
Due after 10 years	—	—	8,615,082	5,496,275

Total	$659,727	$659,727	$10,504,976	$7,146,813

	December 31, 2008
	Held to Maturity Securities		Available for Sale Securities
	Amortized Cost	Estimated Fair Value	Amortized Cost	Estimated Fair Value
Due within 1 year	$12,580	$12,580	$—	$—
Due after 1 year through 5 years	—	—	1,058,060	991,862
Due after 5 years through 10 years	—	—	1,000,000	504,230
Due after 10 years	—	—	10,184,974	7,777,033

Total	$12,580	$12,580	$12,243,034	$9,273,125

Equity securities had a cost of $2,596 and a fair value of $10,994 as of June 30, 2009 and a cost of $2,596 and fair value of $11,391 as of December 31, 2008. Mortgage-backed securities had a cost of $23,865,949 and a fair value of $24,606,629 as of June 30, 2009 and a cost of $27,729,965 and a fair value of $28,193,039 as of December 31, 2008.

OCEAN SHORE HOLDING CO. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS FOR THE SIX MONTHS ENDED

JUNE 30, 2009 AND 2008 (UNAUDITED) AND FOR THE YEARS ENDED

DECEMBER 31, 2008, 2007 AND 2006—(Continued)

4. LOANS RECEIVABLE—NET

Loans receivable consist of the following:

	June 30, 2009	December 31,
		2008	2007
	(unaudited)
Real estate—mortgage:
One-to-four family residential	$497,155,308	$464,730,789	$408,144,725
Commercial and multi-family	44,795,324	42,611,805	33,319,467

Total real—estate mortgage	541,950,632	507,342,594	441,464,192

Real estate—construction:
Residential	8,470,725	7,858,248	5,098,647
Commercial	3,680,567	1,020,978	5,143,624

Total real estate—construction	12,151,292	8,879,226	10,242,271

Commercial	18,548,442	17,111,799	17,323,682

Consumer
Home equity	63,266,578	60,019,783	58,083,825
Other consumer loans	852,319	956,958	972,489

Total consumer loans	64,118,897	60,976,741	59,056,314

Total loans	636,769,263	594,310,360	528,086,459
Net deferred loan cost	2,878,742	2,825,767	2,278,271
Allowance for loan losses	(3,089,358)	(2,683,956)	(2,307,225)

Net total loans	$636,558,647	$594,452,171	$528,057,505

The Bank grants loans to customers primarily in its local market area. The ultimate repayment of these loans is dependent to a certain degree on the local economy and real estate market. The intent of management is to hold loans originated and purchased to maturity.

The Bank is servicing loans for the benefit of others totaling approximately $4,765,000, $6,482,876, $6,009,000, $6,960,000 and $7,800,000 at June 30, 2009 and 2008, and December 31, 2008, 2007 and 2006, respectively. Servicing loans for others generally consists of collecting mortgage payments, disbursing payments to investors and occasionally processing foreclosures. Loan servicing income is recorded upon receipt and includes servicing fees from investors and certain charges collected from borrowers, such as late payment fees.

The Bank originates and purchases both fixed and adjustable interest rate loans. At June 30, 2009 and December 31, 2008 and 2007, the composition of these loans was approximately $499,300,000, $458,641,000 and $420,062,000, respectively, of fixed rate loans and $137,400,000, $135,669,000 and $107,997,000, respectively, of adjustable rate loans.

OCEAN SHORE HOLDING CO. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS FOR THE SIX MONTHS ENDED

JUNE 30, 2009 AND 2008 (UNAUDITED) AND FOR THE YEARS ENDED

DECEMBER 31, 2008, 2007 AND 2006—(Continued)

Changes in the allowance for loan losses are as follows:

	Six Months Ended June 30,		Years Ended December 31,
	2009	2008	2008	2007	2006
	(unaudited)
Balance, beginning of year	$2,683,956	$2,307,225	$2,307,225	$2,049,914	$1,752,667
Provision for loan loss	404,000	158,600	373,300	260,575	300,000
Charge-offs	—	—	—	(8,245)	(8,640)
Recoveries	1,402	2,388	3,431	4,981	5,887

Balance, end of year	$3,089,358	$2,468,213	$2,683,956	$2,307,225	$2,049,914

The provision for loan losses charged to expense is based upon past loan loss experiences and an evaluation of losses in the current loan portfolio, including the evaluation of impaired loans. The Company established a provision for loan losses of $404,000 for the six month period ended June 30, 2009 as compared to $158,600 for the comparable periods in 2008. The primary factor in the increase of the loan loss provision for the six month period ended June 30, 2009 is attributable to a specific reserve in the amount of $129,000 established in the second quarter of 2009 on a $760,000 non-performing mortgage loan which has experienced severe payment delinquencies. Based on an updated appraisal, the value of the real estate collateralizing the loan has declined requiring establishment of a specific reserve.

A loan is considered to be impaired when, based upon current information and events, it is probable that the Bank will be unable to collect all amounts due according to the contractual terms of the loan. An insignificant delay or insignificant shortfall in amount of payments does not necessarily result in the loan being identified as impaired. For this purpose, delays less than 90 days are considered to be insignificant. As of June 30, 2009 and 2008 and December 31, 2008, 2007 and 2006, the impaired loan balance was measured for impairment based on the fair value of the loans’ collateral. Loans collectively evaluated for impairment include residential real estate loans, consumer loans, and smaller balance commercial and commercial real estate loans.

As of June 30, 2009 and December 31, 2008, 2007 and 2006, the recorded investment in loans that are considered to be impaired was as follows:

	June 30, 2009	December 31, 2008, 2007, 2006
	(dollars in thousands)
Impaired collateral-dependant loans with related allowance	$760	$—
Impaired collateral-dependant loans with no related allowance	2,893	—

Other data for impaired loans as of June 30, 2009 and 2008 is as follows:

	June 30, 2009	June 30, 2008
(dollars in thousands)
Average impaired loans	$253	$—
Interest income recognized on impaired loans	—	—
Cash basis interest income recognized on impaired loans	—	—

OCEAN SHORE HOLDING CO. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS FOR THE SIX MONTHS ENDED

JUNE 30, 2009 AND 2008 (UNAUDITED) AND FOR THE YEARS ENDED

DECEMBER 31, 2008, 2007 AND 2006—(Continued)

Non-performing loans at June 30, 2009 and December 31, 2008 and 2007 consisted of non-accrual loans that amounted to approximately $4,509,159, $1,972,554 and $295,843, respectively. The reserve for delinquent interest on loans totaled $156,332, $70,779 and $13,968 at June 30, 2009 and December 31, 2008 and 2007, respectively.

Certain directors and officers of the Company have loans with the Bank. Repayments and other includes loans for which there was a change in employee status which resulted in a change in loan classification. Total loan activity for directors and officers was as follows:

	Six Months Ended June 30,		Years Ended December 31,
	2009	2008	2008	2007	2006
	(unaudited)
Balance, beginning of year	$4,991,656	$5,485,365	$5,485,365	$5,681,526	$5,843,345
Additions	85,000	—	215,000	650,000	939,495
Repayments and other	(333,427)	(479,261)	(708,709)	(846,161)	(1,101,314)

Balance, end of year	$4,743,229	$5,006,104	$4,991,656	$5,485,365	$5,681,526

5. OFFICE PROPERTIES AND EQUIPMENT—NET

Office properties and equipment are summarized by major classification as follows:

	June 30, 2009	December 31,
		2008	2007
	(unaudited)
Land	$3,215,775	$2,657,967	$2,521,067
Buildings and improvements	11,235,974	10,945,050	8,945,853
Furniture and equipment	5,630,564	5,537,801	5,411,163

Total	20,082,313	19,140,818	16,878,083
Accumulated depreciation	(7,831,017)	(7,355,750)	(7,256,700)

Net	$12,251,295	$11,785,068	$9,621,383

For the six months ended June 30, 2009 and 2008, depreciation expense amounted to $506,681 and $432,983. For the years ended December 31, 2008, 2007 and 2006, depreciation expense amounted to $899,549, $874,435, and $806,347, respectively.

OCEAN SHORE HOLDING CO. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS FOR THE SIX MONTHS ENDED

JUNE 30, 2009 AND 2008 (UNAUDITED) AND FOR THE YEARS ENDED

DECEMBER 31, 2008, 2007 AND 2006—(Continued)

6. DEPOSITS

Deposits consist of the following major classifications:

	June 30, 2009		December 31,
			2008		2007
	Amount	Weighted Average Interest Rate	Amount	Weighted Average Interest Rate	Amount	Weighted Average Interest Rate
	(unaudited)
NOW and other demand deposit accounts	$217,729,493	0.93%	$198,221,817	0.87%	$190,870,360	1.84%
Passbook savings and club accounts	64,962,998	1.12%	55,402,098	1.11%	52,501,484	1.11%

Subtotal	282,692,491		253,623,915		243,371,844

Certificates with original maturities:
Within one year	114,002,954	2.21%	106,673,971	2.68%	85,464,138	4.76%
One to three years	69,048,282	3.35%	69,603,329	4.24%	54,441,262	4.79%
Three years and beyond	24,725,242	4.21%	26,053,789	4.17%	31,953,514	4.33%

Total certificates	207,776,478		202,331,089		171,858,914

Total	$490,468,969		$455,955,004		$415,230,758

The aggregate amount of certificate accounts in denominations of $100,000 or more at June 30, 2009 and December 31, 2008 and 2007 amounted to $85,093,440, $88,838,098 and $58,188,753, respectively. Currently, deposit amounts in excess of $250,000 are generally not federally insured.

Municipal demand deposit accounts in denominations of $100,000 or more at June 30, 2009 and December 31, 2008 and 2007 amounted to $67,352,020, $66,886,193 and $64,752,734, respectively.

OCEAN SHORE HOLDING CO. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS FOR THE SIX MONTHS ENDED

JUNE 30, 2009 AND 2008 (UNAUDITED) AND FOR THE YEARS ENDED

DECEMBER 31, 2008, 2007 AND 2006—(Continued)

7. ADVANCES FROM FEDERAL HOME LOAN BANK OF NEW YORK

Advances from the FHLB of New York are as follows:

	Interest Rate	June 30, 2009	December 31,
Due			2008	2007
		(unaudited)
January 2, 2008	3.610%	$—	$—	$8,230,000
January 2, 2009	0.440%	—	3,800,000	—
January 6, 2009	0.480%	—	20,000,000	—
July 1, 2009	0.410%	12,900,000	—	—
July 7, 2009	0.430%	20,000,000	—	—
February 20, 2013	3.160%	—	—	2,000,000
December 17, 2014	3.765%	15,000,000	15,000,000	15,000,000
December 21, 2015	4.540%	5,000,000	5,000,000	5,000,000
April 11, 2016	4.795%	10,000,000	10,000,000	10,000,000
August 22, 2016	4.361%	10,000,000	10,000,000	10,000,000
February 28, 2017	4.070%	10,000,000	10,000,000	10,000,000
April 5, 2017	4.580%	10,000,000	10,000,000	10,000,000
June 22, 2017	4.609%	20,000,000	20,000,000	20,000,000
August 1, 2017	4.320%	10,000,000	10,000,000	10,000,000
November 16, 2017	3.875%	20,000,000	20,000,000	20,000,000

		$142,900,000	$133,800,000	$120,230,000

The advances are collateralized by FHLB stock and substantially all first mortgage loans. The carrying value of assets pledged to the FHLB of New York was $350,665,127, $320,411,898 and $243,020,265 at June 30, 2009 and December 31, 2008 and 2007, respectively.

The following table sets forth information concerning balances and interest rates on our FHLB advances at the dates and for the periods indicated.

	June 30, 2009	December 31,
		2008	2007
	(unaudited)
Weighted average balance during the period	$130,534,336	$132,681,421	$73,462,301
Maximum month-end balance during the period	142,900,000	149,190,000	120,230,000
Balance outstanding at the end of the period	142,900,000	133,800,000	120,230,000
Weighted average interest rate during the period	3.66%	3.93%	4.31%
Weighted average interest rate at the end of the period	3.35%	3.56%	4.17%

Unused lines of credit and borrowing capacity available for short-term borrowings from the FHLB of New York at June 30, 2009 and December 31, 2008 and 2007 were $220,665,127, $195,152,608 and $126,020,265, respectively.

The Company had lines of credit and advance commitments with the FHLB of New York at June 30, 2009 and December 31, 2008 and 2007 totaling approximately $25,760,700, $25,760,700 and $47,384,000.

OCEAN SHORE HOLDING CO. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS FOR THE SIX MONTHS ENDED

JUNE 30, 2009 AND 2008 (UNAUDITED) AND FOR THE YEARS ENDED

DECEMBER 31, 2008, 2007 AND 2006—(Continued)

8. SECURITIES SOLD UNDER AGREEMENTS TO REPURCHASE

Securities underlying the reverse repurchase agreements were delivered to the broker-dealers who arranged the transactions and have agreed to resell to the Bank the same securities at the maturities of the agreements.

Information concerning funds purchased under repurchase agreements is summarized as follows:

	June 30, 2009	December 31,
		2008	2007
	(unaudited)
Weighted average balance during the year	$—	$5,157,787	$7,646,521
Maximum month-end balance during the year	—	8,000,000	8,500,000
Balance outstanding at the end of the year	—	—	8,000,000

Weighted average interest rate during the year	N/A	4.31%	5.42%
Weighted average interest rate at the end of the year	N/A	N/A	5.28%

Mortgage-backed securities and securities of federal agencies collateralizing the agreements at year end:
Carrying value	N/A	N/A	9,963,098
Estimated fair value	N/A	N/A	9,805,587

The Company had no agreements outstanding at June 30, 2009 and December 31, 2008.

9. INCOME TAXES

The income tax provision consists of the following:

	Six Months Ended June 30,		Years Ended December 31,
	2009	2008	2008	2007	2006
	(unaudited)
Income taxes:
Current:
Federal	$1,296,306	$781,900	$1,723,112	$886,633	$1,594,113
State	459,220	282,294	619,798	435,065	533,523

Total current tax provision	1,755,526	1,064,194	2,342,910	1,321,698	2,127,636

Deferred:
Federal	(682,755)	82,239	(586,898)	301,916	(753,024)
State	(97,982)	14,606	36,164	15,824	(78,652)

Total deferred tax provision (benefit)	(780,737)	96,845	(550,734)	317,740	(831,676)

Total income tax provision	$974,789	$1,161,039	$1,792,176	$1,639,438	$1,295,960

OCEAN SHORE HOLDING CO. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS FOR THE SIX MONTHS ENDED

JUNE 30, 2009 AND 2008 (UNAUDITED) AND FOR THE YEARS ENDED

DECEMBER 31, 2008, 2007 AND 2006—(Continued)

The Company’s provision for income taxes differs from the amounts determined by applying the statutory federal income tax rate to income before income before taxes as follows:

	Six Months Ended June 30, (unaudited)				Years Ended December 31,
	2009		2008		2008		2007		2006
	Amount	Percent	Amount	Percent	Amount	Percent	Amount	Percent	Amount	Percent
Income tax expense at statutory rate	$870,028	34.0%	$1,013,148	34.0%	$1,605,280	34.0%	$1,506,184	34.0%	$1,511,140	34.0%
State income taxes, net of federal benefit	238,417	9.3	195,954	6.6	432,934	9.2	297,587	6.7	300,215	6.8
Changes in taxes resulting from:
Tax exempt income	(71,390)	(2.8)	(72,049)	(2.4)	(173,772)	(3.7)	(126,587)	(2.9)	(90,179)	(2.0)
Non-deductible expenses	30,213	1.2	37,693	1.3	61,548	1.3	85,874	1.9	—	—
(Decrease) Increase in valuation allowance	(116,731)	(4.6)	—	—	(141,107)	(3.0)	168,000	3.8	108,800	2.5
Tax refund	—	—	—	—	—	—	(242,000)	(5.4)	—	—
Reversal of excess tax accrual	—	—	—	—	—	—	(80,000)	(1.8)	(576,969)	(13.0)
Other	24,252	1.0	(13,707)	(0.7)	7,293	0.2	30,380	0.7	42,953	0.9

Total	$974,789	38.1%	$1,161,039	38.8%	$1,792,176	38.0%	$1,639,438	37.0%	$1,295,960	29.2%

Income taxes decreased $186,000 to $975,000 for an effective tax rate of 38.1% for the six months ended June 30, 2009 compared to $1.2 million for an effective tax rate of 38.8% for the same period in 2008.

The effective tax rate for 2008 was 38.0% compared to 37.0% for 2007. The Company recorded a reduction of $122,000 in 2008 of a tax valuation allowance for charitable contributions carryover deduction. The higher state income taxes were the result of non-deductible expenses related to impairment of securities. The effective tax rate for 2007 was 37.0% compared to 29.2% for 2006. The increase was primarily due to the Company’s change in policy regarding the tax treatment on bank owned life insurance in 2006. In 2007, the Company recorded a tax refund of $242,000. Partially offsetting the impact of the refund was a $168,000 tax valuation allowance relating to the deferred tax asset established in connection with the Company’s contribution to the charitable foundation established in connection with its public offering in 2004. The Company determined that, based on its assessment of future taxable income and expectations of charitable contributions, it is probable that the tax benefit of the contribution may not be fully realized.

OCEAN SHORE HOLDING CO. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS FOR THE SIX MONTHS ENDED

JUNE 30, 2009 AND 2008 (UNAUDITED) AND FOR THE YEARS ENDED

DECEMBER 31, 2008, 2007 AND 2006—(Continued)

Items that gave rise to significant portions of the deferred tax accounts are as follows:

	June 30, 2009	December 31,
		2008	2007
	(unaudited)
Deferred tax assets:
Unrealized loss on available for sale securities	$284,156	$955,586	$374,708
Charitable contributions	2,068	121,843	274,391
Allowance for loan losses	1,233,890	1,071,972	921,506
Nonperforming loans	62,439	28,269	5,579
Deferred compensation	286,786	255,913	213,777
Employee benefits	1,101,315	1,002,640	782,347
Valuation allowance	(2,067)	(121,843)	(276,881)
Other than temporary impairment	1,019,932	653,616	—
Other	26,976	24,318	24,764

Total deferred tax assets	4,015,495	3,992,314	2,320,191

Deferred tax liabilities:
Deferred loan fees	(1,110,030)	(1,076,437)	(867,789)
Property	(61,402)	(37,685)	(74,364)
Servicing	(13,321)	(17,203)	(21,684)
IRC Section 475 mark-to-market	(456,846)	(520,129)	(147,106)

Total deferred tax liabilities	(1,641,599)	(1,651,454)	(1,110,943)

Net deferred tax asset	$2,373,896	$2,340,860	$1,209,248

The Bank uses the specific charge-off method for computing reserves for bad debts. The bad debt deduction allowable under this method is available to large banks with assets over $500 million. Generally, this method allows the Bank to deduct an annual addition to the reserve for bad debts equal to its net charge-offs.

Pursuant to SFAS No. 109, the Company is not required to provide deferred taxes on its tax loan loss reserve as of December 31, 1987. The amount of this reserve on which no deferred taxes have been provided is approximately $2.4 million and is included in retained earnings at June 30, 2009 and December 31, 2008 and 2007. This reserve could be recognized as taxable income and create a current and/or deferred tax liability using the income tax rates then in effect if one of the following occur: (1) the Company’s retained earnings represented by this reserve are used for distributions in liquidation or for any other purpose other than to absorb losses from bad debts; (2) the company fails to qualify as a Bank, as provided by the Internal Revenue Code; or (3) there is a change in federal tax law.

The Company adopted FIN No. 48 on January 1, 2007 and the initial application of the interpretation did not have an impact to the Company’s financial position or results of operations. As of the date of adoption, June 30, 2009 and December 31, 2008, there was no liability for uncertain tax positions and no known unrecognized tax benefits at June 30, 2009 and December 31, 2008. The Company does not expect this to change during 2009.

The Company recognizes, when applicable, interest and penalties related to unrecognized tax benefits in the provision for income taxes in the consolidated income statement. As of June 30, 2009 and December 31, 2008, the tax years ended December 31, 2005, 2006, 2007 and 2008 were subject to examination by all tax jurisdictions. As of June 30, 2009 and December 31, 2008, no audits were in process by a major tax jurisdiction

OCEAN SHORE HOLDING CO. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS FOR THE SIX MONTHS ENDED

JUNE 30, 2009 AND 2008 (UNAUDITED) AND FOR THE YEARS ENDED

DECEMBER 31, 2008, 2007 AND 2006—(Continued)

that, if completed during the next twelve months, would be expected to result in a material change to the Company’s unrecognized tax benefits, as none exist.

10. JUNIOR SUBORDINATED DEBENTURES

In 1998, Ocean Shore Capital Trust I (the “Trust”), a trust created under Delaware law that is wholly owned by the Company, issued $15 million of 8.67% Capital Securities (the “Capital Securities”) with a liquidation amount of $1,000 per Capital Security unit and a scheduled maturity of July 15, 2028. The proceeds from the sale of the Capital Securities were utilized by the Trust to invest in $15.5 million of 8.67% Junior Subordinated Deferrable Interest Debentures (the “Debentures”) of the Company. The Debentures are unsecured and rank subordinate and junior in right of payment to all indebtedness, liabilities and obligations of the Company. The Debentures represent the sole assets of the Trust. Interest on the Capital Securities is cumulative and payable semi-annually in arrears. The Company has the option, subject to required regulatory approval, to prepay the Debentures in whole or in part, at various prepayment prices, plus accrued and unpaid interest thereon to the date of the prepayment.

11. COMMITMENTS AND CONTINGENCIES

Loan Commitments—As of June 30, 2009, the Company had approximately $17,560,317 in outstanding commitments to originate fixed and variable rate loans with market interest rates ranging from 4.875% to 6.25% and approximately $37,074,043 in unused lines of credit with interest rates ranging from 2.25% to 16.00% on funds disbursed. As of December 31, 2008, the Company had approximately $13,460,800 in outstanding commitments to originate fixed and variable rate loans with market interest rates ranging from 4.875% to 6.50% and approximately $32,216,907 in unused lines of credit with interest rates ranging from 3.25% to 16.00% on funds disbursed. Commitments are issued in accordance with the same policies and underwriting procedures as settled loans.

Lease Commitment—The Company leases certain property and equipment under noncancellable operating leases. Scheduled minimum lease payments are as follows as of December 31, 2008:

Year Ending December 31
2009	$140,515
2010	114,841
2011	43,437
Thereafter	—

Total	$298,793

Rent expense for all operating leases was approximately $67,053 and $82,268 for the six months ended June 30, 2009 and 2008, respectively, and $137,576, $130,664 and $130,361 for the years ended December 31, 2008, 2007 and 2006, respectively.

Cash Reserve Requirement—The Bank is required to maintain average reserve balances under the Federal Reserve Act and Regulation D issued thereunder. Such reserves totaled approximately $100,000 at June 30, 2009 and December 31, 2008 and 2007.

OCEAN SHORE HOLDING CO. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS FOR THE SIX MONTHS ENDED

JUNE 30, 2009 AND 2008 (UNAUDITED) AND FOR THE YEARS ENDED

DECEMBER 31, 2008, 2007 AND 2006—(Continued)

Restrictions on Funds Transferred—There are various restrictions which limit the ability of a bank subsidiary to transfer funds in the form of cash dividends, loans or advances to the parent company. Under federal law, the approval of the primary regulator is required if dividends declared by the Bank in any year exceed the net profits of that year, as defined, combined with the retained profits for the two preceding years.

Employment Contracts—The Bank has entered into employment contracts with several officers of the Bank whereby such officers would be entitled to a cash payment equal to 2 or 3 years annual compensation, depending on the officer, in the event of a change of control or other specified reasons.

12. EARNINGS PER SHARE

Basic net income per share is based upon the weighted average number of common shares outstanding, net of any treasury shares, while diluted net income per share is based upon the weighted average number of shares of common stock outstanding, net of any treasury shares, after consideration of the potential dilutive effect of common stock equivalents, based upon the treasury stock method using an average market price for the period, and impact of unallocated ESOP shares.

The calculated basic and diluted earnings per share (“EPS”) are as follows:

	Six Months Ended June 30,		December 31,
	2009	2008	2008	2007	2006
Numerator—Net Income	$1,584,117	$1,818,808	$2,929,235	$2,790,514	$3,148,569
Denominators:
Basic average shares outstanding	8,031,564	7,995,153	8,005,384	8,104,373	8,259,473
Net effect of dilutive common stock equivalents	68,520	93,603	89,301	122,730	150,678

Diluted average shares outstanding	8,100,084	8,088,756	8,094,685	8,227,103	8,410,151
Earnings per share:
Basic	$0.20	$0.23	$0.37	$0.34	$0.38
Diluted	$0.20	$0.22	$0.36	$0.34	$0.37

At June 30, 2009 and 2008 and December 31, 2008, 2007 and 2006 there were 424,874, 427,374, 424,874, 428,874 and 392,692 outstanding options that were anti-dilutive, respectively.

13. REGULATORY CAPITAL REQUIREMENTS

The Bank is subject to various regulatory capital requirements administered by federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory – and possibly additional discretionary – actions by regulators that, if undertaken, could have a direct material effect on the Bank’s financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank’s assets, liabilities and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank’s capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

OCEAN SHORE HOLDING CO. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS FOR THE SIX MONTHS ENDED

JUNE 30, 2009 AND 2008 (UNAUDITED) AND FOR THE YEARS ENDED

DECEMBER 31, 2008, 2007 AND 2006—(Continued)

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of tangible and core capital (as defined in the regulations) to total adjusted assets (as defined), and of risk-based capital (as defined) to risk-weighted assets (as defined). Management believes that, as of June 30, 2009 and December 31, 2008, the Bank met all capital adequacy requirements to which it is subject.

As of June 30, 2009 and December 31, 2008, the most recent notification from the OTS categorized the Bank as “well capitalized” under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Bank must maintain minimum tangible, core and risk-based ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the Bank’s category.

The Bank’s actual capital amounts and ratios are also presented in the table.

	Actual		Required For Capital Adequacy Purposes		Considered Well Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
As of June 30, 2009 (unaudited):
Tangible capital	$67,087,000	9.38%	$10,734,000	1.50%	N/A	N/A
Core capital	67,087,000	9.38	28,623,000	4.00	$42,934,500	6.00%
Tier 1 risk-based capital	67,087,000	15.72	N/A	N/A	25,605,700	6.00
Total risk-based capital	70,051,000	16.42	34,131,000	8.00	42,663,750	10.00

As of December 31, 2008:
Tangible capital	$65,049,000	9.74%	$10,020,000	1.50%	N/A	N/A
Core capital	65,049,000	9.74	26,719,000	4.00	$40,078,200	6.00%
Tier 1 risk-based capital	65,049,000	16.28	N/A	N/A	23,973,000	6.00
Total risk-based capital	67,738,000	16.95	31,965,000	8.00	39,956,000	10.00

As of December 31, 2007:
Tangible capital	$60,982,000	9.97%	$9,177,000	1.50%	N/A	N/A
Core capital	60,982,000	9.97	24,473,000	4.00	$36,709,000	6.00%
Tier 1 risk-based capital	60,982,000	16.96	N/A	N/A	21,571,000	6.00
Total risk-based capital	63,289,000	17.60	28,762,000	8.00	35,952,000	10.00

Capital levels at June 30, 2009 and December 31, 2008 and 2007 for the Bank represents only the capital maintained at the Bank level, which is less than the capital of the Company.

Total risk-based capital at June 30, 2009 differs from tangible, core, and Tier 1 risk-based capital by the allowance for loan losses of $2,960,000 and unrealized gains on available for sale equity securities of $4,000.

Total risk-based capital at December 31, 2008 differs from tangible, core, and Tier 1 risk-based capital by the allowance for loan losses of $2,684,000 and unrealized gains on available for sale equity securities of $5,000.

Total risk-based capital at December 31, 2007 differs from tangible, core, and Tier 1 risk-based capital by the allowance for loan losses of $2,307,000.

Federal banking regulations place certain restrictions on dividends paid by the Bank to the Company. The total dividends that may be paid at any date is generally limited to the earnings of the Bank for the year to date

OCEAN SHORE HOLDING CO. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS FOR THE SIX MONTHS ENDED

JUNE 30, 2009 AND 2008 (UNAUDITED) AND FOR THE YEARS ENDED

DECEMBER 31, 2008, 2007 AND 2006—(Continued)

plus retained earnings for the prior two years, net of any prior capital distributions. In addition, dividends paid by the Bank to the Company would be prohibited if the distribution would cause the Bank’s capital to be reduced below the applicable minimum capital requirements. For the periods ended June 30, 2009 and December 31, 2008 and 2007, the Bank paid $600,000, $1,200,000 and $1,200,000 in dividends to the Company, respectively.

14. BENEFIT PLANS

401(k) Plan

The Company maintains an approved 401(k) Plan. All employees age 18 and over are eligible to participate in the plan at the beginning of the quarter after hire date. The employees may contribute up to 100% of their compensation, subject to IRS limitations, to the plan with the Company matching one-half of the first eight percent contributed. Full vesting in the plan is prorated equally over a five-year period from the date of employment. The Company’s contributions to the 401(k) Plan for six months ended June 30, 2009 and 2008 and the years ended December 31, 2008, 2007 and 2006 were $96,219, $88,367, $165,879, $120,640 and $138,464, respectively, and were included as a component of “Salaries and employee benefits” expense.

Deferred Compensation Plans

The Bank maintains a deferred compensation plan whereby certain officers will be provided supplemental retirement benefits for a period of fifteen or twenty years following normal retirement. The benefits under the plan are fully vested for all officers. The Company makes annual contributions, based upon an accrued liability schedule, to a trust for each respective officer organized by the Company to administer the plan so that the amounts required will be provided at the normal retirement dates and thereafter. Assuming normal retirement, the benefits under the plan will be paid in varying amounts between 2013 and 2031. The agreements also provide for payment of benefits in the event of disability, early retirement, termination of employment, or death. The contributions to the plan for the six months ended June 30, 2009 and 2008 and for the years ended December 31, 2008, 2007 and 2006 were $181,100, 165,000, $330,000, $312,500 and $276,000, respectively, and were included as a component of “Salaries and employee benefits” expense in the statement of income. The liability is included as a component of “Other liabilities” in the statement of financial condition.

The Bank maintains a directors’ deferred compensation plan whereby directors may defer into a retirement account a portion of their monthly director fees for a specified period to provide a specified amount of income for a period of five to ten years following normal retirement. The Company also accrues the interest cost on the deferred fee obligation so that the amounts required will be provided at the normal retirement dates and thereafter. Assuming normal retirement, the benefits under the plan will be paid in varying amounts between 2009 and 2029. Payments of $26,516 were made from the plan in 2008. The agreements also provide for payment of benefits in the event of disability, early retirement, termination of service, or death. At June 30, 2009 and December 31, 2008 and 2007, the accrued deferred compensation liability amounted to approximately $714,041, $640,743 and $535,245, respectively, and is included as a component of “Other Liabilities” in the statement of financial condition. The contributions to the plan for the six months ended June 30, 2009 and 2008, and for the years ended December 31, 2008, 2007 and 2006 were $72,799, $49,145, $100,697, $100,472 and $124,270, respectively, and were included as a component of “Salaries and employee benefits” expense.

The Bank is the owner and primary beneficiary of insurance policies on the lives of participating officers and directors. Such policies were purchased to informally fund the benefit obligations and to allow the Company to honor its contractual obligations in the event of pre-retirement death of a covered officer or director. Certain of

OCEAN SHORE HOLDING CO. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS FOR THE SIX MONTHS ENDED

JUNE 30, 2009 AND 2008 (UNAUDITED) AND FOR THE YEARS ENDED

DECEMBER 31, 2008, 2007 AND 2006—(Continued)

the insurance policies owned by the Bank are policies under which the employee’s designated beneficiary is entitled to part of the policy benefits upon the death of the employee. The aggregate cash surrender value of all policies owned by the Company amounted to $11,069,684, $10,859,714 and $10,433,849 at June 30, 2009 and December 31, 2008 and 2007, respectively.

During 2004, a Deferred Compensation Stock Plan was established creating a rabbi trust to fund benefit plans for certain officers and directors to acquire shares through deferred compensation plans. During the six months ended June 30, 2009 and 2008, and the years ended December 31, 2008 and 2007, 1,064, 1,713, 3,161 and 3,534 shares were purchased for $5,465, $15,374, $24,891 and $43,726, respectively, at various market prices. In the Company’s initial public offering, approximately 30,900 shares of the Company’s common stock were purchased for approximately $321,000 by this trust.

Employee Stock Ownership Plan

In December 2004, the Company established an Employee Stock Ownership Plan (“ESOP”) covering all eligible employees as defined by the ESOP. The ESOP is a tax-qualified plan designed to invest primarily in the Company’s common stock that provides employees with the opportunity to receive a funded retirement benefit based primarily on the value of the Company’s common stock.

To purchase the Company’s common stock, the ESOP borrowed $3.4 million from the Company to purchase 343,499 shares of the Company’s common stock in the initial public offering. The ESOP loan is being repaid principally from the Bank’s contributions to the ESOP over a period of up to 15 years. Dividends declared on common stock held by the ESOP and not allocated to the account of a participant can be used to repay the loan. The number of shares released annually is based upon the ratio that the current principal and interest payment bears to the current and all remaining scheduled future principal and interest payments.

All shares that have not been released for allocation to participants are held in a suspense account by the ESOP for future allocation as the loan is repaid. Unallocated common stock purchased by the ESOP is recorded as a reduction of stockholders’ equity at cost. During the six months ended June 30, 2009 and 2008, and the years ended December 31, 2008, 2007 and 2006, the Company recorded an expense related to this plan of approximately $80,000, $113,000, $215,000, $275,000 and $286,000 respectively.

OCEAN SHORE HOLDING CO. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS FOR THE SIX MONTHS ENDED

JUNE 30, 2009 AND 2008 (UNAUDITED) AND FOR THE YEARS ENDED

DECEMBER 31, 2008, 2007 AND 2006—(Continued)

Stock Option Plan

A summary of the status of the Company’s stock options under the Equity Plan as of June 30, 2009 and December 31, 2008, 2007 and 2006 and changes during the periods ended June 30, 2009 and December 31, 2008, 2007 and 2006 are presented below:

	Six Months Ended June 30, 2009		Year Ended December 31, 2008		Year Ended December 31, 2007		Year Ended December 31, 2006
	Number of shares	Weighted average exercise price	Number of shares	Weighted average exercise price	Number of shares	Weighted average exercise price	Number of shares	Weighted average exercise price
	(unaudited)
Outstanding at the beginning of the period	424,874	$11.52	428,874	$11.53	397,500	$11.68	388,500	$11.60
Granted	—	—	—	—	38,874	9.95	24,000	13.00
Exercised	—	—	—	—	—	—	—	—
Forfeited	—	—	(4,000)	12.13	(7,500)	11.60	(15,000)	11.60

Outstanding at the end of the period	424,874	$11.52	424,874	$11.52	428,874	$11.53	397,500	$11.68

Exercisable at the end of the period	234,875	$11.60	234,875	$11.60	151,200	$11.64	74,700	$11.60

The following table summarizes all stock options outstanding under the Equity Plan as of June 30, 2009:

	Options Outstanding (unaudited)
Date Issued	Number of Shares	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life
			(in years)
August 10, 2005	363,500	$11.60	6.1
November 21, 2006	22,500	$13.00	7.3
November 20, 2007	38,874	$9.95	8.3

Total	424,874	$11.52	6.3

OCEAN SHORE HOLDING CO. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS FOR THE SIX MONTHS ENDED

JUNE 30, 2009 AND 2008 (UNAUDITED) AND FOR THE YEARS ENDED

DECEMBER 31, 2008, 2007 AND 2006—(Continued)

Summary of Non-vested Stock Award activity:

	Six Months Ended June 30, 2009		Year Ended December 31, 2008		Year Ended December 31, 2007		Year Ended December 31, 2006
	Number of shares	Weighted average exercise price	Number of shares	Weighted average exercise price	Number of shares	Weighted average exercise price	Number of shares	Weighted average exercise price
	(unaudited)
Outstanding at the beginning of the period	68,520	$11.60	102,780	$11.60	137,040	$11.68	171,300	$11.60
Issued	—	—	—	—	—	—	—	—
Vested	—	—	34,260	11.60	34,260	11.60	34,260	11.60
Forfeited	—	—	—	—	—	—	—	—

Outstanding at the end of the period	68,520	$11.60	68,520	$11.60	102,780	$11.60	137,040	$11.60

The estimated fair value of options granted during 2007 and 2006 was $2.10 and $2.52 per share. The fair value was estimated on the date of grant using the Black-Scholes Single Option Pricing Model with the following weighted average assumptions used:

	Year Ended December 31, 2007	Year Ended December 31, 2006
Dividend yield	0.00%	0.00%
Expected volatility	25.95%	19.79%
Risk-free interest rate	3.25%	4.50%
Expected life of options	5.0	5.0

The dividend yield is zero because the Company had not declared any dividends at the time of the grant. The risk-free interest rate used was based on the rates of treasury securities with maturities equal to the expected lives of the options.

15. FAIR VALUE MEASUREMENT

The Company accounts for fair value measurement in accordance with SFAS No. 157, Fair Value Measurements, FSP SFAS No. 157-3, Determining the Fair Value of a Financial Asset When the Market for That Asset is Not Active, and FSP SFAS No. 157-4, Determining Fair Value When the Volume and Level of Activity for the Asset or Liability Have Significantly Decreased and Identifying Transactions That Are Not Orderly. SFAS No. 157 defines fair value, establishes a framework for measuring fair value, and expands disclosures about fair value measurements. SFAS No. 157 does not require any new fair value measurements. The definition of fair value retains the exchange price notion in earlier definitions of fair value. SFAS No. 157 clarifies that the exchange price is the price in an orderly transaction between market participants to sell the asset or transfer the liability in the market in which the reporting entity would transact for the asset or liability. The definition focuses on the price that would be received to sell the asset or paid to transfer the liability (an exit price), not the price that would be paid to acquire the asset or received to assume the liability (an entry price). SFAS No. 157 emphasizes that fair value is a market-based measurement, not an entity-specific measurement. FSP SFAS No. 157-3 clarifies the application of SFAS No. 157 in a market that is not active and provides an example to

OCEAN SHORE HOLDING CO. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS FOR THE SIX MONTHS ENDED

JUNE 30, 2009 AND 2008 (UNAUDITED) AND FOR THE YEARS ENDED

DECEMBER 31, 2008, 2007 AND 2006—(Continued)

illustrate key considerations in determining the fair value of a financial asset when the market for that financial asset is not active. FSP SFAS No. 157-4 includes additional factors for determining whether there has been a significant decrease in market activity, affirms the objective of fair value when a market is not active, eliminates the presumption that all transactions are not orderly unless proven otherwise, and requires an entity to disclose inputs and valuation techniques, and changes therein, used to measure fair value.

SFAS No. 157 describes three levels of inputs that may be used to measure fair value:

Level 1—Quoted prices in active markets for identical assets or liabilities.

Level 2—Observable inputs other than Level 1 prices, such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

Level 3—Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities. Level 3 assets and liabilities include financial instruments whose value is determined using pricing models, discounted cash flow methodologies, or similar techniques, as well as instruments for which the determination of fair value requires significant management judgment or estimation.

In addition, SFAS No. 157 requires the Company to disclose the fair value for financial assets on both a recurring and non-recurring basis. The Company currently measures restricted equity investments on a non-recurring basis.

Those assets as of June 30, 2009 which will continue to be measured at fair value on a recurring basis are as follows:

	Category Used for Fair Value Measurement
	Level 1	Level 2	Level 3
Assets:
Securities available for sale:
U.S. Government agencies and mortgage-backed securities	—	$21,659,912	—
State and municipal obligations	—	1,430,325	—
Corporate securities	—	4,816,650	$200
Equity securities	—	10,994	—

Totals	—	$27,917,881	$200

As a result of general market conditions and the illiquidity in the market for both single issuer and pooled trust preferred securities, management deemed it necessary to shift its market value measurement of each of the trust preferred securities from quoted prices for similar assets (Level 2) to an internally developed discounted cash flow model (Level 3). In arriving at the discount rate used in the model for each issue, the Company determined a trading group of similar securities quoted on the New York Stock Exchange or the NASDAQ over the counter market, based upon its review of market data points, such as Moody’s or comparable credit ratings, maturity, price, and yield. The Company indexed the individual securities within the trading group to a comparable interest rate swap (to maturity) in determining the spread. The average spread on the trading group was matched with the individual trust preferred issues based on their comparable credit rating which was then used in arriving at the discount rate input to the model.

OCEAN SHORE HOLDING CO. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS FOR THE SIX MONTHS ENDED

JUNE 30, 2009 AND 2008 (UNAUDITED) AND FOR THE YEARS ENDED

DECEMBER 31, 2008, 2007 AND 2006—(Continued)

The following provides details of the fair value measurement activity for Level 3 for the six months ended June 30, 2009:

	Fair Value Measurements Using Significant Unobservable Inputs (Level 3)
	Trust Preferred Securities	Total
Balance, December 31, 2008	$1,014,180	$1,014,180
Total gains (losses), realized/unrealized	—	—
Included in earnings (1)	(1,077,400)	(1,077,400)
Included in accumulated other comprehensive loss	63,420	63,420
Purchases, maturities, prepayments and calls, net	—	—
Transfers into Level 3 (2)	—	—

Balance, June 30, 2009	$200	$200

(1)	Amount includes an impairment charge on Available For Sale securities reflected in Consolidated Statement of Income.
(2)	Transfer into level 3 are assumed to occur at the end of the quarter in which they take place.

The following provides details of the fair value measurement activity for Level 3 for the year-ended December 31, 2008:

	Fair Value Measurements Using Significant Unobservable Inputs (Level 3)
	Trust Preferred Securities	Total
Balance, January 1, 2008	$—	$—
Total gains (losses), realized/unrealized	—	—
Included in earnings (1)	(1,922,400)	(1,922,400)
Included in accumulated other comprehensive loss	(68,420)	(68,420)
Purchases, maturities, prepayments and calls, net	—	—
Transfers into Level 3 (2)	3,005,000	3,005,000

Balance, December 31, 2008	$1,014,180	$1,014,180

(1)	Amount includes an impairment charge on Available For Sale securities reflected in Consolidated Statement of Income.
(2)	Transfer into level 3 are assumed to occur at the end of the quarter in which they take place.

In accordance with FSP SFAS 157-4 management assessed whether the volume and level of activity for certain asset have significantly decreased when compared with normal market conditions. The Company concluded that there has been a significant decrease in the volume and level of activity with respect to certain investments included in the corporate debt securities and classified as level 2 in accordance with SFAS 157 framework for fair value measurements. The decrease in the volume and level of activity has been previously contemplated at adoption of FSP SFAS 157-3 and incorporated in the valuation of these assets. Fair value for such securities is obtained from third party broker quotes. The Company evaluated these values to determine that the quoted price is based on current information that reflects orderly transactions or a valuation technique that reflects market participant assumptions by benchmarking the valuation results and assumptions used against

OCEAN SHORE HOLDING CO. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS FOR THE SIX MONTHS ENDED

JUNE 30, 2009 AND 2008 (UNAUDITED) AND FOR THE YEARS ENDED

DECEMBER 31, 2008, 2007 AND 2006—(Continued)

similar securities that are more actively traded in order to assess the reasonableness of the estimated fair values. The fair market value estimates we assign to these securities assume liquidation in an orderly fashion and not under distressed circumstances.

Certain assets are measured at fair value on a nonrecurring basis; that is, the instruments are not measured at fair value on an ongoing basis but are subject to fair value adjustments in certain circumstances (for example, when there is evidence of impairment). The Company measures impaired loans, restricted equity investments and loans or bank properties transferred into other real estate owned at fair value on a non-recurring basis.

Impaired Loans

The Company considers loans to be impaired when it becomes probable that the Company will be unable to collect all amounts due in accordance with the contractual terms of the loan agreement. Under SFAS No. 114, collateral dependent impaired loans are valued based on the fair value of the collateral which is based on appraisals. In some cases, adjustments are made to the appraised values for various factors including age of the appraisal, age of the comparables included in the appraisal, and known changes in the market and in the collateral. These adjustments are based upon unobservable inputs, and therefore, the fair value measurement has been categorized as a Level 3 measurement. At June 30, 2009, specific reserves were calculated for an impaired loan with a carrying amount of $760,000. The collateral underlying this loan had a fair value of $630,000, resulting in a specific reserve in the allowance for loan losses of $130,000. No specific reserve was calculated for impaired loans with an aggregate carrying amount of $2.9 million at June 30, 2009, as the underlying collateral value was not below the carrying amount.

Federal Home Loan Bank Stock

The Company holds required equity investments in the stock of Federal Home Loan Bank. Investment in the FHLB stock is evaluated for impairment in accordance with AICPA Statement of Position No. 01-6, Accounting by Certain Entities (Including Entities With Trade Receivables) That Lend to or Finance the Activities of Others. These investments may be measured based upon a discounted cash flow model reliant on observable and unobservable inputs, and therefore, the fair value measurement has been categorized as a Level 2 or 3, depending on such inputs used. At June 30, 2009 the Company determined that there was no impairment and therefore fair value disclosure under the provision of SFAS No. 157 is not applicable.

Real Estate Owned

Once an asset is determined to be uncollectible, the underlying collateral is repossessed and reclassified to foreclosed real estate and repossessed assets. These assets are carried at lower of cost or fair value of the collateral, less cost to sell. In some cases, adjustments are made to the appraised values for various factors including age of the appraisal, age of the comparables included in the appraisal, and known changes in the market and in the collateral. These adjustments are based upon unobservable inputs, and therefore, the fair value measurement has been categorized as a Level 3 measurement. At June 30, 2009, the Company determined that there was no impairment and therefore fair value disclosure under the provision of SFAS No. 157 is not applicable.

In accordance with SFAS No. 107, Disclosures about Fair Value of Financial Instruments, the Company is required to disclose the fair value of financial instruments. The fair value of a financial instrument is the current

OCEAN SHORE HOLDING CO. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS FOR THE SIX MONTHS ENDED

JUNE 30, 2009 AND 2008 (UNAUDITED) AND FOR THE YEARS ENDED

DECEMBER 31, 2008, 2007 AND 2006—(Continued)

amount that would be exchanged between willing parties, other than in a distressed sale. Fair value is best determined using observable market prices, however for many of the Company’s financial instruments no quoted market prices are readily available. In instances where quoted market prices are not readily available, fair value is determined using present value or other techniques appropriate for the particular instrument. These techniques involve some degree of judgment and as a result are not necessarily indicative of the amounts the Company would realize in a current market exchange. Different assumptions or estimation techniques may have a material effect on the estimated fair value.

	June 30, 2009		December 31, 2008		December 31, 2007
	Carrying Amount	Estimated Fair Value	Carrying Amount	Estimated Fair Value	Carrying Amount	Estimated Fair Value

Assets:
Cash and cash equivalents	$14,876,022	$14,876,022	$8,530,159	$8,530,159	$9,540,392	$9,540,392
Investment securities:
Held to maturity	4,407,290	4,506,082	4,114,469	4,202,057	4,656,553	4,612,137
Available for sale	30,625,958	27,918,080	33,290,674	33,290,674	54,258,777	54,258,777
Loans receivable, net	636,558,647	649,446,982	594,452,171	606,679,000	528,057,505	529,515,000
Federal Home Loan Bank stock	7,628,500	7,628,500	7,095,100	7,095,100	6,518,500	6,518,500

Liabilities:
NOW and other demand deposit accounts	217,729,493	217,729,493	198,221,573	198,221,573	190,870,360	190,870,360
Passbook savings and club accounts	64,962,998	64,962,998	55,402,098	55,402,098	52,501,484	52,501,484
Certificates	207,776,478	204,159,043	202,331,089	198,395,816	171,858,914	167,059,271
Advances from Federal Home Loan Bank	142,900,000	152,024,973	133,800,000	149,194,352	120,230,000	124,882,170
Securities sold under agreements to repurchase	—	—	—	—	8,000,000	8,030,218
Junior subordinated debentures	15,464,000	7,732,000	15,464,000	6,958,800	15,464,000	15,346,078

Cash and Cash Equivalents—For cash and cash equivalents, the carrying amount is a reasonable estimate of fair value.

Investment and Mortgage-Backed Securities—For investment securities, fair values are based on a combination of quoted prices for identical assets in active markets, quoted prices for similar assets in markets that are either actively or not actively traded and pricing models, discounted cash flow methodologies, or similar techniques that may contain unobservable inputs that are supported by little or no market activity and require significant judgment. For investment securities that do not actively trade in the marketplace, (primarily our investment in non-issuer trust preferred securities) fair value is obtained from third party broker quotes. The Company evaluates prices from a third party pricing service, third party broker quotes, and from another independent third party valuation source to determine their estimated fair value. These quotes are benchmarked against similar securities that are more actively traded in order to assess the reasonableness of the estimated fair

OCEAN SHORE HOLDING CO. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS FOR THE SIX MONTHS ENDED

JUNE 30, 2009 AND 2008 (UNAUDITED) AND FOR THE YEARS ENDED

DECEMBER 31, 2008, 2007 AND 2006—(Continued)

values. The fair market value estimates we assign to these securities assume liquidation in an orderly fashion and not under distressed circumstances. In accordance with SFAS No. 115, “Accounting for Certain Investments in Debt and Equity Securities,” changes in fair value are reflected in the carrying value of the asset and are shown as a separate component of stockholders’ equity.

Loans Receivable—Net—The fair value of loans receivable is estimated based on the present value using discounted cash flows based on estimated market discount rates at which similar loans would be made to borrowers and reflect similar credit ratings and interest rate risk for the same remaining maturities.

Federal Home Loan Bank (FHLB) Stock—Although FHLB stock is an equity interest in an FHLB, it is carried at cost because it does not have a readily determinable fair value as its ownership is restricted and it lacks a market. While certain conditions are noted that required management to evaluate the stock for impairment, it is currently probable that the Company will realize its cost basis. Management concluded that no impairment existed as of June 30, 2009. The estimated fair value approximates the carrying amount.

NOW and Other Demand Deposit, Passbook Savings and Club, and Certificates Accounts—The fair value of NOW and other demand deposit accounts and passbook savings and club accounts is the amount payable on demand at the reporting date. The fair value of certificates is estimated by discounting future cash flows using interest rates currently offered on certificates with similar remaining maturities.

Advances from FHLB—The fair value was estimated by determining the cost or benefit for early termination of each individual borrowing.

Securities Sold Under Agreements to Repurchase—The fair value is estimated by discounting future cash flows using current interest rates on agreements with similar remaining maturities.

Junior Subordinated Debenture—The fair value was estimated by discounting approximate cash flows of the borrowings by yields estimating the fair value of similar issues.

Commitments to Extend Credit and Letters of Credit—The majority of the Bank’s commitments to extend credit and letters of credit carry current market interest rates if converted to loans. Because commitments to extend credit and letters of credit are generally unassignable by either the Bank or the borrower, they only have value to the Bank and the borrower. The estimated fair value approximates the recorded deferred fee amounts, which are not significant.

The fair value estimates presented herein are based on pertinent information available to management as of June 30, 2009 and December 31, 2008 and 2007. Although management is not aware of any factors that would significantly affect the fair value amounts, such amounts have not been comprehensively revalued for purposes of these consolidated financial statements since June 30, 2009 and December 31, 2008 and 2007, and, therefore, current estimates of fair value may differ significantly from the amounts presented herein.

OCEAN SHORE HOLDING CO. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS FOR THE SIX MONTHS ENDED

JUNE 30, 2009 AND 2008 (UNAUDITED) AND FOR THE YEARS ENDED

DECEMBER 31, 2008, 2007 AND 2006—(Continued)

16. REAL ESTATE OWNED

Summary of Real Estate Owned Activity:

	Residential Property	Total
Balance, January 1, 2009	$—	$—
Transfers into Real Estate Owned	827,781	827,781
Sales of Real Estate Owned	(768,064)	(768,064)

Balance, June 30, 2009	$59,717	$59,717

17. RELATED PARTY TRANSACTION

The Company did not engage in transactions with related parties outside of those discussed in footnote 4 for any periods presented.

18. PARENT ONLY FINANCIAL INFORMATION

The following are the condensed financial statements for Ocean Shore Holding Co. (Parent company):

CONDENSED STATEMENTS OF FINANCIAL CONDITION

	June 30, 2009	December 31,
		2008	2007
	(unaudited)
Assets:
Cash and cash equivalents	$2,092,743	$982,584	$276,502
Investment securities	9,022,719	11,410,655	15,397,177
Investment in subsidiary	67,297,528	65,161,604	61,799,853
Other assets	7,185,155	5,506,866	4,659,560

Total assets	$85,598,145	$83,061,709	$82,133,091

Liabilities:
Securities sold under agreements to repurchase	$—	$—	$3,000,000
Junior subordinated debenture	15,464,000	15,464,000	15,464,000
Other liabilities	4,275,408	2,971,937	621,977

Total liabilities	19,739,408	18,435,937	19,085,977

Stockholders’ equity	65,858,737	64,625,772	63,047,114

Total liabilities and stockholders’ equity	$85,598,145	$83,061,709	$82,133,091

OCEAN SHORE HOLDING CO. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS FOR THE SIX MONTHS ENDED

JUNE 30, 2009 AND 2008 (UNAUDITED) AND FOR THE YEARS ENDED

DECEMBER 31, 2008, 2007 AND 2006—(Continued)

CONDENSED STATEMENTS OF INCOME

	Six Months Ended June 30,		Years Ended December 31,
	2009	2008	2008	2007	2006
	(unaudited)
Interest income	$398,596	$535,324	$1,012,956	$1,167,417	$1,311,934
Interest expense	670,364	716,594	1,407,160	1,482,757	1,496,816

Net interest loss	(271,768)	(181,270)	(394,204)	(315,340)	(184,882)
Other expenses	1,182,399	118,181	2,108,169	198,409	181,043

Loss before income tax benefit and equity in undistributed earnings in subsidiary	(1,454,167)	(299,451)	(2,502,373)	(513,749)	(365,925)
Income tax	(494,416)	(35,337)	(850,807)	(87,184)	110,764

Loss before equity in undistributed earnings in subsidiary	(959,751)	(264,114)	(1,651,566)	(426,565)	(476,689)
Equity in undistributed earnings of subsidiary	2,543,868	2,082,922	4,580,802	3,217,079	3,625,258

Net income	$1,584,117	$1,818,808	$2,929,235	$2,790,514	$3,148,569

OCEAN SHORE HOLDING CO. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS FOR THE SIX MONTHS ENDED

JUNE 30, 2009 AND 2008 (UNAUDITED) AND FOR THE YEARS ENDED

DECEMBER 31, 2008, 2007 AND 2006—(Continued)

CONDENSED STATEMENTS OF CASH FLOWS

	Six Months Ended June 30,		Years Ended December 31,
	2009	2008	2008	2007	2006
	(unaudited)
OPERATING ACTIVITIES:
Net income	$1,584,117	$1,818,808	$2,929,235	$2,790,514	$3,148,569
Equity in undistributed earnings in subsidiary	(2,543,868)	(2,082,922)	(4,580,802)	(3,217,079)	(3,625,258)
Impairment charges on AFS securities	1,077,400	—	1,922,400	—	—
Net amortization of investment premiums/discounts	6,042	6,163	10,978	155,973	30,449
Changes in assets and liabilities which provided (used) cash:
Accrued interest receivable	(48,145)	(27,509)	70,731	(41,987)	9,639
Prepaid expenses and other assets	(1,533,826)	33,742	(892,260)	158,493	83,986
Accrued interest payable	—	(2,746)	(3,413)	1,840	(180)
Other liabilities	679,101	29,569	(679,101)	—	236,640
Intercompany payables	624,370	1,642	3,032,474	(1,627)	1,966

Net cash used in operating activities	(154,809)	(223,253)	1,810,242	(153,873)	(114,189)

INVESTING ACTIVITIES:
Principal repayment of mortgage backed securities held to maturity	280,135	216,344	340,842	435,848	470,932
Principal repayment of mortgage backed securities available for sale	741,070	631,752	1,100,962	1,453,486	2,037,403
Principal payments on ESOP loan	—	—	182,079	173,355	164,708
Purchase of investment securities available for sale	—	—	—	(3,000,000)	—
Proceeds from call of investment securities available for sale	—	—	—	2,000,000	—

Net cash provided by (used in) investing activities	1,021,205	848,096	1,623,883	1,062,689	2,673,043

FINANCING ACTIVITIES:
Decreases (increases) in securities sold under repurchase agreements	—	(750,000)	(3,000,000)	910,000	(1,370,000)
Stock retirement	—	(264,526)	(392,389)	(2,748,744)	(2,190,882)
Dividends received	600,000	600,000	1,200,000	1,200,000	1,000,000
Dividends paid	(356,237)	(178,768)	(535,654)	—	—

Net cash provided by (used in) financing activities	243,763	(593,294)	(2,728,043)	(638,744)	(2,560,882)

Net increase (decrease) in cash & cash equivalents	1,110,159	31,549	706,082	270,072	(2,028)
Cash and cash equivalents—beginning	982,584	276,502	276,502	6,430	8,458

Cash and cash equivalents—ending	$2,092,743	$308,051	$982,584	$276,502	$6,430

OCEAN SHORE HOLDING CO. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS FOR THE SIX MONTHS ENDED

JUNE 30, 2009 AND 2008 (UNAUDITED) AND FOR THE YEARS ENDED

DECEMBER 31, 2008, 2007 AND 2006—(Continued)

19. SECOND STEP CONVERSION

On August 20, 2008, the Company, the Bank and OC Financial MHC adopted a Plan of Conversion and Reorganization (the “Plan of Conversion”) pursuant to which the Bank will reorganize from the two-tier mutual holding company structure to the stock holding company structure. Pursuant to the Plan of Conversion, (i) OC Financial MHC and the Company each will convert to a federal interim stock association and then merge with and into the Bank, with the Bank being the surviving entity, (ii) the Bank will merge with an interim subsidiary of a newly formed New Jersey corporation named Ocean Shore Holding Co., (iii) the shares of common stock of the Company held by persons other than OC Financial MHC (whose shares will be canceled) will be converted into shares of common stock of new Ocean Shore Holding Co. pursuant to an exchange ratio designed to preserve the percentage ownership interests of such persons, (iv) the Bank will issue all of its capital stock to new Ocean Shore Holding Co., and (v) new Ocean Shore Holding Co. will offer and sell shares of the common stock to depositors of the Bank and others in the manner and subject to the priorities set forth in the Plan of Conversion.

In connection with the conversion and offering, shares of the Company’s common stock currently owned by OC Financial MHC will be canceled and new shares of common stock, representing the approximate 57.2% ownership interest of OC Financial MHC, will be offered for sale by new Ocean Shore Holding Co. Concurrent with the completion of the conversion and offering, the Company’s existing public shareholders will receive shares of new Ocean Shore Holding Co.’s common stock for each share of the Company’s common stock they own at that date, based on an exchange ratio to ensure that they will own approximately the same percentage of the new Ocean Shore Holding Co.’s common stock as they owned of the Company’s common stock immediately prior to the conversion and offering.

At the time of the conversion, the Bank will establish a liquidation account in an amount equal to the greater of (a) the Bank’s retained earnings as reflected in the latest statement of financial condition used in the final offering prospectus for its minority stock offering or (b) the Bank’s retained earnings as reflected in the latest statement of financial condition used in the final offering prospectus for the conversion multiplied by the percentage ownership in the Company owned by OC Financial MHC. The liquidation account will be maintained for the benefit of eligible account holders and supplemental eligible account holders (collectively, “eligible depositors”) who continue to maintain their deposit accounts in the Bank after the conversion. In the event of a complete liquidation of the Bank (and only in such event), eligible depositors who continue to maintain accounts shall be entitled to receive a distribution from the liquidation account before any liquidation may be made with respect to common stock. The Bank may not declare or pay a cash dividend if the effect thereof would cause its equity to be reduced below either the amount required for the liquidation account or the regulatory capital requirements imposed by the Office of Thrift Supervision.

The transactions contemplated by the Plan of Conversion were conditionally approved by the Office of Thrift Supervision on November 12, 2008 and were approved by the shareholders of the Company and members of OC Financial MHC on January 8, 2009. If the conversion and offering are completed, conversion costs will be netted against the offering proceeds. If the conversion and offering are terminated, such costs will be expensed. As of June 30, 2009, the Company had incurred approximately $1,407,200 of conversion costs.

OCEAN SHORE HOLDING CO. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS FOR THE SIX MONTHS ENDED

JUNE 30, 2009 AND 2008 (UNAUDITED) AND FOR THE YEARS ENDED

DECEMBER 31, 2008, 2007 AND 2006—(Continued)

20. QUARTERLY FINANCIAL DATA (unaudited)

	Quarter Ended
	March 31, 2009	June 30, 2009
	(Dollars in thousands)
Total interest income	$8,992	$9,145
Total interest expense	3,841	3,766

Net interest income	5,151	5,379
Provision for loan losses	152	252

Net interest income after provision for loan losses	4,999	5,127
Other income	693	771
Impairment charge on AFS securities	486	592
Other expense	3,747	4,206

Income before income taxes	1,459	1,100
Income taxes	546	429

Net income	$913	$671

Earnings per share basic (1)	$0.11	$0.08
Earnings per share diluted (1)	$0.11	$0.08

	Quarter Ended
	March 31, 2008	June 30, 2008	September 30, 2008	December 31, 2008
	(Dollars in thousands)
Total interest income	$8,877	$8,935	$9,092	$9,016
Total interest expense	4,551	4,310	4,222	4,010

Net interest income	4,326	4,625	4,870	5,006
Provision for loan losses	69	90	114	101

Net interest income after provision for loan losses	4,257	4,535	4,756	4,905
Other income	623	666	734	745
Impairment charge on AFS securities	313	—	1,297	626
Other expense	3,375	3,414	3,530	3,945

Income before income taxes	1,192	1,787	663	1,079
Income taxes	462	698	322	310

Net income	$730	$1,089	$341	$769

Earnings per share basic (1)	$0.09	$0.14	$0.04	$0.10
Earnings per share diluted (1)	$0.09	$0.13	$0.04	$0.10

(1)	Earnings per share are computed independently for each period presented.

Consequently, the sum of the quarters may not equal the total earnings per share for the year.

OCEAN SHORE HOLDING CO. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS FOR THE SIX MONTHS ENDED

JUNE 30, 2009 AND 2008 (UNAUDITED) AND FOR THE YEARS ENDED

DECEMBER 31, 2008, 2007 AND 2006—(Continued)

	Quarter Ended
	March 31, 2007	June 30, 2007	September 30, 2007	December 31, 2007
	(Dollars in thousands)
Total interest income	$7,729	$7,937	$8,248	$8,704
Total interest expense	4,094	4,264	4,468	4,654

Net interest income	3,635	3,673	3,780	4,050
Provision for loan losses	75	75	48	62

Net interest income after provision for loan losses	3,560	3,598	3,732	3,988
Other income	598	637	680	707
Other expense	3,332	3,209	3,173	3,356

Income before income taxes	826	1,026	1,239	1,339
Income taxes	325	407	428	480

Net income	$501	$619	$811	$859

Earnings per share basic (1)	$0.06	$0.08	$0.10	$0.11
Earnings per share diluted (1)	$0.06	$0.08	$0.10	$0.11

(1)	Earnings per share are computed independently for each period presented.

Consequently, the sum of the quarters may not equal the total earnings per share for the year.

*  *  *  *  *  *

You should rely only on the information contained in this prospectus. Neither Ocean City Home Bank nor Ocean Shore Holding Co. has authorized anyone to provide you with different information. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any of the securities offered by this prospectus to any person or in any jurisdiction in which an offer or solicitation is not authorized or in which the person making an offer or solicitation is not qualified to do so, or to any person to whom it is unlawful to make an offer or solicitation in those jurisdictions. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of common stock.

Ocean Shore Holding Co.

(Proposed Holding Company for Ocean City Home Bank)

Up to

5,663,750 Shares

COMMON STOCK

Prospectus

SANDLER O’NEILL + PARTNERS, L.P.	Janney Montgomery Scott

November 12, 2009

Until December 15, 2009, or 25 days after commencement of the syndicated community offering, if any, whichever is later, all dealers effecting transactions in the registered securities, whether or not participating in this distribution, may be required to deliver a prospectus when acting as underwriters and with respect to their unsold allotments of subscriptions.